Exhibit 99.5

Offer Memorandum	Last day of acceptance

dated 14 December 2006	19 January 2007, subject to extension
Concerning the recommended firm public exchange offer by
a Delaware corporation registered in Delaware, United States of America for all the issued and outstanding registered shares in the share capital of
ISOTIS SA
a Swiss corporation (Aktiengesellschaft) pursuant to article 620 et seq. of the Swiss Code of
Obligations, registered in Lausanne, Switzerland
The information included in this offer memorandum (the Offer Memorandum) relates to the recommended firm public exchange offer by IsoTis, Inc. (the Offeror), a Delaware corporation and wholly-owned subsidiary of ISOTIS SA (IsoTis or the Company), to all holders of issued and outstanding registered shares with a nominal value of CHF 1 each (the IsoTis Swiss Shares, holders of such IsoTis Swiss Shares being referred to as Shareholders) in the share capital of IsoTis to purchase the IsoTis Swiss Shares held by them, on the terms of and subject to the conditions and restrictions contained in this Offer Memorandum (the Exchange Offer). The primary purpose of the Exchange Offer is to reorganize IsoTis as a U.S. company with its shares listed on the NASDAQ Global Market and to cause existing Shareholders to receive shares in that U.S. company. See Chapter 7 (‘Explanation and background to the Exchange Offer’). The meanings of the terms in capitals in this Offer Memorandum are stated in Chapter 3 (‘Definitions’).
Shareholders are offered a Consideration of one (1) share of common stock, with a nominal value of USD 0.0001 each, in the share capital of the Offeror (the IsoTis US Shares) in exchange for ten (10) IsoTis Swiss Shares tendered under the terms and conditions of the Exchange Offer. The Consideration includes any dividend which may become payable for the Financial Year 2006 and for the Financial Year 2007. In light of the fact that the IsoTis Swiss Shares are listed on the SWX Swiss Exchange, Zurich (the SWX), Euronext Amsterdam N.V. (Euronext Amsterdam) and the Toronto Stock Exchange (the TSX), the Offeror will simultaneously launch the Exchange Offer in the Netherlands, in Switzerland and in Canada. The Exchange Offer is being made in each jurisdiction in accordance with the applicable laws and on the same terms and conditions. For purposes of complying with Swiss law, a separate offer memorandum (the Swiss Offer Memorandum) has been prepared and will be published in Switzerland simultaneously with this Offer Memorandum. Shareholders can obtain the Swiss Offer Memorandum through Bank Sarasin & Co. Ltd or via the Company’s website at http://investors.isotis.com. Following the Exchange Offer and assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly-owned subsidiary of the Offeror and the Shareholders will own 100% of the Offeror in the same respective percentages as their former ownership in IsoTis. Following the Exchange Offer, the Offeror may issue additional shares in a capital raising transaction. The purpose of such public offer would be to raise additional capital for the Company; however, no assurance can be made that such an offer will occur. A Shareholder’s ownership interest in the Offeror after the Exchange Offer would be reduced by any issuance of additional IsoTis US Shares in a public offering or otherwise. See Chapter 12.3 (‘Risks relating to the IsoTis US Shares’).
The Exchange Offer is subject to certain conditions and restrictions, as set out, inter alia, in Chapter 2 (‘Important information’), Chapter 6 (‘Invitation to the Shareholders’) and Chapter 7 (‘Explanation and background to the Exchange Offer’). The board of directors of IsoTis (the Board) unanimously supports the Exchange Offer and fully recommends that the Shareholders accept the Exchange Offer. See Chapter 8 (‘Recommendation by the Board’).
The Acceptance Period will start on 15 December 2006 at 09.00 hours CET (00.00 hours PST, or 03.00 hours EST) and, unless extended, will end on 19 January 2007 at 16.00 hours CET (07.00 hours PST, or 10.00 hours EST). If the Acceptance Period is extended, the Offeror will make an announcement to that effect, no later than three Trading Days following the last day of the Acceptance Period, with due observance of the provisions of article 9o, paragraph 5 of the Dutch Decree and the applicable provisions of Swiss law and exemptions from applicable Canadian law. As soon as possible after the Closing Date, but no later than on the fourth Trading Day thereafter, the Offeror will announce whether or not the Exchange Offer has been declared unconditional (gestandgedaan). Any announcement that is required to be made in relation to the Exchange Offer will be made in any event in the Daily Official List and any advertisement that is required to be published in relation to the Exchange Offer will (in any event) be published in a Dutch daily newspaper of wide circulation. See Chapter 6 (‘Invitation to the Shareholders’) and Chapter 7 (‘Explanation and background to the Exchange Offer’).
In the event that the Exchange Offer has been declared unconditional (gestandgedaan), it is expected that the Shareholders who have tendered and delivered their IsoTis Swiss Shares under the Exchange Offer will receive the Consideration the day following the day the Offeror has declared the Exchange Offer unconditional (gestandgedaan). See Chapter 6 (‘Invitation to the Shareholders’) and Chapter 7 (‘Explanation and background to the Exchange Offer’). In addition, if the Exchange Offer has been declared unconditional (gestandgedaan), the Offeror will commence a post-acceptance period of 10 Trading Days to permit Shareholders that have not tendered their IsoTis Swiss Shares under the Exchange Offer during the Acceptance Period, to tender and participate in the Exchange Offer (the Post-Acceptance Period).
Although article 9q of the Dutch Decree does not apply in respect of the Exchange Offer given that IsoTis has its registered seat outside the Netherlands, an information meeting will be held for Shareholders on 9 January 2007 at 18:00 hours CET (09:00 hours PST or 12:00 hours EST), at Jaarbeurs, Utrecht, the Netherlands, and on 10 January 2007 at 18:00 hours CET (09:00 hours PST or 12:00 hours EST), at Schiphol Sheraton, Schiphol, the Netherlands, at which meetings the Exchange Offer will be discussed. IsoTis will also hold such meetings for its Shareholders on 11

January 2007 at 12:00 hours CET (03:00 hours PST or 06:00 hours EST) at Hotel Beau Rivage, Lausanne, Switzerland, and on 11 January 2006 at 18:00 hours CET (09:00 hours PST or 12:00 hours EST), at Hotel Baur am Lac, Zurich, Switzerland.

1 RESTRICTIONS
1.1 General
The Exchange Offer is not being made to any Shareholder in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the terms of the Exchange Offer. However, acceptances of the Exchange Offer by Shareholders not resident in the Netherlands, Switzerland, the United States or Canada, will be accepted by the Offeror if such acceptances comply with the acceptance procedure set out in this Offer Memorandum or the Swiss Offer Memorandum. See paragraph 6.2 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext’) and paragraph 6.3 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada’). Persons obtaining the Offer Memorandum are required to take due notice and observe all such restrictions and obtain any necessary authorizations, approvals or consents. Neither the Offeror, nor IsoTis, nor any of their advisors accept any liability for any violation by any Person of any such restriction. Any Person (including, without limitation, custodians, nominees and trustees) who would or otherwise intends to forward this Offer Memorandum or any related document to any jurisdiction outside the Netherlands, Switzerland, the United States or Canada should carefully read this section before taking any action. The distribution of this document in jurisdictions other than the Netherlands, Switzerland, the United States or Canada may be restricted by law and therefore Persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.
1.2 United States
The Exchange Offer is being made for the shares of a Swiss company that are listed on the SWX, Euronext Amsterdam and the TSX. The Exchange Offer is subject to disclosure requirements of the Netherlands, Switzerland and Canada, which requirements may be different from those of the U.S. It may be difficult for U.S. Shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since IsoTis and some of its officers and directors are located in a foreign country. U.S. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
U.S. Shareholders should be aware that the Offeror may, to the extent permissible, purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.
1.3 Canada
The Offeror is organized under the laws of a foreign jurisdiction or resides outside of Canada. Although the Offeror has appointed Lang Michener LLP, 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7, Canada as its agent for service of process in Canada, it may not be possible for investors to collect from the Offeror judgments obtained in courts in Canada or any province or territory in Canada predicated on the civil liability provisions of securities legislation.
1.4 Switzerland
The Exchange Offer is being made in Switzerland pursuant to the Swiss Offer Memorandum, which complies with Swiss law and which can be obtained, free of charge, through Bank Sarasin & Co. Ltd or via the Company’s website at http://investor.isotis.com. Notwithstanding the availability of the Swiss Offer Memorandum, the Exchange Offer is being made to all Shareholders on the same terms and conditions.

2 IMPORTANT INFORMATION
Shareholders are advised to read this Offer Memorandum carefully and to seek independent advice so that a reasoned judgment can be made of the Exchange Offer and all that is discussed and described in this Offer Memorandum.
Unless the context requires otherwise, capitalized terms used in this Offer Memorandum shall have the meaning set out in Chapter 3 (‘Definitions’).
The information included in Chapter 8 (‘Recommendation by the Board’), Chapter 9 (‘Letter to the Shareholders’), Chapter 10 (‘Information regarding IsoTis’) and Chapter 21 (‘Financial statements of IsoTis’) of this Offer Memorandum, and the corresponding sections in the English and Dutch summaries, has been provided solely by IsoTis. The information included in Chapter 1 (‘Restrictions’), Chapter 6 (‘Invitation to the Shareholders’), Chapter 7 (‘Explanation and background to the Exchange Offer’), Chapter 11 (‘Information regarding the Offeror’), Chapter 12 (‘Risk factors’), Chapter 14 (‘Tax aspects of the Exchange Offer’) and Chapter 22 (‘Financial statements of the Offeror’) of this Offer Memorandum, and the corresponding sections in the English and Dutch summaries and in the French translation, has been provided solely by the Offeror. The auditors’ consents included in Chapter 16 (‘Consents of independent registered public accounting firm’) of this Offer Memorandum have been provided by Ernst & Young LLP, Ernst & Young Ltd. and Ernst & Young Canada respectively. The auditors’ report and review report included in Chapter 21 (‘Financial statements of IsoTis’) and Chapter 22 (‘Financial statements of the Offeror’) of this Offer Memorandum have been provided by Ernst & Young LLP, Ernst & Young Ltd. and Ernst & Young Canada. The information included in the other chapters of this Offer Memorandum has been provided by IsoTis and the Offeror together.
The information contained in Chapter 19 (‘Press releases’), including any financial information contained therein, is for information purposes only.
IsoTis and the Offeror are exclusively responsible for the accuracy and completeness of the information contained in this Offer Memorandum, each solely with respect to the information provided by IsoTis and the Offeror respectively, and jointly for the information provided together. Ernst & Young LLP, Ernst & Young Ltd. and Ernst & Young Canada are exclusively responsible for the accuracy and completeness of their auditor’s report and review report included in Chapter 21 (‘Financial statements of IsoTis’) of this Offer Memorandum. Each of IsoTis and the Offeror confirms that, on the date of this Offer Memorandum, the information provided by them as above, and as contained in this Offer Memorandum, is, to the best of their knowledge, true and accurate in all material aspects and there are no other facts the omission of which would make any statement in this Offer Memorandum misleading in any material respect. Ernst & Young LLP and Ernst & Young Ltd. confirm that their reports included in Chapter 21 (‘Financial statements of IsoTis’) are identical to the auditors’ report and review report issued by Ernst &Young LLP and Ernst & Young Ltd. to the Company.
The information included in this Offer Memorandum reflects the situation as of the date of this Offer Memorandum. Under no circumstances may the issue and distribution of this Offer Memorandum be interpreted as implying that the information contained herein is true and accurate at a later date than the date of this Offer Memorandum.
This Offer Memorandum may include forward-looking statements that involve risk and uncertainty. Generally, words such as ‘may’, ‘will’, ‘expect’, ‘intend’, ‘estimate’, ‘anticipate’, ‘believe’, ‘plan’, ‘seek’, ‘continue’ or similar expressions, or the negative of such expressions, identify forward-looking statements. Although each of IsoTis and the Offeror, each with respect to the statements it has provided, believes the expectations reflected in such forward-looking statements are based on reasonable assumptions and are, to the best of their knowledge, true and accurate at the date of this Offer Memorandum, no assurance can be given that such projections will be fulfilled, and no representations are made as to the accuracy and completeness of such forward-looking statements with respect to any date after the date of this Offer Memorandum. Any such forward-looking statements must be considered along with the knowledge that actual events or results may vary materially from such predictions due to, among other things, political, economic or legal changes in the markets and environment in which IsoTis and/or the Offeror do business, and competitive developments or risks inherent to each of IsoTis’ and/or the Offeror’s business plans. These risks, uncertainties and assumptions may cause the actual results, performance or achievements of IsoTis and those of the Offeror, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Moreover, shareholders should not interpret statements regarding past trends or activities as representations that these trends and activities will continue in the future.
IsoTis and the Offeror undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is made notwithstanding any such obligations under the Dutch Act and the Dutch Decree and the listing rules of Euronext Amsterdam.
Certain financial and statistical information in this Offer Memorandum has been subject to rounding adjustments and to currency conversion adjustments. Accordingly, the sum of certain data may not conform to the expressed total.
With the exception of the Offeror and IsoTis (and without prejudice to the auditors’ reports and review reports of Ernst & Young LLP, Ernst & Young Ltd. and Ernst & Young Canada included in this Offer Memorandum), no person is authorized to provide any information or make any representations in connection with the Exchange Offer and the information included in this Offer Memorandum. If any such information or representation is provided or made by parties other than IsoTis or the Offeror, such information or representation should not be relied upon as having been provided, or made by, or on behalf of, IsoTis or the Offeror respectively. Any information or representation not contained in this Offer Memorandum must not be relied upon as having been provided by, or made by, or on behalf of, the Offeror or IsoTis.
The primary purpose of the Exchange Offer is to reorganize IsoTis as a U.S. company with its shares listed on the NASDAQ Global Market and to cause existing Shareholders to receive shares in that U.S. company. IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business (i.e. shares) of IsoTis acquired pursuant to the Exchange Offer.

As a result, following the Exchange Offer, the business and financial condition of the Offeror will be nearly identical to that of IsoTis prior to the Exchange Offer less the costs and expenses incurred in connection with accomplishing the Exchange Offer and the listing of the IsoTis US Shares on the NASDAQ Global Market. Nevertheless, tendering the IsoTis Swiss Shares under the Exchange Offer in exchange for the Consideration involves an investment in the Offeror. Given the rights attached to the IsoTis US Shares, such an investment in the IsoTis US Shares involves a certain degree of risk and is suitable only for investors who have the knowledge and experience in financial matters necessary to enable them to evaluate the risks and merits of an investment in the IsoTis US Shares. Shareholders should consider the suitability of an investment in the IsoTis US Shares in light of their own financial, fiscal, regulatory and other circumstances. A discussion of risk factors that could affect holders of IsoTis US Shares is contained in Chapter 12 (‘Risk factors’).
The Exchange Offer, and all rights and obligations arising under or in connection with the Exchange Offer, shall be governed by, and construed in accordance with the laws of Switzerland. Exclusive place of jurisdiction for all disputes arising out of or in connection with this Exchange Offer is the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, venue being Zurich 1, with the right to appeal to the Swiss Federal Court (Schweizerisches Bundesgericht) in Lausanne as provided by law, whose judgment shall be final for all purposes relating to this Exchange Offer.
The Offeror does not currently intend to purchase IsoTis Swiss Shares in the market.
This Offer Memorandum is published in English and in French. A Dutch summary is included in Chapter 20 (‘Nederlandse samenvatting van het Ruilbod’). In case of differences, whether or not in interpretation, between the English text of this Offer Memorandum and the French text or the Dutch summary, the English text will prevail. Copies of this Offer Memorandum and the annual financial statements (jaarrekeningen) of IsoTis for the Financial Year 2003, the Financial Year 2004 and the Financial Year 2005, as adopted by the General Meeting of Shareholders, which documents are incorporated by reference in, and form an integral part of, this Offer Memorandum, are available free of charge at the offices of the Company and the Exchange and Paying Agents, and can be obtained by contacting the Company or the Exchange and Paying Agents (the Netherlands: ABN AMRO Bank N.V., Canada/U.S.: RBC Capital Markets, and Switzerland: Bank Sarasin & Co. Ltd) at the addresses below.
Copies of the Articles of Incorporation, the IsoTis Bylaws, the Certificate of Incorporation, the Offeror Bylaws and the Offeror’s 2006 Incentive Award Plan may be obtained free of charge from the Dutch Exchange and Paying Agent, the Canadian/U.S. Soliciting Dealer or the Company. Copies of any of the aforementioned documents are also available on the Company’s website at http://investors.isotis.com.

Dutch Exchange and Paying Agent:
ISOTIS SA	ABN AMRO Bank N.V.
Attn. Robert J. Morocco	Attn. Servicedesk MF 7020
2 Goodyear	Kemelstede 2
Suite B	4817 ST Breda

Irvine, California 92618	The Netherlands
Telephone: +1 949 595 8710	Telephone: +31 76 579 9455
Fax: +1 949 595 8711	Fax: +31 76 579 9643
Email: infous@isotis.com	Email: so.servicedesk.wcs@nl.abnamro.com

Rue de Sébeillon 1-3
1004 Lausanne
Switzerland
Telephone: +41 21 620 6000
Fax: +41 21 620 6060
Email: investor.relations@isotis.com

Swiss Exchange and Paying Agent:	Canadian/U.S. Soliciting Dealer:
Bank Sarasin & Co. Ltd	RBC Capital Markets
Löwenstrasse 11	277 Front Street West
8022 Zürich	5th Floor
Switzerland	Toronto, Ontario
Telephone: +41 44 213 96 79	M5V 2X4 Canada
Fax: +41 44 213 9698	Telephone: +1 416 842 5349
Email: corporate.finance@sarasin.ch	Fax: +1 416 313 6066
Email: distribution@rbcds.com
The Swiss Offer Memorandum can be obtained, free of charge, from Bank Sarasin & Co. Ltd and the Swiss Offer Memorandum and this Offer Memorandum are also available on the Company’s website at http://investors.isotis.com.
Digital copies of this Offer Memorandum are also available on the website of Euronext Amsterdam at www.euronext.com (Dutch residents only) and on the website of the System for Electronic Document Analysis and Retrieval at www.sedar.com.
This Offer Memorandum comprises information which is equivalent (gelijkwaardig) to the information contained in a prospectus as referred to in article 3 of the Dutch Act, such notwithstanding the fact that the Exchange Offer constitutes no more than a reorganization of the Company into a U.S. company with a single listing on the NASDAQ Global Market. However, this Offer Memorandum does not constitute a prospectus for the purpose of article 3 of the Dutch Act, given that in respect of the offering of the IsoTis US Shares in the Exchange Offer, the exemption referred to in article 1c paragraph 2(b) of the Exemption Regulation pursuant to the Dutch Act on the Supervision of the Securities Trade 1995 (Vrijstellingsregeling Wet toezicht effectenverkeer 1995) applies.

3 DEFINITIONS

Acceptance Period	The period during which Shareholders may tender their IsoTis Swiss Shares to the Offeror under the Exchange Offer, which period starts on 15 December 2006 at 09.00 hours CET (00.00 hours PST or 03.00 hours EST) and ends on the Closing Date at 16.00 hours CET (07.00 hours PST or 10.00 hours EST);

Admitted Institution to Euronext	An institution admitted to Euronext Amsterdam;

AFM	The Netherlands Authority for the Financial Markets (stichting Autoriteit Financiële Markten);

Articles of Incorporation	The articles of incorporation of IsoTis;

Board	The board of directors of IsoTis;

Book-Entry Confirmation	The confirmation of a book-entry transfer by a Shareholder of an IsoTis Swiss Share to CDS or DTC, as the context requires;

Canadian/U.S. Soliciting Dealer	RBC Capital Markets located in Canada and the United States;

CDS	The Canadian Depository for Securities;

CDSX	The CDS online tendering system pursuant to which book-entry transfers may be effected;

Certificate of Incorporation	The certificate of incorporation of the Offeror;

CET	Central European Time;

CHF	Swiss franc, the legal currency of Switzerland;

Closing Date	The Trading Day on which the Acceptance Period ends, being at 16.00 hours CET (7.00 hours PST or 03.00 hours EST) on 19 January 2007, unless extended in accordance with article 9o, paragraph 5 of the Dutch Decree, in which case the Closing Date will be such later time and date;

Commencement Date	The date on which the Exchange Offer is made, being the first day of the Acceptance Period;

Consideration	One (1) IsoTis US Share offered in exchange for each ten (10) IsoTis Swiss Shares validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd) under the terms and conditions of the Exchange Offer, which consideration includes any dividend which may become payable for the Financial Year 2006 and the Financial Year 2007;

Daily Official List	The Daily Official List (Officiële Prijscourant) of Euronext Amsterdam;

DGCL	The Delaware General Corporation Law;

DTC	The Depository Trust Company;

Dutch Act	The Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995), as amended from time to time;

Dutch Decree	The Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995), as amended from time to time;

Dutch Exchange and Paying Agent	ABN AMRO Bank N.V.;

EST	Eastern Standard Time;

EUR	Euro, the legal currency of the European Monetary Union;

Euronext Amsterdam	Euronext Amsterdam N.V. or Eurolist by Euronext Amsterdam, as the context requires;

Exchange and Paying Agents	The Dutch Exchange and Paying Agent, [the Canadian/U.S. Soliciting Dealer and the Swiss Exchange and Paying Agent collectively;

Exchange Offer	The firm public offer (vast openbaar bod) made by the Offeror for all IsoTis Swiss Shares, as described in this Offer Memorandum;

Exchange Offer Conditions	The conditions precedent to declaring the Exchange Offer unconditional (gestand doen), as set out in paragraph 6.6 (‘Exchange Offer Conditions’);

Financial Year 2003	The financial year of IsoTis ended 31 December 2003;

Financial Year 2004	The financial year of IsoTis ended 31 December 2004;

Financial Year 2005	The financial year of IsoTis ended 31 December 2005;

Financial Year 2006	The financial year of IsoTis that will end on 31 December 2006;

Financial Year 2007	The financial year of IsoTis that will end on 31 December 2007;

First Settlement Date	The date on which, in accordance with the terms and conditions of the Exchange Offer, the Shareholders who have validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd) their IsoTis Swiss Shares under the Exchange Offer, will receive the Consideration in respect of such tendered IsoTis Swiss Shares, subject to the Exchange Offer being declared unconditional (gestandgedaan);

General Meeting of Shareholders	The general meeting of Shareholders;

IsoTis Bylaws	The organizational rules of IsoTis;

IsoTis or Company	ISOTIS SA, a Swiss corporation (Aktiengesellschaft) pursuant to article 620 et seq. of the Swiss Code of Obligations, registered in Lausanne, Switzerland, and/or one or more of its affiliates and group companies;

IsoTis Swiss Share(s)	One or more issued and outstanding registered share(s) in the share capital of IsoTis with a nominal value of CHF 1 each;

IsoTis US Share(s)	One or more of the shares of common stock, par value USD 0.0001 per share, to be issued by the Offeror pursuant to the Exchange Offer;

Material Adverse Effect	Any matter or event which, in the opinion of a reputable, independent accounting firm or investment bank appointed by the Offeror, individually or together with other matters or events, causes, or will likely cause on an annual basis, a reduction of: (i) the earnings (or an increase of loss, respectively) before interest and taxes (EBIT) of USD 303,000 or more, (ii) the consolidated revenues of USD 3,200,000 or more, or (iii) the consolidated equity of USD 11,200,000 or more;

Merger Code	The 2000 Merger Code of the Netherlands Social and Economic Council (SER-besluit Fusie-gedragsregels 2000);

Offer Memorandum	This offer document describing the Exchange Offer, dated 14 December 2006;

Offeror	IsoTis, Inc., a Delaware corporation;

Offeror Bylaws	The bylaws of the Offeror;

Person	Includes any individual, government, governmental agency or authority, body corporate, partnership, limited partnership, limited liability company, trust, unlimited liability company, joint venture or any form of unincorporated entity;

Post-Acceptance Period	The period, after the Unconditional Date which shall consist of 10 Trading Days, during which the Shareholders that have not tendered their IsoTis Swiss Shares under the Exchange Offer will be given the opportunity to do so, in the same manner and under the same conditions as set out in this Offer Memorandum;

PST	Pacific Standard Time;

Regulation Q-27	Regulation Q-27 of the Autorité des marchés financiers du Québec;

Rule 61-501	Rule 61-501 of the Ontario Securities Commission;

Sarbanes-Oxley Act	The Sarbanes-Oxley Act of 2002, as amended;

SEC	United States Securities and Exchange Commission;

Second Settlement Date	The date on which, in accordance with the terms and conditions of the Exchange Offer, the Shareholders who have validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd) their IsoTis Swiss Shares during the Post-Acceptance Period, will receive the Consideration in respect of such IsoTis Swiss Shares;

SESTA	Federal Act on Stock Exchanges and Securities Trading (Bundesgesetz über die Börsen und den

Effektenhandel) of March 24, 1995, as amended from time to time;

Settlement Date	The First Settlement Date and/or the Second Settlement Date, as the case may be;

Shareholder(s)	One or more holders of IsoTis Swiss Share(s);

Subsequent Merger	The proposed merger of IsoTis with a wholly-owned subsidiary of the Offeror in the event that at least 90%, but less than 98%, of the IsoTis Swiss Shares are tendered under the Exchange Offer;

Swiss Code of Obligations	Swiss Code of Obligations of 30 March 1911 (Schweizerisches Obligationenrecht), as amended from time to time;

Swiss Exchange and Paying Agent	Bank Sarasin & Co. Ltd;

Swiss Offer Memorandum	The Swiss offer memorandum;

SWX	The SWX Swiss Exchange, Zurich;

Tendered IsoTis Swiss Shares	The IsoTis Swiss Shares tendered under the Exchange Offer;

Trading Day	A day on which the SWX, Euronext Amsterdam and the TSX are open for trading;

TSX	The Toronto Stock Exchange;

Unconditional Date	The day on which the Exchange Offer is declared unconditional (gestandgedaan) by the Offeror, being no later than on the fourth Trading Day following the Closing Date;

U.S. or United States	United States of America;

USD	United States Dollar, the legal currency of the U.S.; and

U.S. GAAP	Generally Accepted Accounting Principles (U.S.A.).

4 TABLE OF CONTENTS

1	Restrictions	4
1.1	General	4
1.2	United States	4
1.3	Canada	4
1.4	Switzerland	5
2	Important information	6
3	Definitions	10
4	Table of contents	15
5	Summary	19
5.1	The Exchange Offer	19
5.2	Rationale for the Exchange Offer	19
5.3	Substantiation and motivation of the Consideration	21
5.4	Recommendation by the Board	21
5.5	IsoTis Swiss Shares and options held directly or indirectly by members of the Board	22
5.6	Exchange Offer Conditions	22
5.7	Acceptance Period	22
5.8	Declaring the Exchange Offer unconditional (gestanddoening)	22
5.9	Extension	23
5.10	Settlement	24
5.11	Post-Acceptance Period	24
5.12	The Offeror	24
5.13	Delisting	24
5.14	Listing of IsoTis US Shares	25
5.15	Future dividend policy	25
5.16	Organizational and social consequences	25
5.17	Future composition of the Board	25
5.18	Future legal structure	25
5.19	Announcements	26
5.20	Envisaged timetable	27
6	Invitation to the Shareholders	30
6.1	Consideration	30
6.2	Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext	31
6.3	Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada or the U.S.	31
6.4	Representations and warranties by tendering Shareholders	33
6.5	Withdrawal rights	33
6.6	Exchange Offer Conditions	35
6.7	Acceptance Period	36

6.8	Declaring the Exchange Offer unconditional (gestanddoening)	36
6.9	Extension	36
6.10	Listing of IsoTis US Shares	37
6.11	Settlement	37
6.12	Post-Acceptance Period	37
6.13	Dividend	38
6.14	Commission	38
6.15	Restrictions	38
6.16	Announcements	39
7	Explanation and background to the Exchange Offer	40
7.1	Introduction	40
7.2	Rationale for the Exchange Offer	40
7.3	Substantiation and motivation of the Consideration	42
7.4	Future strategy	42
7.5	Future legal structure	42
7.6	Delisting	45
7.7	Listing of IsoTis US Shares	45
7.8	Future dividend policy	45
7.9	Organizational and social consequences	45
7.10	Options	46
7.11	Offeror's 2006 Incentive Award Plan	47
7.12	IsoTis Swiss Shares and options held directly or indirectly by members of the Board	49
7.13	Future composition of the Board	50
8	Recommendation by the Board	51
9	Letter to the Shareholders	52
10	Information regarding IsoTis	55
10.1	General information	55
10.2	Business information	61
10.3	Organizational structure	83
10.4	Current strategy and business objectives	83
10.5	Selected financial data	84
10.6	Operating and financial review and prospects	85
10.7	Dividend	108
10.8	Capital and shares	108
10.9	Executive Compensation	108
10.10	Options	108
10.11	Indebtedness of directors and officers	115
10.12	Interest of management and others in material transactions	115
10.13	Related party transactions	115
10.14	Major Shareholders	116
10.15	Previous distributions and purchases	116
10.16	Price range and trading volume of IsoTis Swiss Shares	117

10.17	Options	118
10.18	Information regarding the IsoTis Swiss Shares	119
10.19	Litigation	120
11	Information regarding the Offeror	122
11.1	Incorporation	122
11.2	Registered office and Chamber of Commerce	122
11.3	Purpose and business of the Offeror	122
11.4	Board of Directors	122
11.5	Capital and shares	123
11.6	Information regarding IsoTis US Shares	124
11.7	Listing and market information relating to the NASDAQ Global Market	129
12	Risk factors	131
12.1	Risks relating to the Exchange Offer	131
12.2	Risks relating to the Company	132
12.3	Risks relating to the IsoTis US Shares	141
13	Declarations pursuant to the Dutch Decree and the Canadian Offer Rules	146
14	Tax aspects of the Exchange Offer	148
14.1	Dutch tax aspects of the Exchange Offer	148
14.2	Swiss tax aspects of the Exchange Offer	151
14.3	Material U.S. federal income tax aspects of the Exchange Offer	153
14.4	Canadian tax aspects of the Exchange Offer	160
15	Other information	164
15.1	Available documents	164
15.2	Exchange and Paying Agents	165
15.3	Statutory rights	165
15.4	Directors' approval	165
15.5	Material contracts	165
16	Consents of independent registered public accounting firm	167
17	Report of chief financial officer	170
18	Certificate of IsoTis, Inc. and IsoTis SA	171
19	Press releases	172
19.1	Press release – 6 November 2006	172
19.2	Press release – 9 November 2006	176
19.3	Press release – 1 December 2006	181
20	Nederlandse samenvatting van het bod	184
20.1	Beperkingen	184
20.2	Belangrijke informatie	185
20.3	Definities	187
20.4	Uitnodiging aan de Aandeelhouders	190
20.5	Het Ruilbod	191

20.6	Aanmelding door Aandeelhouders die IsoTis Zwitserse Aandelen houden via een Aangesloten Instelling bij Euronext	192
20.7	Achtergrond van het Ruilbod	192
20.8	Aanbeveling door de Raad van Bestuur	193
20.9	Voorwaarden, aanmeldingstermijn, gestanddoening, verlenging en afwikkeling	194
20.10	De Bieder	196
20.11	Beursnotering	196
20.12	Juridische structuur van IsoTis na het Ruilbod	197
20.13	Dividendbeleid	198
20.14	Organisatorische en maatschappelijke consequenties	198
20.15	Samenstelling van de Raad van Bestuur	198
20.16	Aankondigingen	198
20.17	Voorgenomen tijdsplanning	198
21	Financial statements of IsoTis	201
21.1	Unaudited condensed consolidated financial information for the nine month period ended 30 September 2006	201
21.2	Notes to condensed consolidated financial statements of ISOTIS SA (unaudited)	204
21.3	Consolidated financial information for the years 2005, 2004 and 2003	214
22	Financial statements of the Offeror	248
22.1	Opening balance sheet IsoTis, Inc.	248
22.2	Consolidated pro forma balance sheet and statement of operations of IsoTis, Inc.	251
23	Advisers to the Offeror and IsoTis	258

5 SUMMARY
This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Offer Memorandum. Shareholders are advised to review the Offer Memorandum in detail and to seek independent advice where appropriate in order to reach a reasoned judgment in respect of the contents of the Offer Memorandum and the Exchange Offer itself.
5.1 The Exchange Offer
See also paragraph 6.1 (‘Consideration’). In exchange for each ten (10) IsoTis Swiss Shares tendered under the terms and conditions of the Exchange Offer, the Offeror offers the Consideration of one (1) IsoTis US Share. The Consideration includes any dividend which may become payable for the Financial Year 2006 and for the Financial Year 2007. Following the Exchange Offer and assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly-owned subsidiary of the Offeror and the Shareholders will own 100% of the Offeror in the same respective percentages as their former ownership in IsoTis. Assuming all 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered in the Exchange Offer, a total of 7,094,661 IsoTis US Shares will be issued. Following the Exchange Offer, the 100 IsoTis US Shares held by IsoTis and outstanding prior to the Exchange Offer will be cancelled and, based on the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006, the 7,094,661 IsoTis US Shares issued in the Exchange Offer will represent 100% of the outstanding shares and voting rights of the Offeror. The total IsoTis US Shares issued to the Shareholders will represent 100% of the outstanding share capital and voting rights of the Offeror after the last Settlement Date and following cancellation of the 100 IsoTis US Shares held by IsoTis. See paragraph 11.5 (‘Capital and shares’). Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’).
Fractional entitlements to IsoTis US Shares resulting from the exchange ratio will not be delivered but compensated in cash by the Offeror at EUR 0.9849 or CAD 1.4266, as appropriate (CHF 1.5667, if settled under the Swiss Offer Memorandum) per corresponding IsoTis Swiss Share, which amount corresponds to the 30-day average opening price for IsoTis Swiss Shares on the SWX during the 30 Trading Days preceding the first public announcement of the Exchange Offer and the publication of the Swiss pre-announcement on 6 November 2006.
Canadian Shareholders may refrain from receiving cash in lieu of fractional entitlements to IsoTis US Shares to avoid certain potential adverse tax consequences as described in paragraph 14.4 (‘Canadian tax aspects of the Exchange Offer’). Canadian Shareholders should note that while they have the choice of receiving cash in lieu of fractional entitlements of IsoTis US Shares, they will not receive any such cash unless they choose to receive such cash.
5.2 Rationale for the Exchange Offer
See also paragraph 7.2 (‘Rationale for the Exchange Offer’). The Board believes that transitioning the Company to the U.S. is the next logical step in its continued progression. After the acquisition of GenSci OrthoBiologics, Inc. in 2003 (see paragraph 10.2.2 (‘History’) under “2003: The acquisition of GenSci OrthoBiologics Inc.”), IsoTis has gradually transitioned the majority of its operations to the United States. In particular, during the last two years, IsoTis has concentrated all of its executive management, production and near-term product development in its Irvine, California facility, phased out most of its operations in Bilthoven, the Netherlands, and relocated its registered Swiss office and international sales and marketing headquarters to more economic space in Lausanne, Switzerland. Simultaneously, IsoTis has seen its U.S. revenues increase from Financial Year 2004 to Financial Year 2005 by 27%, representing approximately 81% of total revenue in Financial Year 2005. The Board believes that reorganizing IsoTis in the U.S. will enable additional growth and provide additional benefit to Shareholders by:
•	Increasing visibility to institutional investors. IsoTis’ peer companies trade on U.S. stock markets and not on any of the international exchanges where the IsoTis Swiss Shares currently trade. A listing on the NASDAQ Global Market among peer companies should assist investors in evaluating IsoTis by providing direct, easily accessible comparables. The improved visibility offered by a U.S. listing should help to increase U.S. analyst coverage, and thereby bring the Company’s valuation more in line with that of its peers. IsoTis also believes that a listing on the NASDAQ Global Market will lead to improved access to U.S. institutional investors focused on medical device and growth companies, who may be prohibited from investing in IsoTis as a non-U.S. listed stock.

•	A single U.S. exchange, more liquidity, less complexity. The IsoTis Swiss Shares currently trade on SWX, Euronext Amsterdam and the TSX. IsoTis believes that a single listing will enable investors to obtain accurate and reliable information regarding company performance and relative valuation. Additionally, IsoTis believes that consolidating its existing listings onto a single exchange, in particular the NASDAQ Global Market, where numerous life sciences companies are listed, will increase the liquidity of the IsoTis Swiss Shares, which should be beneficial for the Shareholders. Lastly, IsoTis believes that listing on a single stock exchange will reduce the complexity of the Company’s current legal and securities compliance requirements and reduce its related expenses. See paragraph 10.11 (‘Price range and trading volume of IsoTis Swiss Shares’).

•	Facilitating access to capital markets. IsoTis believes that by establishing a presence on NASDAQ Global Market, increasing the Company’s visibility to investors and analysts and increasing the liquidity of the Company’s shares, the Company will be positioning itself to have better access to the global capital markets. Improved access to capital markets should, in turn, enable additional growth in the Company by facilitating the Company’s ability to raise additional capital through the issuance of stock or the Company’s ability to acquire or invest in complementary technologies or products using its stock. Following the Exchange Offer, the Offeror may issue additional shares in a capital raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. The purpose of the public offer would be to raise additional capital for the company; however, no assurance can be made that such an offer will occur.

•	Aligning stock exchange listing with primary market and primary location of operations. IsoTis believes that by becoming a U.S. company with a NASDAQ Global Market listing, it will demonstrate its commitment to the U.S. orthopedics market, the largest single orthopedic market in the world, its U.S. customers and its U.S. staff. At the same time IsoTis will continue to serve its fast growing contingent of international customers through its Swiss sales and marketing organization out of Lausanne and from its headquarters in Irvine, California.
5.3	Substantiation and motivation of the Consideration
See also paragraph 7.3 (‘Substantiation and motivation of the Consideration’). As discussed above, the primary purpose of the Exchange Offer is to reorganize IsoTis into a U.S. company with its shares listed on the NASDAQ Global Market and to cause existing Shareholders to receive shares in that U.S. company. To accomplish this, IsoTis has formed a subsidiary incorporated in the State of Delaware, i.e. the Offeror, and is causing the Offeror to make the Exchange Offer for all outstanding IsoTis Swiss Shares. For purposes of complying with the listing standards for the NASDAQ Global Market, the Offeror is offering one (1) IsoTis US Share for each ten (10) IsoTis Swiss Shares. The Consideration includes any dividend which may become payable for the Financial Year 2006 and the Financial Year 2007. However, because each Shareholder will receive relatively the same number of IsoTis US Shares in exchange for its IsoTis Swiss Shares, assuming all IsoTis Swiss Shares are tendered in the Exchange Offer, the Shareholders will own 100% of the Offeror and each Shareholder will, in terms of percentage, hold the same interest in the Offeror that it held in IsoTis prior to the Exchange Offer. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’). In addition, the Offeror may not obtain 100% of the IsoTis Swiss Shares pursuant to the Exchange Offer. For a description of the risks associated with the Offeror owning less than 100% of IsoTis, please see paragraph 7.5 (‘Future legal structure’) and paragraph 12.1 (‘Risks relating to the Exchange Offer’). For the IsoTis Swiss Share price performance (closing price of IsoTis Swiss Shares) during the 12 month period prior to the public announcement regarding the Exchange Offer on 6 November 2006, please see paragraph 10.16 (‘Price range and trading volume of IsoTis Swiss Shares’).
5.4	Recommendation by the Board
See also Chapter 8 (‘Recommendation by the Board’). The Board has duly considered the strategic, financial and social aspects of the Exchange Offer and has reached the conclusion that the Exchange Offer is in the best interests of IsoTis, the Shareholders and other stakeholders in IsoTis. The Board is of the opinion that the Exchange Offer is reasonable and fair to the Shareholders. The Board therefore fully supports the Exchange Offer and unanimously recommends the Exchange Offer to the Shareholders for acceptance.
Each Shareholder will receive one (1) IsoTis US Share in exchange for each ten (10) IsoTis Swiss Shares, and, assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, the Shareholders will, after the completion of the Exchange Offer own, 100% of the Offeror, whereas each Shareholder will, in terms of percentage, hold the same interest in the Offeror that it held in IsoTis prior to the Exchange Offer (see also paragraph 7.2 (‘Rationale for the Exchange Offer’) and paragraph 7.3 (‘Substantiation and motivation of the Consideration’)). There will be no material change in the business and financial conditions of the Company as a result of the Exchange Offer. Accordingly, the Board has determined that it is not necessary nor in the best interests of the

Company and its Shareholders to incur considerable costs in order to obtain a fairness opinion. For a description of the risks associated with the Offeror owning less than 100% of IsoTis, please see paragraph 12.1 (‘Risks relating to the Exchange Offer’). For a description of the risks associated with the Offeror’s potential public offering of additional securities following the Exchange Offer, please see paragraph 12.3 (‘Risks relating to the IsoTis US Shares’).
5.5	IsoTis Swiss Shares and options held directly or indirectly by members of the Board
Paragraph 7.12 (‘IsoTis Swiss Shares and options held directly or indirectly by members of the Board’) includes a table providing the number of IsoTis Swiss Shares and options to acquire IsoTis Swiss Shares held by members of the Board and senior management of IsoTis as of 30 November 2006.
The directors and officers of IsoTis that hold IsoTis Swiss Shares intend to tender their Shares under the Exchange Offer and will receive the same Consideration as other tendering Shareholders.
5.6	Exchange Offer Conditions
The obligation of the Offeror to declare the Exchange Offer unconditional (gestand doen) is subject to the Exchange Offer Conditions as set out in paragraph 6.6 (‘Exchange Offer Conditions’). The Offeror has the right to (either in whole or in part) waive the Exchange Offer Conditions with the exception of the Exchange Offer Conditions in subclauses (b)(i) and (c) of paragraph 6.6, which cannot be waived.
5.7	Acceptance Period
See also paragraph 6.7 (‘Acceptance Period’). The Acceptance Period begins on Friday 15 December 2006 at 9.00 hours CET (0.00 hours PST or 3.00 hours EST) and ends, subject to extension in accordance with article 9o, paragraph 5 of the Dutch Decree and the pertaining rules of the SESTA and the implementing ordinances thereto and applicable Canadian securities laws or exemptions therefrom, on Friday 19 January 2007 at 16.00 hours CET (7.00 hours PST or 10.00 hours EST).
If one or more of the Exchange Offer Conditions set out in paragraph 6.6 (‘Exchange offer conditions’) is not fulfilled, the Offeror may extend the Acceptance Period until all such Exchange Offer Conditions have been satisfied or, where appropriate, waived. See also paragraph 6.9 (‘Extension’). During an extension of the Acceptance Period, any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right of each Shareholder to withdraw the IsoTis Swiss Shares already tendered.
5.8	Declaring the Exchange Offer unconditional (gestanddoening)
See also paragraph 6.8 (‘Declaring the Exchange Offer unconditional (gestanddoening)’). If all of the Exchange Offer Conditions are satisfied or, where appropriate, waived, the Offeror will accept all IsoTis Swiss Shares that have been validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and not previously withdrawn, pursuant to the terms of the Exchange Offer and in accordance with the procedures set forth in paragraph 6.2 (‘Acceptance by

Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext’) and paragraph 6.3 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada’).
The Offeror will determine within four Trading Days following the Closing Date, such date being the Unconditional Date, whether the Exchange Offer Conditions have been fulfilled or are to be waived by the Offeror and will announce whether (i) the Exchange Offer has been declared unconditional (gestandgedaan), (ii) there is still uncertainty as to the fulfillment of any of the Exchange Offer Conditions, or (iii) the Exchange Offer is terminated, as a result of the Exchange Offer Conditions not having been fulfilled or waived by the Offeror, all in accordance with article 9t, paragraph 4 of the Dutch Decree, the pertaining rules of the SESTA and its implementing ordinances and the relief obtained from the Canadian securities administrators in accordance with Canadian rules.
The announcement, if any, by the Offeror that there is still uncertainty as to the fulfillment of any of the Exchange Offer Conditions, does not mean that any Tendered IsoTis Swiss Shares shall be deemed to be automatically withdrawn.
5.9	Extension
See also paragraph 6.9 (‘Extension’). The Offeror, at its sole discretion, may extend the Acceptance Period past the Closing Date so that the Acceptance Period, as extended, totals no more than 40 Trading Days (or so much longer as approved by the Swiss Take-over Board). An extension of the Acceptance Period beyond 40 Trading Days may occur with the consent of the Swiss Take-over Board. In case of extension of the Acceptance Period, all references in this Offer Memorandum to the ‘Closing Date’ or ‘16.00 hours CET (7.00 hours PST or 3.00 hours EST), on 19 January 2007’ shall, unless the context requires otherwise, be moved to the latest date and time to which the Exchange Offer has been so extended. A Shareholder’s bank or stockbroker may set an earlier deadline for communication by the Shareholders in order to permit the Shareholder’s bank or stockbroker to communicate their acceptances to the Exchange and Paying Agents in a timely manner.
If the Acceptance Period is extended such that the obligation pursuant to article 9t of the Dutch Decree to announce whether the Exchange Offer has been declared unconditional (gestandgedaan) is postponed, a public announcement to that effect shall be made no later than the third Trading Day following the relevant Closing Date, in accordance with the provisions of article 9o, paragraph 5 of the Dutch Decree.
During any such extension of the Acceptance Period, any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer. In accordance with article 9o, paragraph 5 of the Dutch Decree, IsoTis Swiss Shares tendered on or prior to the extended Closing Date may, during the period to which the Acceptance Period has been extended, be withdrawn.
5.10	Settlement
See also paragraph 6.10 (‘Settlement’). In the event that the Offeror announces that the Exchange Offer is declared unconditional (gestandgedaan), Shareholders who have tendered and delivered their IsoTis Swiss Shares for acceptance during the Acceptance Period pursuant to the Exchange Offer will receive on the First Settlement Date, the Consideration in exchange for the IsoTis Swiss Shares validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), at which point, dissolution or annulment of a Shareholder’s tender or delivery (levering) shall not be permitted.
5.11	Post-Acceptance Period
See also paragraph 6.12 (‘Post-Acceptance Period’). In the event that the Offeror declares the Exchange Offer unconditional (gestand doen), the Offeror shall give Shareholders who have not tendered their IsoTis Swiss Shares for acceptance during the Acceptance Period an additional period of ten Trading Days to tender their IsoTis Swiss Shares under the Exchange Offer. Shareholders who have tendered and delivered their IsoTis Swiss Shares for acceptance during this Post-Acceptance Period will receive on the Second Settlement Date the Consideration in exchange for the IsoTis Swiss Shares validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd), at which point, dissolution or annulment of a Shareholder’s tender or delivery (levering) shall not be permitted.
5.12	The Offeror
See also Chapter 11 (‘Information regarding the Offeror’). The Offeror was incorporated in the State of Delaware, in the U.S. under the DGCL, on 3 November 2006. The Offeror will have a fiscal year ending on 31 December of each year. As of the date of this Offer Memorandum, the Offeror had 100 shares of common stock issued and outstanding and held by IsoTis. IsoTis intends to submit these shares for cancellation upon settlement of the Exchange Offer. Following the Exchange Offer and assuming that all 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered under the Exchange Offer, a total of 7,094,661 IsoTis US Shares will be issued and outstanding, which shares will represent 100% of the share capital and voting rights of the Offeror. Following the Exchange Offer, the Offeror may issue additional IsoTis US shares in a capital-raising transaction, which issuance would reduce a shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’). The Offeror has applied to list the IsoTis US Shares on the NASDAQ Global Market under the symbol ‘ISOT,’ and approval of such application is a condition precedent to the Exchange Offer.
5.13	Delisting
See also paragraph 7.6 (‘Delisting’). Should the Exchange Offer be declared unconditional (gestandgedaan), the Offeror intends to procure that the Company’s listing on SWX, Euronext Amsterdam and the TSX will be terminated as soon as possible. Should the Exchange Offer result in the Offeror acquiring less than 90% of the IsoTis Swiss Shares, the Offeror intends to only maintain the SWX listing and hence to discuss with Euronext Amsterdam and the TSX the delisting of the Company from Euronext Amsterdam and the TSX.
5.14	Listing of IsoTis US Shares
See also paragraph 7.7 (‘Listing of IsoTis US Shares’). Concurrent with the First Settlement Date, the IsoTis US Shares offered in exchange for IsoTis Swiss Shares tendered in the Exchange Offer will be listed on the NASDAQ Global Market. Subject to the Exchange Offer being declared unconditional, trading of the IsoTis US Shares on the NASDAQ Global Market is expected to commence on the First Settlement Date.
5.15	Future dividend policy
See also paragraph 7.8 (‘Future dividend policy’). IsoTis has never declared or paid any cash dividends on its capital stock, and the Offeror does not expect to declare or pay any cash dividends on the IsoTis US Shares in the foreseeable future. The Offeror intends to retain all available funds and any future earnings to support its operations and finance the growth and development of its business.
5.16	Organizational and social consequences
See also paragraph 7.9 (‘Organizational and social consequences’). As discussed above, the primary purpose of the Exchange Offer is to reorganize IsoTis into the U.S. and to cause the existing Shareholders to receive shares of a U.S. company that are listed on the NASDAQ Global Market (i.e. the IsoTis US Shares). Accordingly, the purpose, business, character and company culture of IsoTis will be continued and the existing employments and employment conditions within the business of the Company will not be adversely affected as a result of the Exchange Offer as such.
Given that the Company is not seated in the Netherlands, only nine of its employees are at the date of this Offer Memorandum employed in the Netherlands, and the proposed acquisition of the Company by the Offeror is otherwise outside the jurisdiction (rechtssfeer) of Dutch law as referred to in article 2 paragraph 2d of the Merger Code, the Merger Code does not apply in respect of the Exchange Offer.
5.17	Future composition of the Board
See also paragraph 7.13 (‘Future composition of the Board’). The board of directors of the Offeror consists of the same members as the Board with one exception: James Trotman, Aart Brouwer, Barbara Boyan, Darrell Elliott, David Gill (who replaces Henjo Hielkema), James Hart, Daniel Kollin and Pieter Wolters. It is envisaged that, on the Settlement Date, the board of directors of the Company will consist of the current members. Mr. Hielkema, who has not been elected to the board of directors of IsoTis, Inc., remains a member of the Board.
5.18	Future legal structure
See also paragraph 7.5 (‘Future legal structure’). In the event that less than 100% of the IsoTis Swiss Shares are tendered under the Exchange Offer, the Offeror reserves the right to use any legally permitted method to obtain ownership of 100% of the IsoTis Swiss Shares. For this purpose, the Offeror may request, subject to the Offeror having acquired 98% or more of the IsoTis Swiss Shares (i.e. the voting rights attached thereto), to request the cancellation of the IsoTis Swiss Shares that are being held by the relevant minority Shareholders, such request to be filed in accordance with article 33 SESTA. Under Swiss law, any offeror who has made a tender offer for the shares of a listed Swiss target company, and who, as a result of such offer, holds more than 98% of the voting rights of the target company, may petition the court to cancel the remaining equity securities. The corresponding petition must be filed against the target company within three months after the expiration of the offer period. The remaining shareholders may join in the proceedings. If the court orders cancellation of the remaining equity securities, the target company will reissue the equity securities and deliver such securities to the offeror against performance of the offer or for the benefit of the holders of the cancelled equity securities.
Should the Offeror acquire less than 98% but 90% or more of the IsoTis Swiss Shares (i.e. the voting rights attached thereto), the Offeror may merge IsoTis with a company controlled by the Offeror whereby the remaining minority Shareholders would receive a compensation other than ownership interests in the surviving entity (presumably IsoTis US Shares).
Shareholders will receive the same number of IsoTis US Shares in the merger as they would have received if they tendered their IsoTis Swiss Shares in the Exchange Offer. In addition, Shareholders should be aware that such compensation may be subject to significant taxation (see paragraph 14.2 (‘Swiss tax aspects of the Exchange Offer’).
The timing and details of such merger will necessarily depend on a variety of factors, including the number of IsoTis Swiss Shares acquired pursuant to the Exchange Offer and there can be no assurance that any such transaction will be proposed or, if proposed, effected.
If the Offeror acquires less than 90%, but more than 67% of the IsoTis Swiss Shares (i.e. the voting rights attached thereto), it will be unable to acquire 100% of the IsoTis Swiss Shares by operation of law. In that case, non-tendering Shareholders will remain as Shareholders of IsoTis, but will hold a minority position and the Offeror will control IsoTis. The Offeror intends to maintain only the SWX listing of the (untendered) IsoTis Swiss Shares (see also paragraph 7.6 (‘Delisting’). Should the Offeror acquire less than 90% of the voting rights of IsoTis, it reserves the right to compensate the remaining minority Shareholders by other means, e.g. by way of a private or public offer, subject to the price rules that may apply under applicable laws and regulations. If you do not tender your IsoTis Swiss Shares and the Offeror acquires 67% or more, but less than 90%, of the IsoTis Swiss Shares, you will hold shares that represent a minority interest in the Company that will be controlled by the Offeror. We expect that the liquidity of the IsoTis Swiss Shares may be significantly impacted in such a situation, particularly when coupled with de delisting of those shares from Euronext Amsterdam and TSX. For risks relating to the Exchange Offer, please see paragraph 12.1 (‘Risks relating to the Exchange Offer’).
5.19	Announcements
Any announcement that is required to be made in relation to the Exchange Offer will be made in any event in the Daily Official List and any advertisement that is required to be published in relation to the Exchange Offer will (in any event) be published in a Dutch daily newspaper of wide circulation.
5.20	Envisaged timetable

Expected Date and Time	Event
08.00 hours, 14 December 2006 (23.00 hours PST, 13 December 2006) (02.00 hours EST, 14 December 2006)	Publication of advertisement announcing the availability of the Offer Memorandum and the commencement of the Exchange Offer on 15 December 2006, in accordance with article 9o, paragraph 2 of the Dutch Decree.

09.00 hours CET, 15 December 2006 (00.00 hours PST, 03.00 hours EST)	Commencement Date, first day of the Acceptance Period.

18.00 hours CET, 9 January 2007 (09.00 hours PST, 12.00 hours EST)	First information meeting in the Netherlands at which the Exchange Offer will be discussed.

18.00 hours CET, 10 January 2007 (09.00 hours PST, 12.00 hours EST)	Second information meeting in the Netherlands at which the Exchange Offer will be discussed.

12.00 hours CET, 11 January 2007 (03.00 hours PST, 06.00 hours EST)	First information meeting in Switzerland at which the Exchange Offer will be discussed.

18.00 hours CET, 11 January 2007 (09.00 hours PST, 12.00 hours EST)	Second information meeting in Switzerland at which the Exchange Offer will be discussed.

16.00 hours CET, 19 January 2007,
(07.00 hours PST, 10.00 hours EST)
subject to extension with due observation of article 9o, paragraph 5 of the Dutch Decree and the applicable provisions of Swiss and Canadian law
Closing Date Deadline for Shareholders wishing to tender IsoTis Swiss Shares.

22 January 2007	The date on which the Offeror shall publicly announce the preliminary number of tendered IsoTis Swiss Shares, being the first Trading Day following the Closing Date, such in accordance with Swiss law.

25 January 2007	Unconditional Date
The date on which the Offeror shall publicly announce whether the Exchange Offer is declared unconditional (gestandgedaan), being no later than four Trading Days after the Closing Date, in accordance with applicable law.

09.00 hours CET, 25 January 2007
(23.00 hours PST, 24 January 2007)
(02.00 hours EST, 25 January 2007)
unless the Acceptance Period is extended with due observation of article 9o, paragraph 5 of the Dutch Decree and the applicable provisions of Swiss and Canadian law
Start of Post-Acceptance Period
If the Exchange Offer has been declared unconditional, Shareholders who have not tendered their IsoTis Swiss Shares during the Acceptance Period will for a period of ten Trading Days be given the opportunity to do so, in the same manner and on the same terms as during the Acceptance Period.

26 January 2007	First Settlement Date The date on which, in accordance with the terms and conditions of the Exchange Offer, the Consideration will be paid by the Offeror to the Shareholders who have validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd) their IsoTis Swiss Shares under the Exchange Offer, subject to the Exchange Offer being declared unconditional (gestandgedaan), being the first Trading Day following the Unconditional Date.

26 January 2007	Commencement of dealing in IsoTis US Shares on NASDAQ Global Market

16.00 hours CET, 7 February 2007 (07.00 hours PST, 10.00 hours EST)	End of Post-Acceptance Period Deadline for Shareholders wishing to tender IsoTis Swiss Shares during the Post-Acceptance Period.

8 February 2007	The date on which the Offeror shall publicly announce the preliminary number of Tendered IsoTis Swiss Shares during the Acceptance Period and the Post-Acceptance Period collectively, being the first Trading Day following the end of the Post-Acceptance Period, such in accordance with Swiss law.

13 February 2007	The date on which the Offeror shall publicly announce the definitive total number of IsoTis Swiss Shares tendered during the Offer Period and the Post-Acceptance Period.

14 February 2007	Second Settlement Date
The date on which, in accordance with the terms and conditions of the Exchange Offer, the Consideration will be paid by the Offeror to the Shareholders who have validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd) their IsoTis Swiss Shares during the Post-Acceptance Period, being the first Trading Day following the date on which the total number of the Tendered IsoTis Swiss Shares are being announced.

6	INVITATION TO THE SHAREHOLDERS
The Offeror makes a recommended firm public exchange offer for all the IsoTis Swiss Shares. Shareholders are advised to review this Offer Memorandum (including all documents incorporated by reference herein) and in particular Chapter 1 (‘Restrictions’) and Chapter 2 (‘Important Information’) thoroughly and completely and to seek independent advice where appropriate in order to reach a reasoned judgment with respect to the Exchange Offer. With due reference to all statements, terms, conditions and restrictions included in this Offer Memorandum, Shareholders are hereby invited to tender their IsoTis Swiss Shares under the Exchange Offer pursuant to this Offer Memorandum in the manner and subject to the terms and conditions set out below.
Shareholders resident in Switzerland or trading their IsoTis Swiss Shares through the SWX are invited to tender their IsoTis Swiss Shares through the Swiss Offer Memorandum.
6.1	Consideration
In exchange for each ten (10) IsoTis Swiss Shares tendered under the terms and conditions of the Exchange Offer, the Offeror offers the Consideration of one (1) IsoTis US Share. The Consideration includes any dividend which may become payable for the Financial Year 2006 and for the Financial Year 2007. Assuming all 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered in the Exchange Offer, a total of 7,094,661 IsoTis US Shares will be issued. Following the Exchange Offer, the 100 IsoTis US Shares held by IsoTis and outstanding prior to the Exchange Offer will be cancelled and, based on the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006, the 7,094,661 IsoTis US Shares issued in the Exchange Offer will represent 100% of the outstanding shares and voting rights of the Offeror. The total IsoTis US Shares issued to the Shareholders will represent 100% of the outstanding share capital and voting rights of the Offeror after the last Settlement Date and following cancellation of the 100 IsoTis US Shares held by IsoTis. See paragraph 11.5 (‘Capital and shares’). Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’).
Fractional entitlements to IsoTis US Shares resulting from the exchange ratio will not be delivered but compensated in cash by the Offeror at EUR 0.9849 or CAD 1.4266, as appropriate (CHF 1.5667, if settled under the Swiss Offer Memorandum) per corresponding IsoTis Swiss Share, which amount corresponds to the 30-day average opening price for IsoTis Swiss Shares on the SWX during the 30 Trading Days preceding the first public announcement of the Exchange Offer and the publication of the Swiss pre-announcement on 6 November 2006.
Canadian Shareholders may refrain from receiving cash in lieu of fractional entitlements to IsoTis US Shares to avoid certain potential adverse tax consequences as described in paragraph 14.4 (‘Canadian tax aspects of the Exchange Offer’). Canadian Shareholders should note that while they have the choice of receiving cash in lieu of fractional entitlements of IsoTis US Shares, they will not receive any such cash unless they choose to receive such cash.

6.2	Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext
Shareholders who hold their IsoTis Swiss Shares through an Admitted Institution to Euronext are requested to make their acceptance known via their bank or stockbroker no later than 16.00 hours CET on the Closing Date. The Shareholder’s bank or stockbroker may set an earlier deadline for communication by the Shareholders in order to permit the Shareholder’s bank or stockbroker to communicate their acceptances to the Dutch Exchange and Paying Agent in a timely manner. The Admitted Institutions to Euronext may tender IsoTis Swiss Shares for acceptance only to the Dutch Exchange and Paying Agent (ABN AMRO Bank N.V., attn. Servicedesk MF 7020, Kemelstede 2, 4817 ST Breda, the Netherlands, tel. +31 76 579 9455, fax: +31 76 579 9643) and only in writing. In tendering IsoTis Swiss Shares, the Admitted Institutions to Euronext are required to declare that (i) they have the IsoTis Swiss Shares in their custody, (ii) each Shareholder who accepts the Exchange Offer irrevocably represents and warrants that the IsoTis Swiss Shares tendered by him or her are being tendered in compliance with the restrictions set out in Chapter 1 (‘Restrictions’) and (iii) they undertake to transfer (leveren) these IsoTis Swiss Shares to the Offeror on the Settlement Date, provided that the Exchange Offer has been declared unconditional (gestandgedaan).
Subject to article 9o, paragraph 5 of the Dutch Decree, the tendering of IsoTis Swiss Shares in acceptance of the Exchange Offer shall constitute irrevocable instructions to block any attempt to transfer the Tendered IsoTis Swiss Shares so that on or prior to the Closing Date, no transfer of such Tendered IsoTis Swiss Shares may be effected (other than to the Dutch Exchange and Paying Agent on or prior to the Closing Date if the Exchange Offer has been declared unconditional (gestandgedaan) and the Tendered IsoTis Swiss Shares have been accepted for purchase or unless the IsoTis Swiss Shares have been withdrawn in accordance with paragraph 6.5 (‘Withdrawal rights’) of this Offer Memorandum, and to debit the securities account in which such IsoTis Swiss Shares are held on the Closing Date in respect of all of the Tendered IsoTis Swiss Shares, in exchange for the Consideration per IsoTis Swiss Share in respect of those Tendered IsoTis Swiss Shares.
6.3	Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada or the U.S.
6.3.1	Manner of acceptance
Shareholders whose IsoTis Swiss Shares are registered in the name of a broker, dealer or other nominee in Canada or the United States and who wish to accept the Exchange Offer should contact that nominee for assistance in tendering their IsoTis Swiss Shares. All tenders of IsoTis Swiss Shares by such broker, dealer or other nominee on behalf of a Shareholder will be made utilizing the procedures for book-entry transfers established by CDS and DTC.
Any participant in CDS may accept the Exchange Offer on behalf of a beneficial holder of IsoTis Swiss Shares by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by CDS at its office in Toronto, Ontario, Canada during the Acceptance Period or the Post-Acceptance Period. Delivery of IsoTis Swiss

Shares to CDS by means of a book-based transfer will constitute a valid tender under the Exchange Offer.
Any participant in DTC may accept the Exchange Offer on behalf of a beneficial holder of IsoTis Swiss Shares by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation and any other required documents are received by DTC at its office in New York, New York during the Acceptance Period or the Post-Acceptance Period and in sufficient time for DTC to tender such shares to CDS.
Shareholders, through their respective CDS or DTC participants, who utilize CDSX or DTC’s systems to accept the Exchange Offer through a book-based transfer of their holdings shall be bound by the terms of this Offer Memorandum and the tender of IsoTis Swiss Shares to CDS or DTC is considered a valid tender in accordance with the terms of the Exchange Offer.
6.3.2	General
All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any IsoTis Swiss Shares tendered pursuant to paragraph 6.3 of this Offer Memorandum will be determined by the Offeror in its sole judgment. Tendering Shareholders agree that such determinations shall be final and binding. The Offeror reserves the absolute right to reject any and all tenders which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the tender of any IsoTis Swiss Shares. There shall be no duty or obligation on the Offeror, the Exchange and Paying Agents or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Exchange Offer and this Offer Memorandum will be final and binding.
Shareholders whose IsoTis Swiss Shares are registered in the name of a dealer, broker, trust company, bank or other nominee and who wish to accept the Exchange Offer pursuant to paragraph 6.3 of this Offer Memorandum should contact that nominee for assistance in tendering such IsoTis Swiss Shares and should do so promptly in order to be able to tender their IsoTis Swiss Shares prior to the end of the Acceptance Period.
6.3.3	Further assurances
A Shareholder accepting the Exchange Offer covenants to execute, upon request by the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the tendered IsoTis Swiss Shares to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

6.4	Representations and warranties by tendering Shareholders
The acceptance of the Exchange Offer pursuant to the procedures set forth in this Offer Memorandum constitutes an agreement between a tendering Shareholder and the Offeror in accordance with the terms and conditions of the Exchange Offer. This agreement includes a representation and warranty by the tendering Shareholder that:
(a)	the tender of any IsoTis Swiss Shares constitutes an acceptance by the Shareholder of the Exchange Offer, on and subject to the terms and conditions as set out in this Offer Memorandum;
(b)	the Shareholder has full power and authority to tender, sell, assign and transfer the Tendered IsoTis Swiss Shares;
(c)	the Shareholder beneficially owns the Tendered IsoTis Swiss Shares;
(d)	the Tendered IsoTis Swiss Shares have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the IsoTis Swiss Shares to any other Person;
(e)	the tender of the Tendered IsoTis Swiss Shares complies with applicable laws;
(f)	when the Tendered IsoTis Swiss Shares are accepted and paid for by the Offeror, the Offeror will acquire good title thereof, free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests and rights of others; and
(g)	such Tendered IsoTis Swiss Shares are being tendered in compliance with the restrictions as set out in Chapter 1 (‘Restrictions’) and the securities and other applicable laws or regulations of the jurisdiction in which such Shareholder is located or of which it is a resident, and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tendering of such IsoTis Swiss Shares.
IsoTis, and IsoTis, Inc. as the case may be, will fund the costs of the Exchange Offer, including legal, accounting, dealer, solicitation, filing and printing costs, and the costs of preparing and mailing the Offer Memorandum. Such costs are expected to be approximately USD 2 million to 2.5 million.
6.5	Withdrawal rights
IsoTis Swiss Shares tendered pursuant to the Exchange Offer during the Acceptance Period may be withdrawn by or on behalf of the tendering Shareholder at any time until the end of the Acceptance Period.
During any extension of the Acceptance Period, any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer. In accordance with article 9o, paragraph 5 of the Dutch Decree, IsoTis Swiss Shares tendered on or prior to the extended Closing Date may, during the period to which the Acceptance Period has been extended, be withdrawn.
IsoTis Swiss Shares tendered during the Post-Acceptance Period, may also be withdrawn by or on behalf of the tendering Shareholder from 29 January 20071 until the end of the Post-Acceptance Period. Shareholders who wish to withdraw their IsoTis Swiss Shares from the Exchange Offer should immediately contact their broker, investment dealer, bank, trust company, or other nominee for assistance in withdrawing their IsoTis Swiss Shares from the Exchange Offer.
Withdrawals may not be rescinded and any IsoTis Swiss Shares withdrawn will thereafter be deemed to be not validly tendered under the Exchange Offer. However, withdrawn IsoTis Swiss Shares may be retendered by again following the applicable procedure for tendering IsoTis Swiss Shares, as described in this Offer Memorandum.
Shareholders whose IsoTis Swiss Shares are registered in the name of a broker, dealer or other nominee in Canada or the United States and who wish to withdraw IsoTis Swiss Shares tendered under the Exchange Offer should contact that nominee for assistance and provide written notice of withdrawal to such nominee. All withdrawals of IsoTis Swiss Shares by such broker, dealer or other nominee on behalf of a Shareholder will be made utilizing the procedures for book-entry transfers established by CDS and DTC. Any participant in CDS may withdraw IsoTis Swiss Shares tendered under the Exchange Offer on behalf of a beneficial holder of IsoTis Swiss Shares by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by CDS at its office in Toronto, Ontario, Canada prior to end of the Acceptance Period or the Post-Acceptance Period. Any participant in DTC may withdraw IsoTis Swiss Shares tendered under the Exchange Offer on behalf of a beneficial holder of IsoTis Swiss Shares by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation and any other required documents are received by DTC at its office in New York, New York in sufficient time to allow DTC to process such withdrawal through CDS prior to the end of the Acceptance Period or the Post-Acceptance Period.
All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, IsoTis, any of the Exchange and Paying Agents, or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.
In addition to the foregoing rights of withdrawal, Shareholders in certain provinces and territories in Canada are entitled to statutory rights of rescission or to damages, or to both, in certain circumstances. See paragraph 15.3 (‘Statutory rights’) for more information.
6.6	Exchange Offer Conditions
The obligation of the Offeror to declare the Exchange Offer unconditional (gestand doen) is subject to the following Exchange Offer Conditions being satisfied or, if permitted by applicable law, waived by the Offeror as provided herein:

[1]	According to Swiss practice, such withdrawal can only be effected as from the second Trading Day after the start of the Post-Acceptance Period.

(a)	on the Closing Date, the IsoTis Swiss Shares tendered under the Exchange Offer, together with the IsoTis Swiss Shares, directly or indirectly held by the Offeror for its own account at the Closing Date, represent at least 67% of the Company’s issued and outstanding share capital as at the Closing Date including the maximum number of IsoTis Swiss Shares that could be issued based on IsoTis’ conditional share capital[2];
(b)	on or prior to the Closing Date:
(i)	the IsoTis US Shares shall have been authorized for listing on the NASDAQ Global Market, subject to notification of issuance;

(ii)	no court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the Exchange Offer;

(iii)	all waiting periods under antitrust laws applicable to the acquisition of the Company by the Offeror shall have expired or been terminated and all competent domestic, international and supranational merger control authorities shall have approved and/or granted clearance of the acquisition of the Company by the Offeror without them or their group companies being required to meet any condition or requirement that has a Material Adverse Effect on them;
(c)	on or prior to the Closing Date, no notification has been received from the AFM that the Exchange Offer has been made in conflict with Chapter IIA of the Dutch Act, in which case the securities institutions involved in the Exchange Offer pursuant to section 32a of the Dutch Decree would not be allowed to cooperate with the settlement of the Exchange Offer.
The Exchange Offer Conditions in sub clauses (a) through (c) serve for the benefit of the Offeror. The Offeror has the right to (either in whole or in part) waive the Exchange Offer Conditions with the exception of the Exchange Offer Conditions in sub clause (b)(i) and (c) which cannot be waived.
6.7	Acceptance Period
The Acceptance Period begins on Friday 15 December 2006 at 9.00 hours CET (0.00 hours PST or 3.00 hours EST) and ends, subject to extension in accordance with article 9o, paragraph 5 of the Dutch Decree and the pertaining rules of the SESTA and the implementing ordinances thereto and applicable Canadian securities laws or exemptions therefrom, on Friday 19 January 2007 at 16.00 hours CET (7.00 hours PST or 10.00 hours EST).

[2]	The 67% threshold relates to an aggregate of 78,940,713 IsoTis Swiss Shares, comprised of 70,946,612 issued and outstanding IsoTis Swiss Shares plus the maximum number of 7,994,101 IsoTis Swiss Shares that could be issued out of IsoTis’ conditional share capital. The foregoing numbers are accurate as of 30 November 2006. As for Swiss listed companies like IsoTis, conditional share capital is mainly used in connection with staff participation plans, shareholder’s options and convertible bonds. The general meeting of shareholders may decide on a capital increase subject to a condition precedent that f.e. employees shall be granted option rights. Accordingly, conditional share capital is listed share capital created but not yet used. At the time and to the extent that f.e. the aforementioned option rights are exercised and the relevant shares are being paid for, shares out of the conditional share capital are being legally issued.

If one or more of the Exchange Offer Conditions set out in paragraph 6.6 (‘Exchange Offer Conditions’) is not fulfilled, the Offeror may extend the Acceptance Period until all such Exchange Offer Conditions have been satisfied or, where appropriate, waived. See also paragraph 6.9 (‘Extension’). During an extension of the Acceptance Period, any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right of each Shareholder to withdraw the IsoTis Swiss Shares already tendered.
6.8	Declaring the Exchange Offer unconditional (gestanddoening)
If all of the Exchange Offer Conditions are satisfied or, where appropriate, waived, the Offeror will accept all IsoTis Swiss Shares that have been validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and not previously withdrawn, pursuant to the terms of the Exchange Offer and in accordance with the procedures set forth in paragraph 6.2 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext’) and paragraph 6.3 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada’).
The Offeror will determine within four Trading Days following the Closing Date, such date being the Unconditional Date, whether the Exchange Offer Conditions have been fulfilled or are to be waived by the Offeror and will announce whether (i) the Exchange Offer has been declared unconditional (gestandgedaan), (ii) there is still uncertainty as to the fulfillment of any of the Exchange Offer Conditions, or (iii) the Exchange Offer is terminated, as a result of the Exchange Offer Conditions not having been fulfilled or waived by the Offeror, all in accordance with article 9t, paragraph 4 of the Dutch Decree, the pertaining rules of the SESTA and its implementing ordinances and the relief obtained from the Canadian securities administrators in accordance with Canadian rules.
The announcement, if any, by the Offeror that there is still uncertainty as to the fulfillment of any of the Exchange Offer Conditions, does not mean that any Tendered IsoTis Swiss Shares shall be deemed to be automatically withdrawn.
6.9	Extension
The Offeror, at its sole discretion, may extend the Acceptance Period past the Closing Date so that the Acceptance Period, as extended, totals no more than 40 Trading Days (or so much longer as approved by the Swiss Take-over Board). An extension of the Acceptance Period beyond 40 Trading Days may occur with the consent of the Swiss Take-over Board. In case of extension of the Acceptance Period, all references in this Offer Memorandum to the ‘Closing Date’ or ‘16.00 hours CET (7.00 hours PST or 3.00 hours EST), on 19 January 2007’ shall, unless the context requires otherwise, be moved to the latest date and time to which the Exchange Offer has been so extended. A Shareholder’s bank or stockbroker may set an earlier deadline for communication by the Shareholders in order to permit the Shareholder’s bank or stockbroker to communicate their acceptances to the Exchange and Paying Agents in a timely manner.
If the Acceptance Period is extended such that the obligation pursuant to article 9t of the Dutch Decree to announce whether the Exchange Offer has been declared unconditional (gestandgedaan) is postponed, a public announcement to that effect shall be made no later than the third Trading Day following the relevant Closing Date, in accordance with the provisions of article 9o, paragraph 5 of the Dutch Decree.
During any such extension of the Acceptance Period, any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer. In accordance with article 9o, paragraph 5 of the Dutch Decree, IsoTis Swiss Shares tendered on or prior to the extended Closing Date may, during the period to which the Acceptance Period has been extended, be withdrawn.
6.10	Listing of IsoTis US Shares
Concurrent with the First Settlement Date, the IsoTis US Shares offered in exchange for IsoTis Swiss Shares tendered in the Exchange Offer will be listed on the NASDAQ Global Market. Subject to the Exchange Offer being declared unconditional, trading of the IsoTis US Shares on the NASDAQ Global Market is expected to commence on the First Settlement Date.
6.11	Settlement
In the event that the Offeror announces that the Exchange Offer is declared unconditional (gestandgedaan), Shareholders who have tendered and delivered their IsoTis Swiss Shares for acceptance during the Acceptance Period pursuant to the Exchange Offer will receive on the First Settlement Date, the Consideration in exchange for the IsoTis Swiss Shares validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), at which point, dissolution or annulment of a Shareholder’s tender or delivery (levering) shall not be permitted.
6.12	Post-Acceptance Period
In the event that the Offeror declares the Exchange Offer unconditional (gestand doen), the Offeror shall give Shareholders who have not tendered their IsoTis Swiss Shares for acceptance during the Acceptance Period an additional period of ten Trading Days to tender their IsoTis Swiss Shares under the Exchange Offer. Shareholders who have tendered and delivered their IsoTis Swiss Shares for acceptance during this Post-Acceptance Period will receive on the Second Settlement Date the Consideration in exchange for the IsoTis Swiss Shares validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd), at which point, dissolution or annulment of a Shareholder’s tender or delivery (levering) shall not be permitted.
6.13	Dividend
Upon the terms of, and subject to, the Exchange Offer Conditions, the Exchange Offer shall commit the Offeror to acquire each IsoTis Swiss Share tendered under the Exchange Offer in exchange for the Consideration, which Consideration is inclusive of any dividend which may become payable for the Financial Year 2006 and the Financial Year 2007.

6.14	Commission
6.14.1	Tendering IsoTis Swiss Shares through an Admitted Institution to Euronext
Admitted Institutions to Euronext shall receive from the Dutch Exchange and Paying Agent on behalf of the Offeror a commission calculated on the basis of the opening price of the IsoTis US Shares on the NASDAQ Global Market, in respect of each IsoTis Swiss Share validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and delivered (geleverd), up to a maximum of EUR 10,000 per Shareholder tender. The commission must be claimed from the Offeror through the Dutch Exchange and Paying Agent within 30 days of the Unconditional Date. No costs will be charged to the Shareholders by the Offeror or IsoTis for the delivery and payment of the IsoTis Swiss Shares, however, Shareholders may be charged certain fees by their banks or stockbrokers.
6.14.2	Tendering IsoTis Swiss Shares by Canadian and U.S. Shareholders
The Offeror has engaged RBC Capital Markets to act as the Canadian/U.S. Soliciting Dealer under the Exchange Offer to make solicitations in respect thereof. The Canadian/U.S. Soliciting Dealer will receive reasonable and customary compensation from the Offeror for its services relating to the Exchange Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Canadian/U.S. Soliciting Dealer against certain liabilities and expenses in connection with the Exchange Offer, including certain liabilities under the provincial securities laws of Canada.
A broker or dealer or other nominee in Canada or the United States that tenders IsoTis Swiss Shares on behalf of a Shareholder, may charge such Shareholder a fee for performing this service. Except as set forth above, the Offeror will not pay any fees or commissions to any broker or dealer or any other Person for soliciting the tender of IsoTis Swiss Shares pursuant to the Exchange Offer.
Questions and requests for assistance concerning the Exchange Offer by Shareholders holding IsoTis Swiss Shares through a Canadian or U.S. broker or dealer or other nominee resident in Canada should be made directly to the Canadian/U.S. Soliciting Dealer.
6.15	Restrictions
The Exchange Offer is being made with due observance of such statements, conditions and restrictions as are included in the Offer Memorandum. The Offeror reserves the right to accept any tender under the Exchange Offer, which is made by or on behalf of a Shareholder, even if it has not been effectuated in such manner as set out above.
6.16	Announcements
Any announcement that is required to be made in relation to the Exchange Offer will be made in any event in the Daily Official List and any advertisement that is required to be published in relation to the Exchange Offer will be published (in any event) in a Dutch daily newspaper of wide circulation.

7	EXPLANATION AND BACKGROUND TO THE EXCHANGE OFFER
7.1	Introduction
IsoTis is a Swiss company with its shares listed on the Swiss stock exchange (the SWX), the Dutch stock exchange (Euronext Amsterdam) and the Toronto stock exchange (the TSX). The Board has determined it to be in the best interests of IsoTis, its Shareholders and other stakeholders to reorganize the Company in the U.S. and to list the shares of the U.S. company on the NASDAQ Global Market. To accomplish this, IsoTis has formed a wholly-owned subsidiary, the Offeror, in the State of Delaware in the U.S. The board of directors and management of the Offeror will be identical to the Board and management of IsoTis with the exception of one director, being Mr. David Gill, who has been elected to the board of directors of IsoTis, Inc. instead of Henjo Hielkema, who will remain a member of the Board of IsoTis. (see also paragraph 7.13 (‘Future composition of the Board’). The board of directors of the Offeror is causing the Offeror to make the Exchange Offer, which will result in each Shareholder receiving one (1) IsoTis US Share for each ten (10) IsoTis Swiss Shares tendered under the terms of the Exchange Offer. The exchange ratio has been established by reference to the listing requirements of the NASDAQ Global Market, which require that each listed share have a value of at least USD 5. Based on the most recent closing prices of one IsoTis Swiss Share on each of the SWX, Euronext Amsterdam and the TSX, the current value of an IsoTis Swiss Share is approximately USD 1. Based on the current market price, when ten (10) IsoTis Swiss Shares are exchanged for one (1) IsoTis US Share, each IsoTis US Share will have an initial value of approximately USD 10. Because the Offeror cannot predict the actual trading price of the IsoTis Swiss Shares at the time of the First Settlement Date, or the applicable exchange rate at that time, the exchange ratio is structured to permit those elements to fluctuate without negatively impacting the Offeror’s ability to list the IsoTis US Shares.
Following the Exchange Offer and assuming all IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly-owned subsidiary of the Offeror and the Shareholders will own 100% of the Offeror in the same respective percentage as their former ownership in IsoTis (see also paragraph 6.1 (‘Consideration’). Application has been made to list the IsoTis US Shares on the NASDAQ Global Market and it is a condition of the Exchange Offer that they will be so listed. Following the Exchange Offer, the Offeror may issue additional shares in a capital raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. The purpose of the public offer would be to raise additional capital for the company; however, no assurance can be made that such an offer will occur. A Shareholder’s ownership interest in the Offeror after the Exchange Offer would be reduced by any issuance of additional IsoTis US Shares in a public offering or otherwise. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’).
7.2	Rationale for the Exchange Offer
The Board believes that transitioning the Company to the U.S. is the next logical step in its continued progression. After the acquisition of GenSci OrthoBiologics, Inc. in 2003 (see paragraph 10.2.2 (‘History’) under “2003: The acquisition of GenSci OrthoBiologics Inc.”), IsoTis has gradually transitioned the majority of its operations to the United States. In particular, during the last two years, IsoTis has concentrated all of its executive management, production and near-term product development in its Irvine, California facility, phased out most of its operations in Bilthoven, the Netherlands, and relocated its registered Swiss office and international sales and marketing headquarters to more economic space in Lausanne, Switzerland. Simultaneously, IsoTis has seen its U.S. revenues increase from Financial Year 2004 to Financial Year 2005 by 27%, representing approximately 81% of total revenue in Financial Year 2005. The Board believes that reorganizing IsoTis in the U.S. will enable additional growth and provide additional benefit to Shareholders by:
•	Increasing visibility to institutional investors. IsoTis’ peer companies trade on U.S. stock markets and not on any of the international exchanges where the IsoTis Swiss Shares currently trade. A listing on the NASDAQ Global Market among peer companies should assist investors in evaluating IsoTis by providing direct, easily accessible comparables. The improved visibility offered by a U.S. listing should help to increase U.S. analyst coverage, and thereby bring the Company’s valuation more in line with that of its peers. IsoTis also believes that a listing on the NASDAQ Global Market will lead to improved access to U.S. institutional investors focused on medical device and growth companies, who may be prohibited from investing in IsoTis as a non-U.S. listed stock.
•	A single U.S. exchange, more liquidity, less complexity. The IsoTis Swiss Shares currently trade on SWX, Euronext Amsterdam and the TSX. IsoTis believes that a single listing will enable investors to obtain accurate and reliable information regarding company performance and relative valuation. Additionally, IsoTis believes that consolidating its existing listings onto a single exchange, in particular the NASDAQ Global Market, where numerous life sciences companies are listed, will increase the liquidity of the IsoTis Swiss Shares, which should be beneficial for the Shareholders. Lastly, IsoTis believes that listing on a single stock exchange will reduce the complexity of the Company’s current legal and securities compliance requirements and reduce its related expenses. See paragraph 10.11 (‘Price range and trading volume of IsoTis Swiss Shares’).
•	Facilitating access to capital markets. IsoTis believes that by establishing a presence on NASDAQ Global Market, increasing the Company’s visibility to investors and analysts and increasing the liquidity of the Company’s shares, the Company will be positioning itself to have better access to the global capital markets. Improved access to capital markets should, in turn, enable additional growth in the Company by facilitating the Company’s ability to raise additional capital through the issuance of stock or the Company’s ability to acquire or invest in complementary technologies or products using its stock. Following the Exchange Offer, the Offeror may issue additional shares in a capital raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. The purpose of the public offer would be to raise additional capital for the company; however, no assurance can be made that such an offer will occur.
•	Aligning stock exchange listing with primary market and primary location of operations. IsoTis believes that by becoming a U.S. company with a NASDAQ Global Market listing, it will demonstrate its commitment to the U.S. orthopedics market, the largest single orthopedic market in the world, its U.S. customers and its U.S. staff. At the same time IsoTis will continue to serve its fast growing contingent of international customers through its Swiss sales and marketing organization out of Lausanne and from its headquarters in Irvine, California.

7.3	Substantiation and motivation of the Consideration
As discussed above, the primary purpose of the Exchange Offer is to reorganize IsoTis into a U.S. company with its shares listed on the NASDAQ Global Market and to cause existing Shareholders to receive shares in that U.S. company. To accomplish this, IsoTis has formed a subsidiary incorporated in the State of Delaware, i.e. the Offeror, and is causing the Offeror to make the Exchange Offer for all outstanding IsoTis Swiss Shares. For purposes of complying with the listing standards for the NASDAQ Global Market, the Offeror is offering one (1) IsoTis US Share for each ten (10) IsoTis Swiss Shares. The Consideration includes any dividend which may become payable for the Financial Year 2006 and the Financial Year 2007. However, because each Shareholder will receive relatively the same number of IsoTis US Shares in exchange for its IsoTis Swiss Shares, assuming all IsoTis Swiss Shares are tendered in the Exchange Offer, the Shareholders will own 100% of the Offeror and each Shareholder will, in terms of percentage, hold the same interest in the Offeror that it held in IsoTis prior to the Exchange Offer. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’). In addition, the Offeror may not obtain 100% of the IsoTis Swiss Shares pursuant to the Exchange Offer. For a description of the risks associated with the Offeror owning less than 100% of IsoTis, please see paragraph 7.5 (‘Future legal structure’) and paragraph 12.1(‘Risks relating to the Exchange Offer’). For the IsoTis Swiss Share price performance (closing price of IsoTis Swiss Shares) during the 12 month period prior to the public announcement regarding the Exchange Offer on 6 November 2006, please see paragraph 10.16 (‘Price range and trading volume of IsoTis Swiss Shares’).
7.4	Future strategy
The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive shares in a U.S. company that are listed on the NASDAQ Global Market. Upon completion of the Exchange Offer, IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business of IsoTis acquired in the Exchange Offer. As a result, following the Exchange Offer, the business and financial condition of the Offeror will be nearly identical to that of IsoTis prior to the Exchange Offer, less the costs and expenses incurred in connection with accomplishing the Exchange Offer and the listing of the IsoTis US Shares on the NASDAQ Global Market.
The Offeror subscribes to and intends to actively support the strategy of the Company as described in its Annual Report on Form 20-F filed with the SEC regarding the Financial Year 2005. The Offeror will continue the character and company culture of the Company.
7.5	Future legal structure
In the event that less than 100% of the IsoTis Swiss Shares are tendered under the Exchange Offer, the Offeror reserves the right to use any legally permitted method to obtain ownership of 100% of the IsoTis Swiss Shares. For this purpose, the Offeror may request, subject to the Offeror having acquired 98% or more of the IsoTis Swiss Shares (i.e. the voting rights attached thereto), to request the cancellation of the IsoTis Swiss Shares that are being held by the relevant minority Shareholders, such request to be filed in accordance with article 33 SESTA. Under Swiss law, any offeror who has made a tender offer for the shares of a listed Swiss target company, and who, as a result of such offer, holds more than 98% of the voting rights of the target company, may petition the court to cancel the remaining equity securities. The corresponding petition must be filed against the target company within three months after the expiration of the offer period. The remaining shareholders may join in the proceedings. If the court orders cancellation of the remaining equity securities, the target company will reissue the equity securities and deliver such securities to the offeror against performance of the offer or for the benefit of the holders of the cancelled equity securities.
Should the Offeror acquire less than 98% but 90% or more of the IsoTis Swiss Shares (i.e. the voting rights attached thereto), the Offeror may merge IsoTis with a company controlled by the Offeror whereby the remaining minority Shareholders would receive a compensation other than ownership interests in the surviving entity (presumably IsoTis US Shares). Shareholders will receive the same number of IsoTis US Shares in the merger as they would have received if they tendered their IsoTis Swiss Shares in the Exchange Offer. In addition, Shareholders should be aware that such compensation may be subject to significant taxation (see paragraph 14.2 (‘Swiss tax aspects of the Exchange Offer’). The timing and details of such merger will necessarily depend on a variety of factors, including the number of IsoTis Swiss Shares acquired pursuant to the Exchange Offer and there can be no assurance that any such transaction will be proposed or, if proposed, effected.
If the Offeror acquires less than 90%, but more than 67% of the IsoTis Swiss Shares (i.e. the voting rights attached thereto), it will be unable to acquire 100% of the IsoTis Swiss Shares by operation of law. In that case, non-tendering Shareholders will remain as Shareholders of IsoTis, but will hold a minority position and the Offeror will control IsoTis. The Offeror intends to maintain only the SWX listing of the (untendered) IsoTis Swiss Shares (see also paragraph 7.6 (‘Delisting’). Should the Offeror acquire less than 90% of the voting rights of IsoTis, it reserves the right to compensate the remaining minority Shareholders by other means, e.g. by way of a private or public offer, subject to the price rules that may apply under applicable laws and regulations. If you do not tender your IsoTis Swiss Shares and the Offeror acquires 67% or more, but less than 90%, of the IsoTis Swiss Shares, you will hold shares that represent a minority interest in the Company that will be controlled by the Offeror. The liquidity of the IsoTis Swiss Shares may be adversely impacted in such a situation, particularly when coupled with the delisting of those shares from Euronext Amsterdam and TSX. For risks relating to the Exchange Offer, please see paragraph 12.1 (‘Risks relating to the Exchange Offer’).
7.5.1	Subsequent acquisition transaction under Canadian rules
As provided in paragraph 7.5 above, in the event that at least 90% but less than 98% of the IsoTis Swiss Shares are tendered under the Exchange Offer, the Offeror intends to consummate the Subsequent Merger.
Rule 61-501, Regulation Q-27 and the regulations to securities legislation in certain provinces of Canada (collectively, the Regulations) may deem certain types of subsequent acquisition transactions (which would include the Subsequent Merger) involving a related party of IsoTis, such as the Offeror, to be “business combinations” or “going private transactions” if such transactions would result in the interest of a holder of any class of IsoTis Swiss Shares (the Affected

Securities) being terminated without the consent of the holder and, in the case of Rule 61-501, regardless of whether the security is replaced with another security, or, in the case of Regulation Q-27, without the substitution therefor of an interest of equivalent value in a participating security of IsoTis, a successor to the business of IsoTis or a person who controls IsoTis or a successor to the business of IsoTis. In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of subsequent acquisition transactions to be “related party transactions”.
Rule 61-501, Regulation Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out a business combination or going private transaction is required to prepare a valuation of the Affected Securities (and any non-cash consideration being offered therefor) and provide to the holders of the Affected Securities a summary of such valuation. Rule 61-501 and Regulation Q-27 have similar requirements for related party transactions. However, if the Subsequent Merger is a “business combination” or “going private transaction” carried out in accordance with Rule 61-501 or an exemption therefrom and Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 would not then apply to such transaction.
In connection with the Exchange Offer, the Offeror intends to rely on an exemption, pursuant to National Instrument 71-102 Continuous Disclosure and Other Exemptions relating to Foreign Issuers, exempting the Offeror or IsoTis, as appropriate, from the requirement to prepare a valuation in connection with the Subsequent Merger. The tax consequences of the Exchange Offer and such a transaction may be different, since, on the date hereof, the Offeror does not know and cannot reasonably foresee the tax consequences arising from such a transaction, other than as described herein.
Rule 61-501 and Regulation Q-27 also require that, in addition to any other required shareholder approval, in order to complete a transaction such as the Subsequent Merger, the approval of a simple majority of the votes cast by “minority” shareholders of the Affected Securities must be obtained. Absent exemptions or discretionary relief from the OSC and Autorité des marchés financiers du Québec, the necessary level of shareholder approval required to complete such a transaction is a simple majority of the votes cast by “minority” holders of each class of the Affected Securities, voting separately as a class, other than the Offeror, their directors and senior officers, any associate or affiliate or insider of the Offeror as well as their directors and senior officers and any person or company acting jointly or in concert with any of the foregoing in connection with the Exchange Offer or any Subsequent Merger. However, Rule 61-501 and Regulation Q-27 provide that, subject to certain terms and conditions regarding the timing of the Subsequent Merger and certain other requirements, the Offeror may treat IsoTis Swiss Shares acquired pursuant to the Exchange Offer as “minority” securities and to vote them, or to consider them voted, in favor of such a transaction if the consideration per security in such a transaction is at least equal in value to, and in the same form as, the consideration paid under the Exchange Offer and if the intent to effect such a transaction was disclosed at the time of the Exchange Offer. The Offeror intends that the IsoTis Swiss Shares acquired by it pursuant to the Exchange Offer will be counted as part of the minority approval required, if any, in connection with any such transaction.

The tax consequences to a shareholder of the Subsequent Merger may differ from the tax consequences to such shareholder of accepting the Exchange Offer. See the section entitled “Canadian Tax Aspects of the Exchange Offer” in the Offer Memorandum. Shareholders should consult their legal advisors for a determination of their legal rights with respect to the Subsequent Merger if and when proposed.
Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.
7.6	Delisting
Should the Exchange Offer be declared unconditional (gestandgedaan), the Offeror intends to procure that the Company’s listing on SWX, Euronext Amsterdam and the TSX will be terminated as soon as possible. Should the Exchange Offer result in the Offeror acquiring less than 90% of the IsoTis Swiss Shares, the Offeror intends to only maintain the SWX listing and hence to discuss with Euronext Amsterdam and the TSX the delisting of the Company from Euronext Amsterdam and the TSX. However, IsoTis may be unable to delist the IsoTis Swiss Shares from the SWX, Euronext Amsterdam and/or the TSX. If IsoTis is unable to delist the IsoTis Swiss Shares from these exchanges, IsoTis may continue to have multiple exchange listings, which could result in a decreased valuation of both the IsoTis Swiss Shares and the IsoTis US Shares. (See paragraph 12.1 (‘Risks relating to the Exchange Offer’)).
If all IsoTis Swiss Shares are tendered in the Exchange Offer, the Offeror believes it will be able to cause IsoTis to delist the IsoTis Swiss Shares from each of the aforementioned exchanges.
7.7	Listing of IsoTis US Shares
Concurrent with the First Settlement Date, the IsoTis US Shares offered in exchange for IsoTis Swiss Shares tendered in the Exchange Offer will be listed on the NASDAQ Global Market. Subject to the Exchange Offer being declared unconditional, trading of the IsoTis US Shares on the NASDAQ Global Market is expected to commence on the First Settlement Date.
7.8	Future dividend policy
IsoTis has never declared or paid any cash dividends on its capital stock, and the Offeror does not expect to declare or pay any cash dividends on the IsoTis US Shares in the foreseeable future. The Offeror intends to retain all available funds and any future earnings to support its operations and finance the growth and development of its business.
7.9	Organizational and social consequences
As discussed above, the primary purpose of the Exchange Offer is to reorganize IsoTis into the U.S. and to cause the existing Shareholders to receive shares of a U.S. company that are listed on the NASDAQ Global Market (i.e. the IsoTis US Shares). Accordingly, the purpose, business, character and company culture of IsoTis will be continued and the existing employments and employment conditions within the business of the Company will not be adversely affected as a result of the Exchange Offer as such.
Given that the Company is not seated in the Netherlands, only nine of its employees are at the date of this Offer Memorandum employed in the Netherlands, and the proposed acquisition of the Company by the Offeror is otherwise outside the jurisdiction (rechtssfeer) of Dutch law as referred to in article 2 paragraph 2d of the Merger Code, the Merger Code does not apply in respect of the Exchange Offer.
7.10	Options
In connection with the merger of Modex Thérapeutiques S.A. and IsoTis N.V. in 2002, the Company terminated its existing share option plan and cancelled all previously outstanding options. IsoTis adopted a new share option plan for grants to consultants and former IsoTis N.V. employees and board members, based on treasury shares (the 2003-0 Plan).
The Company also has a share option plan for its board members and employees outside of North America, based on conditional capital (the 2003-1 Plan).
In connection with the acquisition of GenSci OrthoBiologics, Inc. in 2003, IsoTis established a share option plan for North American employees based on conditional capital (the 2003-2 Plan). The 2003-0 Plan, 2003-1 Plan and the 2003-2 Plan are referred to as the Plans.
Options under the Plans vest based on the terms established in the individual grant agreement. Such terms are established by the compensation committee and typically range from vesting immediately to vesting over a period of four years. Options issued under the 2003-0 Plan and 2003-1 Plan are subject to profit-retribution provisions. Such provisions entitle IsoTis to receive a portion of the profits upon sale of the IsoTis Swiss Shares to a third party, calculated as the difference between the total proceeds from the sale of the IsoTis Swiss Shares, and the aggregate exercise price. The portion of any profits to be remitted to the Company decreases ratably over a period of three years. Options generally expire over a period of four to ten years.
The following table sets forth information relating to outstanding options to acquire IsoTis Swiss Shares as of 30 November 2006:

Outstanding IsoTis options

		Number of
		shares
		underlying	Exercise prices
		options	per share	Expiry dates
a.	Current and past executive officers as a group (7 persons)	3,175,960	CHF1.00 – CHF2.63	2007/12/12 – 2016/10/01

b.	Current and past directors not listed under (a) as a group (7 persons)	794,914	CHF1.00 – CHF3.01	2007/12/12 – 2016/05/19

c.	All other current and past employees not listed under (a) or (b) as a group (185 persons)	2,781,664	CHF1.00 – CHF3.31	2007/12/12 – 2016/10/01

d.	All other option holders not listed under (a), (b) or (c) as a group (0 persons)	—	—	—
Concurrently with the Exchange Offer, the Offeror intends to exchange each outstanding option to acquire IsoTis Swiss Shares for a similar option to acquire IsoTis US Shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer.
7.11	Offeror’s 2006 Incentive Award Plan
The 2006 Incentive Award Plan (the 2006 Plan) was adopted by the Offeror’s Board of Directors in November 2006 and was approved by the Offeror’s stockholder in December 2006. Outstanding options under the Company’s current stock option plans, other than those held by certain former employees, will be rolled over into the 2006 Plan upon the same terms and conditions currently applicable to such grants. Following is a brief description of the 2006 Plan, which is qualified in its entirety by reference to the 2006 Plan, a copy of which may be obtained as provided in Chapter 2 (‘Important Information’) of this Offer Memorandum.
Purpose. The principal purpose of the 2006 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. The 2006 Plan provides for a variety of such awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code (the Code)), stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance stock unit awards, stock payment awards, performance-based awards and other stock-based awards. A total of 800,000 IsoTis US Shares are reserved for issuance under the 2006 Plan, which may be used for any of the types of awards permitted under the 2006 Plan.
Administration. The 2006 Plan will be administered by the Offeror’s board of directors, unless and until it delegates administration to the Offeror’s compensation committee or other applicable committee of the board of directors (a Board Committee). The Offeror’s board of directors, or the applicable Board Committee if so empowered, has the power to interpret the 2006 Plan and to adopt such rules for the administration, interpretation and application of the 2006 Plan according to its terms. Upon and following the completion of the Exchange Offer, the 2006 Plan will be administered by a committee which is comprised solely of at least two individuals who qualify as

‘non-employee directors’, as defined in Rule 16-3(b)(3) of the Securities Exchange Act of 1934, as amended, and at least two ‘outside directors’ pursuant to Section l62(m) of the Code.
Grant of awards. Certain employees, consultants and directors are eligible to be granted awards under the 2006 Plan. The Offeror’s board of directors, or the applicable Board Committee if so empowered, determines:
•	which employees, consultants, and directors are to be granted awards;
•	the type of award that is granted;
•	the number of shares subject to the awards; and
•	the terms and conditions of such award, consistent with the 2006 Plan.
Adjustment of awards. If the Offeror’s board of directors, or the applicable Board Committee if so empowered, determines that a stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of company assets to stockholders (other than normal cash dividends), or any other corporate event affecting the stock or the share price of the stock affects the IsoTis US Shares in a manner that causes dilution or enlargement of benefits or potential benefits under the 2006 Plan, then the Offeror’s board of directors (or the applicable Board Committee) may appropriately and equitably adjust:
•	the aggregate number of, and kind of, IsoTis US Shares subject to the 2006 Plan;
•	the number of, and kind of, IsoTis US Shares subject to the outstanding awards;
•	the price per share of the IsoTis US Shares upon exercise of outstanding options; and
•	the financial or other performance targets specified in each option agreement for determining the exercisability of options.
Change in control. Except as may otherwise be provided in any written agreement between the participant and the Offeror, in the event of a change in control of the Offeror (as defined in the 2006 Plan) in which awards are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a change in control, the Offeror’s board of directors may cause any and all awards outstanding under the 2006 Plan to terminate at a specific time in the future and will give each participant the right to exercise such awards during a period of time as the plan administrator, in its sole and absolute discretion, will determine.
Amendment and termination. The Offeror’s board of directors or the applicable Board Committee (with board of director approval) may amend, suspend and terminate the 2006 Plan anytime from time to time. However, the Offeror must generally obtain approval of its stockholders: (1) to increase the number of IsoTis US Shares available under the 2006 Plan; (2) to grant options with an exercise price that is below the fair market value of shares of IsoTis US Shares on the grant date; or (3) to extend the exercise period for an option beyond 10 years from the date of grant.
Effective and expiration date. The 2006 Plan will be effective as of the date it is approved by the Offeror’s stockholder. The 2006 Plan will expire on, and no option or other award may be granted pursuant to the 2006 Plan after, the earlier of the tenth anniversary of (i) the date it is approved by the Offeror’s stockholder or (ii) the date it is approved by the Offeror’s board of directors. Any awards that are outstanding on the tenth anniversary of the date the 2006 Plan is approved by the Offeror’s stockholder shall remain in force according to the terms of the 2006 Plan and the applicable award agreement.
7.12	IsoTis Swiss Shares and options held directly or indirectly by members of the Board
As of 30 November 2006, none of the Offeror nor any director or senior officer of IsoTis or the Offeror or, to the knowledge of the members of the Board and senior officers of IsoTis and the Offeror, after reasonable inquiry, (i) their respective associates, or (ii) any person or company acting jointly or in concert with IsoTis or the Offeror, or (iii) any person or company holding more than 5% of any class of equity securities of IsoTis or the Offeror, beneficially owns, directly or indirectly, or exercises control or direction over, any securities of IsoTis, except as set forth below. As of 30 November 2006, excluding shares underlying options, all of the members of the Board and members of senior management of IsoTis had direct or indirect beneficial ownership of less than 1% of the outstanding IsoTis Swiss Shares.
The percentage of outstanding shares and percentage of outstanding options below are based on the total outstanding number of IsoTis Swiss Shares and total outstanding options to purchase IsoTis Swiss Shares as of 30 November 2006.

Non-executive		Percentage of		Percentage of
members		outstanding		outstanding
of the Board	Shares	shares	Options	options	Total
James S. Trotman	33,106	0.05%	378,474	5.61%	411,580
Aart Brouwer	—	0.00%	142,000	2.10%	142,000
Barbara D. Boyan	—	0.00%	50,000	0.74%	50,000
Darrell Elliott	24,440	0.03%	50,000	0.74%	74,440
James W. Hart	25,000	0.04%	50,000	0.74%	75,000
Henjo Hielkema	2,800	0.00%	50,000	0.74%	52,800
Daniel W. Kollin	—	0.00%	74,440	1.10%	74,440

Executive members of the Board and senior management
Pieter Wolters	96,236	0.14%	906,000	13.43%	1,002,236
Robert J. Morocco	—	0.00%	500,000	7.41%	500,000
Alan Donze	—	0.00%	500,000	7.41%	500,000
John F. Kay	41,800	0.06%	244,960	3.63%	286,760
Kathryn Liljestrand	—	0.00%	125,000	1.85%	125,000
James W. Poser	—	0.00%	500,000	7.41%	500,000
Gene B. Reu	—	0.00%	400,000	5.93%	400,000
Total	223,382	0.32%	3,970,874	58.84%	4,194,256

As provided in paragraph 7.10 (‘Options’), concurrently with the Exchange Offer, the Offeror intends to exchange each outstanding option to acquire IsoTis Swiss Shares for a similar option to acquire IsoTis US Shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer. Furthermore, the members of the Board and officers of IsoTis that hold IsoTis Swiss Shares intend to tender their IsoTis Swiss Shares under the Exchange Offer, subject to the same terms and conditions as set out in this Offer Memorandum, which, inter alia, means that they will receive the same Consideration as other tendering Shareholders. In addition, none of the members of the Board and officers of IsoTis have received any relevant material information with respect to the Exchange Offer that is not included in this Offer Memorandum.
7.13	Future composition of the Board
The board of directors of the Offeror consists of the same members as the Board with one exception: James Trotman, Aart Brouwer, Barbara Boyan, Darrell Elliott, David Gill (who replaces Henjo Hielkema), James Hart, Daniel Kollin and Pieter Wolters. It is envisaged that, on the Settlement Date, the board of directors of the Company will consist of the same members. Mr. Hielkema, who has not been elected to the board of directors of IsoTis, Inc., remains a member of the Board.

8	RECOMMENDATION BY THE BOARD
The Board has duly considered the strategic, financial and social aspects of the Exchange Offer and has reached the conclusion that the Exchange Offer is in the best interests of IsoTis, the Shareholders and other stakeholders in IsoTis. The Board is of the opinion that the Exchange Offer is reasonable and fair to the Shareholders. The Board therefore fully supports the Exchange Offer and unanimously recommends the Exchange Offer to the Shareholders for acceptance.
Each Shareholder will receive one (1) IsoTis US Share in exchange for each ten (10) IsoTis Swiss Shares tendered, and, assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, the Shareholders will, after the completion of the Exchange Offer own, 100% of the Offeror, whereas each Shareholder will, in terms of percentage, hold the same interest in the Offeror that it held in IsoTis prior to the Exchange Offer (see also paragraph 7.2 (‘Rationale for the Exchange Offer’) and paragraph 7.3 (‘Substantiation and motivation of the Consideration’). There will be no material charge in the business or financial conditions of IsoTis as a result of the Exchange Offer. Accordingly, the Board has determined that it is not necessary nor in the best interests of the Company and its Shareholders to incur considerable costs in order to obtain a fairness opinion. For a description of the risks associated with the Offeror owning less than 100% of IsoTis, please see paragraph 12.1 (‘Risks relating to the Exchange Offer’). For a description of the risks associated with the Offeror’s potential public offering of additional securities following the Exchange Offer, please see paragraph 12.3 (‘Risks relating to the IsoTis US Shares’).
14 December 2006
Board of Directors of ISOTIS SA

James Trotman	James Hart
Aart Brouwer	Henjo Hielkema
Barbara Boyan	Daniel Kollin
Darrell Elliott	Pieter Wolters

9	LETTER TO THE SHAREHOLDERS
Dear Shareholder,
On 6 November 2006, IsoTis announced the commencement of the most significant corporate event in the Company’s recent history — its intent to reorganize itself as a U.S. company and list its shares on the NASDAQ Global Market. The Company believes the reorganization and U.S. listing represents the next logical steps in the Company’s continued progression and believes that these steps will unlock the Company’s opportunity for future growth and development.
With this letter, IsoTis would like to take the opportunity to address the background of this proposed transaction and describe in more detail the anticipated benefits of the proposed transaction.
Background
After the acquisition of GenSci OrthoBiologics, Inc. in 2003, IsoTis has gradually transitioned the majority of its operations to the United States. In particular, during the last two years, IsoTis has concentrated all of its executive management, production and near-term product development in its Irvine, California facility, phased out most of its operations in Bilthoven, the Netherlands, and relocated its registered Swiss office and international sales and marketing headquarters to more economic space in Lausanne, Switzerland. Simultaneously, IsoTis has seen its U.S. revenues increase from Financial Year 2004 to Financial Year 2005 by 27%, representing approximately 81% of total revenue in Financial Year 2005. IsoTis believes that reorganizing IsoTis in the United States and listing its shares on the NASDAQ Global Market is the next logical step toward unlocking additional value in the Company by increasing its visibility to the investor public, increasing the liquidity of its stock and facilitating its access to the capital markets.
Process overview
In order to effect its reorganization into the U.S., IsoTis has formed a wholly-owned subsidiary, the Offeror, which is incorporated in the State of Delaware, in the U.S. The management and board of directors of the Offeror are identical to those of IsoTis with the exception of one (1) director, and IsoTis has caused the Offeror to make a public recommended firm offer to exchange ten (10) IsoTis Swiss Shares for every one (1) IsoTis US Share. Assuming all of the outstanding IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly-owned subsidiary of the Offeror, and the Offeror will be 100% owned by the prior shareholders of IsoTis upon completion of the Exchange Offer. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’). The Offeror has applied to have its IsoTis US Shares listed on the NASDAQ Global Market and the Exchange Offer is conditioned upon the Offeror receiving approval of its listing application subject to issuance of the IsoTis US Shares in the Exchange Offer. As a result, Shareholders will receive IsoTis US Shares that are listed on the NASDAQ Global Market.
Further considerations regarding the Exchange Offer
The Exchange Offer will have a number of advantages for the Company, its Shareholders, and other stakeholders, including:

•	Increasing visibility to institutional investors. IsoTis’ peer companies trade on U.S. stock markets and not on any of the international exchanges where the IsoTis Swiss Shares currently trade. A NASDAQ listing among peer companies should assist investors in evaluating IsoTis by providing direct, easily accessible comparables. The improved visibility offered by a U.S. listing should help to increase U.S. analyst coverage, and thereby bring the company’s valuation more in line with that of its peers. IsoTis also believes that a listing on NASDAQ Global Market will lead to improved access to U.S. institutional investors focused on medical device and growth companies, who may be prohibited from investing in IsoTis as a non-U.S. listed stock.
•	A single U.S. exchange, more liquidity, less complexity. The IsoTis Swiss Shares currently trade on SWX, Euronext Amsterdam and the TSX. IsoTis believes that a single listing will enable investors to obtain accurate and reliable information regarding company performance and relative valuation. Additionally, IsoTis believes that consolidating its existing listings onto a single exchange, in particular the NASDAQ Global Market, where numerous life sciences companies are listed, will increase the liquidity of the IsoTis Swiss Shares, which should be beneficial for the Shareholders. Lastly, IsoTis believes that listing on a single stock exchange will reduce the complexity of the Company’s current legal and securities compliance requirements and reduce its related expenses.
•	Facilitating access to capital markets. IsoTis believes that by establishing a presence on NASDAQ Global Market, increasing the Company’s visibility to investors and analysts and increasing the liquidity of the IsoTis Swiss Shares, the Company will be positioning itself to have better access to the global capital markets. Improved access to capital markets should, in turn, enable additional growth in the Company by facilitating the Company’s ability to raise additional capital through the issuance of stock or the Company’s ability to acquire or invest in complementary technologies or products using its stock. Following the Exchange Offer, the Offeror may issue additional shares in a capital raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. The purpose of the public offer would be to raise additional capital for the company; however, no assurance can be made that such an offer will occur.
•	Aligning stock exchange listing with primary market and primary location of operations. IsoTis believes that by becoming a U.S. company with a NASDAQ Global Market listing, it will demonstrate its commitment to the U.S. orthopedics market, the largest single orthopedic market in the world, its U.S. customers and its U.S. staff. At the same time, IsoTis will continue to serve its fast growing contingent of international customers through its Swiss sales and marketing organization out of Lausanne and from its headquarters in Irvine, California.
The Company will continue its operations under the name and aegis of ‘IsoTis’. The Exchange Offer is not expected to cause any adverse changes in the existing employments and employment conditions within the business of the Company.
Recommendation
The Board unanimously recommends the Exchange Offer to the Shareholders for acceptance. See Chapter 8 of the Offer Memorandum (‘Recommendation by the Board’).

Actions to be taken
If you hold IsoTis Swiss Shares and wish to accept the Exchange Offer, you are requested to make your acceptance known via your bank or stockbroker or other nominee as soon as possible and, in any event, by no later than 16:00 hours CET (7.00 hours PST or 10.00 hours EST), on 19 January 2007. The procedure for acceptance of the Exchange Offer is set out in Chapter 6 of the Offer Memorandum (‘Invitation to the Shareholders’).
14 December 2006, board of directors of ISOTIS SA

10	INFORMATION REGARDING ISOTIS

10.1	General information

10.1.1	Incorporation
ISOTIS SA, a Swiss corporation (Aktiengesellschaft) pursuant to article 620 et seq. of the Swiss Code of Obligations, with its registered office in Lausanne, Switzerland, was incorporated under Swiss law under the name Modex Thérapeutiques S.A. (Modex Therapeutiks Ltd) (Modex Therapeutik AG) on 27 June 1996 and entered under the register number CH-550-0058431-2 in the Commercial Register of Lausanne (now the Commercial Register of the Canton of Vaud) on 28 June 1996. The name of IsoTis was modified to ISOTIS SA on 9 December 2002 in connection with the acquisition of IsoTis N.V.
10.1.2	Registered office
ISOTIS SA
Rue de Sébeillon 1-3
1004 Lausanne
Switzerland
Telephone: +41 21 620 6000
Fax: +41 21 620 6060
Website: www.isotis.com
IsoTis’ corporate office and senior management are located at 2 Goodyear, Suite B, Irvine, California 92618, U.S., (tel: +1-949-595-8710). Research and development, clinical development, manufacturing, regulatory affairs, internal operations, sales and marketing, and finance and administration activities are performed at this location. IsoTis maintains its international sales and marketing headquarters in Lausanne, Switzerland, and will have, until December 2006, a small manufacturing team in Bilthoven, the Netherlands.
The Company’s transfer agent and registrar, SAG SIS Aktienregister AG, is located at Baslerstrasse 90, 4601 Otten, Switzerland (tel.:+41 62 311 6177).
10.1.3	The Board
As of the date of this Offer Memorandum the Board is comprised of the following members:

				Municipality of
Member	Position	Date (re)elected	Term expires	residence
James Trotman	Chairman	18 May 2006	2009	Blaine, Washington, U.S.A.

Aart Brouwer	Vice Chairman	20 November 2002	2008	Luzerne, Switzerland

Barbara Boyan	Director	18 May 2006	2009	Atlanta, Georgia, U.S.A.

				Municipality of
Member	Position	Date (re)elected	Term expires	residence
Darrell Elliott	Director	18 May 2006	2009	North Vancouver, British Columbia, Canada

James Hart	Director	23 June 2005	2008	Scottsdale, Arizona, U.S.A.

Henjo Hielkema	Director	20 November 2002	2008	Harmelen, the Netherlands

Daniel Kollin	Director	18 May 2006	2009	Livingston, New Jersey, U.S.A.

Pieter Wolters	Director	23 June 2005	2008	Laguna Beach, California, U.S.A.
None of the Board members have been convicted for any fraudulent offences in the previous five years. The Board manages the business of the Company and as such, inter alia, oversees senior management and the other officers of the Company.
The Board has three committees: the audit committee, the compensation committee and the corporate governance committee. The members of the audit committee are Henjo Hielkema (Chairman), Darrell Elliott and Daniel Kollin. The members of the compensation committee are James Trotman (Chairman), Aart Brouwer and James Hart. The members of the corporate governance committee are Darrell Elliott (Chairman), Henjo Hielkema and James Trotman.
James Trotman, M.D., Chairman
Dr. James Trotman joined the Board on 27 October 2003 as Chairman. As a founder of GenSci Regeneration, he has held continuous positions in GenSci since 1992. Dr. Trotman was chairman and director of GenSci from 1992 to 2003, he was Chief Executive Officer and President until 1999 and Chief Executive Officer until 2000. On 20 December 2001, GenSci Regeneration, together with GenSci OrthoBiologics, Inc., filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California. Both entities emerged from bankruptcy before GenSci OrthoBiologics, Inc. was acquired by the Company on 27 October 2003. Dr. Trotman is chairman of Lifebank Corp, chairman of SMC Ventures and also acts as a private consultant to other unrelated biotechnology companies. He is a member of the National Association of Corporate Directors. Prior to his involvement in the biotechnology sector, Dr. Trotman was a physician, surgeon and medical administrator for over 25 years in Canada.
Aart Brouwer, Vice-Chairman
Aart Brouwer joined IsoTis N.V.’s supervisory board in May 2002 and was chairman of the Board from 20 November 2002 until 27 October 2003, at which time he became vice-chairman of the Board. Since November 2005, Mr. Brouwer has been president of Celgene International Sàrl. Until 2002, Mr. Brouwer was vice-president Europe for Amgen Inc., a leading biotechnology company. Mr. Brouwer has held a range of senior marketing and management functions in the global pharmaceutical and biotech industries. In 2000, Mr. Brouwer founded BioNetwork, a consultancy firm based in Switzerland.
In October 2002, Glaucus Proteomics B.V., a private company with limited liability specializing in proteomics, of which Mr. Brouwer was serving as Chairman of the supervisory board at the time, dissolved due to a failed round of financing.
Barbara Boyan
Dr. Barbara Boyan is a professor in the Wallace H. Coulter Department of Biomedical Engineering at Georgia Tech and Emory University in Atlanta, Georgia where she holds the Price Gilbert, Jr. Chair in Tissue Engineering. She is also an adjunct professor in the Departments of Orthopaedics and Cell Biology at Emory University Medical School as well as the Schools of Biology and Materials Science and Engineering at the Georgia Institute of Technology. Dr. Boyan is a co-founder of OsteoBiologics, Inc. (San Antonio, Texas), which was acquired by Smith & Nephew in July 2006; Biomedical Development Corporation (San Antonio, Texas) and Orthonics, Inc. (Atlanta, Georgia). She is a member of the Board of Directors of ArthroCare, Inc (ARTC). Dr. Boyan also chairs the Scientific Advisory Board of IsoTis.
Darrell Elliott
Darrell Elliott joined the Board on 27 October 2003. He was previously a director of GenSci Regeneration. On 20 December 2001, GenSci Regeneration, together with GenSci OrthoBiologics, Inc., filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California. Both entities emerged from bankruptcy before GenSci OrthoBiologics, Inc. was acquired by the Company on 27 October 2003. Mr. Elliott is currently Chief Executive Officer and President of Isuma Strategies Inc., a strategic consulting firm for private equity in the biopharma industry. From August 1999 to March 2006, Mr. Elliott served as the Senior Vice President and Managing Director of MDS Capital Corporation, and was also, since January 2000, President of MDS Ventures Pacific Inc. and, since 2004, Chairman and Chief Executive Officer of British Columbia Medical Innovations Fund, all of which were associated but independent venture capital firms investing in the North American healthcare industry. Mr. Elliott has over 34 years of private equity investing and analogous operating experience in several countries and is a director of a number of unrelated public and private companies in the U.S., Canada and Europe, including Agrisoma Biosciences Inc., Apex Bioventures Acquisition Corporation, Aderis Inc., Isuma Strategies Inc., SMC Ventures Inc., Chromos Molecular Systems Inc. and Inex Pharmaceuticals Corp.
SMC Ventures Inc. was the subject of a cease trade order issued by the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Commission des valeurs mobilières du Québec for failure to file its audited financial statements for the year ended December 31, 2003. The order was lifted in early November 2006. In addition, on May 31, 1999, ARC Resins International Corporation, of which Mr. Elliott was serving as a director at the time, emerged from protection under the Bankruptcy and Insolvency Act.

James Hart
James Hart joined the Board in June 2005. Mr. Hart has more than 20 years of experience in the orthopedics industry. He began his career in sales management with Proctor & Gamble Inc. from 1981 through 1982, and continued in sales management positions in Johnson & Johnson’s Patient Care Division from 1983 through 1985. In 1986, he joined Zimmer, Inc. where, during the following 12 years, he held positions of increasing responsibility in the sales and marketing organization. His last position at Zimmer was vice-president Strategic Marketing. From 1998 to 2000, Mr. Hart was president, chief operational officer and director of Orthopaedic Biosystems Inc. In 2002, Mr. Hart was appointed president, chief executive officer and director of Opus Medical Inc., a sports medicine company that was acquired by ArthroCare Corporation. Mr. Hart is currently president, chief executive officer and director of Cayenne Medical Inc., an early stage sports medicine company.
Henjo Hielkema
Henjo Hielkema joined the IsoTis N.V. supervisory board in 2000 and became a member of the Board on 20 November 2002. Until 2002 Mr. Hielkema was Vice-Chairman of the Executive Committee of Fortis (one of the largest bank and insurance groups in the Benelux). During his career, Mr. Hielkema has held a number of executive positions at the financial services group Fortis and other financial institutions. Mr. Hielkema currently holds the following positions on boards of other companies: chairman of the board of Sligro Food Group, N.V., member of the board of V. Wijnen N.V., and member of the supervisory board of the AFM, Rijksmuseum van Oudheden, World Wildlife Fund, Nijenrode Foundation and Accenture Foundation.
Daniel Kollin
Daniel Kollin joined the Board on 27 October 2003. Mr. Kollin was previously a director of GenSci Regeneration. On 20 December 2001, GenSci Regeneration, together with GenSci OrthoBiologics, Inc., filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California. Both entities emerged from bankruptcy before GenSci OrthoBiologics, Inc. was acquired by the Company on 27 October 2003. Mr. Kollin is the managing director of Biomed Capital Group Ltd., a strategic and business advisory firm, since January 1990, and worked in other areas of the financial industry in the past. Mr. Kollin is also a board member of American BioMedica Corporation.
Pieter Wolters
Pieter Wolters was appointed to the Board on 23 June 2005. Mr. Wolters is also the president and chief executive officer of IsoTis. For additional information regarding Mr. Wolters, see his biography below under Senior Management.
10.1.4	Senior management
As of the date of this Offer Memorandum the senior management of IsoTis consists of the following members:

Member	Position
Pieter Wolters	President and Chief Executive Officer
Robert J. Morocco	Chief Financial Officer
Alan Donze	Vice President Sales

Member	Position
John F. Kay	Chief Scientific Officer
Kathryn Liljestrand	Vice President Marketing
James W. Poser	Vice President R&D and Chief Technology Officer
Gene B. Reu	Vice President Operations
Senior management carries out IsoTis’ strategic and operative day-to-day management upon delegation of the Board. All senior management is based in Irvine, California, and meets on a regular basis, at least twice per month.
Pieter Wolters, President and Chief Executive Officer
Pieter Wolters was appointed president and chief executive officer of IsoTis on 1 July 2004. Prior to becoming chief executive officer, he was a member of IsoTis’ executive committee and IsoTis’ Chief Financial Officer from 2002. He was chief executive officer of IsoTis N.V. in 2002 at the time of the merger of IsoTis and Modex Thérapeutiques S.A. He joined IsoTis N.V. in 1997. As Chief Financial Officer, Mr. Wolters assisted IsoTis N.V. in raising capital in excess of EUR 100 million through private equity rounds and IsoTis N.V.’s EUR 80 million initial public offering in 2000. Prior to joining IsoTis, between 1992 and 1997, he gained international acquisitions and listing experience in different corporate finance positions at Rodamco, the public global real estate company of Dutch Robeco Group. He received a law degree from Leiden University, the Netherlands in 1989, and he advised clients on international tax law in the Amsterdam and Paris offices of an international law firm from 1989 until 1992.
Robert J. Morocco, CPA, Chief Financial Officer
Robert J. Morocco was appointed chief financial officer of IsoTis on 1 February 2005. Mr. Morocco was previously the chief financial officer at Opus Medical Inc., a privately held sports medicine company that was recently acquired by ArthroCare Corporation. Prior to joining Opus Medical Inc., Mr. Morocco served as executive vice-president and Chief Financial Officer for A-Med Systems, Inc. He also served as chief financial officer for Orthopaedic Biosystems Inc., now part of Smith & Nephew, and director of Finance and Corporate Controller for Sensory Science Corp., a publicly traded entity. Mr. Morocco began his career at Deloitte & Touche LLP and is a certified public accountant.
Alan Donze, Vice President Sales
Alan Donze was appointed Vice President Sales of IsoTis in February 2006. From 2005 until his appointment as Vice President Sales, Mr. Donze was Managing Partner of DPC Corporation, a healthcare and medical devices consultancy. From 1999 through 2004, Mr. Donze was Vice President and General Manager of Stryker Communications where he was instrumental in the development of the ‘Orthopedic Operating Room of the Future,’ using state-of-the-art communication technology. In addition, Mr. Donze managed Stryker’s Endoscopic Services program, which provided specialty outsourced technicians to the orthopedic surgical marketplace. Managed by Mr. Donze from start-up, both companies belong to Stryker’s MedSurg Equipment division. Between 1991 and 1999, Mr. Donze held different sales and marketing positions of increasing responsibility at Stryker Endoscopy, including Director of Strategic Marketing, Southeast Regional Sales Manager and Endoscopy Sales Representative. Mr. Donze holds a BS from Louisiana State University.

John F. Kay, Ph.D., Chief Scientific Officer
John F. Kay, Ph.D. has been Chief Scientific Officer of IsoTis OrthoBiologics Inc. since October 2003. His current focus is on supporting IsoTis’ expanding sales management organization with technical expertise of its technology. Previously, he was the Vice President of Research and Product Development of GenSci from 2001 to 2003. On 20 December 2001, GenSci Regeneration, together with GenSci OrthoBiologics, Inc., filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California. Both entities emerged from bankruptcy before GenSci OrthoBiologics, Inc. was acquired by the Company on 27 October 2003. He was the founder, president and chief executive officer of Bio-Interfaces Inc. from 1987 to 2001 and cofounder and Director of Research and Development, Calcitek, Inc. from 1981 to 1987.
Kathryn Liljestrand, Vice President Marketing
Kathryn Liljestrand was appointed Vice President Marketing of IsoTis OrthoBiologics, Inc. in September 2005. She has approximately 25 years experience in the medical device industry, including almost 15 years in the orthopedics sector with companies such as Surgical Dynamics, Wright Medical Inc., and Sofamor Danek Group Inc. At Surgical Dynamics she was Senior Director of Sales, with responsibility for the USD 100 million spinal products division. At Smith & Nephew from 2000 until 2005, she was initially responsible for U.S. marketing development of the trauma product line, and for the past three years she held different positions in the Reconstructive Division, most recently as Director of Patient Advocacy.
James W. Poser, Vice President R&D and Chief Technology Officer
From 2001 to 2004, James William (Jim) Poser was at Stryker Orthopaedics, Inc. as Vice President & General Manager Bone Substitutes. From 1994 to 2001, Dr. Poser was at Orquest, Inc., which was acquired by DuPuy, Inc. At Orquest, a company focused on developing biologically-based implants for orthopaedics and spine surgery, he held the VP of R&D position before being promoted to Senior Executive and Chief Scientific Officer in 1999. Prior to that Dr. Poser held different senior clinical and R&D positions in industry, among others at Osteotech, Inc. and Procter & Gamble. Dr. Poser, who is also a member of the IsoTis Scientific Advisory Board, served as a close advisor to IsoTis from 2005 until his appointment as VP R&D and Chief Technology Officer on July 5, 2006. Dr. Poser holds a B.A. in Biochemistry — Molecular Biology, and a Ph.D. in Chemistry.
Gene B. Reu, Vice President Operations
Gene B. Reu joined IsoTis in August 2006 from Arthrocare, Inc., where he served as Vice President & General Manager of Coblation Technologies since 2004. From 2002 to 2004, Mr. Reu served as VP of Operations at Opus Medical, Inc., which was acquired by Arthrocare, Inc. in 2004. From 1998 to 2002, Mr. Reu served as VP of R&D and Operations at Cryogen, Inc. Prior to 1998, Mr. Reu held a number of senior development and quality assurance positions in the industry, including at Ethicon, Inc. and Baxter Edwards. Mr. Reu holds B.S. and M.S. degrees in mechanical engineering from the University of Minnesota.

10.1.5	Personnel
The following table indicates the approximate number of employees of IsoTis by location at the end of the past three financial years:

Financial Year	U.S.	The Netherlands	Switzerland	Total
Financial Year 2005	119	9	11	139
Financial Year 2004	103	12	15	130
Financial Year 2003	93	85	30	208
The decrease in employee numbers between 2003 and 2004, as evidenced in the table above, is the result of IsoTis’ reorganization and refocusing after the merger of IsoTis N.V. with Modex Thérapeutiques S.A. in 2002 and the acquisition of GenSci OrthoBiologics in 2003.
10.2	Business information

10.2.1	General
IsoTis is a medical company specializing in orthobiologics, a rapidly growing segment of the overall orthopedics market. IsoTis manufactures, markets and sells a range of innovative bone graft substitutes and other related medical devices that are used to enhance the repair and regeneration of bone in spinal and trauma surgery, total joint replacements and dental applications.
This paragraph 10.2.1 should be read in conjunction with paragraph 10.6 (‘Operating and financial review and prospects’) and Chapter 12 (‘Risk factors’).
10.2.2	History
IsoTis is a public company incorporated under the laws of Switzerland with an indefinite duration. The IsoTis Swiss Shares are listed on Euronext Amsterdam, the SWX and the TSX.
IsoTis’ business is derived from the businesses that were previously conducted by IsoTis, IsoTis N.V. and GenSci OrthoBiologics, Inc. (now IsoTis OrthoBiologics, Inc.), which were acquired by IsoTis through separate merger and acquisition transactions in 2002 and 2003 respectively. These transactions were followed by a year of consolidation in which IsoTis divested itself of its activities outside the field of orthobiologics and concentrated the majority of its operational activities in the U.S.
The significant events occurring during the development of IsoTis’ business are described below.
IsoTis was established on 27 June 1996 as a corporation under Swiss law, and was formerly known as Modex Thérapeutiques S.A. On 23 June 2000, IsoTis completed its initial public offering on the former SWX New Market raising net proceeds of about CHF 75 million (EUR 49 million).
IsoTis N.V. (now a subsidiary of IsoTis) was incorporated in 1990, initially as a Dutch limited liability company and began active operations in 1996 as Matrix Medical Holding B.V. which was later renamed IsoTis N.V. IsoTis N.V. was a biomedical company with a focus on orthopedics. On 6 October 2000, IsoTis N.V. completed its initial public offering on Euronext Amsterdam, raising net proceeds of EUR 73 million.

2002: The business combination of Modex Thérapeutiques S.A. and IsoTis N.V.
In September 2002, the merger of IsoTis N.V. and Modex Thérapeutiques S.A. was announced, which was structured as an all share public offer by Modex Thérapeutiques S.A. for all IsoTis N.V. shares. In connection with the acquisition, shareholders of IsoTis N.V. received 1.4 shares of Modex Thérapeutiques S.A. for each share of IsoTis N.V. tendered. As a result of these share issuances, the pre-acquisition shareholders of IsoTis N.V. obtained approximately 66% of the then outstanding common shares of Modex Thérapeutiques S.A. The aggregate purchase price of the merger transaction was USD 24,477,565. In December 2002, the name of Modex Thérapeutiques S.A. was changed to ISOTIS SA
Following that transaction, IsoTis focused on the field of orthobiologics, and in particular, the development of synthetic bone graft substitutes, and ceased its tissue engineered skin program and construction of its tissue engineering facility in Heerlen, the Netherlands.
2002 and 2003: The establishment and sale of Chienna B.V.
In July 2002, IsoTis established a separate company, Chienna B.V., to concentrate its non-orthopedic drug delivery technologies in a separate subsidiary, facilitating a subsequent divestment.
On 14 May 2003, IsoTis sold its entire 89.8% ownership interest in its drug delivery subsidiary, Chienna B.V., to Octoshare B.V. for an aggregate consideration of USD 3,182,676, while retaining the rights of the drug delivery technology in orthopedic applications. Octoshare B.V. is a subsidiary of OctoPlus N.V., a company which went public in September 2006 on Euronext Amsterdam. OctoPlus N.V. has the former IsoTis drug delivery technology platform as one of its main assets.
2003: The acquisition of GenSci OrthoBiologics, Inc.
On 27 October 2003, IsoTis acquired 100% of the shares of GenSci OrthoBiologics, Inc., a wholly-owned subsidiary of GenSci Regeneration Sciences Inc., in exchange for 27,521,930 of IsoTis common shares, which were issued to GenSci Regeneration Sciences Inc. and the pre-acquisition shareholders of GenSci Regeneration Sciences Inc. As a result of this acquisition, GenSci Regeneration Sciences Inc. and the pre-transaction shareholders of GenSci Regeneration Sciences Inc. acquired approximately 40% of the then outstanding common shares of IsoTis and GenSci OrthoBiologics, Inc. was renamed IsoTis OrthoBiologics, Inc. The aggregate purchase price for the acquisition was USD 37,243,657.
GenSci OrthoBiologics, Inc.’s products consisted of a number of demineralized bone matrix (DBM) or ‘natural’ bone graft substitutes. The acquisition allowed IsoTis to establish a broad presence in both ‘natural’ products (developed by GenSci OrthoBiologics, Inc.) and ‘synthetic’ bone graft substitutes (developed by IsoTis).
2003 and 2004: The establishment of EpiSource S.A. and the sale of the IsoTis Wound Management Portfolio
In December 2003, IsoTis established EpiSource S.A. to concentrate its wound management product portfolio in a separate wholly-owned subsidiary. The assets of EpiSource S.A. were acquired by DFB Pharmaceuticals, Inc. on 15 December 2004. IsoTis sold the assets of EpiSource

S.A. so that IsoTis could focus its efforts entirely on the orthobiologics market. During 2005, EpiSource S.A. was dormant, and as of 30 December 2005 formal liquidation procedures were completed and a request was submitted to the Swiss Chamber of Commerce to remove EpiSource SA from its register.
2004 and 2005: Operational consolidation and focus on growing the business
Prior to 2004, IsoTis maintained production and research and development activities at its facilities in Irvine, California, Bilthoven, the Netherlands and Lausanne, Switzerland.
During 2004, IsoTis implemented several operational changes:
•	concentrated all of its executive management, production and near-term product development at its facility in Irvine, California;
•	strengthened its mid to long term research activities at the IsoTis/Twente Research Institute, formed in 2003 as a joint venture with the Bio-Materials Department of Twente University;
•	phased-out most of its Bilthoven operations;
•	relocated its Swiss registered office and its international sales and marketing headquarters to a more economical office space in Lausanne, Switzerland; and
•	divested the asset of its skin technologies, IsoTis’ last remaining non-orthobiologics activities.
During 2005, IsoTis transferred its distribution activity for its international customers from Bilthoven to a third party, HealthLink Europe BV, located in the Netherlands.
10.2.3	Business overview
Orthobiologics market
Overview
The field of orthobiologics combines recent advances in biotechnology with material sciences and tissue biology to promote the body’s natural capacity to regenerate and repair musculoskeletal tissue, particularly bone. The emergence and establishment of orthobiology products and solutions is expanding treatment options in orthopedics from traditional metal implants, plates, and screws to biologically based products for hard and soft tissue regeneration. IsoTis believes this new generation of products will continue to gain acceptance in the orthopedic community, improve patient quality of life, and reduce healthcare costs.
Bone
Bone is a composite material made up of bone cells and a porous matrix. The matrix is composed of collagen and ceramic calcium phosphate crystals. Bone continuously remodels itself, thereby repairing the small imperfections formed due to everyday activity. Bone will often spontaneously repair minor fractures without surgical intervention. However, major skeletal deficiencies from trauma, spinal instability, degenerative conditions and tumor will frequently require a surgical procedure involving a bone graft, where supplemental bone materials are used to replace existing natural bone that has been damaged by trauma or disease. There are two major categories of bone grafts: autograft bone and bone graft substitutes.

Autograft
The most common method of assisting the body’s regenerative ability has been, and still is, the use of autograft, in which bone is harvested from the same patient, usually from the iliac crest or hip area, and implanted at or near the repair site. The implanted bone acts as a scaffold for osteoconduction, guiding new bone growth, allowing for the in-growth of cells essential for new bone formation. In addition, the autograft bone contains the natural proteins that initiate osteoinduction, or bone formation. In addition to being osteoinductive and osteoconductive, autograft bone also presents a low risk of disease transmission. However, using autograft bone involves a second surgical procedure to harvest the bone. This harvesting procedure adds to the overall time and cost of the bone graft procedure, presents the potential for infection at the bone harvest site and carries the risk of injuring surrounding structures. Furthermore, patients may experience greater pain and discomfort at the harvest site than at the primary operative site, which can lead to reduced patient satisfaction. Finally, each patient has a limited supply of autograft bone, as only a limited amount of bone is available for harvest without causing adverse medical consequences.
Bone Graft Substitutes
The orthobiologics market focuses on the development and use of bone graft substitutes, which have been developed to reduce or eliminate the need to take autograft bone from a second harvest site. Orthobiologics include allograft, or bone obtained from a donor; dematerialized bone matrix, or DBM, derived grafts; synthetic bone grafts; or recombinant bone morphogenetic proteins, or rhBMPs, each of which can be used to replace and repair existing natural bone that has been damaged by trauma or disease.
DBM products are derived from donor bone acquired from accredited tissue banks. The donor bone is treated to remove its mineral part, or demineralized, to produce DBM. DBM has been shown to be a safe, effective and cost efficient alternative to autografts. DBM products help to enhance strong and healthy bone regeneration. The more efficiently a patient’s body is capable of regenerating strong and healthy bone, the less dependence that must be placed on internal mechanical devices in connection with bone replacement treatments.
Allograft bone substitutes, which like DBMs are based on donor bone, keep the mineral component of bone in tact. Allograft products in general come in different structural shapes and sizes such as wedges and blocks, but are in essence bone transplants, mostly appreciated for their structural integrity. Synthetic bone graft substitutes are generally based on calcium phosphates and sulphates, and seek to emulate the mineral and structural component of bone. Recombinant bone morphogenetic proteins (RhBMPs) finally are synthetically manufactured proteins, or recombinant versions or copies of naturally occurring bone morphogenetic proteins that play a role in bone formation. Recombinant proteins derive their efficacy because they are highly concentrated. However, since they are manufactured on non-human cell lines (in the case of rhBMPs on immortalized Chinese hamster ovary cell lines), the recombinant protein contains some sections that are non-human and that may cause adverse events. Furthermore, the manufacturing of recombinant proteins and their subsequent development can require substantial investments. As a result, rhBMP products are typically significantly more expensive than other alternative products.

Principal Applications for Products
IsoTis’ innovative product offering consists of natural and synthetic bone graft substitutes. IsoTis believes that the market for bone graft substitutes is increasing, primarily driven by demographics, increased acceptance of orthobiologics products by physicians as replacements for autograft bone and advances in the types of orthopedic procedures. As the earliest members of the baby boom generation reach an age where the need for orthopedic interventions increases, IsoTis expects to see increases in the number of orthopedic surgical procedures, many of which involve the use of autograft or bone graft substitutes. Industry analysts report that the percentage of spinal fusion cases with an iliac bone crest harvest to obtain autograft bone has decreased from approximately 75% in 2001 to 31% in 2005, suggesting that bone graft substitutes are being used in a greater percentage of procedures. In addition, IsoTis believes the availability of minimally invasive orthopedic procedures, which cause less trauma and allow faster recovery, is encouraging a greater percentage of the population to seek treatment. Finally, IsoTis believes that the recent growth in the market for rhBMP products, and the growing awareness of orthopedic surgeons of the complications associated with autograft harvesting, will contribute to growth in the orthobiologics market.
IsoTis’ products have current applications in each of the following areas:
Spinal Fusion
Degenerative spinal disc disease, characterized by a progressive compression of the intervertebral discs, afflicts nearly half the U.S. population between 40 and 60 years of age and approximately 90 percent of Americans older than 60. Many of these people will require the fixation of the two surrounding discs to alleviate pressure and pain, and to avoid potential nerve damage. Based on market data from independent sources, IsoTis believes that currently there are globally 1.3 million spinal fusion procedures per year. As surgeons continue to search for ways to restore the spine to a natural state, IsoTis believes that spinal fusion will remain the surgical intervention of choice and that orthobiologics will play an increasingly important role.
Trauma
500,000 orthopedic fractures occur annually in the United States and eventually progress to delayed union or non-union fractures. This can occur even with otherwise healthy patients. Among fractures not resulting from osteoporosis, sports injuries, automobile and heavy machinery accidents are the main causes. To accelerate the healing process, surgeons look to use biologics to supplement the metal implants that may have only partially succeeded as a primary healing device.
Joint Revision
The life of the primary implant varies, but in approximately 10% of cases the implant must be replaced within 10 (ten) to 15 (fifteen) years, and additional bone is needed to affix the replacement. Approximately 3% to 5% of primary implants fail within the first six months and bone graft substitutes are often needed to help restore bone that has been lost in these instances as well. Based on market data from independent sources, IsoTis believes that currently there are globally 1.5 million hip and knee procedures per year.

Bone Void Filling, Iliac Crest Backfills
When a tumor is removed, or another type of bone void exists, bone graft or a bone graft substitute will generally be used to replace lost volume and provide an osteoconductive material to promote bone growth.
Oral, Periodontal, and Cranio-Maxillofacial Repair
Oral and periodontal repairs usually require the use of a bone graft, filler, or substitute, and may be performed by oral surgeons, periodontists, and general dentists.
10.2.4	Products and technologies
Human bone consists of a structural, mineral part, mainly consisting of calcium phosphate, and of a non-structural, liquid part, mainly consisting of collagen, proteins and water. Each of these components plays a vital role in the constant remodeling of bone that takes place over a lifetime. IsoTis aims to emulate the properties of these constituent parts in the products IsoTis develops, manufactures and sells.
IsoTis’ platform technologies relate to:
•	IsoTis’ Accell technology and the bone graft substitute products that incorporate Accell;
•	IsoTis’ reverse phase medium carrier and the DBM products that incorporate this technology; and
•	PolyActive technology, IsoTis’ synthetic co-polymer system, and the synthetic products that incorporate this technology.
IsoTis’ natural bone graft substitutes are based on allograft bone. IsoTis obtains allograft bone from accredited tissue banks and processes it at its facility in Irvine. After demineralization, the remaining bone matrix contains primarily collagen and non-collagenous proteins including growth factors. These growth factors include a number of bone morphogenetic proteins (BMPs) that are osteoinductive, resulting in bone formation and repair. Natural human bone morphogenetic proteins, or nhBMP™, are osteoinductive proteins derived from human demineralized bone matrix. IsoTis combines DBM containing these nhBMPs™ with its proprietary carrier materials, to improve the handling characteristics and thus to make them suitable for orthopedic surgery.
Accell® natural bone graft technology
IsoTis’ innovative Accell® technology takes the demineralization process one step further by softening the DBM into a carrier, thereby exposing more of the nhBMPTM and thus enhancing the osteoinductive signal of the product. Analysis by an independent laboratory indicated that the Accell® carrier yields significantly higher levels of BMP-2, BMP-4, BMP-7 and TGF-ß1 than DBM particles that typically are the (only) osteoinductive component of traditional DBM products on the market. IsoTis believes there is widespread consensus in the orthopedic community that the higher the proportion of natural growth factors a product has, the stronger the osteoinductive signal. IsoTis believes that its Accell technology provides the basis for a range of products that IsoTis believes deliver more natural human BMPs than any other DBM (derived) product. As a result, IsoTis believes it can offer orthopedic surgeons an attractive alternative where price is a consideration and the higher dose of a single rhBMP is not required. Despite the need and patient profile for which the rhBMP products have been developed, many hospitals and surgeons are starting to question how often and at what expense rhBMPs should be applied. IsoTis believes that rhBMPs are necessary in a small percentage of patients; however, the full cascade of naturally occurring proteins and growth factors found in the Accell products can be used safely and effectively to promote bone growth in the vast majority of patients and at a much reduced expense for the hospital, patient and third party payers.
Accell® products
Accell® Putty – Concentrated Natural Human BMPs
Accell® Putty provides a virtually undiluted potential for stimulating new bone growth by relying on the proprietary Accell® DBM processing technique. IsoTis launched Accell® Putty in May 2002 (originally under the name ‘Accell DBM 100’). Moldable and packable, Accell Putty is ideal for use in contained defects such as spinal fusions (filling cages), trauma defects, bone cysts and tumors.
Accell Plus™ — Concentrated Natural Human BMPs with Enhanced Handling
Accell Plus™ relies on the proprietary Accell® processing technique to deliver a graft with a high level of osteoinductivity. Utilizing a reverse phase medium, (RPM), Accell Plus packs into virtually any size or shape defect. In a recent surgeon survey conducted at the North American Spine Society Meeting in Philadelphia, handling characteristics was the most important feature surgeons value in a bone graft substitute. IsoTis launched Accell Plus™ in February 2004. The product was originally marketed as Accell Connexus. Accell Plus is ideal for use in less contained surgical applications where a more viscuous material is beneficial. Examples include trauma defects, joint revisions and bone fractures.
Accell TBM™ — Pre-Formed Osteoinductive Concentrated Natural Human BMPs
IsoTis launched Accell TBM™ in October 2004. Accell TBM is available in a variety of configurations, can be tailored intraoperatively to approximate the size and shape of the defect, and provides excellent graft containment and placement confidence to the surgeon. Accell TBM is ideal for use in posterolateral spinal fusion to provide a continuous bridge across the transverse process, in hip revision (accetabular reconstruction) and in onlay grafting.
Traditional DBM Products
In addition to its advanced and unique Accell® based products, IsoTis manufactures and commercializes other DBM products that contain a proprietary carrier material designed for optimal handling characteristics. The handling characteristics of the carrier enable the product to be malleable at operating room temperature, but to thicken at body temperature. Because this is the reverse process of what is observed in nature — where higher temperatures are dilutive as for instance with ice, water, and vapor — the carrier is called a reverse phase medium. Orthopedic surgery is most often open surgery with the need for regular suction of the surgical site and lavage. The reverse phase medium allows IsoTis’ products to be formed to fit the surgical site, and once placed within the body the carrier keeps the product contained at the surgical site where it is most needed to stimulate bone growth. The reverse phase medium of IsoTis’ carrier also provides an excellent platform for composite bone grafting by holding additional osteoconductive cancellous chips or synthetic products at the graft site. The handling characteristics of IsoTis’ carrier constitute an important competitive advantage over the similarly classed DBMs of IsoTis’ competitors.

IsoTis’ traditional DBM products, DynaGraft™ II and OrthoBlast® II, are bone graft substitutes composed of DBM in reverse phase medium. DynaGraft™ II is available both as putty and as gel and can be packed and molded into bone defects. The product is insoluble in water and resists irrigation, providing containment at the operative site. IsoTis has marketed DynaGraft™ II since September 2002 when it was launched as the improved version of the original Dynagraft® which had been marketed since 1997. DynaGraft™ II has a 510(k) clearance from the FDA for orthopedic and dental indications. OrthoBlast® II is a bone graft implant composed of DBM in reverse phase medium. In addition, OrthoBlast® II contains cancellous bone chips, which increase its structural support. The product is available both as putty and a paste and is used for those applications where more osteoconductivity is required. Like DynaGraft™ II, OrthoBlast® II is insoluble in water, resists irrigation and can be packed and melded into a variety of sizes. IsoTis launched OrthoBlast® II during the fourth quarter of 2002. OrthoBlast® II has a 510 (k) clearance from the FDA for orthopedic and dental applications.
Each of IsoTis’ other DBM products are marketed and sold primarily through private label agreements with various orthopedic companies.
Synthetic products and technology: OsSatura and PolyActive
Whereas for IsoTis’ natural technology, IsoTis removes the mineral or calcium phosphate component of donor bone to yield the natural growth factors, IsoTis also markets synthetic calcium phosphate bone graft substitutes.
OsSatura™ BCP is composed of approximately 80% hydroxyapatite, or HA, and 20% ß-T CP, and is similar to human bone in both structure and chemical composition. It is a porous biomaterial featuring interconnected macrospores and microspores with an approximate total porosity of 75%, meaning that approximately 75% of the material’s apparent volume consists of air. This proprietary microporous structure is believed to provide an ideal environment for bone growth because of its high affinity for endogenous bone growth factors.
OsSatura™ TCP is a synthetic bone substitute comprised of 100% ß-tricalcium phosphate, or ß-T CP. This product absorbs faster than the OsSatura™ BCP product.
Both OsSatura™ BCP and OsSatura™ TCP come in a variety of granule sizes and volumes offering clinicians a choice of slow or fast resorbing synthetics, depending on the application. In addition, the OsSatura™ products are CE marked and has 510(k) clearance from the FDA for bone void filler orthopedic indications. OsSatura™ BCP also has 510(k) clearance for dental applications.
PolyActiveTM is a co-polymer system with controllable mechanical and physicochemical properties. This technology comprises a system of two segmented co-polymers. By changing the proportions of these two building blocks, the unique properties of this polymeric system, like swelling in water, elasticity and strength, can be precisely tailored to a wide range of applications. PolyActiveTM can be used at different sites in the human body, and in different ways. For example, it can be used independently to produce small medical devices like cement restrictors used in cemented hip implants to contain the cement in the bone shaft.
PolyActive is a platform technology, suitable for use in other medical fields. IsoTis is currently considering strategic options to maximize value for the PolyActive technology.
IsoTis’ SynPlug™ product is made using IsoTis’ proprietary PolyActive technology. SynPlug is a cement restrictor used in cemented hip implants. IsoTis currently sells SynPlug™ in Europe through a number of orthopedic companies, as well as through a range of national distributors. SynPlug™ is CE marked and has FDA 510(k) clearance. Under contract with some of its partners, IsoTis manufactures several other PolyActive™ cement restrictors under a private label.
10.2.5	Principal markets
IsoTis markets and sells its products primarily (more than 75%) in the U.S., with additional sales in various international countries, including the United Kingdom, South Korea, Greece and Turkey.
10.2.6	Competition
The medical device industry and the orthobiologics market in particular are intensely competitive, subject to rapid change and significantly affected by new product introductions. IsoTis competes principally against procedures in which autograft bone is used and against traditional DBM and synthetic bone substitutes. Autograft bone has historically been the standard of care. This procedure is well established among surgeons, has extensive long-term data and has remained relatively unchanged for many years.
Market participants, including IsoTis, have developed various bone graft substitute products as alternatives to the use of allograft in orthopedic procedures. IsoTis’ principal competitors in the orthobiologics market include Medtronic Sofamor Danek, Inc., Musculoskeletal Foundation (alone and in cooperation with Synthes), Osteotech, Inc., Regeneration Technologies, Wright Medical Technology and Orthovita. IsoTis also competes against small to midsize companies that are active in the orthobiologics market. Many of IsoTis’ competitors enjoy significant competitive advantages over IsoTis, including:
•	greater name recognition;
•	further established relationships with healthcare professionals, customers and third-party payers;
•	further established distribution networks;
•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing products; and
•	greater financial and human resources for product development, sales and marketing and patent litigation.
In addition, the market for synthetic bone graft substitutes is a highly fragmented market, characterized by many small suppliers to local hospitals, and is not dominated by a select number of specialized and well-capitalized companies. However, many of the suppliers involved in this space have developed long-lasting relationships with local hospitals and doctors, which may make it difficult to penetrate this market.
Because of the size of the potential orthobiologics market, IsoTis anticipates that companies will dedicate significant resources to developing competing products and services. These products or procedures could prove to be more effective, safer or less costly than IsoTis’ products. The introduction of new products, procedures or clinical solutions by competitors may result in price reductions, reduced margins or loss of market share and could render IsoTis’ products obsolete.
IsoTis believes the principal competitive factors in the market for orthobiologics include:
•	improved patient outcomes (as demonstrated in clinical trials);
•	approval of reimbursement by healthcare payers;
•	product quality;
•	cost effectiveness;
•	acceptance by leading physicians;
•	ease of use for physicians;
•	sales and marketing capability;
•	timing and acceptance of product innovation; and
•	patent protection.
10.2.7	Government regulation
IsoTis’ products are marketed on a global basis. The approval and selling of IsoTis’ products are subject to various regulatory and governmental oversight bodies. Depending on the regulatory category of each product, such as human tissue product, biological product, medical device or drug, separate regulations apply.
10.2.7.1	United States
Food and drug administration regulation
Medical Devices
The medical devices that IsoTis markets and sells in the U.S. are regulated by the United States Food and Drug Administration, or the FDA, under the Federal Food, Drug, and Cosmetic Act, or the FFDC Act. FDA medical device regulations govern, among other things, the following activities that it performs:
•	product development;
•	product testing;
•	product manufacturing;
•	product labeling;
•	product storage;
•	premarket clearance or approval;
•	advertising and promotion; and
•	product sales and distribution.

To be commercially distributed in the U.S., a medical device must receive either 510(k) clearance or PMA approval from the FDA prior to marketing pursuant to the FDCA. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or a pre-amendment class III device for which PMA applications have not been called, are placed in Class III requiring PMA approval.
510(k) Clearance Pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a previously 510(k) cleared device or a device that was in commercial distribution before 28 May 1976 and for which the FDA has not yet called for submission of PMA applications. The FDA’s 510(k) clearance pathway usually takes from three to four months, but it can last longer.
After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.
PMA Approval Pathway. A product not eligible for 510(k) clearance must follow the PMA approval pathway, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. The PMA approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer.
Postmarket Requirements. After IsoTis receives clearance or approval to commercially distribute its devices, numerous regulatory requirements apply. These include: the Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of IsoTis’ devices; the FDA’s general prohibition against promoting products for unapproved or ‘off-label’ uses; the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and the Reports of Corrections and Removals regulation, which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDCA.

Enforcement. The FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:
•	fines, injunctions, and civil penalties;
•	recall or seizure of products;
•	operating restrictions, partial suspension or total shutdown of production;
•	refusing requests for 510(k) clearance or PMA approval of new products;
•	withdrawing 510(k) clearance or PMA approvals already granted; and
•	criminal prosecution.
Status of IsoTis’ Medical Device Products. IsoTis does not currently have any products that require PMA approval. IsoTis’ synthetic products are cleared through the 510(k) premarket notification process. OsSatura™ BCP, IsoTis’ synthetic bone void filler has 510(k) clearance for orthopedic and dental applications. OsSatura TCP has received a 510k clearance for orthopedic indications. The SynPlug™, a cement restrictor made using IsoTis’ PolyActive™ technology, also has 510(k) clearance for use in cemented hip implants. As discussed below, IsoTis has received 510(k) clearance for some of its demineralized bone, or DBM, products (Accell Connexus, DynaGraft II and OrthoBlast II).
Although IsoTis believes it is in substantial compliance with FDA premarket and postmarket requirements as to all of its products, IsoTis cannot assure Shareholders that FDA would agree or that it will not be subject to significant enforcement sanctions.
IsoTis may file 510(k) notifications for additional products and/or indications in 2007.
Human Cells, Tissues, and Cellular and Tissue-Based Products
Overview. The FDA has regulations governing human cells, tissues, and cellular and tissue-based products, or HCT/Ps. An HCT/P is a product containing or consisting of human cells or tissue intended for transplantation into a human patient. Examples include bone, ligament, skin and cornea. The FDA excludes from the definition of an HCT/P the kidney, liver, heart, lung, pancreas or any other vascularized human organ and excludes semen or other reproductive tissues, human milk and bone marrow.
Section 361 of the Public Health Service Act, or PHSA, authorizes FDA to issue regulations to prevent the introduction, transmission, or spread of communicable disease. HCT/Ps regulated as ‘361’ HCT/Ps are subject to requirements relating to: registering facilities and listing products with FDA, screening and testing for tissue donor eligibility; Current Good Tissue Practice, or CGTP, when processing, storing, labeling, and distribution HCT/Ps; including required labeling information; and adverse event reporting. A product regulated solely as a 361 HCT/P is not required to undergo premarket clearance or approval.
The FDA may inspect facilities engaged in manufacturing 361 HCT/Ps and authorize orders of retention, recall, destruction, and cessation of manufacturing if the Agency has reasonable grounds to believe that an HCT/P or the facilities are in violation. There are also requirements relating to the import of HCT/Ps to allow FDA to make an admissibility decision.
Some HCT/Ps also meet the definition of a biological product, medical device, or drug regulated under the FFDC Act. These ‘biologic,’ ‘device’ or ‘drug’ HCT/Ps must comply both with the requirements exclusively applicable to 361 HCT/Ps and, in addition, with requirements applicable to biologics, devices, or drugs, including premarket clearance or approval.
An HCT/P is eligible for regulation solely as a 361 HCT/P if it is: minimally manipulated; intended for homologous use as determined by labeling and advertising; the manufacture does not involve combination with another article, except for water, crystalloids, or a sterilizing, preserving, or storage agent (not raising new clinical safety concerns for the HCT/P); and it does not have a systemic effect and is not dependent upon the metabolic activity of living cells for its primary function or, if it has such an effect, it is intended for autologous use or allogeneic use in close relatives or for reproductive use. If not all of these requirements are met, then the HCT/P is also subject to applicable biologic, device, or drug regulation.
Status of IsoTis’ HCT/P Products. IsoTis markets and sells human demineralized bone, or DBM, products. The FDA has determined that DBM combined with added carriers to improve handling generally does not meet the criteria for regulation solely as a 361 HCT/P. The FDA has said that such DBM products are regulated as both a 361 HCT/P and a medical device, because such added components meet the definition of a device and are not sterilizing, preserving, or storage agents. In March 2002, the FDA informed all DBM manufacturers that DBMs subject to medical device regulation under this approach would for the first time require 510(k) clearance. The FDA stated that it would exercise enforcement discretion for a reasonable period of time to allow companies to bring themselves into compliance. In the fall of 2005, the FDA began informing companies that the grace period has ended except for products for which a 510(k) is pending with the FDA.
IsoTis has some DBM products with added carriers to improve handling and some without such additives. In 2005, IsoTis received 510(k) clearance for DynaGraft™ II for dental and orthopedic indications. Additional 510(k) clearances in 2005 and in 2006 were also received for Accell Connexus and OrthoBlast II for orthopedic and dental indications. The foregoing products have added carriers to improve handling and are regulated as both 361 HCT/Ps and as medical devices.
IsoTis believes Accell DBM100 and Accell TBM are subject to regulation solely as 361 HCT/Ps under FDA’s definition, since they do not contain added carriers to improve handling and IsoTis believes they otherwise meet the definition of an HCT/P. IsoTis cannot assure Shareholders that the FDA would agree with IsoTis’ conclusion or would not require it to obtain 510(k) clearance for Accell DBM100 and Accell TBM. If IsoTis is required to obtain 510(k) clearance for these products, the FDA could require IsoTis to cease marketing until such clearance is obtained and could impose other significant enforcement sanctions.
State and Voluntary Regulation. Some states have their own tissue banking regulation IsoTis is licensed or has permits for tissue banking in California, Florida, New York and Maryland. In addition, tissue banks may undergo voluntary accreditation by the American Association of Tissue Banks, or the AATB. The AATB has issued operating standards for tissue banking. Compliance with these standards is a requirement in order to become an AATB accredited tissue establishment. IsoTis has been AATB accredited since 2003.
National Organ Transplant Act. Procurement of certain human organs and tissue for transplantation is subject to the restrictions of the National Organ Transplant Act, or NOTA, which prohibits the acquisition of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. IsoTis reimburses tissue banks for their expenses associated with the recovery, storage and transportation of donated human tissue that they provide to IsoTis for processing. IsoTis includes in its pricing structure amounts paid to tissue banks to reimburse them for their expenses associated with the recovery and transportation of the tissue, in addition to certain costs associated with processing, preservation, quality control and storage of the tissue, marketing and medical education expenses and costs associated with development of tissue processing technologies.
Healthcare regulation
Fraud and Abuse. In the U.S., there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other healthcare-related business. For example, the Federal Health Care Programs’ Anti-Kickback Law (42 U.S.C. Section 1320a-7b(b)) prohibits anyone from, among other things, knowingly and willfully offering, paying, soliciting or receiving any bribe, kickback or other remuneration intended to induce the referral of patients for, or the purchase, order or recommendation of, health care products and services reimbursed by a federal health care program (including Medicare and Medicaid). Some states have anti-kickback laws which establish similar prohibitions, although these state laws may apply regardless of whether federal health care program payment is involved. Anti-kickback laws constrain IsoTis’ sales, marketing and promotional activities by limiting the kinds of financial arrangements IsoTis may have with physicians, hospitals and others in a position to purchase, recommend or refer patients for its products. IsoTis has entered into consulting arrangements with surgeons who may use or recommend its products. IsoTis has executed written agreements with these surgeons which specify the nature of the consulting services and the compensation which the surgeons are paid. IsoTis has also instituted the use of Work Activity Reports to document that the agreed upon quarterly payments under the agreements are for work actually completed by the surgeons.
Federal and state false claims laws prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payers that are false or fraudulent. For example, the federal Civil False Claims Act (31 U.S.C. Section 3729 et seq.) imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program (including Medicaid and Medicare). Although manufacturers like IsoTis do not typically submit claims to third-party payers, some of these false claims laws can potentially be used by government enforcement officials or private qui tam relators against a manufacturer which provides incorrect coding or billing advice about its products to customers that file claims, or which engages in kickback arrangements with customers that file claims. If IsoTis’ customers have reimbursement questions, they can call IsoTis’ reimbursement hotline, which is serviced by the Princeton Reimbursement Group, an outside agency specializing in reimbursement.
Due to the breadth of some of these laws, it is possible that some of IsoTis’ current or future practices might be challenged under one or more of these laws. If IsoTis’ past or present operations, including its financial arrangements with physicians who use IsoTis’ products, are found to be in violation of these laws, IsoTis could be subject to civil and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs.
Third-Party Reimbursement. Healthcare providers that purchase medical devices generally rely on third-party payers, including the Medicare and Medicaid programs and private payers, such as indemnity insurers, employer group health insurance programs and managed care plans, to reimburse all or part of the cost of the products. As a result, demand for IsoTis’ products is and will continue to be dependent in part on the coverage and reimbursement policies of these payers. The manner in which reimbursement is sought and obtained varies based upon the type of payer involved and the setting in which the product is furnished and utilized. Reimbursement from Medicare, Medicaid and other third party payers may be subject to periodic adjustments as a result of legislative, regulatory and policy changes as well as budgetary pressures. Possible reductions in coverage or payment rates by third-party payers as a result of these changes may affect IsoTis’ customers’ revenues and ability to purchase its products. Any changes in the healthcare regulatory, payment or enforcement landscape relative to IsoTis’ customers’ healthcare services has the potential to significantly affect IsoTis’ operations and revenues.
Medicare. Medicare is a federal program administered by the Centers for Medicare and Medicaid Services, or CMS, through fiscal intermediaries and carriers. Available to individuals age 65 or over, and certain other individuals, the Medicare program provides, among other things, healthcare benefits that cover, within prescribed limits, the major costs of most medically necessary care for such individuals, subject to certain deductibles and co-payments. There are three components to the Medicare program relevant to IsoTis’ business: Part A, which covers inpatient hospital services, Part B, which covers physician services, other healthcare professional services and outpatient services, and Part C, or Medicare Advantage, which is a program for managed care plans.
The Medicare program has established guidelines for the coverage and reimbursement of certain equipment, supplies and services. In general, in order to be reimbursed by Medicare, a healthcare item or service furnished to a Medicare beneficiary must be reasonable and necessary for the diagnosis or treatment of an illness or injury, or to improve the functioning of a malformed body part. The methodology for determining coverage status and the amount of Medicare reimbursement varies based upon, among other factors, the setting in which a Medicare beneficiary received healthcare items and services.
A portion of IsoTis’ revenues are derived from its customers who operate inpatient hospital facilities. Acute care hospitals are generally reimbursed by Medicare for inpatient operating costs based upon prospectively determined rates. Under the Prospective Payment System, or PPS, acute care hospitals receive a predetermined payment rate based upon the Diagnosis-Related Group, or DRG, into which each Medicare beneficiary stay is assigned, regardless of the actual cost of the services provided. Certain additional or ‘outlier’ payments may be made to a hospital for cases involving unusually high costs. Accordingly, acute care hospitals generally do not receive direct Medicare reimbursement under PPS for the specific costs incurred in purchasing medical devices. Rather, reimbursement for these costs is deemed to be included within the DRG-based payments made to hospitals for the services furnished to Medicare-eligible inpatients in which the devices are utilized. Because PPS payments are based on predetermined rates and may be less than a hospital’s actual costs in furnishing care, acute care hospitals have incentives to lower their inpatient operating costs by utilizing products, devices and supplies, including equipment sold by IsoTis, that will reduce the length of inpatient stays, decrease labor or otherwise lower their costs.
Medicaid. The Medicaid program is a cooperative federal/state program that provides medical assistance benefits to qualifying low income and medically needy persons. State participation in Medicaid is optional and each state is given discretion in developing and administering its own Medicaid program, subject to certain federal requirements pertaining to payment levels, eligibility criteria and minimum categories of services. The coverage, method and level of reimbursement vary from state to state and is subject to each state’s budget restraints.
Private Payers. Many third-party private payers, including indemnity insurers, employer group health insurance programs and managed care plans, presently provide coverage for the purchase of medical devices which may include IsoTis’ products. The scope of coverage and payment policies varies among third-party private payers. Furthermore, many such payers are investigating or implementing methods for reducing healthcare costs, such as the establishment of capitated or prospective payment systems. Cost containment pressures have led to an increased emphasis on the use of cost-effective technologies and products by healthcare providers.
Health Insurance Portability and Accountability Act of 1996 and Related Laws. U.S. Federal and state laws protect the confidentiality of certain health information, in particular individually identifiable information such as medical records, and restrict the use and disclosure of that protected information. At the federal level, the U.S. Department of Health and Human Services promulgated health information privacy and security rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These rules protect health information by regulating its use and disclosure, including for research purposes. Failure of a HIPAA ‘covered entity’ (such as a hospital or academic medical center) to comply with HIPAA could constitute a violation of federal law, subject to civil and criminal penalties. IsoTis is not directly subject to the HIPAA rules as a ‘covered entity,’ however, and under HIPAA IsoTis is permitted to obtain information from purchasers under certain conditions, such as when relevant to its responsibilities for overseeing the quality, safety, or effectiveness of the product. Nevertheless, because conduct by a person that may not be prosecuted directly under HIPAA’s criminal provisions could potentially be prosecuted under aiding and abetting or conspiracy laws, IsoTis is unable to determine whether its actions could be subject to prosecution in the event of an impermissible disclosure of data to IsoTis.
Finally, many state laws apply to the use and disclosure of health information, which could affect the manner in which IsoTis conducts its research and development activities, as well as other aspects of its operations. Moreover, such laws are not necessarily pre-empted by HIPAA and its rules, in particular those state laws that afford greater privacy protection to the individual than HIPAA. Such state health information confidentiality laws typically have their own penalty provisions, which could be applied in the event of an unlawful action regarding health information.
10.2.7.2	Europe and rest of the world
Medical devices
In Europe, medical devices have to be ‘CE marked’, and undergo a technical conformity assessment that is conducted by a selected Notified Body to determine whether the manufacturer conforms to the essential requirements of the Medical Device Directive of the EU. Depending on the classification of the product, more onerous controls and testing may be required. IsoTis’ OsSatura™ products and SynPlug™ products are Class III CE marked products.
Human tissue based products
Currently, DBM-based products do not fall under a comprehensive European Union (EU) legislative framework. DBM-based products are not medical devices as defined in the Medical Device Directive (93/42/EC). They are also not ‘medicinal products’ as defined in Directive 2001/83/EC. Today, regulations, if applicable, are different from one EU member state to the next.
As of April 2006, Directive 2004/23/EC has been enforced relative to setting standards of quality and safety for the donation, procurement, testing, processing, preservation, storage and distribution of human tissues and cells. A second tier level of directives was also developed in support of Directive 2004/23/EC. In particular, Directive 2006/17/EC, in force as of November 2006, and Directive 2006/86/EC, to be enforced in September 2007, are both linked to Directive 2004/23/EC. These directives are not aimed at harmonizing free trade among the EU member states and will only have legal consequences when transposed into member state laws and regulations. However, to promote free trade among member states, the European Commission has issued a draft regulation with the title ‘advanced therapy medicinal products’, and it has amended Directive 2001/83/EC and Regulation No 726/2004 on 16 November 2005. This latter regulation is based on the existing EU pharmaceutical framework and the classical pharmaceutical technical requirements, but will be modified to reflect more suitable requirements for human tissue based technology. These requirements are not issued at this moment. The draft regulation currently affects DBM-based products as well. The draft regulation in whole has not yet been accepted by the European Parliament; such acceptance of the regulation in its present form would take approximately two years.
Due to the absence of a harmonized regulatory framework and the proposed regulation for advanced therapy medicinal products in the EU, the approval process(es) may be extensive, lengthy, expensive, and unpredictable.
In the rest of the world, DBM-based products are regulated by equivalent national regulatory authorities. Outside of the United States and the EU, IsoTis is selling its DBM-based products in Canada, in countries in the Middle East and the Far East and believes that it is in compliance with applicable regulations.

10.2.8	Research and development
IsoTis’ short-term research and development efforts are geared towards:
•	designing and developing new products that (i) enhance the bioactivity and osteoinductivity of IsoTis’ bone grafting products; (ii) facilitate administration to the patient; and (iii) display improved mechanical and osteoconductive features for enhanced clinical efficacy;
•	designing and performing clinical studies in limited patient populations to support the marketing and selling of IsoTis’ products; and
•	generating sufficient data from animal studies to support regulatory filings for existing products in new geographies and for new products.
IsoTis’ mid-term projects include the testing and release of new proposed products in 2007 and 2008 supported by prospective clinical data.
IsoTis’ long-term research and development efforts are focused on new synthetic biomaterials for bone graft substitution and for cartilage repair as well as the further investigation of bone tissue growth promoting agents.
10.2.9	Manufacturing and supply
IsoTis operates manufacturing facilities in Irvine, California, and Bilthoven, the Netherlands. The Irvine facility produces the products currently marketed by IsoTis.
IsoTis maintains state-of-the-art quality assurance and quality control programs. IsoTis manufactures according to the recommended standards of Quality System Regulation (QSR) and ISO 13485. IsoTis’ Irvine facility is also accredited by the AATB.
IsoTis has agreements in place with AATB-accredited tissue banks for supply of IsoTis’ ground cortical bone and cancellous chips. These materials are used in all of IsoTis’ putties, pastes and gels, including IsoTis’ innovative Accell® technology. IsoTis’ unique reverse phase medium used in DynaGraft™ II, OrthoBlast® II and Accell Connexus™ is sourced from one or more custom polymer manufacturing companies.
IsoTis has several agreements in place for the supply of the raw materials for IsoTis’ synthetic biomaterials. It concerns raw materials such as calcium phosphates and polymers that are in wide supply, but that are turned into value added medical devices through the proprietary processes IsoTis submits them to. Prices of the raw materials and the processing costs for tissue IsoTis relies on are relatively stable, and IsoTis has several long-term supply contracts to ensure minimal volatility.
IsoTis performs critical manufacturing operations under environmentally controlled conditions. All processes that involve product exposure to the environment are carefully controlled to avoid potential product contamination and to assure compliance with FDA and international regulations and standards. All tissue processed in IsoTis’ manufacturing processes has undergone stringent donor screening and testing prior to release and shipment by the tissue bank to IsoTis. Every reasonable effort is taken to assure employee and user safety for IsoTis’ products. Although several strong acids and buffers are used in the manufacturing processes, special procedures are utilized to neutralize these agents prior to appropriate disposal. IsoTis’ operations are routinely inspected in Irvine by state and local environmental organizations to assure compliance. IsoTis has systems to comply with Current Good Tissue Practices (the CGTP) and believes that it is in substantial compliance with the requirements of the CGTP.
IsoTis does not anticipate any significant shortages in tissue or raw materials that might impose a risk to its ability to manufacture and supply product on a timely basis.
10.2.10	Product liability and insurance
The testing and use of allograft bone tissue and the implantation of such bone tissue or other products developed by IsoTis entail inherent risks of medical complications for patients, and therefore may result in product liability claims against IsoTis.
IsoTis presently maintains product liability insurance in the amount of USD 10,000,000 per occurrence and USD 10,000,000 per year in the aggregate. IsoTis cannot assure Shareholders that it will be able to maintain such insurance in the future or that such insurance will be sufficient to cover the amount of claims asserted against it on all types of liabilities.
10.2.11	Sales and marketing
IsoTis uses three distribution models. In the U.S., IsoTis mostly market and sell its products through a network of independent agents. In the international markets IsoTis markets and sells its products through stocking distributors. IsoTis’ traditional DBM products are available through several orthopedic companies under a private label distribution agreement. IsoTis has entered into a non-exclusive distribution agreement for its first generation DynaGraft™ II product with Aesculap Inc. and Alphatec, and with Lifetek/Plus Orthopedics for DynaGraft™ and OrthoBlast™ II. IsoTis has also entered into a non-exclusive distribution agreement with Allosource, Inc. for the supply of certain allograft materials.
To manage and train the U.S. independent distributor network, IsoTis employs a Vice President Sales, Regional Sales Managers, several Orthobiologics Specialists, senior training staff and an administrative support group. On a regular basis, IsoTis’ training effort is supported by its Chief Scientific Officer. During 2005, IsoTis significantly increased its sales effort by expanding its sales management team and intensifying its product training activities. IsoTis’ Vice President Sales, Alan Donze, joined the Company in February of 2006. Mr. Donze is a former Vice President and General Manager at Stryker Corporation.
The Irvine-based marketing, customer services, and distributor training teams support the activities of the field team. In 2005, IsoTis hired Kathryn Liljestrand, a seasoned marketing professional with over 20 years of experience to intensify its marketing effort and to further develop and implement its marketing activities. The staff of the marketing organization has been reinforced and the group is engaged in the development of a new corporate and product branding strategy that IsoTis has to implement during 2006 and continuing through 2007. The marketing department has begun to organize a Surgeon Advisory Board to provide insight, guidance and testing of new products and product development.
IsoTis attaches great value to product and technology training, and invested in establishing a professional training infrastructure in 2005.
IsoTis also maintains a presence at industry trade shows such as the annual meetings of the American Academy of Orthopaedic Surgeons (AAOS) and the North American Spine Society (NASS), and publishes advertisements in trade journals to directly reach its target audience of orthopedic surgeons.
IsoTis’ international sales and marketing activities are coordinated out of its office in Lausanne, Switzerland. IsoTis’ international distributor network consists of stocking distributors, and is serviced and supported by IsoTis’ Director of International Sales, two International Sales Managers, the International Marketing Manager and a customer services department. The international team also maintains a presence at important trade shows, such as SOFCOT, the annual meeting of the French orthopedic and traumatology association, and EFORT, the European Federation of National Associations of Orthopedics and Traumatology. IsoTis currently has distribution agreements with 38 distributors internationally, which cover 29 countries.
10.2.12	Seasonal nature of business
In the past, IsoTis has experienced some seasonality in its product sales, typically during the summer months. During this period product sales may remain flat or even decline slightly. IsoTis believes this fluctuation is the result of patients choosing not to undergo surgery during the summer holiday period.
10.2.13	Intellectual property
IsoTis’ business depends upon its significant know-how and proprietary technology. To protect this know-how and proprietary technology, IsoTis relies on intellectual property protections provided by patents, trademarks, trade secrets and confidentiality agreements.
IsoTis seeks patent protection of its key technology, products and product improvements both in the U.S. and in selected foreign countries. When determined appropriate, IsoTis has enforced and plans to continue to enforce and defend its patent rights. IsoTis does rely on its patent estate to provide itself with competitive advantages with respect to existing product lines. For example, IsoTis holds patents relating to its Accell Connexus®, DynaGraft™ II, OrthoBlast® II products and on its entire Accell® line of products. The duration of patent rights generally is twenty (20) years from the date of filing a priority application. IsoTis cannot assure Shareholders that any pending patent applications will result in issued patents or that any currently issued patents, or patents which may be issued, will provide it with sufficient protection in the case of an infringement of its technology or that others will not independently develop technology comparable or superior to IsoTis’ technology. IsoTis also relies on trade secrets and continuing technological innovations to develop and maintain its competitive position. In an effort to protect its trade secrets, IsoTis has a policy of requiring its employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with IsoTis. These agreements provide that all confidential information developed or made known to the individual during the course of their relationship with IsoTis must be kept confidential, except in specified circumstances. IsoTis cannot assure Shareholders that the individuals subjected to these agreements will not breach them; that IsoTis would have adequate remedies for any breach; or that its trade secrets will not otherwise become known or be independently developed by its competitors.
IsoTis’ patent portfolio is set out below (all of which are held through its wholly-owned subsidiaries, IsoTis N.V. and IsoTis OrthoBiologics, Inc.):
Patents owned by IsoTis N.V.

Patent family	Patent number	Expiration date
Osteoinduction	US 6,511,510	15 September 2019
	EP 0,987,032	15 September 2019

Room temperature composites	EP 1,086,711	23 September 2020

Negative replica method	US 6,479,418	10 January 2021
	EP 1,108,698	18 December 2020

Implant material and process for producing it	US 6,069,295	12 May 2017
	US 6,146,686	12 May 2017
	EP 0806211	12 May 2017

Coating for medical implant	US 6,207,218	12 July 2019
	US 6,733,503	12 July 2019
	EP 0987031	12 July 2019

Protein coating	US 6,692,790	1 February 2021
	EP 1,251,889	1 February 2021

Plug for insertion into a bone canal	US 6,752,833	31 March 2021

Prosthetic devices having bone bonding properties	EP 0,357,155	1 September 2009

Method for the in vitro production of bones	US 6,152,964	3 March 2017
	US 6,299,650	3 March 2017
	EP 0,798,374	3 March 2017

Device for tissue engineering bone	US 6,228,117	15 July 2018
	EP 0,891,783	14 July 2018

Patent family	Patent number	Expiration date
Cartilage tissue engineering	US 6,656,489	4 February 2020
	US 6,692,761	4 February 2020
	US 6,737,073	4 February 2020
	EP 1,027,897	10 February 2020

Cell culture medium containing growth factor and	US 6,838,284	27 December 2020
L-glutamine	EP 1,242,578	27 December 2020
Patents owned by IsoTis OrthoBiologics, Inc.

Patent family	Patent number	Expiration date
Reverse phase connective tissue repair	US 6,309,659	2 September 2017
composition	US 6,623,748	2 September 2017
	EP 1,024,839	1 September 2018

End-capped polymers and compositions containing such compounds	EP 1,456,278	20 December 2022

Tissue repair compositions and methods for their manufacture and use	US 7,132,110	11 February 2023

Compositions with enhanced osteogenic	US 5,707,962	1 January 2015
potential, method for making the same and	US 6,180,605	28 September 2014
therapeutic uses thereof	US, 6,180,606	28 September 2014

Bone repair material and delayed drug delivery system	US 6,311,690	6 November 2018

High viscosity material delivery system

Portion of a biopsy needle (design patent)	EP 201579-001 to 003	13 July 2029
IsoTis has various U.S. and foreign trademark registrations. ISOTIS®, ISOTIS ORTHOBIOLOGICS®, ACCELL®, ACCELL CONNEXUS®, ACCELL TOTAL BONE MATRIX™, DBM100®, OSSATURA®, DYNAGRAFT™ II, ORTHOBLAST® II are some of IsoTis’ and IsoTis’ subsidiaries’ trademarks. As long as the trademarks are being commercially used and their registration timely renewed, trademark rights are essentially perpetual.
10.3 Organizational structure
IsoTis conducts its business through a number of subsidiaries including:

Name	Location	Percentage of ownership
IsoTis OrthoBiologics Inc.	U.S.A.	100%
IsoTis N.V.	The Netherlands	100%
IsoTis has a number of inactive subsidiaries through which activities were conducted in the past:

Name	Location	Percentage of ownership
IsoTis TE Facility B.V.	The Netherlands	100%
Epi Source S.A.	Switzerland	100%
Modex Therapeutics GmbH	Germany	100%
10.4 Current strategy and business objectives
IsoTis’ objective is to become the leading dedicated supplier of biological solutions for musculoskeletal deficiencies treated by orthopedic, spine and neuro surgeons. To achieve this objective, IsoTis is pursuing the following strategies:
Grow Sales by Enhancing IsoTis’ Distribution channels with the recruitment of additional Orthobiologics Specialists
IsoTis sells the majority of its products through independent distributor (agent) organizations in the U.S. Starting in the second half of 2004, IsoTis has employed a limited number of Orthobiolgics Specialists (OBSs) throughout the U.S. to support its independent distributors in their sales efforts for IsoTis’ orthobiologics products. IsoTis believes that enhancing this group of OBSs further will be instrumental in continuing to grow IsoTis’ sales over the next several years. The U.S. distributor organization is complemented by IsoTis’ network of independent stocking distributor organizations outside the U.S.
Educate Physicians about IsoTis’ Accell Products
IsoTis believes education of physicians about alternatives for autograft bone implants, particularly IsoTis’ Accell products will be critical to its success. IsoTis intends to continue its training and education programs, which emphasize the clinical efficacy and ease of use of its Accell products. IsoTis also intends to maintain a presence at industry trade shows inside and outside the U.S.
Substantiate the Benefits of IsoTis’ Products through Clinical Studies
IsoTis is designing various prospective clinical trials and studies, the primary endpoint of which will be to establish the safety and efficacy of its next generation of Accell products, as well as to demonstrate their ease of use. IsoTis intends to initiate several of these trials and studies in the first half of 2007 and expects to publish the results in various trade journals and other publications.
Focus IsoTis’ Research and Development Efforts on New Products, Technology and Product Enhancements
IsoTis is focusing its research and development efforts on improving the potency of its existing products by enhancing their osteoinductivity, facilitating their administration to the patient and thus enhancing their clinical efficacy. IsoTis is also investigating new synthetic materials for bone graft substitution. IsoTis believes that its experience in the design and development of orthobiologics products can be applied to developing new products and to its evaluation and further development of complementary products that it may license or acquire.
Leverage IsoTis’ Distribution Channels to Market and Sell Additional Products and Technologies it May License or Acquire
IsoTis believes that it can leverage its Distribution channels, enhanced with its group of Orthobiologics Specialists, to market and sell additional orthobiologic products. IsoTis expects that there may be opportunities to in-license or acquire such products, or technologies that will be the basis for new product development. IsoTis intends to be active in the pursuit of such opportunities.
10.5 Selected financial data
The selected financial information set out below has been extracted from IsoTis’ consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The statements of operations data for the years ended 31 December 2005, 2004 and 2003 and the balance sheet data as of 31 December 2005, 2004 and 2003 are derived from IsoTis’ audited consolidated financial statements included elsewhere in this Offer Memorandum. The statements of operations data for the nine months ended 30 September 2006 and 2005 and the balance sheet data as of 30 September 2006 and 2005 are derived from IsoTis’ unaudited interim consolidated financial statements included elsewhere in this Offer Memorandum. On 3 December 2002, IsoTis N.V. and Modex Thérapeutiques S.A. merged. On 27 October 2003, IsoTis acquired GenSci OrthoBiologics, Inc. All financial data should be read in conjunction with paragraph 10.6 (‘Operating and Financial Review and Prospects’) and IsoTis’ consolidated financial statements and accompanying notes which are included elsewhere in this Offer Memorandum. All financial data presented in this Offer Memorandum is qualified in its entirety by reference to the consolidated financial statements and such notes.

	For the nine months
	ended 30 September		For the year ended 31 December
(in thousands USD, except shares and per share data)	2006	2005	2005	2004	2003
Operating data:
Total Revenues	30,765	23,489	32,102	25,440	6,204
Loss from operations	(7,778)	(7,201)	(9,907)	(33,295)	(31,720)
(Loss) gain from continuing operations	(11,896)	2,317	909	(37,232)	(36,518)
Net loss from discontinued operations	—	—	—	—	(698)
Net (loss) income	(11,896)	2,317	909	(37,232)	(37,216)
Net (loss) income per share-continuing operations	(0.17)	0.03	0.01	(0.54)	(0.79)
Net loss per share-discontinued operations	—	—	—	—	(0.01)

	For the nine months
	ended 30 September		For the year ended 31 December
	2006	2005	2005	2004	2003
Basic net (loss) income per share(1)	(0.17)	0.03	0.01	(0.54)	(0.80)
Diluted net (loss) income per share	(0.17)	0.03	0.01	(0.54)	(0.80)
Weighted average number of outstanding common shares	70,918	70,350	70,464	69,548	46,289
Diluted outstanding common shares	—	72,408	72,448	—	—

	As of 30 September		As of 31 December
(in thousands USD)	2006	2005	2005	2004	2003
Balance sheet data:
Total assets	73,151	72,005	68,956	85,645	116,123
Net assets	49,278	58,638	55,960	63,638	93,763
Long term obligations	9,567	3,314	3,059	9,904	10,961
Common stock	50,716	50,602	50,645	49,955	49,390
Accumulated deficit	(125,725)	(112,421)	(113,829)	(114,738)	(77,506)

Note: (1) The loss per share numbers are the same on both a basic and diluted basis. IsoTis has not paid any dividends since its incorporation.
10.6 Operating and financial review and prospects
10.6.1 Overview
IsoTis is a medical company specializing in orthobiologics, a rapidly growing segment of the overall orthopedics market. IsoTis manufactures, markets and sells a range of innovative bone graft substitutes and other related medical devices that are used to enhance the repair and regeneration of bone in spinal and trauma surgery, total joint replacements and dental applications. IsoTis’ strategic direction towards orthobiology was given shape in 2003 when it acquired GenSci OrthoBiologics, Inc., a U.S.-based orthobiology company. In 2004, IsoTis successfully completed its transition into a company fully dedicated to competing in orthobiologics. In connection with this transition, IsoTis’ executive management and offices are now located in Irvine, California (U.S.). IsoTis’ international sales and marketing headquarters are based in Lausanne, Switzerland. IsoTis also maintains a manufacturing facility in the Netherlands. IsoTis’ registered headquarters are in Lausanne, Switzerland, and it is a public company with an indefinite duration incorporated under the laws of Switzerland.

IsoTis’ innovative product offering consists of natural and synthetic bone graft substitutes. IsoTis’ natural bone graft substitutes are based on allograft bone. IsoTis obtains allograft bone from accredited tissue banks and processes it at its facility in Irvine to yield demineralized bone matrix (DBM). After demineralization, the remaining bone matrix contains primarily collagen and non-collagenous proteins, including bone growth factors such as natural human bone morphogenetic proteins (nhBMP™s) that result in bone formation and repair. IsoTis combines these nhBMPs™ with its proprietary carrier materials to improve the handling characteristics and thus to make them suitable for orthopedic surgery. IsoTis’ product portfolio primarily consists of a family of IsoTis’ nhBMP™ products based on its Accell® technology, and a first generation of DBM products. To maximize its returns, IsoTis is increasingly transitioning its sales mix from the first generation of DBM products to its premium-priced Accell® technology-based products.
IsoTis’ success depends on its ability to effectively operate its three distinct sales channels. In the United States, IsoTis markets and sells its products through a network of independent agents. In the international markets, IsoTis markets and sells its products through stocking distributors. Finally, IsoTis sells its first-generation products in the United States and internationally through several orthopedic companies under private label distribution agreements. In 2005 and 2006, IsoTis has increased its U.S. field sales management personnel, provided intensive product and sales training to its sales representatives and increased its sales management personnel in Europe. IsoTis expects that as its sales continue to grow, the sales management organization will grow with it. IsoTis’ established European sales and marketing infrastructure continues to provide an opportunity to increase European and international sales through its growing international distributor network. Additionally, in 2006, IsoTis entered into its fourth and largest private label agreement.
The medical device industry and the orthobiologics market are intensely competitive, subject to rapid change and significantly affected by new product introductions. IsoTis competes principally against procedures in which autograft bone is used and against other DBM and synthetic bone substitutes. Autograft bone has historically been the standard of care. This procedure is well established among surgeons, has extensive long-term data and has remained relatively unchanged for many years.
Market participants, including IsoTis, have developed various DBM products and other bone graft substitute products as alternatives to the use of allograft in orthopedic procedures. IsoTis’ principal competitors in the orthobiologics market include Medtronic Sofamor Danek, Inc., Musculoskeletal Foundation, Osteotech, Inc., Regeneration Technologies, Wright Medical Technology and Orthovita. IsoTis also competes against small to midsize companies that are active in the orthobiologics market. Many of IsoTis’ competitors enjoy significant competitive advantages over IsoTis.
10.6.2 Critical accounting policies
All of IsoTis’ significant accounting policies and estimates are described in Note 2 to its audited consolidated financial statements for and the notes in its 31 December 2005 Annual Report on Form 20-F filed with the SEC on 20 April 2006. However, certain of its more critical accounting estimates require the application of significant judgment by management in selecting the appropriate assumptions in determining the estimate. By their nature, these judgments are subject to an inherent degree of uncertainty. IsoTis develops these judgments based on its historical experience, terms of existing contracts, its observance of trends in the industry, information provided by its customers, and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of IsoTis’ financial condition, changes in financial condition or results of operations.
IsoTis believes that the following financial estimates are both important to the portrayal of its financial condition and results of operations and require subjective or complex judgments. Further, IsoTis believes that the items discussed below are properly recorded in the financial statements for all periods presented. IsoTis’ management has discussed the development, selection and disclosure of its most critical financial estimates with the Audit Committee of its Board and with its independent registered public accounting firm. The judgments about those financial estimates are based on information available as of the date of the financial statements. Those financial estimates include:
10.6.2.1 Revenue and revenue recognition
IsoTis earns the vast majority of its current revenue from the sale of surgical products to third parties, primarily hospitals. IsoTis recognizes revenue from sales of products when there is evidence of an agreement, title to the product has passed and there has been a transfer of the significant risks and rewards of ownership, which is generally when the delivery of the product has occurred, collection is reasonably assured, and when there are no continuing performance obligations. Shipping and handling fees are included in revenue and shipping and handling costs are included in cost of goods sold.
IsoTis recognizes revenue from royalties when the royalties become fixed and payable and when collection is reasonably assured.
In August 2006, IsoTis sold its dental assets to Keystone Dental for an up front cash payment of USD 7,434,000. The transaction was structured as an asset purchase and license transaction whereby Keystone acquired IsoTis’ dental assets and obtained an exclusive right to market and sell IsoTis’ bone graft substitute product portfolio in the field of dentistry. The parties also entered into a manufacturing and supply agreement for a period of five years. USD 6,513,983 of the payment received from Keystone Dental for the transaction is recorded as deferred revenue and recognized ratably over the 60-month term of the accompanying manufacturing agreement.
IsoTis also receives revenue from research and development contracts. Milestone payments are recognized as revenue upon the completion of the milestone when the milestone event was substantive, its achievability was not reasonably assured at inception and IsoTis’ performance obligations after milestone achievement will continue to be funded at a comparable level before the milestone achievement. IsoTis defers revenue recognition until performance obligations have been completed and collectibility is reasonably assured.

10.6.2.2 Excess and obsolete inventories
IsoTis values its inventory at the lower of the actual cost or its net realizable value. IsoTis regularly reviews inventory quantities on hand for excess and obsolete inventory and, when circumstances indicate, IsoTis incurs charges to adjust inventories to their net realizable value. IsoTis’ review of inventory for excess and obsolete quantities is based primarily on its estimated forecast of product demand. IsoTis’ forecasting of product demand may prove to be inaccurate; as such IsoTis may be required to incur charges for excess and obsolete inventory. In the future, if additional inventory write-downs are required, IsoTis would recognize additional cost of goods sold at the time of such determination. IsoTis’ estimates may also be impacted by significant unanticipated decreases in the demand for its products and could have a significant impact on the value of its inventory and its reported operating results.
10.6.2.3 Long-lived assets other than goodwill
IsoTis records impairment of long-lived assets, other than goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets,’ which requires that long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets might not be recoverable.
Events or circumstances that would necessitate an impairment review primarily include an impairment of goodwill, a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, IsoTis recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. IsoTis realized no impairment charges relating to property and equipment or relating to amortizable intangible assets for the periods ended 30 September 2006 and 2005. The impairment analysis was based upon IsoTis’ determination of fair value which, with respect to the property and equipment considered the current market values of similar assets with comparable remaining useful lives and with respect to the intangible assets, was based on discounted estimated cash flows. IsoTis’ estimates may be impacted by significant unanticipated decreases in the demand for its products or its inability to bring new products to market. The identification of impairment indicators, the estimation of future cash flows and the determination of fair values for assets (or groups of assets) requires IsoTis to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows and applicable discount rates. No impairment charge was recognized on long-lived or intangible assets for the periods ended 30 September 2006 and 2005.
10.6.2.4 Goodwill
In accordance with SFAS No. 142, ‘Goodwill and other Intangible Assets’, IsoTis does not amortize goodwill. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase identifies a potential impairment; while the second phase, if necessary, measures the amount of impairment. Effective the last day of November of each year, goodwill is tested for impairment by determining if the carrying value exceeds its fair value. As IsoTis operates in one reporting unit, on 30 November 2005, IsoTis performed the first phase of its impairment test by comparing its net asset value to its market capitalization. The first phase of IsoTis’ impairment test found no potential impairment to goodwill. IsoTis also noted that a ten percent decrease in its stock price would not have resulted in the need to perform the second phase of the impairment test. IsoTis notes that a more significant change in the value of its stock price could result in the need to complete the second step of the impairment test and may result in the recognition of an impairment of goodwill. As of 30 September 2006, there have been no indicators of impairment; therefore, no interim impairment tests have been performed.
10.6.2.5 Stock-based compensation
Prior to 1 January 2006, IsoTis accounted for stock-based compensation under the fair-value method in accordance with SFAS No. 123, ‘Accounting for Stock-Based Compensation’ (SFAS No. 123), as amended by SFAS No. 148, ‘Accounting for Stock-Based Compensation – Transition and Disclosure’ (SFAS No. 148). IsoTis valued options issued based upon the Black-Scholes option pricing model and recognized this value as an expense over the future periods in which options vest. The Black-Scholes pricing model, which requires IsoTis to make several key judgments including: the expected life of issued stock options, the expected volatility of its stock price, and the expected dividend yield to be realized over the life of the stock option. Changing any of the above assumptions, particularly the expected volatility of IsoTis’ stock price or the expected life of its stock options, could have a significant impact on the amount of compensation expense recognized.
SFAS No. 123R, ‘Share-Based Payments’ (SFAS No. 123R), which is a revision of SFAS No. 123, was issued in December 2004. Generally, the approach in SFAS No. 123R is similar to that in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. On 1 January 2006, IsoTis adopted SFAS No. 123R using the modified prospective application transition method which provides for only current and future period stock-based awards to be measured and recognized at fair value. The adoption of SFAS No. 123R did not have a significant impact on IsoTis’ financial position or results of operations since it accounted for the stock-based compensation in prior years under the fair value provisions of SFAS No. 123.
As stock-based compensation expense recognized in the unaudited condensed consolidated statement of operations for the nine months ended 30 September 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience but actual forfeitures could differ materially and result in volatility in IsoTis’ stock-based compensation expense amounts.

10.6.3 Recent accounting pronouncements
In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position 123(R)-3 (FSP 123R-3), “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, that provides an elective alternative transition method of calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) (the APIC Pool) to the method otherwise required by paragraph 81 of SFAS 123R. IsoTis may take up to one year from the effective date of this FSP to evaluate its available alternatives and make its one-time election. IsoTis is currently evaluating the alternative methods. Until and unless IsoTis elects the transition method described in this FSP, it will follow the transition method described in paragraph 81 of SFAS 123R.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48, an interpretation of FASB Statement 109, “Accounting for Taxes,” prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties.
FIN 48 is effective for IsoTis beginning 1 January 2007. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. As this guidance was recently issued, IsoTis has not yet determined the impact, if any, of adopting the provisions of FIN 48 on its financial position, results of operations and liquidity.
In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.
In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. IsoTis currently uses, and has historically applied, the dual method for quantifying identified financial statement misstatements.
IsoTis will initially apply the provisions of SAB 108 in connection with the preparation of its annual financial statements for the year ending 31 December 2006. IsoTis is currently evaluating SAB 108, but does not expect the adoption of SAB 108 to have a significant effect on its financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS 157 is effective for fiscal years beginning after 15 November 2007. IsoTis is currently evaluating the impact that adopting FASB 157 will have on its operations and financial condition.
10.6.4 Presentation of financial information
Acquisition of GenSci OrthoBiologics, Inc.
On 27 October 2003, IsoTis acquired 100% of the shares of GenSci OrthoBiologics, Inc. (GenSci), a wholly-owned subsidiary of GenSci Regeneration Sciences, Inc. (GenSci Regeneration), in exchange for 27,521,930 of its common shares that were issued to GenSci Regeneration and the pre-acquisition GenSci Regeneration shareholders. As a result of this acquisition, GenSci Regeneration and the pre-transaction GenSci shareholders acquired approximately 40% of IsoTis’ then outstanding common shares and GenSci was renamed IsoTis OrthoBiologics, Inc.
The acquisition was accounted for under the purchase method of accounting. IsoTis was considered the acquirer for accounting and financial reporting purposes. The results of operations of IsoTis OrthoBiologics, Inc. (formerly GenSci Orthobiologics, Inc.) have been included in IsoTis’ financial statements only from 1 November 2003. IsoTis’ historical financial statements prior to 1 November 2003 are those of pre-acquisition IsoTis and do not include the results of operations of GenSci prior to 1 November 2003.
The aggregate purchase price for the acquisition of GenSci was USD 37,243,657. The purchase price has been allocated, based upon an independent valuation of intangible assets and in-process research and development, to the assets acquired and liabilities assumed based on fair values. IsoTis identified net liabilities acquired of USD 1,889,412, intangible assets of USD 21,950,000 and in-process research and development of USD 800,000. The aggregate purchase price exceeded the fair value of identified net assets acquired by USD 16,383,069. This excess of identifiable net assets over purchase price, resulted in IsoTis recognizing goodwill of USD 16,383,069 in 2003.
10.6.5 Consolidated financial statements
IsoTis’ consolidated financial statements have been prepared in accordance with U.S. GAAP and include the following consolidated subsidiaries:

Name of subsidiary company	Jurisdiction of incorporation	Ownership interest
IsoTis N.V.	The Netherlands	100%
IsoTis TE Facility B.V.	The Netherlands	100%
IsoTis OrthoBiologics, Inc.	United States	100%
EpiSource S.A.	Switzerland	100%
Modex Therapeutics GmbH	Germany	100%

10.6.6 Operating results for Financial Year 2005, Financial Year 2004 and Financial Year 2003
References to 2005, 2004, and 2003 in the discussions below refer to the Financial Years 2005, 2004 and 2003, respectively.
Financial Year 2005 compared with Financial Year 2004
(in thousands USD, except per share data)

Consolidated statements of operations	2005	+/-%		2004
Revenues
Product sales	32,063	6,794	27	25,269
Government grants	—	(37)	(100)	37
Royalties (and research and development contracts)	39	(95)	(71)	134

Total revenues	32,102	6,662	26	25,440

Costs and expenses
Costs of sales	13,114	860	7	12,254
Research and development	6,330	(5,829)	(48)	12,159
Marketing and selling	13,140	(850)	(6)	13,990
General and administrative	9,425	(6,164)	(40)	15,589
Impairment of property, plant and equipment and intangible assets	—	(4,743)	(100)	4,743

Total operating expenses	42,009	(16,726)	(28)	58,735

Loss from operations	(9,907)	23,388	70	(33,295)
Interest income and other	1,240	(1,121)	(47)	2,361
Interest expense and other	(406)	(86)	(27)	(320)
Foreign exchange gain (loss)	9,982	15,960	267	(5,978)

Net income (loss)	909	38,141	102	(37,232)

Diluted net income (loss) per share	0.01	—	—	(0.54)
Weighted average common shares outstanding	70,464	—	—	69,548
Diluted common shares outstanding	72,448	—	—	—
Revenues
Revenues consist primarily of product sales. The increase in total revenues for 2005 was driven by increased product sales through each of IsoTis’ three main sales channels. The increased product sales are primarily attributable to continued market penetration with IsoTis’ core technology, its

DBM-derived products containing the Accell® technology. Sales of products containing IsoTis’ Accell® technology represented 47% of product sales in 2005 compared to 41% in 2004 increasing in total dollar sales by 45% in 2005. Sales of IsoTis’ first generation DBM products represented 46% of product sales in 2005. While IsoTis expects its first generation products to be an important source of income going forward as they are the subject of IsoTis’ private label partnerships, IsoTis anticipates its Accell® technology products to show stronger growth and to remain the key growth drivers.
Sales through IsoTis’ U.S. independent sales channel increased 16% in 2005 compared to 2004 and represented 69% of product sales in 2005 compared to 76% of product sales in 2004. IsoTis believes this increase resulted from an increase in its field sales management and intensive product and sales training that IsoTis provided to its independent agents. In IsoTis’ independent U.S. distribution network, it sells directly to hospitals with the assistance of its independent agent network. IsoTis expects sales to its U.S. independent sales channel to increase as acceptance of its Accell® technology also increases.
Sales to IsoTis’ international distribution channel increased 48% in 2005 from 2004 and represented 23% of product sales compared to 20% of product sales in 2004. In the international markets IsoTis sells its products to stocking distributors. Continued acceptance of IsoTis’ product technology and the increased number of sales management in Europe contributed to the growth. Continued sales growth is expected in IsoTis’ international distribution network as IsoTis increases sales management and opens new markets for its products.
Sales to IsoTis’ private label partners increased 143% in 2005 compared to 2004 and represented 6% of product sales in 2005. As IsoTis continues to experience growth in its Accell® technology product line, it will pursue private label licensing agreements for its first generation DBM-derived products. Revenue from private label agreements is expected to increase as purchase commitments from IsoTis’ private label partners increase.
Revenue from government grants declined 100% in 2005 as a result of the expiration of certain grants supporting IsoTis’ research efforts in defined research projects. IsoTis recorded other revenue of USD 38,825 related to royalties earned from achieving milestones under certain research and development contracts during 2005. IsoTis does not expect future growth of other revenue from royalties or government grants.
Costs and expenses
Cost of sales consists of material, labor, and overhead costs. Cost of sales increased 7% in 2005 compared to 2004, primarily as a result of increased product sales. As a percent of product sales, cost of sales was 41% in 2005, decreasing from 48% in 2004. IsoTis believes the decrease in cost of sales as a percentage of product sales, or its gross profit margin, can be attributed to the increase in product sales, which offset more of its fixed manufacturing costs, and to the realization of reduced raw material costs from its suppliers. In general, IsoTis expects its gross profit margin to continue to improve as it continues to manage its fixed manufacturing costs, increase product sales, improve demand forecasting and implement manufacturing efficiencies. However, IsoTis’

cost of goods sold and corresponding gross profit margin can be expected to fluctuate in future periods depending upon changes in its product sales mix between its first generation products and its Accell based products, prices of its products, relative levels of sales through its three sales channels, manufacturing yields and levels of production volume. The gross profit margin percentage on IsoTis’ sales through its U.S. independent sales channel is higher than sales in its international sales channel and with its private label partners.
Research and development expense consists of costs for product research, product development, regulatory and clinical functions and personnel. Research and development expenses decreased 48% in 2005 compared to 2004. The decrease in expense was primarily attributable to the refocus of the development group strictly on orthobiologics. This refocus led to a reduction in the overall size of the department which began in 2004 but is reflected in the full year results in 2005. IsoTis expects its development efforts to focus on continually improving its Accell® technology and diversifying and expanding the product platforms developed with this technology. As a percentage of product sales, research and development decreased from 48% in 2004 to 20% in 2005. IsoTis expects research and development expense to increase in absolute dollars in the upcoming periods as IsoTis continues the development of products. IsoTis expects to launch in 2007 and evaluate other technologies that may complement its current product portfolio. While IsoTis expects research and development expense to increase in absolute dollars, it expects a reduction in research and development expense as a percentage of product sales as its product sales increase.
Marketing and selling expense consists of costs of sales and marketing personnel, distributor and physician training programs, sales commissions to IsoTis’ independent sales network and marketing activities. Marketing and selling expenses decreased 6% in 2005 compared to 2004. Sales and marketing expense remained relatively consistent in absolute dollars, but declined as a percentage of product sales to 41% in 2005 compared to 55% in 2004. Increased sales commissions due to higher sales were offset by lower marketing costs, as the marketing department was realigned in the fourth quarter of 2005, and the absence of severance and restructuring costs that were recorded in 2004. IsoTis anticipates that its marketing and selling expenses will increase in absolute dollars to the extent that any additional growth in product sales results in increases in sales commissions, to the extent that it continues increased spending on developing its three sales channels, and to the extent it increases product branding and marketing costs.
General and administrative expenses consist of personnel costs, professional service fees, expenses related to intellectual property rights, and general corporate expenses. General and administrative expenses declined by 40% in 2005 compared to 2004 and were 29% of product sales in 2005 compared to 62% of product sales in 2004. The decrease in general and administrative expenses was primarily due to the consolidation of administrative operations into Irvine during 2005 and the absence of severance and restructuring costs incurred in 2004. IsoTis expects general and administrative expenses in 2006 to increase as it incurs additional costs associated with becoming Sarbanes-Oxley Act compliant.

Impairment of property, plant and equipment and intangible assets
IsoTis recorded no impairment charge during 2005 compared to an impairment charge of USD 4.7 million recorded in 2004. The impairment charge in 2004 primarily related to assets acquired from GenSci, the partial closure of IsoTis’ operations in Bilthoven, the Netherlands and its decision to cease distribution of a particular bone cement product.
Interest income and other
Interest income and other declined 47% in 2005 compared to 2004, due to the effect of significantly lower average cash balances and the recording of other income of USD 1.9 million in 2004, the result of a gain on sale of assets at IsoTis’ Swiss facility and the gain on sale of assets of EpiSource S.A. to DFB Pharmaceuticals, Inc.
Interest expense and other
Interest expense decreased by 27% in 2005 compared to 2004. The decrease was primarily due to the decrease in interest recorded on IsoTis’ mortgage facility in the Netherlands, which was paid off during the third quarter of 2005.
Foreign exchange gain
In 2005, IsoTis incurred a foreign exchange gain of USD 9.9 million on U.S. dollar cash deposits held by its European subsidiaries in the Netherlands and Switzerland and on a U.S. dollar denominated intercompany receivable held in its Switzerland entity. IsoTis’ Netherlands entity uses the Euro as its functional currency and Switzerland uses the Swiss Franc as its functional currency. As of 31 December 2005, IsoTis had significant assets denominated in U.S. currency held by entities that do not use the U.S. dollar as their local currency, and therefore IsoTis remains at risk of recording foreign exchange gains or losses. Fluctuations from the beginning to the end of any given reporting period result in the revaluation of IsoTis’ foreign currency denominated inter-company loans, generating currency translation gains or losses that impact its non-operating income/expense levels in the respective period.
Net income
As a result of the factors discussed above, IsoTis recorded net income for 2005 of USD 909,000 as compared to a net loss of USD 37.2 million in 2004.

Financial Year 2004 compared with Financial Year 2003
(in thousands USD, except per share data)
Revenues

Consolidated statements of operations	2004	+/-%		2003
Revenues
Product sales	25,269	19,416	332	5,853
Government grants	37	(291)	(89)	328
Royalties and research and development contracts	134	111	483	23

Total revenues	25,440	19,236	310	6,204

Costs and expenses
Costs of sales	12,254	7,494	157	4,760
Research and development	12,159	(4,435)	(27)	16,594
Marketing and selling	13,990	8,235	143	5,755
General and administrative	15,589	5,914	61	9,675
Impairment of property, plant and equipment and intangible assets	4,743	3,603	316	1,140

Total operating expenses	58,735	20,811	55	37,924

Loss from operations	(33,295)	(1,575)	(5)	(31,720)
Interest income	462	(534)	(54)	996
Interest expense	(320)	147	31	(467)
Foreign exchange loss	(5,978)	(606)	(11)	(5,372)
Other income	1,899	1,899	100	—

Net loss before taxes, discontinued operations and minority interest	(37,232)	(669)	(2)	(36,563)
Minority interest	—	(45)	(100)	45

Net loss from continuing operations	(37,232)	(714)	(2)	(36,518)
Net loss from discontinued operations	—	698	100	(698)

Net loss	(37,232)	(16)	(0)	(37,216)

Basic and diluted net loss per share
Continuing operations	(0.54)	—	—	(0.79)
Discontinued operations	—	—	—	(0.01)
Extraordinary item	—	—	—	—
Net loss per share basic and diluted	(0.54)	—	—	(0.80)
Weighted average common shares outstanding	69,548	—	—	46,289

The increase in total revenues for 2004 was driven by increased orthobiologic product sales. The year ended 31 December 2004 includes twelve months contribution of orthobiologic sales compared to only two months for 2003. IsoTis’ orthobiologic sales were primarily acquired during the acquisition of GenSci. GenSci’s product portfolio contained what is now IsoTis’ DBM-derived product portfolio. If IsoTis consolidated GenSci for the full year in 2003, its orthobiologic sales would have been USD 23.9 million as compared with USD 25.3 million in 2004. Sales in the United States represented 81% of product sales in 2004. IsoTis’ ability to increase the acceptance of products in the U.S. market was due to an increase in its field sales management, which increased from five to ten people, and intensive product and sales training that it provided to its independent agents during 2004.
Revenue from government grants declined 89% in 2004 compared to 2003, as a result of the expiration of certain grants supporting IsoTis’ research efforts in defined research projects. IsoTis recorded revenue of USD 134,720 related to royalties earned from achieving milestones under certain research and development contracts during 2004.
Costs and expenses
Cost of sales increased 157% in 2004 compared to 2003, primarily as a result of increased product sales. As a percent of product sales, cost of sales was 48% in 2004 compared to 81% in 2003. The decrease in gross profit margin can be attributed to the increase in product sales which offset IsoTis’ fixed manufacturing costs.
Research and development expenses decreased 27% in 2004 compared to 2003. The decrease in research and development expense was primarily attributable to the continued refocus of the development group strictly on orthobiologics. This refocus led to a reduction in the overall size of the department and resulted in a more focused development effort in the orthobiologics area. Another factor contributing to the decline in research and development expense from 2003 was the expensing of USD 800,000 of in-process research and development costs related to the acquisition of GenSci in 2003. As a percentage of product sales, research and development decreased to 48% in 2004 from 284% in 2003.
Marketing and selling costs increased 143% in 2004 compared to 2003. The increase in sales and marketing expense was primarily due to the doubling from five to ten of IsoTis’ U.S. field sales management responsible for managing its network of independent agents, and intensive product and sales training to its independent agents during 2004. A large percentage of the remainder of the increase in selling and marketing expense was due to higher commissions paid in the U.S. as a result of increased product sales in 2004. As a percentage of product sales, marketing and selling expense decreased to 55% in 2004 from 98% in 2003.
General and administrative expense increased 61% in 2004 compared to 2003. The increase in general and administrative expense was primarily due to a full year of expenses of IsoTis’ Irvine facility.

Impairment of property, plant and equipment and intangible assets
In 2004, IsoTis completed an impairment test of intangible assets that were recorded as part of the purchase of the U.S. operations of GenSci. This analysis resulted in the recognition of an impairment of Synthetic Blends unpatented technology, Collagen patented and unpatented technologies and the distribution network acquired totaling USD 2,882,001. The impairment recorded on the patented and unpatented technologies was due to a shift in IsoTis’ intent to produce and distribute certain acquired technologies. The impairment of the distribution network was a result of IsoTis’ changing certain distributors that were part of the acquired distribution network.
Under the terms of IsoTis’ agreement with GenSci signed prior to the acquisition of GenSci, GenSci assigned to IsoTis a license agreement with BioInterfaces, Inc (‘BioInterfaces’), for the use of certain proprietary technology. IsoTis exercised its option, granted under the license agreement, to purchase the proprietary technology for cash consideration of USD 950,000, in accordance with an asset purchase agreement between IsoTis and BioInterfaces effective 27 October 2003. In 2004, IsoTis determined that this asset was fully impaired as IsoTis had not put on the market any products using this technology and decided that it had no plans to market any such products. An additional impairment charge was recorded in 2004 for the remaining book value of USD 854,909.
In 2004, IsoTis shut down most of its Bilthoven (the Netherlands) operations, with only the SynPlug™ production continuing until at least December 2005. IsoTis recognized an impairment charge related to certain fixed assets at the Bilthoven location amounting to USD 584,064 in 2004. In addition, IsoTis recognized an impairment charge relating to certain fixed assets at the Lausanne location amounting to USD 38,146.
During the first quarter of 2004, IsoTis entered into a contract with a provider of synthetic products granting IsoTis marketing rights over a bone cement product. Subsequent to entering into the contract, IsoTis decided to cease distribution of the bone cement product based on poor market acceptance and competitive disadvantage relative to other competing products on the market. In connection with IsoTis’ decision to cease distribution of the bone cement product, IsoTis recorded a USD 409,128 liability representing milestone payments due and guaranteed minimum purchase obligations. This fee was recorded in selling and marketing expense. IsoTis also recorded an impairment charge of USD 384,338 for the capitalized up-front license fee.
Interest income
Interest income was USD 462,000 in 2004 compared to USD 1.0 million in the prior year, a decrease of 54%. The decrease was due to the combined effect of significantly lower average cash balances and interest rates.
Interest expense
Interest expense for 2004 was USD 319,000 as compared to USD 467,000 in 2003. The decrease was due primarily to the decrease in the variable interest rate on IsoTis’ mortgage facility in the

Netherlands. This was partially offset by a full year of interest on the U.S. structured debt payments.
Foreign exchange loss
In 2004, IsoTis incurred a foreign exchange loss of USD 6.0 million on U.S. dollar cash deposits held by its European subsidiaries in the Netherlands and on a U.S. dollar denominated intercompany receivable held in the Swiss entity whose functional currency is CHF. Fluctuations from the beginning to the end of any given reporting period result in the revaluation of IsoTis’ foreign currency denominated inter-company loans, generating currency translation gains or losses that impact its non-operating and income and expense levels for the respective period.
Other income
Other income of USD 1.9 million was composed primarily of a gain on sale of assets at IsoTis’ Swiss facility due to the reduction in the facility size and gain on sale of assets of EpiSource S.A. to DFB Pharmaceuticals, Inc. on 15 December 2004.
Minority interest
Minority interest was zero in 2004 compared to USD 45,240 in 2003. During 2004 IsoTis purchased the remaining outstanding shares of IsoTis N.V. and therefore there are no remaining minority interest holders.
Net loss
As a result of the factors described above, net loss for 2004 remained consistent with net loss for 2003 at approximately USD 37.2 million. The net loss in 2003 included a loss from discontinued operations of USD 698,000.

10.6.7 Summary of quarterly results
(in USD, except per share data)

	Three months ended
	31 Mar	30 June	30 Sept	31 Dec	31 Mar	30 June	30 Sept	31 Dec
	2004	2004	2004	2004	2005	2005	2005	2005
Total revenue	6,615,710	6,426,282	5,966,179	6,432,318	7,807,218	7,534,756	8,146,900	8,613,412

Loss from continuing operations	(3,197,167)	(8,986,143)	(6,064,463)	(18,984,279)	948,847	2,940,116	(1,572,073)	(1,407,958)

Net (loss) income	(3,197,167)	(8,986,143)	(6,064,463)	(18,984,279)	948,847	2,940,116	(1,572,073)	(1,407,958)

Net (loss) income per share – continuing operations	(0.05)	(0.13)	(0.09)	(0.27)	0.01	0.04	(0.02)	(0.02)

Net (loss) income per share – basic and diluted	(0.05)	(0.13)	(0.09)	(0.27)	0.01	0.04	(0.02)	(0.02)
10.6.8 Liquidity and capital resources
IsoTis has incurred negative operating cash flows prior to and since the acquisition of GenSci in October 2003, and it has funded its operations primarily from the proceeds received from various sales of stock of the predecessor companies. IsoTis continues to use its cash and cash equivalents to fund its operations. IsoTis presently has sufficient cash and cash equivalents and positive working capital to fund its operations through 2006.
Cash and cash equivalents
IsoTis had cash and cash equivalents of USD 15.7 million as of 31 December 2005, compared to USD 25.5 million as of 31 December 2004. IsoTis’ cash and cash equivalents declined in 2005 compared to 2004 primarily due to:
Cash used in operating activities. Cash used in operations was USD 9.3 million in 2005 as compared to USD 24.3 million in 2004. Cash provided from operations was comprised of net income of USD 909,000 which was significantly impacted by the recorded foreign exchange gain of USD 9.9 million, offset in part by continued operating losses due to (i) heavy investment in IsoTis’ sales distribution including headcount additions and increased commissions; (ii) ongoing general and administrative and research and development costs. In addition, IsoTis increased its investment in inventories to support anticipated sales growth and accounts receivables increased due to increased sales during the fourth quarter of 2005. Cash flow used in operating activities was USD 24.5 million in 2003.

Cash provided from investing activities. Cash provided from investing activities was USD 5.0 million in 2005 as compared to USD 395,000 in 2004. The cash provided was primarily attributed to proceeds on the sale of IsoTis’ tissue engineering facility in Heerlen, the Netherlands in July 2005. Cash flow provided by investing activities was USD 395,000 in 2004 compared to cash used of USD 15.7 million in 2003. This change was primarily attributed to a gain on sale of certain assets reflecting IsoTis’ restructuring and headcount reduction in 2004.
IsoTis’ capital expenditures for property, plant and equipment and intangible assets were USD 556,000 in 2005, USD 1.3 million in 2004, and USD 1.9 million in 2003. IsoTis incurred these expenses mainly in connection with, expansion of laboratory and office facilities and investments in connection with commercialization of products and investments in connection with research and development program.
Cash used in financing activities. Cash used in financing activities was USD 5.6 million in 2005 as compared to USD 851,000 in 2004. Cash used in financing activities was primarily related to USD 6.4 million of loan and borrowings repayments including the payoff of the mortgage facility on the tissue engineering facility in Heerlen, the Netherlands offset in part by USD 892,000 of proceeds from stock option exercises. Cash used in financing activities was USD 851,000 in 2004 compared to USD 2.3 million 2003. This decrease was mainly a result of lower repayments of interest-bearing loans and borrowings.
Working capital
IsoTis’ working capital decreased to USD 24.4 million as of 31 December 2005, compared to USD 26.2 million as of 31 December 2004 and USD 46.7 million as of 31 December 2003. The decrease in working capital in both 2005 and 2004 as compared to the prior years was primarily the result of decreases in cash and cash equivalents, as discussed above.
IsoTis has entered into a non-cancelable commitment related to collaborative agreements as of 31 December 2005 of USD 1.2 million which is recorded as restricted cash. The whole amount, USD 1.2 million, is expected to be paid during 2006.
Restricted cash
IsoTis had restricted cash of USD 4.4 million as of 31 December 2005, compared to USD 7.6 million as of 31 December 2004. Restricted cash is comprised of cash held in support of guarantees for payment obligations that IsoTis has made.
10.6.9 Research and development, patents and licenses
The acquisition of GenSci on 27 October 2003 increased research and development costs as IsoTis combined its active programs with those of GenSci. This was further impacted by the expensing of USD 800,000 of in-process research and development costs related to the acquisition of GenSci. In 2003, in the context of defining the strategy for its combination with GenSci, IsoTis’ Board approved plans to exclusively focus on products with ‘medical device’ regulatory characteristics and to no longer pursue cell-based product development. The restructuring programs partially offset the increase in costs caused by the combination of the activities of the two companies.
On 14 May 2003 IsoTis sold its entire share in the drug delivery subsidiary Chienna B.V. This also led to a reduction in the cash-outflow for certain research programs.
During the past three fiscal years IsoTis has spent the following amounts on company-sponsored research and development:
(In thousands USD)

	Years ended 31 December
	2005	2004	2003
Research and development	6,330	12,159	16,594
10.6.10 Off-balance sheet arrangements
IsoTis has no unconsolidated special purpose financing or partnership entities that have or are reasonably likely to have a current or future effect on its financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
10.6.11 Tabular disclosure of contractual obligations
At 31 December 2005, IsoTis had contractual cash obligations and commercial commitments as follows:

	Payments due by period
		Less than	1 – 3	4 – 5	More than 5
(in USD)	Total	1 year	years	years	years
Long Term Debt Obligations	3,059,252	1,015,471	2,043,781	—	—
Operating Lease Obligations	1,833,951	985,097	848,854	—	—
Purchase Obligations	1,299,272	1,260,257	39,015	—	—

Total	6,192,475	3,260,825	2,931,650	—	—

10.6.12 Operating results for the nine months ended 30 September 2006 and 2005
References to 2006 and 2005 in the discussion below refer to the nine month periods ended 30 September 2006 and 2005, respectively.

Nine months ended 30 September 2006 compared with nine months ended 30 September 2005
Condensed consolidated statements of operations
(in thousands USD, except share and per share data)

	2006	+ / -%		2005
	(Unaudited)			(Unaudited)
Revenues
Product Sales	30,729	7,279	31%	23,450
Royalties [and Research and Development Contracts]	36	(3)	(8)%	39
Total Revenues	30,765	7,276	31%	23,489

Costs and expenses
Costs of sales	11,305	2,118	23%	9,187
Research and development	5,592	1,392	33%	4,200
Marketing and selling	13,201	3,813	41%	9,388
General and administrative	8,445	530	7%	7,915
Total operating expenses	38,543	7,853	26%	30,690
Loss from operations	(7,778)	(577)	8%	(7,201)
Interest income	440	54	14%	386
Interest expense	(132)	24	15%	(156)
Foreign exchange (loss) gain	(4,568)	(13,193)	(153)%	8,625
Other	142	(521)	(79)%	663
Net (loss) income	(11,896)	(14,213)	(613)%	2,317

Basic net (loss) income per share	(0.17)			0.03
Diluted net (loss) income per share	(0.17)			0.03
Weighted average common shares outstanding	70,918			70,350
Diluted common shares outstanding	70,918			72,408
Revenues
Revenues consist primarily of product sales. The increase in total revenues for 2006 was driven by increased product sales through each of its three main sales channels. The increased product sales are primarily attributable to continued market penetration with IsoTis’ core technology, its DBM-derived products containing the Accell® technology. Sales of products containing IsoTis’ Accell® technology represented 48% of product sales in 2006 compared to 46% in 2005 increasing in total dollar sales by 41% in 2006. Sales of IsoTis first generation DBM products represented 45% of product sales in 2006 and 2005. While IsoTis expects its first generation products to be an important source of income going forward as they are the subject of its private label partnerships,

IsoTis anticipate its Accell® technology products to show stronger growth and to remain the key growth drivers.
Sales through IsoTis’ U.S. independent sales channel increased 18% in 2006 compared to 2005 and represented 58% of product sales in 2006 compared to 65% of product sales in 2005. IsoTis believes this increase resulted from an increase in its orthobiologics sales specialists from 5 in 2005 to 12 in 2006, and intensive product and sales training that IsoTis provided to its independent agents. In its independent U.S. distribution network, IsoTis sells directly to hospitals with the assistance of its independent agent network. IsoTis expects sales to its U.S. independent sales channel to increase as acceptance of its Accell® technology also increases.
Sales to IsoTis’ international distribution channel increased 43% in 2006 from 2005 and represented 24% of product sales compared to 22% of product sales in 2005. In the international markets IsoTis sells its products to stocking distributors. Continued acceptance of its product technology and the increased number of sales management in Europe contributed to the growth. Continued sales growth is expected in its international distribution network as IsoTis increases sales management and open new markets for its products.
Sales to IsoTis’ private label partners more than doubled in 2006 compared to 2005 and represented 12% of product sales in 2006. As IsoTis continues to experience growth in its Accell® technology product line, IsoTis will pursue private label licensing agreements for its 1st generation DBM-derived products. Revenue from private label agreements is expected to increase as purchase commitments from its private label partners increase.
Costs and expenses
Cost of sales consists of material, labor, and overhead costs. Cost of sales increased 23% in 2006 compared to 2005, primarily as a result of increased product sales. As a percent of product sales, cost of sales was 37% in 2006, decreasing from 39% in 2005. IsoTis believe the decrease in cost of sales as a percentage of product sales, or its gross profit margin, can be attributed to the increase in product sales, which offset more of its fixed manufacturing costs, and to the realization of reduced raw material costs from its suppliers. In general, IsoTis expects its gross profit margin to continue to improve as IsoTis continues to manage its fixed manufacturing costs, increase product sales, improve demand forecasting and implement manufacturing efficiencies. However, its cost of goods sold and corresponding gross profit margin can be expected to fluctuate in future periods depending upon changes in its product sales mix between its first generation products and its Accell based products, prices of its products, relative levels of sales through its three sales channels, manufacturing yields and levels of production volume. The gross profit margin percentage on its sales through its US independent sales channel is higher than sales in its international sales channel and with its private label partners.
Research and development expense consists of costs for product research, product development, regulatory and clinical functions and personnel. Research and development expenses increased 33% in 2006 compared to 2005. The increase in expense was primarily attributable to the increased research and development efforts in support of the future launch of its second generation accell products. IsoTis expects its development efforts to focus on continually improving its Accell®

technology and diversifying and expanding the product platforms developed with this technology. Research and development expenses as a percentage of product sales were 18% in 2006 and 2005. IsoTis expects research and development expense to increase in absolute dollars in the upcoming periods as IsoTis continues the development of products IsoTis expect to launch in 2008 and 2009 and evaluate other technologies that may complement its current product portfolio. While IsoTis expects research and development expense to increase in absolute dollars, IsoTis expects a reduction in research and development expense as a percentage of product sales as its product sales increase.
Marketing and selling expense consists of costs of sales and marketing personnel, distributor and physician training programs, sales commissions to its independent sales network and marketing activities. Marketing and selling expenses increased 41% in 2006 compared to 2005. Marketing and selling expense increased slightly as a percentage of product sales to 43% in 2006 compared to 40% in 2005. Sales and Marketing increased due to increases in selling expenses driven by the increase in sales commissions on higher U.S. independent sales volume, and increased sales personnel in its sales management organization in the U.S. and abroad, our sales organization headcount increase by seven additional orthobiologics specialists and sales managers worldwide in 2006. Marketing specific expenses increased due to its ongoing Accell branding program, increased presence at tradeshows and the expansion of its marketing department. IsoTis expects that its marketing and sales expenses will continue to increase in total dollars, to the extent that any additional growth in product sales results in increases in sales commissions, to the extent that IsoTis continues increased spending on developing its three sales channels, and to the extent IsoTis increases product branding and marketing costs.
General and administrative expenses consist of personnel costs, professional service fees, expenses related to intellectual property rights, and general corporate expenses. General and administrative expenses increased by 7% in 2006 compared to 2005 and were 27% of product sales in 2006 compared to 34% of product sales in 2005. The increase in general and administrative expenses was primarily due to the internal and external costs associated with its need to be in compliance with Section 404 of the Sarbanes-Oxley Act (2002) by the end of 2006.
Interest income
Interest income increased 14% in 2006 compared to 2005, due to higher weighted average interest rate earned on cash and cash equivalents.
Interest expense
Interest expense decreased by 15% in 2006 compared to 2005. The decrease was due primarily to the decrease in interest recorded on its mortgage facility in the Netherlands, which was paid off during the third quarter of 2005.
Foreign exchange gain
In 2006, IsoTis incurred a foreign exchange loss of USD 4.6 million on U.S. dollar cash deposits held by its European subsidiaries in the Netherlands and Switzerland and on a U.S. dollar denominated intercompany receivable held in its Switzerland entity. Its Netherlands entity uses the

Euro as its functional currency and Switzerland uses the Swiss Franc as its functional currency. As of 30 September 2006, IsoTis had significant assets denominated in U.S. currency held by entities that do not use the U.S. dollar as their local currency, and therefore IsoTis remains at risk of recording foreign exchange gains or losses. Fluctuations from the beginning to the end of any given reporting period result in the revaluation of its foreign currency denominated inter-company loans, generating currency translation gains or losses that impact its non-operating income/expense levels in the respective period. The loss resulted primarily from the strengthening of the Euro against the U.S. dollar during the first nine months of 2006.
Other
Other income decreased by 79% in 2006 compared to 2005. During 2005, IsoTis sold its tissue facility in Heerlen, the Netherlands, and recognized a gain on sale of USD 412,000.
Net income
As a result of the factors discussed above, IsoTis recorded net loss for 2006 of USD 11.9 million as compared to a net income of USD 2.3 million in 2005.
Liquidity and capital resources
IsoTis has incurred negative operating cash flows prior to and since the acquisition of GenSci in October 2003, and IsoTis have funded its operations primarily from the proceeds received from various sales of stock of the predecessor companies. IsoTis continues to use its cash and cash equivalents to fund its operations. IsoTis presently has sufficient cash and cash equivalents and positive working capital to fund its operations through 2007.
Cash and cash equivalents
IsoTis had cash and cash equivalents of USD 16.9 million as of 30 September 2006, compared to USD 17.0 million as of 30 September 2005. Its cash and cash equivalents declined in 2006 compared to 2005 primarily due to:
Cash used in operating activities. Cash used in operations was USD 5.9 million in 2006 as compared to USD 6.5 million in 2005. Cash used in operations was comprised of net loss of USD 11.9 million which was significantly impacted by the recorded foreign exchange loss of USD 4.6 million, as well as continued operating losses due to (i) heavy investment in its sales distribution including headcount additions and increased commissions; and (ii) ongoing General and Administrative and Research and Development costs. In addition, IsoTis increased its investment in inventories to support anticipated sales growth and accounts receivables increased due to increased sales during the nine months ended 30 September 2006.
Cash provided from investing activities. Cash provided from investing activities was USD 5.7 million in 2006 as compared to USD 3.5 million in 2005. The cash provided was primarily attributed to proceeds on the sale of its dental assets to Keystone Dental Inc. in August 2006 for USD 7.4 million. Cash flow provided by investing activities was USD 3.5 million in 2005 which was primarily attributed to proceeds on the sale of its tissue engineering facility in Heerlen, the Netherlands in July 2005. IsoTis’ capital expenditures for property, plant and equipment and intangible assets were USD 2.6 million in 2006 compared to USD 440,000 in 2005. IsoTis incurred these costs mainly in connection with, expansion of product and office facilities to support increased production.
Cash provided by (used in) financing activities. Cash provided by financing activities was USD 1.3 million in 2006 as compared to cash used in financing activities of USD 5.5 million in 2005. Cash provided by financing activities in 2006 was primarily related to USD 2.0 million proceeds from interest-bearing loans and USD 101,000 of proceeds from stock option exercises offset by repayment of USD 762,000 of loan and borrowings. Cash used in financing activities in 2005 was primarily related to USD 6.2 million of loan and borrowings repayments including the payoff of the mortgage facility on the tissue engineering facility in Heerlen, the Netherlands offset in part by USD 691,000 of proceeds from stock option exercises.
Working capital
IsoTis’ working capital decreased to USD 23.7 million as of 30 September 2006, compared to USD 24.4 million as of 31 December 2005. The decrease in working capital in 2006 as compared to 2005 was primarily the result of decreases in cash and cash equivalents, as discussed above.
IsoTis has entered into a non-cancellable commitment related to collaborative agreements as of 31 December 2005 of USD 1.2 million which is recorded as restricted cash. IsoTis has paid USD 600,000 as of 30 September 2006, and the remaining balance will be paid prior to 31 December 2006.
Restricted cash
IsoTis had restricted cash of USD 3.1 million as of 30 September 2006, compare to USD 4.4 million as of 31 December 2005. Restricted cash is comprised of cash held in support of guarantees for payment obligations that IsoTis has made.
Off-balance sheet arrangements
IsoTis has no unconsolidated special purpose financing or partnership entities that have or are reasonably likely to have a current or future effect on its financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
10.6.13 Safe harbor
The safe harbor provided in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 applies to forward-looking information provided pursuant to paragraphs 10.6.10 (‘Off-balance sheet arrangements’) and 10.6.11 (‘Tabular disclosure of contractual obligations’) above.

10.7 Dividend
IsoTis has never declared or paid any cash or other dividends on its capital stock.
10.8 Capital and shares
As of 30 November 2006, the issued and outstanding share capital of IsoTis amounted to CHF 70,946,612 and consisted of 70,946,612 IsoTis Swiss Shares with a nominal value of CHF 1 each. The share capital is fully paid-in. In addition, as of 30 November 2006, IsoTis had a conditional share capital (bedingtes Kapital) of CHF 7,994,101, divided into 7,994,101 IsoTis Swiss Shares. The authorized share capital of IsoTis amounts to CHF 7,800,000 divided into 7,800,000 registered IsoTis Swiss Shares.3
At the date of this Offer Memorandum, the Offeror has no interest in the share capital of IsoTis.

[3]	Other than the conditional share capital referred to in footnote 1 of paragraph 6.6(a) (‘Exchange Offer Conditions’), pursuant to Swiss law, the board of directors of a Swiss company is authorized by its general meeting of shareholders to execute an increase of capital up to a certain amount and during a certain period of time. Unlike listed conditional share capital, authorized share capital is never listed; accordingly, in order to issue new shares out of authorized share capital, a board of directors must resolve on the relevant capital increase in front of a notary public and file the relevant deed with the commercial registry. As to IsoTis, on 23 June 2005 the General Meeting of Shareholders authorized the Board to increase the share capital of IsoTis with an additional number of 7,800,000 (non-listed) IsoTis Swiss Shares during the period ending of 23 June 2007.
10.9 Executive Compensation
10.9.1 Non-executive board members
Each non-executive Board member receives a fixed amount of USD 20,000 for participating in four to five meetings per year, plus a per diem for time spent traveling to meetings, and for participation required by phone or attending additional meetings. The Chairman of the Board has a more active role, being in contact with the Chief Executive Officer and Chief Financial Officer on a regular basis, which results in an elevated compensation of USD 40,000. For special committee membership (audit committee, compensation committee, corporate governance committee), a Board member receives an additional USD 5,000 annually. During 2005, Board members received their remuneration in U.S. dollars.
During 2005, the total remuneration of the non-executive members of the Board amounted to USD 202,000, and the highest remuneration to a non-executive Board member amounted to USD 52,500.
10.9.2 Executive board members and senior management
The following table sets forth the compensation paid to the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of the Company (the named Executive Officers) for the periods indicated (in USD):

		Annual compensation			Long term compensation
					Awards		Payouts
					Securities under	Shares or units
Name and Principal	Fiscal			Other annual	options granted	subject to resale		All other
Position	year	Salary	Bonus	compensation	(#)	restrictions	LTIP payouts	compensation
Pieter Wolters	2005	277,053	37,500	Nil	225,000	Nil	Nil	Nil
President and	2004	215,011	9,758	Nil	Nil	Nil	Nil	Nil
Chief Executive Officer	2003	208,323	48,648	Nil	200,000	Nil	Nil	Nil
Robert J. Morocco(1)	2005	182,308	Nil	Nil	300,000	Nil	Nil	Nil
Chief Financial Officer
John F. Kay	2005	240,000	Nil	Nil	20,000	Nil	Nil	Nil
Chief Scientific	2004	243,846	71,323	Nil	5,000	Nil	Nil	Nil
Officer	2003	32,935	40,000	Nil	219,960	Nil	Nil	Nil
William Franklin(2)	2005	186,167	11,322	Nil	75,000	Nil	Nil	Nil
Vice President	2004	128,192	20,000	62,000 (3)	25,000	Nil	Nil	Nil
Operations
James Abraham(4)	2005	168,104	Nil	Nil	100,000	Nil	Nil	Nil
Vice President Sales	2004	50,000	Nil	Nil	Nil	Nil	Nil	Nil
*	The Named Executive Officers were determined based on earnings in 2005.

(1)	Mr. Morocco was appointed Chief Financial Officer of the Company in February 2005.

(2)	Mr. Franklin was appointed Vice President Operations of the Company in April 2004. His employment with the Company terminated in 2006.

(3)	Constitutes primarily relocation expenses.

(4)	Mr. Abraham was appointed Vice President Sales of the Company in October 2004. His employment with the Company terminated at the end of 2005.
10.10 Options
The share options granted to the Named Executive Officers during the financial year ended 31 December 2005 were as follows:

				Market value of
		% of total		securities
	Securities under	options/SARs		underlying
	options/SARs	granted to	Exercise or base	options/SARs on the
	granted	employees in	price	date of grant
Name	(#)	financial year	(CHF/security)	(CHF/security)	Expiration date
Pieter Wolters	225,000	20.7%	CHF 1.95	CHF 1.94	23 February 2011
Robert J. Morocco	150,000	13.8%	CHF 1.46	CHF 1.46	1 January 2011
	150,000	13.8%	CHF 1.72	CHF 1.71	1 July 2011
John F. Kay	20,000	1.8%	CHF 1.95	CHF 1.94	23 February 2011
William Franklin	75,000	6.9%	CHF 1.95	CHF 1.94	23 February 2011
James Abraham	100,000	9.2%	CHF 1.46	CHF 1.46	Expired
The share options exercised by the Named Executive Officers during the financial year ended 31 December 2005 and the values of such options at the end of such year were as follows:

Value of unexercised
			Unexercised options/SARs at		in-the-money options/SARs at
			financial year-end		financial year-end
	Securities acquired	Aggregate value	(#)		(USD)
	on exercise	realized	Exercisable/		Exercisable/
Name	(#)	(USD)	unexercisable		unexercisable(1)(2)
Pieter Wolters	Nil	Nil	331,000 / 325,000		45,636/45,636
Robert J. Morocco	Nil	Nil	Nil / 300,000		Nil / 66,172
John F. Kay	Nil	Nil	221,210 / 23,750		147,225/Nil
William Franklin	Nil	Nil	6,250 / 93,750		333/998
James Abraham	Nil	Nil	25,000 / 75,000	(3)	7,986/23,959
(1)	Based on the closing price of CHF 1.88 at 30 December 2005 on the SWX.

(2)	The amounts presented are in U.S. dollars. The rate of exchange for Swiss Francs to USD at 30 December 2005 was USD 0.7606 per Swiss Franc.

(3)	All 100,000 of these options are now expired.

10.10.1 Management agreements and termination contracts
Management Agreements
Effective 1 July 2005, the Company and Pieter Wolters, President and Chief Executive Officer of the Company since July 2004, entered into an employment agreement that supersedes all prior agreements. The Company agreed to pay Mr. Wolters, as President and Chief Executive Officer, an annual base salary of USD 300,000, an annual bonus of up to 50% of his base salary for the year 2005 based on the Company’s achievement of pre-established performance goals. The bonus compensation for subsequent years shall be determined according to the Board’s discretion. Mr. Wolters is also entitled to a car allowance of USD 500 per month. The employment agreement may be terminated by either party with written notice. In the event of a termination by the Company without cause, Mr. Wolters is entitled to severance equal to 24 times his highest monthly base salary paid during the preceding 24-month period and additional severance in the amount of one times the average annual bonus received by him during the preceding 24-month period. Furthermore, all of Mr. Wolters’ unvested options shall immediately vest and be exercisable for a period of three months. Finally, Mr. Wolters shall be eligible to continue receiving certain health care benefits for a maximum period of 18 months and reimbursement of up to USD 25,000 in relocation expenses. In the event Mr. Wolters terminates his employment for good reason (as defined in the employment agreement) following a change of control Mr. Wolters shall be entitled to the same severance, option vesting scheme and other benefits described above. However, Mr. Wolters has assigned his employment agreement to the Offeror, effective immediately prior to the date the Exchange Offer is declared unconditional, so that the Exchange Offer will not be considered a “change of control” as defined therein.
Effective 1 August 2005, the Company and Robert Morocco, Chief Financial Officer since February 2005, entered into an employment agreement whereby the Company agreed to pay Mr. Morocco a base salary of USD 200,000 and an annual bonus of up to 30% of his base salary for the year 2005 based on the Company’s achievement of pre-established performance goals. The bonus compensation for subsequent years shall be according to the Board’s discretion. Mr. Morocco is also entitled to a monthly car allowance of USD 500 and certain commuting costs through 30 June 2006. The employment agreement may be terminated by either party with 30 days’ written notice. In the event of a termination by the Company without cause, Mr. Morocco is entitled to severance equal to 18 times his highest monthly base salary paid during the preceding 24-month period and additional severance in the amount of 0.75 times the average annual bonus received by him during the preceding 24-month period. In addition, all of Mr. Morocco’s unvested options shall immediately vest and be exercisable during the 90-day period following termination. The portion of the severance payable and the number of unvested options that shall vest are limited based on Mr. Morocco’s length of employment. Finally, Mr. Morocco shall be eligible to continue receiving certain health care benefits for a maximum period of 18 months. In the event Mr. Morocco terminates his employment for good reason (as defined in the employment agreement) following a change of control Mr. Morocco shall be entitled to the same severance, option vesting and other benefits described above without any limitation. Alongside the employment agreement, 300,000 stock options which vest over four years were granted to Mr. Morocco. However, Mr. Morocco has assigned his employment agreement to the Offeror, effective immediately prior to the date the Exchange Offer is declared unconditional, so that the Exchange Offer will not be considered a “change of control” as defined therein.

On 8 November 2004, the Company and Dr. John Kay, Chief Scientific Officer, entered into an employment agreement effective 1 November 2004 whereby Dr. Kay continues to serve as Chief Scientific Officer for an initial term of 14 months until 31 December 2005. The initial term can be renewed automatically for successive one year periods unless either party gives 90-days prior written notice of non-renewal. The agreement can be terminated by either party with or without cause. The Company pays Dr. Kay a base salary at the annual rate of USD 240,000 and it has the discretion to grant Dr. Kay a bonus and share options. On 28 November 2005 a letter agreement was executed to renew Dr. Kay’s employment for an additional one year term ending on 31 December 2006.
Effective 1 August 2005, the Company and Kathryn Liljestrand, Vice President Marketing entered into an employment agreement whereby the Company agreed to pay Ms. Liljestrand a base salary of USD 175,000 and an annual bonus of up to 30% of her base salary according to the Board’s discretion. Ms. Liljestrand is also entitled to a grant of 75,000 options which vest over four years, a monthly car allowance of USD 500 and certain living expenses through 31 July 2006. The employment agreement may be terminated by either party with 30 days’ written notice. In the event of a termination by the Company without cause, Ms. Liljestrand is entitled to severance equal to 12 times her highest monthly base salary paid during the preceding 24-month period and additional severance in the amount of 0.5 times the average annual bonus received by her during the preceding 24-month period. Furthermore, all of Ms. Liljestrand’s unvested options shall immediately vest and be exercisable for a period of three months. However, the amount of severance payable and the number of unvested options that shall vest are limited based on the length of Ms. Liljestrand’s employment. Finally, Ms. Liljestrand shall be eligible to continue receiving certain health care benefits for a maximum period of 18 months. In the event Ms. Liljestrand terminates her employment for good reason (as defined in the employment agreement) following a change of control she shall generally be entitled to the same severance, option vesting scheme and other benefits described above. However, Ms. Liljestrand has assigned her employment agreement to the Offeror, effective immediately prior to the date the Exchange Offer is declared unconditional, so that the Exchange Offer will not be considered a “change of control” as defined therein.
On 17 February 2006, the Company and Alan Donze, Vice President Sales, entered into a letter agreement effective 21 February 2006 whereby the Company agreed to pay Mr. Donze a base salary of USD 200,000 and an annual target bonus of USD 120,000 for 2006 based on the achievement of corporate objectives to be set out in the Company’s incentive plan. In addition, Mr. Donze is eligible for a year-end bonus of up to USD 30,000 at the discretion of the Company’s Chief Executive Officer. The letter agreement further entitles Mr. Donze to a grant of 300,000 stock options, which vest over four years, a monthly car allowance of USD 500 and participation in our benefits program. Either party may terminate the agreement at any time with or without cause.
On 5 July 2006, the Company and Jim Poser, Vice-President of Research and Development, entered into an employment agreement whereby the Company agreed to pay Mr. Poser a base salary of USD 240,000 and, for 2006, an annual bonus of up to 30% of his base compensation according to the Board’s discretion. Mr. Poser is also entitled to options to purchase 500,000 IsoTis Swiss Shares which vest over four years and a monthly car allowance of USD 500. The employment agreement may be terminated by either party without cause with 30 days’ written notice. In the event of a termination by the Company without cause, depending on Mr. Poser’s length of service prior to termination, he is entitled to severance up to an amount equal to 18 times his highest monthly base compensation and additional severance in the amount of up to 0.75 times the average annual bonus received by him during the preceding 24-month period. Furthermore, also depending on length of service, a percentage of Mr. Poser’s unvested options shall vest immediately and be exercisable for a period of three months, subject to the maximum term of the option. Finally, Mr. Poster shall be eligible to continue receiving certain health care benefits for a maximum period of 18 months. In the event Mr. Poser terminates his employment for good reason (as defined in the employment agreement) following a change of control, he shall generally be entitled to the same severance and other benefits described above, except that 100% of Mr. Poser’s unvested options or restricted stock shall immediately vest. However, Mr. Poser has assigned his employment agreement to the Offeror, effective immediately prior to the date the Exchange Offer is declared unconditional, so that the Exchange Offer will not be considered a “change of control” as defined therein.
On 15 January 2004, the Company and Dr. Trotman entered into a consultancy agreement effective 27 October 2003, which provided that in consideration of his consulting services, the Company would pay Dr. Trotman’s reasonable out-of-pocket expenses for such services. This agreement was renewed in October 2004 and remains effective as long as Dr. Trotman is a member of our Board.
On 24 June 2005, the Company and James Hart entered into a director agreement, whereby the Company confirmed that Mr. Hart was elected to the Board at a shareholder meeting held on 23 June 2005. The agreement provides that Mr. Hart’s term as a director will expire on 23 June 2008, unless earlier terminated under applicable laws. The Company also confirmed that as a member of the Board, Mr. Hart is entitled to an annual retainer of USD 20,000, an additional USD 5,000 per year (i.e., USD 1,250 per quarter) if he participates in one or more of the Board committees, and a per diem of USD 1,000 for Board meeting participation and for other Board work specifically requested by the Company’s Chief Executive Officer or Chairman of the Board (plus an additional USD 500 per diem if he is required to travel overseas for Company business). Mr. Hart was also granted, effective 1 July 2005, options to purchase 50,000 IsoTis Swiss Shares, with a strike price based on the average closing price over the last five trading days of June 2005 and a vesting period of three years. Finally, the Company agreed to reimburse Mr. Hart’s reasonable expenses incurred in connection with fulfilling his duties as a director.
On 1 July 2005, the Company and James Hart entered into a consulting agreement effective immediately, according to which Mr. Hart for one day per month shall provide senior management with advice related to our operations and strategic development. In consideration for his services, the Company will pay Mr. Hart USD 2,500 per month. In connection with the Exchange Offer, Mr. Hart’s consulting agreement with the Company will be terminated and he will not be offered a similar arrangement with the Offeror. Mr. Hart will not be entitled to any compensation upon such termination.

On 17 May 2005, IsoTis OrthoBiologics, Inc. and Barbara Boyan entered into a consulting services agreement, whereby Ms. Boyan agreed to perform eight hours of consulting services per month in support of the company’s bone grafting and soft tissue reconstruction products. In return for such services, IsoTis OrthoBiologics, Inc. agreed to pay Ms. Boyan USD 2,500 per month, plus an additional USD 850 per hour worked in excess of eight hours per month. In addition, IsoTis OrthoBiologics, Inc. agreed to reimburse Ms. Boyan for her transportation and travel expenses. The agreement had an initial term of one year, but the parties have continued to operate under the agreement and a renewal is currently in process.
There are no agreements between the Company and Aart Brouwer, Darrell Elliott, David Gill, Henjo Hielkema, Daniel Kollin or Gene Reu.
Termination Contracts
On 22 October 2004, the Company and James P. Abraham, former Vice President Sales, entered into a letter agreement whereby the Company paid Mr. Abraham a salary of USD 50,000 for the remainder of 2004, an annual base salary of USD 180,000 for 2005, an annual bonus of up to USD 120,000 for 2005 (based on achievement of 100% of U.S. sales forecast as determined by management and the Board) and a grant of 100,000 stock options. The options had an exercise price of CHF 1.46 and were to vest over a four-year period. The Company also agreed to pay Mr. Abraham a monthly car allowance of USD 500 and certain commuting costs.
On 15 September 2005, the Company and Mr. Abraham entered into a termination agreement effective 31 December 2005. Twenty-five percent of Mr. Abraham’s 100,000 granted options were vested as of 1 November 2005, and remained exercisable for a period of 90 days following his last day of employment, and the remaining options were forfeited. His bonus was paid in the first quarter of 2006.
On 17 March 2005, the Company and James Hogan, formerly the Company’s President International, entered into a termination agreement effective 31 March 2005. In April 2005, the Company paid Mr. Hogan the total amount of CHF 210,592 (USD 178,582) comprising remuneration of CHF 180,592 (USD 153,142) and severance of CHF 30,000 (USD 25,440) in consideration of termination of his employment agreement. The Company also paid CHF 10,000 (USD 8,450) in order to transfer Mr. Hogan’s leased car to his new employer. Mr. Hogan was entitled to exercise, until 31 March 2006, all options vested as of 31 March 2005. These payments were paid and were payable in 2005.
On 8 July 2004, the Company and Jacques Essinger, formerly the Company’s Chief Executive Officer, entered into a termination agreement effective 30 June 2004. The Company paid Mr. Essinger the total amount of CHF 1,028,689 (USD 872,328) comprising severance of CHF 563,402 (USD 477,764) and remuneration of CHF 548,688 (USD 465,287) in consideration of termination of his employment agreement. Mr. Essinger had previously been awarded 617,259 share options, of which 317,259 options with an exercise price of CHF 1.60 were fully vested as of the date of the agreement. The Company agreed that these options could be exercised at any time between 30 June 2004 and 30 June 2005. The Company also agreed to accelerate the vesting of the remaining 300,000 options, which had an exercise price of CHF 1.28.

On 26 May 2006, IsoTis OrthoBiologics, Inc. and William Franklin entered into a separation and general release agreement whereby Mr. Franklin’s employment as Vice President of Operations was terminated effective 31 December 2006. Under the agreement, Mr. Franklin is entitled to his annual base compensation of USD 187,850 and receives benefits in accordance with the company’s benefit plans through 31 December 2006. In addition, if Mr. Franklin remains employed by IsoTis OrthoBiologics, Inc. through 31 December 2006 and duly executes a release pursuant to the agreement, he will be entitled to (i) a bonus payment for 2006, payable no later than 15 March 2007, in the amount of 25% of his base compensation, based on his achievement of certain corporate, division and individual results as defined by the company’s senior management team and board of directors and (ii) 50% of his severance amount, which equals six times his highest monthly base compensation and 0.25 times the average annual bonus he received during the 24 months preceding 31 December 2006. The severance amount would be payable within ten business days after the company received Mr. Franklin’s executed release. As part of Mr. Franklin’s severance package, IsoTis OrthoBiologics, Inc. also agreed to reimburse certain COBRA premiums until the earlier of the date Mr. Franklin became eligible for health care benefits from another employer or 18 months from 31 December 2006.
10.11 Indebtedness of directors and officers
As of the date hereof, no amount was owed to IsoTis or any of its subsidiaries by any director or officer of IsoTis other than in respect of amounts that would constitute routine indebtedness. Routine indebtness means (a) a loan made by the Company to a Person on no more favourable terms than loans made to employees generally so long as the amount is less than USD 25,000 or (b) a loan by the Company to a member of the Board or officer if such person is a full-time employee, the loan is secured against a residence and the amount of the loan does not exceed the Person’s annual aggregate salary from the Company or its subsidiaries.
10.12 Interest of management and others in material transactions
Other than as disclosed in paragraph 10.13 (‘Related party transactions’) of this Offer Memorandum, no director or officer of IsoTis or any associate or affiliate thereof has had in the three years prior to the date of this Offer Memorandum any material interest in any transaction, or proposed transaction, that has materially affected or will materially affect IsoTis or the Offeror or any of their subsidiaries.
The members of the Board and officers of IsoTis that hold IsoTis Swiss Shares intend to tender their shares under the Exchange Offer and will receive the same Consideration as other tendering Shareholders.
10.13 Related party transactions
The following related party transactions have occurred since 1 January 2003.
In June 2003, the Company licensed certain technology from GenSci OrthoBiologics, Inc. for cash consideration of USD 400,000. Additional payments of USD 300,000 were paid to GenSci OrthoBiologics, Inc. upon the Company’s achievement of certain milestones and royalty payments were due upon the commercialization of qualifying products. The license was amortized over three months, prior to the Company’s acquisition of GenSci OrthoBiologics, Inc.
On 27 October 2003, the Company paid USD 950,000 to purchase and license certain technologies from Bio-Interfaces, Inc., a company that is partially owned by Dr. John Kay, IsoTis’ Chief Scientific Officer. In 2004, the Company determined that this asset was fully impaired as the Company had not put on the market any products using this technology and had no plans to market any such products.
On 15 January 2004, the Company and Dr. Trotman entered into a consultancy agreement effective 27 October 2003, which provided that in consideration of his consulting services, the Company would pay Dr. Trotman’s reasonable out-of-pocket expenses for such services. This agreement was renewed in October 2004 and remains effective as long as Dr. Trotman is a member of the Board.
On 17 May 2005, IsoTis OrthoBiologics, Inc. and Barbara Boyan entered into a consulting services agreement, whereby Ms. Boyan agreed to perform eight hours of consulting services per month in support of the company’s bone grafting and soft tissue reconstruction products. In return for such services, IsoTis OrthoBiologics, Inc. agreed to pay Ms. Boyan USD 2,500 per month, plus an additional USD 850 per hour worked in excess of eight hours per month. In addition, IsoTis OrthoBiologics, Inc. agreed to reimburse Ms. Boyan for her transportation and travel expenses. The agreement had an initial term of one year, but the parties have continued to operate under the agreement and a renewal is currently in process.
On 1 July 2005, IsoTis OrthoBiologics, Inc. entered into a consulting agreement with Mr. James Hart whereby he shall provide advice to senior management related to the Company’s U.S. operations and strategic development in the U.S. orthopedic market for a three year term unless terminated earlier by mutual agreement. In consideration for his services, Mr. Hart shall be compensated USD 2,500 per month and be reimbursed for reasonable expenses incurred while providing services under the agreement. In connection with the Exchange Offer, Mr. Hart’s consulting agreement with the Company will be terminated, and he will not be offered a similar arrangement by the Offeror. Mr. Hart will not be entitled to any compensation upon such termination.
10.14 Major Shareholders
To the best of IsoTis’ knowledge, as of the date of this Offer Memorandum, there were no Shareholders beneficially owning more than 5% of the IsoTis Swiss Shares.
10.15 Previous distributions and purchases
IsoTis has not purchased or sold any of its securities (other than securities purchased or sold pursuant to the exercise of employee stock options and conversion rights) during the five years preceding the date of this Offer Memorandum.

10.16 Price range and trading volume of IsoTis Swiss Shares
The IsoTis Swiss Shares are listed for trading on SWX and Euronext Amsterdam under the symbol ‘ISON’ and on the TSX under the symbol ‘ISO’. The IsoTis Swiss Share performance (i.e., the closing IsoTis Swiss Share price) during the 12-month period prior to the public announcement regarding the Exchange Offer on 6 November 2006 is set out below.

The following table sets forth, for the periods indicated, the high and low sales prices and aggregate volume of the IsoTis Swiss Shares on the SWX, Euronext Amsterdam and the TSX exchanges.

	SWX			Euronext Amsterdam			TSX
	(CHF)			(Euro)			(CAD)
Period	High	Low	Volume	High	Low	Volume	High	Low	Volume
October - December 2004	1.60	1.38	5,542,023	1.04	0.91	4,728,941	1.51	1.29	495,669
January - March 2005	2.14	1.59	11,889,572	1.39	1.04	31,616,609	2.05	1.36	866,015
April - June 2005	1.83	1.50	6,778,864	1.19	0.98	9,020,089	1.85	1.50	341,207
July - September 2005	1.96	1.64	10,924,656	1.26	1.06	14,484,181	1.86	1.40	387,787
October - December 2005	2.10	1.80	9,873,885	1.37	1.16	13,248,948	1.87	1.40	269,977
January - March 2006	2.10	1.82	6,830,515	1.36	1.19	22,840,490	1.80	1.47	787,247
April - June 2006	2.00	1.55	3,683,567	1.28	1.00	11,166,093	1.70	1.31	790,225
July 2006	1.63	1.54	2,297,560	1.05	0.98	2,502,758	1.49	1.30	1,203,702
August 2006	1.62	1.46	2,084,387	1.06	0.95	3,396,572	1.41	1.22	276,815
September 2006	1.56	1.49	1,706,114	0.99	0.93	1,741,312	1.37	1.22	147,981
October 2006	1.69	1.48	2,654,028	1.05	0.93	2,922,236	1.53	1.22	118,005
November 2006	1.73	1.43	4,634,345	1.10	0.92	5,561,034	1.50	1.30	476,063
1-11 December 2006	1.53	1.44	664,626	0.96	0.91	710,937	1.36	1.30	29,695
The closing price of the IsoTis Swiss Shares on the SWX, Euronext Amsterdam and the TSX on 3 November 2006, the last Trading Day on which there was trading activity in the IsoTis Swiss Shares prior to the announcement of the Offeror’s intention to make the Exchange Offer, was CHF 1.73, EUR 1.10 and CAD 1.49, respectively.
The closing price of the Shares on the SWX, Euronext Amsterdam and the TSX, on 11 December 2006, was CHF 1.46, EUR 0.93 and CAD 1.35, respectively.
The Offeror has applied to list the IsoTis US Shares on the NASDAQ Global Market. The listing will be subject to the Offeror fulfilling all the requirements for listing of the NASDAQ Global Market.

10.17 Options
As of 30 November 2006, IsoTis had options outstanding to acquire 6,746,639 IsoTis Swiss Shares. The options have been issued under stock option plans of IsoTis and are not listed. Concurrently with the Exchange Offer, the Offeror intends to exchange each outstanding option to acquire IsoTis Swiss Shares for a similar option to acquire IsoTis US Shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer.
10.18 Information regarding the IsoTis Swiss Shares
Summarized below are the most significant rights of the Shareholders of IsoTis. These rights may be different from the rights of shareholders of the Offeror because of differences between the Swiss corporate law and the Delaware General Corporate Law (see also paragraph 11.6 (‘Information regarding IsoTis US Shares’).
The IsoTis Swiss Shares
All of the IsoTis Swiss Shares are registered shares (Namenaktien). Shareholders do not have the right to ask for printing and delivery of share certificates (Namenaktien mit aufgehobenem Titeldruck). A Shareholder may, however, at any time demand that IsoTis issue a confirmation of such Shareholder’s shareholding.
Each IsoTis Swiss Share carries one vote at the shareholders’ meetings. All IsoTis Swiss Shares have equal rights. Voting rights and certain other non-economic rights attached to the IsoTis Swiss Shares, including the right, subject to certain conditions, to call and to attend shareholders’ meetings, may be exercised only after a Shareholder has been registered in the share register of IsoTis as a shareholder with voting rights. Such registration requires the approval of the Board and is restricted (see ‘Transfer Restrictions’ below).
Transfer of IsoTis Swiss Shares
The IsoTis Swiss Shares are registered shares, the transfer of which (for as long as they are book-entry shares) is effected by a corresponding entry in the books of a bank or a depositary institution following an assignment in writing by the selling Shareholder and notification of such assignment to IsoTis by the bank or depositary institution. IsoTis Swiss Shares may be pledged only by a written pledge agreement in favor of the bank in whose accounts the Shareholder keeps the relevant IsoTis Swiss Shares.
The transferee must file a share registration form in order to be registered in the share register of IsoTis as a shareholder with voting rights. Failing such registration, the transferee may not vote at or participate in any shareholders’ meeting but will still be entitled to dividends and other rights with financial value.
Ownership of IsoTis Swiss Shares by non-Swiss persons
Except for the limitation on voting rights described under ‘Transfer of IsoTis Swiss Shares’ above and ‘Transfer Restrictions’ below, applicable to holders of IsoTis Swiss Shares generally, persons who are neither nationals of, nor resident in, Switzerland from a Swiss law perspective may freely hold, vote and transfer their IsoTis Swiss Shares in the same manner as Swiss residents or nationals under Swiss law and the Articles of Incorporation.

Exchange controls and other limitations.
Other than in connection with government sanctions imposed on certain persons and organizations, there are currently no governmental laws, decrees, or regulations in Switzerland that restrict the export or import of capital, including, but not limited to, Swiss foreign exchange controls on the payment of dividends, interest or liquidation proceeds, if any, to non-resident holders of shares in Swiss entities.
Transfer Restrictions
Any transfer of IsoTis Swiss Shares will not be recognized for purposes of having voting rights with respect to such IsoTis Swiss Shares unless a transfer is approved by the Board. The Board may refuse to register a transferee as a shareholder with voting rights if the transferee does not expressly declare that the transferee has acquired the IsoTis Swiss Shares in the transferee’s own name and for the transferee’s own account.
Disclosure of principal Shareholders
Under the applicable provisions of the SESTA, persons who acquire or dispose of shares and thereby reach, exceed or fall below the thresholds of 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the voting rights of a Swiss listed company must notify the company and the SWX of such transactions, whether or not the voting rights attributable to those shares can be exercised. Following the receipt of such notification, a company must inform the public about such change in shareholding.
Swiss company law also requires that IsoTis discloses the identity of all of its Shareholders who hold more than 5% of the voting rights to the extent such Shareholders are known or should be known to IsoTis. Such disclosure must be made once a year in the notes to the financial statements published in IsoTis’ annual report.
Mandatory Tender Offer / Opting-up
Pursuant to the applicable provisions of the SESTA, a person who acquires equity securities of a Swiss listed company, whether directly, indirectly or acting in concert with third parties, which, when added to the shares already held in the company, exceed the threshold of 33 1/3% of the company’s voting rights (whether exercisable or not), that person must make an offer to acquire all of the listed shares of such company.
The Articles of Incorporation contain an opting-up provision whereby the obligation to submit a public purchase offer is only triggered if an acquiror of IsoTis Swiss Shares exceeds 40% of the voting rights.
10.19 Litigation
Except as described below, IsoTis is not involved, nor have been involved, during the past twelve months in any governmental, legal or arbitration proceedings which may have or had significant effects on IsoTis financial position or profitability.
On 27 October 2003, IsoTis acquired GenSci OrthoBiologics, Inc. (GenSci) from its parent company, GenSci Regeneration Sciences Inc. (GenSci Regeneration). GenSci Regeneration and GenSci (the GenSci Group) were involved in a patent infringement case involving claims that the

DynaGraft® Gel and DynaGraft® Putty brands infringe patents owned by Osteotech, Inc. (Osteotech). On 17 December 2001, a jury found the GenSci Group liable for patent infringement for damages of USD 17,533,634 related to DynaGraft®. On 27 October 2003, the GenSci Group reached a final settlement with Osteotech that included a requirement for the GenSci Group to pay Osteotech USD 7.5 million over a five-year period. IsoTis has assumed this liability as part of the acquisition of GenSci and as of 30 September 2006, USD 2,250,000 remains to be paid to Osteotech.
The GenSci Settlement Agreement with Osteotech (the Settlement Agreement) is conditional upon the information provided and representations made by the GenSci Group in the Settlement Agreement, so should these ever prove to be inaccurate or incomplete, the Settlement Agreement could be void. In addition, Osteotech’s agreement in the Settlement Agreement that GenSci’s new products do not violate Osteotech’s patents is conditional upon Osteotech counsel’s analysis of the information provided and representations made by the GenSci Group. Therefore, should these ever provide to be inaccurate or incomplete, Osteotech could sue GenSci (now IsoTis OrthoBiologics, Inc.) for patent infringement.
On 24 November 2004, the Dutch tax authorities issued an additional wage withholding tax assessment in connection with the granting of employee options prior to the initial public offering of IsoTis N.V. on 6 October 2000. The initial claim has been reduced by the tax authorities and IsoTis has accrued for the potential liability, including interest and penalties. Legal proceedings commenced on 6 June 2005 and on 30 October 2006, the district court of Haarlem ruled that the Dutch tax authorities failed to meet their burden of proof regarding the value of IsoTis N.V.’s underlying stock. As a result, the additional wage withholding tax assessment was annulled (including all penalties and interest), and the state was ordered to reimburse IsoTis N.V. EUR 1,127 for legal fees. The Dutch tax authorities have six weeks from 1 November 2006 to appeal the ruling.
On 20 January 2004, the AFM imposed on IsoTis and IsoTis N.V. a fine in the amount of EUR 326,715, for an alleged violation of article 9v of the Dutch Decree during the merger between Modex Thérapeutiqes S.A. and IsoTis N.V. in the second half of 2002. The AFM has rejected a complaint by IsoTis in which IsoTis denies the alleged violation. On 11 October 2005, the AFM’s decision was upheld by the Administrative Court (administratieve rechtbank) in Rotterdam, the Netherlands. On 21 December 2005, IsoTis filed an appeal with the High Administrative Court (College van Beroep voor het Bedrijfsleven) in The Hague, which is the court of highest instance to rule on this matter. On 12 September 2006, the High Administrative Court has decided that Modex Thérapeutiques S.A. and IsoTis N.V. should each pay a fine in the amount of EUR 294,000 for a violation of article 9v of the Dutch Decree.

11 INFORMATION REGARDING THE OFFEROR
11.1 Incorporation
The Offeror was incorporated in the State of Delaware, in the U.S. under the DGCL, on 3 November 2006. The Offeror will have a fiscal year ending on 31 December of each year.
11.2 Registered office and Chamber of Commerce
The Offeror is registered with the Secretary of State of the State of Delaware with corporate number 42215447. The registered office of the Offeror is 2711 Centerville, Suite 400, City of Wilmington, County of Newcastle, U.S. The Offeror’s principal office will be located at 2 Goodyear, Irvine, California 92618, U.S.
11.3 Purpose and business of the Offeror
The primary purpose of the Exchange Offer is to reorganize IsoTis into the U.S. and to cause the existing Shareholders to receive shares of a U.S. company (i.e. the Offeror) that are listed on the NASDAQ Global Market (i.e. the IsoTis US Shares). Following the Exchange Offer, IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business of IsoTis. The Offeror was incorporated for the purpose of effecting this reorganization, and following the Exchange Offer, the purpose and business of the Offeror will be the same as that described in paragraph 10.2 (‘Business Information’) of this Offer Memorandum. Accordingly, the purpose, business, character and company culture of IsoTis will be continued after the closing and settlement of the Exchange Offer.
11.4 Board of Directors
The Offeror Bylaws provide that the board of directors of the Offeror (the Board of Directors) shall consist of at least five and no more than nine members, with the exact number to be determined by the Board of Directors. The Board of Directors has currently set the number of members at eight.
The Board of Directors is divided into three classes (each class having the same powers) designated Class I, Class II and Class III, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of the Offeror’s stockholders, with the other two classes continuing for the remainder of their respective three-year terms. The initial term of the Class I directors will expire at the 2007 annual meeting of stockholders; the initial term of the Class II directors will expire at the 2008 annual meeting of stockholders; and the initial term of the Class III directors will expire at the 2009 annual meeting of stockholders. This classification of the Board of Directors may delay or prevent a change of control of the Offeror and its management.
Each member of the Board of Directors and his or her respective class is identified below:

Member	Position	Class
James Trotman	Chairman	Class I
Aart Brouwer	Vice Chairman	Class III
Barbara Boyan	Director	Class III
Darrell Elliott	Director	Class II

Member	Position	Class
David Gill	Director	Class III
James Hart	Director	Class II
Daniel Kollin	Director	Class II
Pieter Wolters	Director	Class I
Biographies of each of the above-mentioned individuals, other then Mr. Gill, can be found in paragraph 10.1.3 (‘The Board’) of this Offer Memorandum. Mr. Gill’s biography appears below:
David Gill
From July 2005 to July 2006, Mr. Gill was Senior Vice President, Chief Financial Officer and Treasurer of NxStage Medical, Inc., a publicly-traded medical device company. Mr. Gill served as Senior Vice President and Chief Financial Officer of CTI Molecular Imaging, Inc., a publicly-traded medical equipment company, from January 2002 to May 2005, before its sale. Previously, Mr. Gill served from February 2000 to March 2001 as Chief Financial Officer and Director, and from January 2001 to August 2001 as President, Chief Operating Officer, and Director, of Interland, Inc., a publicly-traded telecom-related company, before its sale. Mr. Gill served from July 1996 to February 2000 as Chief Financial Officer and from February 1997 to February 2000 as Chief Operating Officer of Novoste Corporation, a publicly-traded medical device company. Mr. Gill serves on the Board of Directors of LeMaitre Vascular, Inc. and Idleaire Technologies Corporation. Mr. Gill has a B.S. in Accounting from Wake Forest University and an M.B.A. from Emory University and was formerly a certified public accountant.
There is no agreement between the Offeror and Mr. Gill.
11.5 Capital and shares
The Offeror is authorized to issue up to 110,000,000 shares of capital stock, USD 0.0001 par value per share, which is divided into two classes designated common stock and preferred stock. Of such authorized shares, 100,000,000 are designated common stock and 10,000,000 are designated preferred stock (see also paragraph 11.6 (‘Information regarding IsoTis US Shares’) under ‘Anti takeover provisions’). As of the date of this Offer Memorandum, the Offeror had 100 shares of common stock issued and outstanding and held by IsoTis. IsoTis intends to submit these shares for cancellation upon settlement of the Exchange Offer. Following the Exchange Offer and assuming all 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered under the Exchange Offer, a total of 7,094,661 IsoTis US Shares will be issued and outstanding, which shares will represent 100% of the share capital and voting rights of the Offeror. Following the Exchange Offer, the Offeror may issue additional IsoTis US shares in a capital-raising transaction, which issuance would reduce a shareholder’s percentage interest in the Offeror. See paragraph 12.3 (‘Risks relating to the IsoTis US Shares’). The Offeror has applied to list the IsoTis US Shares on the NASDAQ Global Market under the symbol ‘ISOT,’ and approval of such application is a condition precedent to the Exchange Offer.
As of the date of this Offer Memorandum, the Offeror has no interest in the share capital of IsoTis.
11.6 Information regarding IsoTis US Shares
Because of differences between the Swiss corporate law and the DGCL, as well as differences between the Offeror’s governing documents and IsoTis’ governing documents, the Exchange Offer will effect certain changes in the rights of Shareholders. Summarized below are the most significant rights of the Shareholders as stockholders of the Offeror, a Delaware corporation, which may result from differences among the Swiss corporate law and the DGCL and the differences between the Articles of Incorporation and the IsoTis Bylaws, on the one hand, and the Certificate of Incorporation and the Offeror Bylaws, on the other. Whenever the DGCL is discussed below with respect to stockholder rights, such discussion should be understood to constitute a summary of the specific rights of the holders of IsoTis US Shares.
The Offeror’s transfer agent and registrar is U.S. Stock Transfer Corporation, whose address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204.
Special meetings of stockholders
The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the Certificate of Incorporation or the Offeror Bylaws. The Certificate of Incorporation provides that a special meeting of the stockholders may be called by the chairman of the Board of Directors, the president or by a majority of the members of the Board of Directors. The Certificate of Incorporation also provides that the Board of Directors is empowered to fix a record date so that the corporation may determine the stockholders entitled to notice of or to vote at a special meeting of stockholders. The record date cannot precede the date upon which the Board of Director’s adopted the resolution fixing the record date, and cannot be more than 60 days nor less than ten days before the date of the special meeting of stockholders.
Annual meetings of stockholders
The Certificate of Incorporation provides that the annual meeting of stockholders shall be held each year on a date and time designated by the Board of Directors. In addition, the Certificate of Incorporation provides that the Board of Directors is empowered to fix a record date so that the corporation may determine the stockholders entitled to notice of or to vote at the annual meeting of stockholders. The record date cannot precede the date upon which the Board of Director’s adopted a resolution fixing the record date, and cannot be more than 60 days nor less than ten days before the date of the annual meeting of stockholders.
Failure to hold an annual meeting
The DGCL provides that if a corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting taken, in both cases, for a period of 13 months after the latest to occur of the organization of the corporation, the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, a director or stockholder of the corporation may apply to the Court of Chancery of the State of Delaware to summarily order an annual meeting for the election of directors.
Vacancies
All vacancies on the board of directors of a Delaware corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the certificate of incorporation provides otherwise. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

The Certificate of Incorporation provides that any vacancy or newly created directorships in the Board of Directors will be filled only by the affirmative vote of a majority of the directors in office, although less than a quorum, or by a sole remaining director and that any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.
Stockholder voting provisions
Under the DGCL, a majority of the shares entitled to vote, present in person or represented by proxy, generally constitutes a quorum at a meeting of stockholders. Generally, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter constitutes the act of stockholders. Directors are generally elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, generally constitutes a quorum entitled to take action with respect to that vote on that matter and, generally, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy constitutes the act of such class or series or classes or series.
The Certificate of Incorporation provides that the stockholders of the Offeror cannot alter, amend, change or repeal the Offeror Bylaws without the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Offeror entitled to vote. Additionally, certain provisions of the Certificate of Incorporation cannot be amended, altered, changed or repealed without the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Offeror entitled to vote.
Stockholder vote for mergers and other corporate reorganizations
In general, the DGCL requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. The DGCL does not generally require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.
Indemnification
A corporation is empowered under the DGCL to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding,

whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may exercise such power by, among other means, a majority vote of disinterested directors. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.
The Certificate of Incorporation and the Offeror Bylaws permit the Offeror to indemnify its officers and directors to the full extent permitted by the DGCL.
Advancement of expenses
The DGCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. A Delaware corporation has the discretion to decide whether or not to advance expenses, unless its certificate of incorporation or by-laws provides for mandatory advancement.
The Certificate of Incorporation and the Offeror Bylaws permit, but do not require, the advancement of expenses as described above.
Limitation on personal liability of directors
A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.
The Certificate of Incorporation and the Offeror Bylaws provide that the Offeror shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law;

provided, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law or (ii) the proceeding was authorized or consented to by the board of directors of the corporation.
Declaration and payment of dividends
Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.
The Certificate of Incorporation provides that dividends may be declared and paid on the IsoTis US Shares from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of preferred stock. In addition, the Board of Directors has the authority to determine the rights of any series of preferred stock, including the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative and the dates at which dividends, if any, shall be payable.
Liquidation or Dissolution
Pursuant to the DGCL and the Certificate of Incorporation, upon liquidation or dissolution of the Offeror, whether voluntary or involuntary, holders of IsoTis US Shares are entitled to receive ratably all assets of the Offeror available for distribution to the stockholders.
Anti takeover provisions
Under the DGCL, a corporation that is listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting (and not by written consent), excluding shares owned by the interested stockholder. Delaware law defines ‘interested stockholder’ generally as a person who owns 15% or more of the outstanding shares of a corporation’s voting stock.
These provisions do not apply, among other exceptions, if (i) the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by these provisions, or (ii) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions. The Certificate of Incorporation and the Offeror Bylaws do not contain provisions whereby the Offeror opts out of the business combination or acquisition of a controlling interest statute.
Provisions in the Certificate of Incorporation and the Offeror Bylaws also have the effect of delaying or preventing a change in control of the Offeror. These provisions:
•	permit the Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;
•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•	require that any action to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;
•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;
•	provide that special meetings of the stockholders may be called only by the chairman of the board, the president or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
•	provide that stockholders will be permitted to amend the Offeror Bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.
General provisions
Delaware law generally requires the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation’s certificate of incorporation. Delaware law also provides that in addition to the vote described above, the vote of a majority of the outstanding shares of a class may be required to amend the certificate of incorporation. Delaware does not require stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation’s organizational documents grant such power to its board of directors.

The Certificate of Incorporation as reincorporated will provide that the Offeror reserves the right to repeal, alter, amend or rescind any provision of the Certificate of Incorporation; which means that generally any amendment must be approved by a majority of the Offeror’s board of directors and the majority of the outstanding stock entitled to vote thereon. However, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors of the Offeror, voting together as a single class, shall be required to alter, amend or repeal certain provisions of the Certificate of Incorporation relating to stockholder meetings and directors. The Certificate of Incorporation and the Offeror Bylaws as reincorporated will provide that the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors of the Offeror may amend, alter or adopt the Offeror Bylaws, and the Board of Directors also has the power to adopt, amend or repeal by a vote of the majority of the Board of Directors, unless a different vote is required pursuant to the Offeror Bylaws or applicable law.
Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.
11.7 Listing and market information relating to the NASDAQ Global Market
The IsoTis US Shares will be listed on the NASDAQ Global Market simultaneously with the settlement of the Exchange Offer.
The NASDAQ Global Market is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, medical and biotechnology. The NASDAQ Global Market is the primary market for trading NASDAQ-listed stocks.
Listing and trading
Application for admission of all of the IsoTis US Shares for listing and trading on the NASDAQ Global Market has been made. Public trading of the IsoTis US Shares can occur only after the Offeror’s application for listing has been approved, which is expected to occur prior to the First Settlement Date.
Settlement and clearing
Transactions in listed securities are settled through a system of delivery against payment. This system settles transactions through electronic book-entry changes in the accounts of its participants. It thereby ensures that sellers receive cash when delivering securities and that buyers receive corresponding securities when paying and eliminates the need for physical movement of securities. It is expected that payment for, and delivery of, the IsoTis US Shares will be made through the book-entry facilities of The Depository Trust Company (the DTC) in accordance with the normal settlement procedures applicable to equity securities. The IsoTis US Shares will be registered in the name of the DTC for safe-keeping on behalf of and for the benefit of those persons entitled to the IsoTis US Shares.

Market regulation
The market regulators in the United States, insofar as the supervision of the market conduct is concerned, are the National Association of Securities Dealers, Inc. and the SEC. Both of the foregoing entities have supervisory powers with respect to the publication of information by listed companies.
Take over regulation
The United States takeover rules (as provided for in the Securities Exchange Act of 1934, as amended) will apply to the Offeror once the IsoTis US Shares have been approved for listing on the NASDAQ Global Market and for so long as such IsoTis US Shares remain listed.

12 RISK FACTORS
The primary purpose of the Exchange Offer is to reorganize IsoTis into the U.S. and to cause existing Shareholders to receive shares in a U.S. company that are listed on the NASDAQ Global Market. Following the Exchange Offer, IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business of IsoTis. The Offeror was incorporated for the purpose of effecting this reorganization, and following the Exchange Offer, the purpose and business of the Offeror will be the same as that described in paragraph 10.2 (‘Business Information’) of this Offer Memorandum.
A Shareholder that tenders its IsoTis Swiss Shares in the Exchange Offer and receives in exchange IsoTis US Shares will be (remain to be) making an (indirect) investment in IsoTis. Any such (indirect) investment in IsoTis will not be categorically different from a direct investment in IsoTis and, inter alia, involves certain risks.
In addition to the other information in this Offer Memorandum, the following factors should be considered carefully by the Shareholders before tendering their IsoTis Swiss Shares under the Exchange Offer. The risk factors set forth below are not intended to be exhaustive and there may be other considerations that should be taken into account in relation to the Exchange Offer and an investment in the Offeror. Any of these risks could have a Material Adverse Effect on the business, financial condition and results of operations of the Company and/or the Offeror, which could in turn adversely affect the market price of the IsoTis US Shares.
Given that the business of the Offeror following the Exchange Offer will be the same as the business of IsoTis prior to the Exchange Offer, each of the risks under paragraph 12.2 (‘Risks relating to the Company’) will apply in the same manner to the Offeror following the Exchange Offer and should be read and considered accordingly.
12.1 Risks relating to the Exchange Offer
If the proposed Exchange Offer is not consummated, IsoTis will have incurred substantial costs that may adversely affect IsoTis’ financial results and operations and the market price of the IsoTis Swiss Shares. IsoTis has incurred and will incur substantial costs in connection with the proposed Exchange Offer. These costs are primarily associated with the fees of attorneys, accountants and IsoTis’ financial advisor. In addition, IsoTis has diverted significant management resources in an effort to complete the Exchange Offer. If the Exchange Offer is not completed, IsoTis will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Also, if the Exchange Offer is not consummated, IsoTis may experience a negative reaction from the financial markets and IsoTis’ collaborative partners, customers and employees. Each of these factors may adversely affect the market price of the IsoTis Swiss Shares and IsoTis’ financial results and operations.
Even if the Exchange Offer is consummated, IsoTis may be unable to delist the IsoTis Swiss Shares from the SWX, Euronext Amsterdam and/or the TSX. If IsoTis is unable to delist the IsoTis Swiss Shares from these exchanges, IsoTis may continue to have multiple exchange listings, which would prevent the Offeror from achieving some of the anticipated reductions in costs and could lead to confusion in the marketplace. The IsoTis Swiss Shares are currently listed and traded on the SWX, Euronext Amsterdam and the TSX. If all IsoTis Swiss Shares are tendered in the Exchange Offer, the Offeror believes it will be able to cause IsoTis to delist the IsoTis Swiss Shares from each of these exchanges. However, the Exchange Offer is conditioned upon only 67% of the IsoTis Swiss Shares being tendered. If less than 90% of the IsoTis Swiss Shares are tendered, the Offeror will be unable to effect a squeeze-out merger to eliminate the minority Shareholders. In that case, the IsoTis Swiss Shares will remain listed on the SWX, Euronext Amsterdam and/or the TSX, and the Offeror is unlikely to experience some of the cost savings anticipated in connection with consolidation of the existing listings on the NASDAQ Global Market. Moreover, two different shares of IsoTis’ shares will be trading on different exchanges – the newly issued IsoTis US Shares will be listed and traded on the NASDAQ Global Market, representing an interest in the Offeror, and the remaining IsoTis Swiss Shares will be listed and traded on the SWX, Euronext Amsterdam and/or the TSX, representing an interest in IsoTis, which will then be a subsidiary of the Offeror. This multiple listing of different securities relating to the same general business operation is likely to cause confusion in the marketplace and could result in a decreased valuation of both the IsoTis Swiss Shares and the IsoTis US Shares.
Following the Exchange Offer, the Offeror may not own 100% of IsoTis, which could prevent it and its stockholders from recognizing the full benefit of the IsoTis business. The Exchange Offer is conditioned upon 67% of the issued and outstanding IsoTis Swiss Shares being tendered in the Exchange Offer. The Offeror must receive at least 90% of the IsoTis Swiss Shares in order to effect a merger following the Exchange Offer to squeeze out the remaining Shareholders and to obtain 100% ownership of IsoTis. If the Offeror is unable to obtain 100% ownership of IsoTis, it may not be able to recognize the full benefit of the IsoTis business, the Offeror’s management may spend substantial additional time and resources dealing with the minority Shareholders and the value of an investment in the Offeror may be reduced. IsoTis cannot assure you that it will obtain 90% or more of the IsoTis Swiss Shares in the Exchange Offer.
12.2 Risks relating to the Company
IsoTis may be exposed to product liability claims which could cause IsoTis to be liable for damages, force a product recall or reduce IsoTis’ revenues and profitability. The testing, use, manufacture, development and sale of orthobiologics products entail inherent risk of medical complications for patients, including product failures and foreseen or unforeseen adverse side effects, and therefore may result in product liability claims against IsoTis. IsoTis’ products may fail to perform as expected and could require a product recall, which would have a significant impact on the ability of IsoTis to sell its products and could severely affect its revenues and its ability to remain a viable business. The use of IsoTis’ product candidates in clinical trials also exposes IsoTis to potential product liability claims. Any claims against IsoTis, regardless of their merit or potential outcome, may hurt its ability to obtain surgeon endorsement of its products or to expand its business and may materially adversely affect its business, financial condition and results of operations. In addition, some of IsoTis’ distribution agreements require IsoTis to indemnify the distributor for liabilities arising out of defects in its products that they distribute.
IsoTis currently has limited product liability insurance coverage. IsoTis cannot assure Shareholders that it will maintain insurance on acceptable terms, taking into consideration the level of premiums and the risk and magnitude of potential liability. The insurance IsoTis carries may vary per country and per product and may not be adequate to protect against any or all potential claims or losses. In addition, successful product liability claims made against one of IsoTis’ competitors could cause claims to be made against IsoTis or expose IsoTis to a perception that IsoTis is vulnerable to similar claims.
If surgeons do not adopt IsoTis’ products as alternatives to the use of autograft bone, IsoTis will not achieve greater, or maintain its current, revenues. IsoTis’ success depends on whether surgeons view IsoTis’ orthobiologics products as safe, effective and economically beneficial. IsoTis believes that surgeons will not adopt its products unless they determine, based on experience and other factors, that its products are an attractive alternative to other available treatment methods, including the use of autograft bone or other competing orthobiologic products. Surgeons tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Surgeons may not recommend or use IsoTis’ products until there is long-term clinical evidence to convince them to alter their existing treatment methods and there are recommendations from prominent surgeons that IsoTis’ products are safe and effective. IsoTis cannot predict when, if ever, surgeons will adopt the use of IsoTis’ products. If IsoTis’ products do not receive an adequate level of acceptance by surgeons, patients and healthcare payers, IsoTis may not generate significant product revenue and may not become profitable.
If IsoTis fails to comply with the extensive governmental regulations that affect its business, IsoTis could be subject to penalties and could be precluded from marketing its products. The production and marketing of IsoTis’ products and product candidates are subject to regulation by governmental authorities in the U.S., Europe and other countries, involving an extensive regulatory approval process by, as the case may be, the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMEA), or separate national authorities in Europe and other international markets. The regulatory process to bring IsoTis’ products to market requires significant time, effort and expenditures, and IsoTis cannot assure Shareholders that its products will be approved. Any failure or delay in obtaining regulatory approvals by IsoTis or its collaborators could adversely affect its ability to generate sales revenues.
Although IsoTis has 510(k) clearance for all of its products other than Accell DBM100 and Accell TBM, IsoTis cannot assure Shareholders that the FDA will not change its regulatory requirements causing IsoTis to resubmit potentially more onerous applications for these products or even cease marketing of these products.
In addition to the 510(k) premarket notification process, the FDA requires human cells, tissues and cellular and tissue-based products, or HCT/Ps, to comply with requirements relating to screening and testing for tissue donor eligibility; Current Good Tissue Practice, or CGTP, when processing, storing, labeling, and distribution HCT/Ps; including required labeling information; and adverse event reporting. The FDA periodically inspects tissue processors to determine compliance with these requirements. IsoTis cannot assure Shareholders that the FDA would agree that IsoTis is in compliance with the HCT/P regulations.

IsoTis believes that its Accell DBM100 and Accell TBM products are HCT/Ps not subject to the 510(k) premarket notification process. IsoTis cannot assure Shareholders that the FDA would agree with IsoTis’ conclusion or would not require IsoTis to obtain 510(k) clearance for Accell DBM100 and Accell TBM. If IsoTis is required to obtain 510(k) clearance for these products, the FDA could require IsoTis to cease marketing these products until such clearance is obtained and could impose other significant sanctions.
IsoTis may submit applications for FDA 510(k) regulatory approval of one or more products in 2006. IsoTis’ applications may be rejected or significantly delayed. IsoTis has 510(k) clearance for some of its synthetic products and three of its DBM products.
Future government regulations may be established which could prevent or delay regulatory approval of IsoTis’ products, be subject to limitations, require additional evidence of efficacy and safety or may be established for previously unregulated markets. Even if regulatory approval is obtained, the manufacturing of a product is subject to continuous review and periodic inspections by the relevant authorities. Failure to comply with applicable regulatory requirements could result in these governmental authorities or a court:
•	preventing IsoTis from manufacturing its products;
•	bringing civil or criminal charges against IsoTis;
•	delaying the introduction of new IsoTis products to the market;
•	withdrawing or suspending approvals or clearances for IsoTis’ products;
•	recalling or seizing IsoTis’ products; or
•	imposing fines and penalties on IsoTis.
Any difficulties arising in connection with regulatory approvals, or with regulation of previously unregulated markets, could have a Material Adverse Effect on IsoTis’ business, financial condition and results of operations.
The U.S. federal health care laws apply to certain aspects of IsoTis’ business if a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or most other federally-funded health care programs. Of principal importance to IsoTis, federal law prohibits unlawful inducements for the referral of business reimbursable under certain federally-funded health care programs (the Anti-Kickback Law), such as remuneration provided to physicians or hospitals to induce them to use, recommend or purchase certain tissue products or medical devices reimbursable by Medicare, Medicaid or certain other federally-funded health care programs. The Anti-Kickback Law is subject to evolving interpretations. If a governmental authority were to conclude that IsoTis is not in compliance with applicable laws and regulations, IsoTis could be subject to severe criminal and civil penalties including, for example, exclusion from participation in the Medicare or Medicaid programs.
The business of IsoTis could be adversely affected if IsoTis fails to comply with new international regulations and voluntary standards on human tissue products. New regulations and standards may be passed by regulatory authorities impacting the processing of human tissue products. Specifically, the requirements applicable to the processing of IsoTis’ DBM products could change when the harmonized EU directive/regulation is implemented for tissue engineered products and product regulation will be centralized rather than controlled by each country’s authorities. There may be new and more stringent obligations imposed by this new legislation that IsoTis does not currently comply with and this may prevent IsoTis from marketing or cause delays in its ability to market its tissue-based products in Europe. In countries where there is little or no current regulation of tissue-based products, new regulations could be passed that impose additional safety precautions to donor tissue testing as compared to the current American Association of Tissue Banks (the AATB) standards. The EU directive from DG Sanco (the EU’s Directorate General for Health and Consumer Affairs) on the quality and safety of human tissue products, which became law in April 2006, imposes further requirements on importing tissues to the EU.
Tissue bank license accreditation in Europe is one condition which will have to be met. In Japan and Australia, the implementation of new stringent requirements on donor testing exceeding those which are covered within the AATB standards could close or limit the market for IsoTis’ DBM products. IsoTis cannot assure Shareholders that it will be able to obtain accreditation for tissue products for its international markets or maintain accreditation for its North American market.
IsoTis depends heavily upon a limited number of sources of human tissue, and any failure to obtain tissue from these sources in a timely manner will interfere with its ability to process and distribute allografts. IsoTis relies on a small number of tissue banks accredited by the AATB for the supply of tissue, a crucial component of its DBM products. IsoTis has no control over the operation of the tissue banks. IsoTis cannot assure Shareholders that the tissue banks will be able to fulfill its requirements, or that IsoTis will be able to successfully negotiate with other accredited tissue facilities on satisfactory terms. IsoTis cannot assure Shareholders that it will be able to maintain a supply of tissue or maintain a supply on reasonable terms, which could substantially limit its ability to generate revenue. IsoTis also cannot guarantee that any agreements for supply of tissues will be enforceable in any country on the grounds that it may be against public policy.
IsoTis’ success depends on its ability to manufacture its products successfully. IsoTis’ ability to operate profitably depends on its ability to manufacture its products in large quantities and at a competitive cost. IsoTis’ current production facilities have sufficient capacity for the production of its existing products but this capacity may not be sufficient to meet future demand. IsoTis has limited experience in large-scale manufacturing of some of its products and will have to rely partly on customized and unproven technology. If IsoTis does not make the transition successfully from small-scale to large-scale production of its products or retain third party manufacturing on commercially acceptable terms, IsoTis may not be able to satisfy the demand for its products and its business and financial results could be adversely affected.
Additionally, IsoTis’ manufacturing processes for those of its products regulated as devices are required to comply with the FDA’s Quality System Regulation, or QSR, which cover the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of its devices. Likewise, IsoTis’ manufacturing processes for those of its products regulated as HCT/Ps are required to comply with the FDA’s requirements for donor eligibility and Current Good Tissue Practice, or CGTP, when processing, storing, labeling, and distributing HCT/Ps. The FDA enforces its QSR, HCT/P donor eligibility and GTP regulations through periodic unannounced inspections and if IsoTis’ manufacturing facility fails an inspection, IsoTis’ operations could be disrupted and its manufacturing interrupted. Failure to take adequate and timely corrective action in response to an adverse inspection could force a shutdown of IsoTis’ manufacturing operations or a recall of its products.
If IsoTis fails to compete successfully against existing or potential competitors, IsoTis’ operating results may be adversely affected. The orthobiologics products industry is intensely competitive. IsoTis’ principal global competitors with respect to its orthobiologic products include Medtronic Sofamor Danek, Inc., Musculoskeletal Transplant Foundation, Osteotech, Inc., Regeneration Technologies, Wright Medical Technology and Orthovita. IsoTis competes in all of its markets primarily on the basis of product performance, price and ease of use, as well as customer loyalty and service. Many of IsoTis’ competitors have greater resources for product development, sales and marketing and patent litigation than IsoTis does. Accordingly, they could substantially increase the resources they devote to the development and marketing of products that are competitive with IsoTis’ products. Many of IsoTis’ potential customers have existing relationships with IsoTis’ competitors that could make it difficult for IsoTis to continue to penetrate the markets for its products. Additionally, several of IsoTis’ competitors have broader product lines or may have greater name recognition than IsoTis. Moreover, IsoTis’ competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what IsoTis’ products are designed to accomplish in a superior and less expensive manner. If IsoTis’ competitors’ products prove to be more successful than IsoTis’ products, IsoTis’ products could be rendered obsolete.
IsoTis’ synthetic bone graft products compete in a market that is highly fragmented and characterized by many small suppliers to local hospitals. IsoTis cannot assure Shareholders that it can penetrate these localized markets given the long-standing relationships that have developed in these markets.
If IsoTis fails to compete successfully against its existing or potential competitors, its operating results of may be adversely affected.
IsoTis is dependent on its distributors for product commercialization and distribution. To market its products, IsoTis has established and intends to continue to establish strategic relationships with a network of independent distributors that have marketing and sales forces with technical expertise and distribution capabilities. IsoTis’ revenues will partly depend upon the efforts of these third parties. IsoTis’ distributors have significant discretion in determining the efforts and resources they apply to the sale of IsoTis’ products. IsoTis’ distributors may not commit the necessary resources to market and sell IsoTis’ products to the level of IsoTis’ expectations and, regardless of the resources they commit, they may not be successful. Additionally, most of IsoTis’ distributor agreements can be terminated with limited notice, and IsoTis may not be able to replace any terminating distributors in a timely manner or on favorable terms, if at all. If IsoTis was unable to maintain its distribution network or if its distribution network is not successful in marketing and selling IsoTis’ products, the IsoTis’ revenues could decline significantly.

Inadequate levels of reimbursement from third party payers may reduce the demand for IsoTis’ products. IsoTis’ ability to successfully commercialize its products depends on the extent to which payment for its products (or the procedures in which its products are used) is available to its customers from private health insurers, health maintenance organizations, other third party payers, and government health care programs such as Medicare and Medicaid. Government and other third party payers are increasingly attempting to contain health care costs, in part by limiting coverage or reimbursement for medical products and services. Reimbursement from Medicare, Medicaid and other third party payers may be subject to periodic adjustments as a result of legislative, regulatory and policy changes as well as budgetary pressures. Possible reductions in coverage or payment rates by third-party payers as a result of these changes may affect IsoTis’ customers’ revenues and ability to purchase IsoTis’ products. Furthermore, seeking reimbursement is a time consuming and costly process which requires IsoTis to provide scientific and clinical support for the use of each of its products in each country to every third party payer. Surgeons, hospitals and other healthcare providers may not purchase IsoTis’ products if they do not receive satisfactory reimbursement from these third party payers for the cost of procedures using IsoTis’ products. IsoTis cannot assure Shareholders that timely and sufficient reimbursement will be available for any of its products in any country; that any reimbursement granted will be maintained; or that limits on reimbursement from third party payers will not reduce the demand for, or negatively affect the price of, IsoTis’ products. The unavailability or inadequacy of third party reimbursement for IsoTis’ products could have a Material Adverse Effect on IsoTis’ ability to commercialize its products and its revenues.
IsoTis’ intellectual property rights may not provide meaningful commercial protection for IsoTis’ products, which could enable third parties to use IsoTis’ technology or methods, or very similar technology or methods, and could reduce IsoTis’ ability to compete. IsoTis’ success depends significantly on its ability to protect its proprietary rights to the technologies used in its products. IsoTis may need to assert claims or engage in litigation to protect its proprietary rights, which could cause IsoTis to incur substantial costs, could place significant strain on its financial resources, and divert the attention of management from its business. IsoTis may incur substantial costs in pursuing this litigation and the outcome of this litigation is uncertain. IsoTis relies on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect its proprietary technology. However, these legal means afford only limited protection and may not adequately protect IsoTis’ rights or permit IsoTis to gain or keep any competitive advantage. IsoTis’ patent applications may not issue as patents in a form that will be advantageous to IsoTis. IsoTis’ issued patents and those that may be issued in the future may be challenged, invalidated or circumvented, which could limit IsoTis’ ability to stop competitors from marketing related products. Although IsoTis has taken steps to protect its intellectual property and proprietary technology, IsoTis cannot assure Shareholders that third parties will not be able to design around IsoTis’ patents. In addition, although IsoTis has entered into confidentiality agreements and intellectual property assignment agreements with its employees, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for its trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

Furthermore, the laws of foreign countries may not protect IsoTis’ intellectual property rights to the same extent as the laws of the United States. Foreign countries generally do not allow patents to cover methods for performing surgical procedures. If IsoTis’ intellectual property does not provide significant protection against competition, IsoTis’ competitors could compete more directly with IsoTis, which could result in a decrease in IsoTis’ market share. All of these factors may harm IsoTis’ competitive position.
IsoTis’ success will depend on the continued acceptance of its natural and synthetic bone graft substitutes and technologies by the medical community. IsoTis’ natural and synthetic bone graft substitutes may never achieve broad market acceptance, which can be affected by numerous factors, including:
•	lack of clinical acceptance of IsoTis’ natural and synthetic bone graft substitutes;
•	introduction of competitive treatment options which render IsoTis’ natural and synthetic bone graft substitutes and technologies too expensive or obsolete;
•	lack of availability of third-party reimbursement; and
•	difficulty training surgeons to use IsoTis’ natural and synthetic bone graft substitutes and technologies.
Market acceptance will also depend on IsoTis’ ability to demonstrate that its existing natural and synthetic bone graft substitutes and technologies are an attractive alternative to existing treatment options. IsoTis’ ability to do so will depend on surgeons’ evaluations of the clinical safety, efficacy, ease of use, reliability and cost-effectiveness of these options and technologies. For example, IsoTis believes that some in the medical community have lingering concerns over the risk of disease transmission through the use of natural and synthetic bone graft substitutes.
Furthermore, IsoTis believes that even if the medical community generally accepts its natural and synthetic bone graft substitutes and technologies, recommendations and endorsements by influential surgeons will be important to the commercial success of IsoTis’ natural and synthetic bone graft substitutes and technologies. If IsoTis’ natural and synthetic bone graft substitutes and technologies are not broadly accepted in the marketplace, IsoTis may not achieve a competitive position in the market.
IsoTis is dependent on its collaborative partners for product development. IsoTis has various arrangements with corporate and academic collaborators and others for the research, development, clinical testing and manufacturing of its product development candidates and products, including its research collaboration with Twente University. IsoTis cannot assure Shareholders that its existing collaborative arrangements will not be terminated or expire during critical periods in its business or that IsoTis will be able to establish new collaborations on favorable terms, if at all.
IsoTis may acquire licenses or options to obtain licenses to technologies and products developed by other companies or academic institutions. Pursuant to the terms of such agreements, IsoTis could be obligated to exercise diligence in bringing products to market and to make milestone payments that, in some instances, could be substantial. IsoTis may also be obligated to make royalty payments on the sales of products resulting from licensed technology. In some instances, IsoTis could be responsible for the costs of filing and prosecuting patent applications. If IsoTis is unable to maintain or acquire such rights, IsoTis may have to develop alternatives (which may or may not be available) or may have to use the proprietary technology of others, potentially increasing costs and delaying product development. In addition, suppliers who control the market approval authorization process for their products might be incapable of maintaining approvals, expanding approvals or approvals could be withdrawn.
IsoTis cannot assure Shareholders that its collaborative partners, licensors, licensees, or its other partners will abide by the terms of the collaborative agreements. Significant changes in a collaboration partner’s business strategy or ownership could adversely affect the partner’s fulfillment of obligations under a collaboration agreement. If a collaboration partner terminates or breaches its agreement with IsoTis or otherwise fails to fulfill its obligations in a timely manner, such conduct could have a Material Adverse Effect on IsoTis’ business. In addition, IsoTis cannot assure Shareholders that collaboration partners will not pursue and develop alternative technologies, either on their own or in collaboration with others, including IsoTis’ competitors. IsoTis cannot assure Shareholders that disputes will not arise with its collaboration partners regarding the ownership rights to any technologies or products created pursuant to a collaboration. To the extent that IsoTis is unable to enter into additional licensing or collaboration agreements or that any of its existing licenses or collaboration agreements are terminated or not renewed, IsoTis may be required to undertake research and development, marketing and sales or manufacturing at its own expense in order to maintain its position in that respect, which could significantly increase its capital needs.
The loss of key personnel could harm IsoTis’ business. IsoTis’ success depends, to a large extent, on the efforts and expertise of its management team and other key members of its staff. Loss of key personnel could result in significant delay of IsoTis’ product and business development or manufacturing processes. Each of IsoTis’ officers can terminate his or her employment without notice and without cause or good reason. There is intense competition for skilled personnel in IsoTis’ field and retaining such personnel cannot be guaranteed. If IsoTis fails to recruit and retain skilled personnel, especially in the areas of sales and marketing, manufacturing, research and development and regulatory affairs, IsoTis may be unable to continue its development and sales activities.
Despite having several long-term purchase or supply agreements for IsoTis’ products, IsoTis cannot assure Shareholders that IsoTis will be able to maintain or increase its revenues. IsoTis derives revenues from the sale of its natural and synthetic bone graft substitutes. IsoTis has several private label supply agreements whereby its customers or distributors are contractually obligated to purchase certain minimum quantities of its products in the future; however, these contractual obligations may not be met. While IsoTis has recently experienced growth in the sales of its Accell® line of natural bone graft products, there is no assurance that sales will continue to increase. Further, there is a risk that new product introductions will decrease sales in some of IsoTis’ existing products as customers adopt the new products in favor of existing products. Accordingly, there is no assurance that IsoTis will be able to maintain or increase sales of its products. IsoTis’ inability to maintain or increase its revenues will result in its continuing to incur losses and create a need to fund its operations using its cash reserves or through additional financing.
IsoTis has a history of losses and cannot assure Shareholders that it will achieve profitability in the near future, if at all. IsoTis has incurred significant losses since inception primarily due to large expenditures on research and development of its products compared with modest sales revenue due to the early stage of most of its products. These factors have resulted in a total accumulated deficit of USD 125,724,890 million at 30 September 2006. IsoTis expects to continue to incur losses for the foreseeable future despite improvements in costs and increased sales revenues during recent quarters.
Fluctuations in currency exchange rates could impact IsoTis’ revenues and profitability. As a global operating company, IsoTis is subject to currency and translation risk. A portion of IsoTis’ revenue, operating expenses, assets and liabilities are denominated in currencies other than USD. All transactions in other currencies are translated into USD at the date prevailing at the time of the transaction or at the end of the financial reporting period. IsoTis’ financial statements will be reported in USD and are subject to fluctuations in exchange rates between the USD and other currencies, including the EUR and the CHF. Currently, IsoTis does not have any outstanding financial instruments to hedge currency risks nor were any outstanding as of 30 June 2006. This could lead to losses and could have a Material Adverse Effect on IsoTis’ financial condition and results of operations. For example, a 10% increase in the value of the USD against the EUR and CHF could result in an increase to reported results of approximately USD 5.5 million. Conversely, a 10% decrease in the value of the USD against the EUR and CHF could result in a decrease to reported results of approximately USD 5.5 million.
IsoTis operates in a highly regulated area and may face increased regulatory costs, lawsuits or government enforcement activities based on its manufacturing processes and the components used. IsoTis is subject to a variety of health, safety, chemical, biosafety and environmental laws and regulations in the jurisdictions in which it operates. IsoTis continues to incur capital and operating expenditures and other costs in the ordinary course of its business in complying with such laws and regulations. There is a risk of environmental liability inherent in IsoTis’ business and IsoTis cannot assure Shareholders that material environmental, health or safety costs will not arise in the future.
IsoTis’ allograft bone tissue processing in both the U.S. and Europe may generate waste materials, which, in the U.S, are classified as medical waste under regulations promulgated by the United States Environmental Protection Agency and/or various state and local environmental regulations. IsoTis segregates its medical waste materials and disposes of them through a licensed hazardous waste transporter in compliance with applicable regulations in both the U.S. and Europe. IsoTis’ failure to fully comply with any environmental regulations could result in the imposition of penalties, sanctions or, in some cases, private lawsuits, which could have a Material Adverse Effect on its business.
IsoTis’ ultimate success will depend on the acceptance by the medical community of its orthobiology products. IsoTis’ success in selling its orthobiology products will depend, in large part, on the medical community’s acceptance. The medical community’s acceptance of IsoTis’ orthobiology products will depend upon its ability to demonstrate their efficacy and their advantages, favorable clinical performance and cost-effectiveness. IsoTis cannot predict whether the medical community will accept its orthobiology products or, if accepted, the extent of the medical community’s use of these products. If long-term studies or clinical experience indicate that IsoTis’ orthobiology products cause negative effects, IsoTis could be subject to significant liability.
12.3 Risks relating to the IsoTis US Shares
In addition to the risks set forth above, Shareholders participating in the Exchange Offer will receive shares of a U.S. company listed on the NASDAQ Global Market. There are certain additional risks associated with being a U.S. company and listed on the NASDAQ Global Market, some of which are described below. As used below, the term ‘IsoTis’ may refer to the Offeror and its consolidated subsidiaries following the closing of the Exchange Offer, as the context requires.
The common stock of IsoTis has not been publicly traded in the U.S., and IsoTis expects that the price of its common stock will fluctuate substantially, possibly resulting in class action securities litigation. Before the Exchange Offer, there has been no public market for the IsoTis US Shares in the U.S. An active public trading market may not develop after completion of the Exchange Offer or, if developed, may not be sustained. The price of the IsoTis US Shares issued in the Exchange Offer will not necessarily reflect the market price of those shares after the Exchange Offer. The market price for the IsoTis US Shares will be affected by a number of factors, including:
•	changes in policies affecting third-party coverage and reimbursement in the U.S. and other countries;
•	the ability of IsoTis’ products to achieve market success;
•	the performance of third-party distributors;
•	IsoTis’ ability to manufacture its products in accordance with applicable commercial standards;
•	the success of any collaborations IsoTis may undertake with other companies;
•	IsoTis’ ability to develop, introduce and market new or enhanced versions of its products on a timely basis;
•	actual or anticipated variations in IsoTis’ results of operations or those of its competitors;
•	announcements of new products, technological innovations or product advancements by IsoTis or its competitors;
•	developments with respect to patents and other intellectual property rights;
•	sales of common stock or other securities by IsoTis or its stockholders in the future;
•	additions or departures of key scientific or management personnel;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and IsoTis’ ability to obtain patent protection for its technologies;
•	trading volume of the IsoTis US Shares;
•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of the IsoTis US Shares or IsoTis’ failure to achieve analyst earnings estimates;
•	developments in IsoTis’ industry; and

•	general market conditions and other factors unrelated to IsoTis’ operating performance or the operating performance of its competitors.
The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against IsoTis, could result in substantial costs and a diversion of its management resources, which could significantly harm its business.
Moreover, IsoTis cannot assure you that the IsoTis US Shares will have a market value that equals or exceeds the current market value of the IsoTis Swiss Shares. IsoTis cannot assure you that U.S. investors will place a different value on the IsoTis US Shares than other investors have placed on the IsoTis US Shares. The IsoTis US Shares may not experience any change in the market value or could experience a decrease in market value as a result of the transition on the NASDAQ Global Market.
If the Offeror consummates a public offering of its securities in the United States following the Exchange Offer, holders of IsoTis US Shares will incur immediate dilution. Following the Exchange Offer, the Offeror may issue additional shares in a capital raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror. No assurance can be made that such an offer will occur. A public offering of IsoTis US Shares by the Offeror following the Exchange Offer will depend on several factors, including market conditions at the time, the interest in the Offeror by institutional and retail investors and the Offeror’s cash needs. Any issuance of IsoTis US Shares will proportionately decrease existing Offeror stockholders’ percentage ownership of the Offeror’s total outstanding equity interests.
Securities analysts may not initiate coverage for the IsoTis US Shares or may issue negative reports, and this may have a negative impact on the market price of the IsoTis US Shares. Securities analysts may elect not to provide research coverage of the IsoTis US Shares after the completion of the Exchange Offer. If securities analysts do not cover the IsoTis US Shares after the completion of the Exchange Offer, the lack of research coverage may adversely affect the market price of the IsoTis US Shares. The trading market for IsoTis US Shares may be affected in part by the research and reports that industry or financial analysts publish about IsoTis or its business. If one or more of the analysts who elects to cover IsoTis downgrades the IsoTis US Shares, the stock price would likely decline rapidly. If one or more of these analysts ceases coverage of IsoTis, it could lose visibility in the market, which in turn could cause its stock price to decline. In addition, recently adopted rules under the Sarbanes-Oxley Act and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks will lead to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms will be required to contract with independent financial analysts for their stock research. It may be difficult for companies such as IsoTis, with smaller market capitalizations, to attract independent financial analysts that will cover its common stock. This could have a negative effect on the market price of the IsoTis US Shares.

IsoTis has not paid dividends in the past and does not expect to pay dividends in the future, and any return on investment may be limited to the value of the IsoTis US Shares. IsoTis has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. The payment of dividends on the IsoTis US Shares will depend on IsoTis’ earnings, financial condition and other business and economic factors affecting it at such time as its Board of Directors may consider relevant. If IsoTis does not pay dividends, the IsoTis US Shares may be less valuable because a return on investment will only occur if the stock price appreciates.
Some provisions of the Offeror’s charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of the Offeror by others, even if an acquisition would be beneficial to the Offeror’s stockholders. Provisions in the Certificate of Incorporation and the Offeror Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire the Offeror, even if doing so would benefit its stockholders. These provisions:
•	permit the Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;
•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•	require that any action to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;
•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;
•	provide that special meetings of the stockholders may be called only by the chairman of the board, the president or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
•	provide that stockholders will be permitted to amend the bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.
In addition, the Offeror is subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any broad range of business combinations with any stockholder who owns, or at any time in the last three years owned, 15% or more of the company’s outstanding voting stock (an interested stockholder) for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to the Offeror’s stockholders.
The Offeror may need to secure additional financing in the future, and this may dilute the interests of holders of IsoTis US Shares. IsoTis estimates that its cash requirements for ongoing operations, sales and marketing, capital expenditures, and other commitments for 2006 and 2007 will be greater than its current cash of USD 16,909,442 million and restricted cash on hand of USD 3,134,357 million, which total USD 20,043,799 million as of 30 September 2006 IsoTis therefore intends to raise additional cash during 2007 in order to support its growth plan. IsoTis restricted cash relates to litigation payment obligations to Osteotech, Inc. and payment obligations for contract research as of 31 December 2005. However, if IsoTis is unable to efficiently coordinate its business activities, if IsoTis encounters significant delays or unanticipated costs in distributing and developing its products or if IsoTis is unable to achieve its sales and revenue targets, its cash requirements and capital expenditures may exceed its estimate. Therefore, IsoTis may need to raise additional funds from external sources. IsoTis’ ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond its control. IsoTis cannot assure Shareholders that, when required, sufficient funds will be available on satisfactory terms, if at all. If necessary funds are not available, IsoTis will have to reduce expenditures and investments which could have a Material Adverse Effect on IsoTis’ prospects.
In the event that IsoTis raises additional funds by issuing equity or debt securities or if IsoTis acquires other companies using IsoTis US Shares as consideration, existing holders of IsoTis US Shares may be diluted and the new equity or debt securities may have rights, privileges or preferences that are senior to those of existing holders of IsoTis US Shares. Additionally, any ordinary, authorized and conditional capital increases must be approved by holders of IsoTis US Shares at a stockholder meeting. If the holders of IsoTis US Shares do not approve such motions IsoTis may not be able to finance current operations, acquire new technologies or finance other approaches necessary to facilitate its growth. Any of these developments could have a Material Adverse Effect on IsoTis’ business.
IsoTis may experience significant fluctuations in its quarterly results and IsoTis may not maintain its recent revenue growth. As of 30 September 2006, IsoTis had an accumulated deficit of USD 125,724,890. IsoTis has never recorded profits from operations and IsoTis cannot assure that losses will not occur in the future. The fluctuations in IsoTis’ quarterly results of operations have and will continue to result from numerous factors, including:
•	delays or interruptions in manufacturing and shipping of IsoTis’ products;
•	practices of insurance companies and Medicare with respect to reimbursement for IsoTis’ procedure and its products;
•	physician and patient acceptance of IsoTis’ products and procedures;
•	seasonal demand;
•	pricing of IsoTis’ products;
•	IsoTis’ ability to hire and train a sufficient number of sales and marketing personnel;
•	timing of new product introductions;
•	timing of orders received; and

•	the effect of competing technological and market developments.
These factors, some of which are not within IsoTis’ control, may cause the price of IsoTis US Shares to fluctuate substantially. If IsoTis’ quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, the price of IsoTis US Shares could drop suddenly and significantly. IsoTis believes the quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of IsoTis’ future performance.
In addition, IsoTis anticipates that its operating expenses will increase substantially in the foreseeable future as IsoTis expands its sales and marketing, manufacturing and product development activities and administrative staff. If sales do not continue to grow, IsoTis may not be able to maintain profitability. IsoTis’ expansion efforts may prove more expensive than IsoTis currently anticipates, and IsoTis may not succeed in increasing its revenues sufficiently to offset these higher expenses. If IsoTis fails to do so, the market price for IsoTis US Shares will likely decline.

13 DECLARATIONS PURSUANT TO THE DUTCH DECREE AND THE CANADIAN OFFER RULES
In addition to the other statements set out in this Offer Memorandum, the Offeror, with regard to items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi) and (xvii) below, and IsoTis and the members of the Board with regard to items (i), (ii), (iii), (iv), (vi), (vii), (ix), (x), (xii), (xiv), (xvi) and (xvii) below, hereby declare as follows:
(i)	With due observance of and without prejudice to the restrictions referred to in Chapter 1 (‘Restrictions’), the Exchange Offer concerns all IsoTis Swiss Shares and applies on an equal basis to all IsoTis Swiss Shares and Shareholders;

(ii)	Apart from their regular compensation, no financial compensation (e.g. any compensation upon retiring within the meaning of article 9i (p) of the Dutch Decree) will be made to the retiring member of the Board upon his or her retirement;

(iii)	Other than as disclosed in paragraph 10.10.1 (‘Management agreements and termination contracts’) of the Offer Memorandum, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the members of the Board or senior officers of IsoTis and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such members of the Board or senior officers remaining in or retiring from office. There are no contracts, arrangements or understandings, formal or informal, between IsoTis and any security holder of IsoTis with respect to the Exchange Offer or between IsoTis and any Person or company with respect to any securities of IsoTis in relation to the Exchange Offer;

(iv)	Other than as disclosed in paragraph 10.10.1 (‘Management agreements and termination contracts’) of the Offer Memorandum, there are no arrangements or agreements made or proposed to be made between IsoTis and any of the members of the Board or senior officers of IsoTis and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such members of the Board or senior officers remaining in or retiring from office.

(v)	At the date of this Offer Memorandum, the Offeror has no interest in the share capital of IsoTis, whether directly or indirectly;

(vi)	At the date of this Offer Memorandum, IsoTis holds 100 IsoTis US Shares, representing all outstanding shares in the share capital of the Offeror. Following completion of the Exchange Offer, the 100 IsoTis US Shares held by IsoTis and outstanding prior to the Exchange Offer will be cancelled;

(vii)	No transactions have taken place or will take place on the basis of concluded agreements with individuals and/or legal persons within the meaning of article 9i, paragraph s and/or t and/or u of the Dutch Decree;

(viii)	Other than the Persons referred to in item (xii) below who intend to tender their IsoTis Swiss Shares under the Exchange Offer, no Shareholders have committed themselves to accept the Exchange Offer;

(ix)	The information referred to in article 9p of the Dutch Decree, to the extent required, has been provided to the AFM;

(x)	The AFM and Euronext Amsterdam have been informed about the Exchange Offer;

(xi)	The Offeror does not currently intend to purchase IsoTis Swiss Shares;

(xii)	Each of the persons named under paragraph 7.10 (‘IsoTis Swiss Shares and options held directly or indirectly by members of the Board’) of the Offer Memorandum has indicated to the Offeror and IsoTis that they intend to tender all of their IsoTis Swiss Shares in the Exchange Offer;

(xiii)	Other than by James Trotman who purchased 11,100 IsoTis Swiss Shares at USD 1.39 on 30 June 2006 for investment purposes, no IsoTis Swiss Shares have been traded during the six-month period preceding the date of the Exchange Offer by the Offeror or IsoTis or by directors or senior officers of IsoTis or the Offeror or, to the knowledge of the directors and senior officers of IsoTis and the Offeror, after reasonable inquiry (a) their respective associates, (b) any person or company acting jointly or in concert with IsoTis or the Offeror, or (c) any person or company holding more than 5% of any class of equity securities of IsoTis or the Offeror;

(xiv)	Other than the Exchange Offer and as disclosed in paragraph 7.12 (‘IsoTis Swiss Shares and options held directly or indirectly by members of the Board’) of the Offer Memorandum, IsoTis and the Offeror do not have and, to the knowledge of IsoTis and the Offeror, after reasonable inquiry, no director or senior officer of IsoTis or the Offeror, or (i) their respective associates, or (ii) any person or company acting jointly or in concert with IsoTis or the Offeror, or (iii) any person or company holding more than 5% of any class of equity securities of IsoTis or the Offeror, has any plan or commitment to acquire equity securities of IsoTis;

(xv)	None of the directors or senior officers of IsoTis or their associates and, to the knowledge of the directors or senior officers of IsoTis after reasonable inquiry, no person who owns more than 5% of any class of equity securities of IsoTis outstanding has any interest in any material contract to which the Offeror is a party;

(xvi)	Other than the possible capital raising transaction described in, inter alia, paragraph 7.1 (‘Introduction’) and the information disclosed in paragraph 7.5 (‘Future legal structure’) of the Offer Memorandum, neither the Offeror nor IsoTis has any plans or proposals for material changes in the affairs of IsoTis. Neither the Offeror, IsoTis nor any of their directors or senior officers is aware of any information which indicates that a material change has occurred in the affairs of IsoTis or the Offeror since the date of the last published financial statements of IsoTis other than as has been publicly disclosed by IsoTis or the Offeror. Neither the Offeror, IsoTis nor any of their directors or senior officers has any knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to tender their IsoTis Swiss Shares under the Exchange Offer;

(xvii)	There is no transaction, board resolution, agreement in principle or signed contract in response to the Exchange Offer. There are no negotiations underway, in response to the Exchange Offer, which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization involving IsoTis or a subsidiary; (ii) the purchase, sale or transfer of a material amount of assets by IsoTis or a subsidiary; (iii) an issuer bid for or other acquisition of securities by or of the Offeror; or, (iv) any material change in the present capitalization or dividend policy of IsoTis.

14 TAX ASPECTS OF THE EXCHANGE OFFER
This summary is intended for general information purpose only and does not purport to be a comprehensive description for all tax aspects. Each Shareholder should consult a professional tax advisor with expertise regarding the tax consequences of the exchange of IsoTis Swiss Shares.
14.1 Dutch tax aspects of the Exchange Offer
This is a general summary and the tax consequences as described here may not apply to a Shareholder. Any potential investor should consult his own tax adviser for more information about the tax consequences of acquiring, owning and disposing of the IsoTis Swiss Shares.
This taxation summary solely addresses the principal Dutch tax consequences of the exchange of IsoTis Swiss Shares for IsoTis US Shares. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall therefore be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. It does not discuss every aspect of taxation that may be relevant to a particular Shareholder under special circumstances or who is subject to special treatment under applicable law. This summary assumes that each transaction with respect to IsoTis Swiss Shares is at arm’s length.
This summary is based on the tax laws of the Netherlands as they are in force and in effect on the date of this Offer Memorandum. The laws upon which this summary is based are subject to change, possibly with retroactive effect. A change to such laws may invalidate the contents of this summary, which will not be updated to reflect any such changes.
Taxes on income and capital gains
General
For the purposes of this section a Shareholder is a ‘Dutch Individual’ if it satisfies the following tests:
(a)	it is an individual;
(b)	it is resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or it has elected to be treated as a resident of the Netherlands for Dutch income tax purposes;
(c)	its IsoTis Swiss Shares and income or capital gains derived there from have no connection with its past, present or future employment, if any; and
(d)	its IsoTis Swiss Shares do not form part of a substantial interest (aanmerkelijk belang) or a deemed substantial interest in IsoTis within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).
Generally, if a person holds an interest in IsoTis, such interest forms part of a substantial interest or a deemed substantial interest in IsoTis if any one or more of the following circumstances is present.
(1)	Such person alone or, if he or she is an individual, together with his or her partner (partner, as defined in article 1.2 of the Dutch Income Tax Act 2001), if any, has, directly or indirectly, the ownership of shares in IsoTis representing 5% or more of the total issued and outstanding capital of IsoTis (or the issued and outstanding capital of any class of shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, that represent 5% or more of the total issued and outstanding capital of IsoTis (or the issued and outstanding capital of any class of shares), or the ownership of profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of IsoTis or to 5% or more of the liquidation proceeds of IsoTis.
(2)	Such person’s shares, profit participating certificates or rights to acquire shares or profit participating certificates in IsoTis have been acquired by him or are deemed to have been acquired by him under a non-recognition provision.
(3)	Such person’s partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner has a substantial interest (as described under (1) and (2) above) in IsoTis.
A person who is entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and his entitlement to benefits is considered a share or profit participating certificate, as the case may be.
If a Shareholder is an individual that satisfies test b., but does not satisfy test c. and/or test d., its Dutch income tax position is not discussed in this Offering Memorandum.
For the purposes of this section a Shareholder is a ‘Dutch Corporate Entity’ if it satisfies the following tests:
(i)	it is a corporate entity (including an association that is taxable as a corporate entity) that is subject to Dutch corporation tax in respect of benefits derived from its IsoTis Swiss Shares;

(ii)	it is resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

(iii)	it is not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

(iv)	it is not an investment institution (beleggingsinstelling) as defined in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).
If a Shareholder is a corporate entity that does not satisfy any one or more of these tests, its Dutch corporation tax position is not discussed in this Offering Memorandum.
Dutch Individuals deriving profits from an enterprise
If a Shareholder is a Dutch Individual and if it derives or is deemed to derive any benefits from IsoTis Swiss Shares, including any capital gains realized on the exchange thereof, that are attributable to an enterprise from which it derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise, other than as an entrepreneur or a shareholder, such benefits are generally subject to Dutch income tax at progressive rates.

It is likely that the position can be taken that a capital gain realized on the exchange of IsoTis Swiss Shares by a Dutch Individual that derives profits from an enterprise does not have to be recognized but may be deferred for purposes of the Dutch Income Tax Act 2001 on the basis of the exchange case law as developed by the Dutch Supreme Court (ruilarresten). This does not apply to cash compensation for a fractional entitlement to IsoTis US Shares, if any.
Dutch Individuals deriving benefits from miscellaneous activities
If a Shareholder is a Dutch Individual and if it derives or is deemed to derive any benefits from IsoTis Swiss Shares, including any gain realized on the exchange thereof, that constitute benefits from miscellaneous activities (resultaat uit overige werkzaamheden), such benefits are generally subject to Dutch income tax at progressive rates.
If a Shareholder is a Dutch Individual it may, inter alia, derive benefits from IsoTis Swiss Shares that are taxable as benefits from miscellaneous activities if its investment activities go beyond the activities of an active portfolio investor, for instance in the case of the use of insider knowledge (voorkennis) or comparable forms of special knowledge.
It is likely that the position can be taken that a capital gain realized on the exchange of IsoTis Swiss Shares by a Dutch Individual that derives benefits from miscellaneous activities does not have to be recognized but may be deferred for purposes of the Dutch Income Tax Act 2001 on the basis of the exchange case law as developed by the Dutch Supreme Court (ruilarresten). This does not apply to cash compensation for a fractional entitlement to IsoTis US Shares, if any.
Other Dutch Individuals
If a Shareholder is a Dutch Individual and its situation has not been discussed before in this section ‘Taxes on income and capital gains’, benefits from its IsoTis Swiss Shares will be taxed as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be 4% per annum of the average of its ‘yield basis’ (rendementsgrondslag) at the beginning and at the end of the year, insofar as that average exceeds the ‘exempt net asset amount’ (heffingvrij vermogen). The benefit is taxed at the rate of 30%. The value of its IsoTis Swiss Shares forms part of its yield basis. Actual benefits derived from its IsoTis Swiss Shares, including any capital gains realized on the exchange thereof, are not as such subject to Dutch income tax.
Dutch Corporate Entities
If a Shareholder is a Dutch Corporate Entity, any benefits derived or deemed to be derived by it from IsoTis Swiss Shares, including any capital gains realized on the exchange thereof, are generally subject to Dutch corporation tax.
It is likely that the position can be taken that a capital gain realized on the exchange of IsoTis Swiss Shares by a Dutch Corporate Entity does not have to be recognized but may be deferred for purposes of the Dutch Corporation Tax Act 1969 on the basis of the exchange case law as developed by the Dutch Supreme Court (ruilarresten). This does not apply to cash compensation for a fractional entitlement to IsoTis US Shares, if any.

14.2 Swiss tax aspects of the Exchange Offer
Swiss Securities Transfer Tax
The exchange of IsoTis Swiss Shares deposited with banks in Switzerland and tendered during the Acceptance Period or the Post-Acceptance Period is settled free of fees and charges to the Share holders. IsoTis, Inc. will bear the Swiss Securities Transfer Tax (Umsatzabgabe) and the stock exchange fees imposed on the sale if applicable.
Swiss Income and Profit Tax
Shareholders who are resident in Switzerland for tax purposes and hold their IsoTis Swiss Shares as private assets:
-	For Shareholders who tender their IsoTis Swiss Shares pursuant to the Exchange Offer, the share-to-share exchange should, in accordance with the general principles, qualify as a tax neutral restructuring. Different rules apply if a Shareholder qualifies as a so-called securities trader (Quasi-Wertschriftenhändler);

-	Shareholders who do not tender their IsoTis Swiss Shares pursuant to the Exchange Offer and who receive IsoTis US Shares as the result of an invalidation of the remaining IsoTis Swiss Shares according to Art. 33 SESTA (see paragraph 7.5 (‘Future legal structure’)): Such compensation should not be subject to Swiss income taxation;

-	Should the Offeror acquire less than 98% but 90% or more of the voting rights of IsoTis, the Offeror currently plans to merge IsoTis with a Swiss company controlled by the Offeror (see paragraph 7.5 (‘Future legal structure’). Shareholders who do not tender their IsoTis Swiss Shares pursuant to the Exchange Offer will then receive a compensation other than ownership interests in the surviving entity (presumably IsoTis US Shares). If this compensation is paid by the Offeror, the compensation should not be subject to Swiss income taxation. If the compensation is paid by the merged entity, Swiss income tax consequences may result for the Shareholders;

-	On 23 June 2006, the Swiss Federal Parliament decided upon new legislation (dringende Anpassungen bei der Unternehmensbesteuerung). The new law will enter into force on 1 January 2007 and will have retroactive effect for the assessments of income which has been realized since 2001, i.e. it will be applicable to the proposed transaction. It cannot be excluded that the competent tax authorities will qualify specific actions as an indirect partial liquidation of IsoTis according to the draft circular No. 14 of the Swiss Federal Tax Administration published on 10 November 2006. In such case, the amount qualified as distribution by the competent tax authorities.
Shareholders who are resident in Switzerland for tax purposes or hold their IsoTis Swiss Shares through a permanent establishment or a fixed place of business in Switzerland and who hold their IsoTis Swiss Shares as part of their business assets (including so-called securities traders):
For Shareholders who tender their IsoTis Swiss Shares pursuant to the Exchange Offer, the book principle should apply. Any gain realized in the tax accounts as a result of the Exchange Offer (or in case of an invalidation of the remaining IsoTis Swiss Shares or a later squeeze-out merger of the company) will be part of the taxable income or profit.
The principals set out above have been confirmed by the Vaud Cantonal Tax Administration (Administration cantonale des Impôts du canton de Vaud) and the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung ESTV) for the purposes of Direct Federal Tax and Vaud Cantonal and Communal Income and Profit Taxes (Direkte Bundessteuer und Kantonale und Kommunale Einkommens- und Gewinnsteuer des Kantons Waadt).
Shareholders who are not resident in Switzerland for tax purposes:
Any income realized as a result of the Exchange Offer (or in case of an invalidation of the remaining IsoTis Swiss Shares or a later squeeze-out merger of the Company) should not be subject to Swiss income or profit taxes if the Shareholder is not resident in Switzerland for tax purposes and does not hold the IsoTis Swiss Shares as part of a permanent establishment in Switzerland or through a fixed place of business in Switzerland.
Swiss withholding tax
The Exchange Offer should not lead to Swiss withholding tax (Verrechnungssteuer) consequences.
In case of an invalidation of the remaining IsoTis Swiss Shares pursuant to Art. 33 SESTA (squeeze-out), the Shareholders who do not tender their IsoTis Swiss Shares in the Exchange Offer will presumably receive IsoTis US Shares. Such compensation should not be subject to Swiss withholding tax.
The Shareholders who do not tender their IsoTis Swiss Shares under the Exchange Offer will receive a compensation (most likely IsoTis US Shares) as a result of the squeeze-out merger of IsoTis with and into a direct or indirect subsidiary of the Offeror. If such compensation is paid by the Offeror, the compensation should not be subject to Swiss withholding tax (Verrechnungssteuer). If the compensation is borne by the merged entity, the compensation will be subject to Swiss withholding tax (Verrechnungssteuer). It can currently not be excluded that the compensation will be borne by the merged entity. Swiss withholding tax (Verrechnungssteuer) will be refunded partially, fully or not at all, depending upon the tax status and country where the Shareholder is resident for tax purposes.
The principals set out above have been confirmed by the Swiss Federal Tax administration (Eidgenössische Steuerverwaltung ESTV) in relation to the Swiss withholding tax (Verrechnungs-steuer).
Shareholders are advised to have the Swiss and non-Swiss tax consequences of the Exchange Offer and the possible invalidation of non-tendered IsoTis Swiss Shares pursuant to article 33 SESTA or squeeze-out merger assessed by their own tax advisor.

14.3 Material U.S. federal income tax aspects of the Exchange Offer
Scope of this Discussion
TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE ISSUER, OR THE OFFEROR, OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
This section summarizes certain material U.S. federal income tax considerations relating to the Exchange Offer. This discussion is not tax advice. This discussion is for general information purposes only and is not a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to you as a result of participating in the Exchange Offer. This discussion does not deal with all of the U.S. federal income tax consequences of participation in the Exchange Offer that may be relevant to: (a) a person in light of that person’s particular circumstances, or (b) persons subject to special rules, such as:
•	banks, insurance companies, and other financial institutions;
•	pension plans;
•	regulated investment companies;
•	tax-exempt organizations;
•	brokers or dealers in securities or currencies;
•	traders in securities who elect to use a mark-to-market method of accounting for their securities;
•	partnerships or other pass-through entities or holders of interests therein;
•	‘controlled foreign corporations’ and ‘passive foreign investment corporations;’
•	persons holding (directly, indirectly, or constructively) more than 5% of the IsoTis Swiss Shares;
•	persons holding IsoTis Swiss Shares as part of a straddle, hedge, conversion or constructive sale transaction, synthetic security, integrated transaction, or other arrangement involving more than one position;
•	persons holding IsoTis Swiss Shares other than as a capital asset;
•	persons who are subject to the alternative minimum tax;
•	persons who are not individuals;
•	persons whose functional currency is not the U.S. dollar; and
•	certain U.S. expatriates and former citizens or long-term residents of the U.S.
The Offeror has not obtained, nor does it intend to obtain, a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the tax consequences to anyone accepting the Exchange Offer. This discussion is not binding on the IRS, and the IRS is not precluded from asserting a position different from or contrary to the positions summarized in this discussion or otherwise recharacterizing an exchange transaction in whole or in part. Because the authorities on which this discussion is based are subject to various interpretations, the IRS and the

U.S. courts could disagree with one or more of the positions stated in this discussion. In addition, this discussion does not address the U.S. estate, U.S. state and local, foreign or other tax consequences of participating in the Exchange Offer.
This discussion is not intended to be, and should not be construed as, legal or U.S. federal income tax advice. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.
Authorities
This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, the U.S. Treasury Regulations promulgated thereunder, published revenue rulings and revenue procedures of the IRS, applicable legislative history, and judicial decisions, in each case in effect and available as of the date of this Offer Memorandum. All such authorities are subject to differing interpretation or change at any time, either prospectively or retroactively, and any such change could materially affect the federal income tax consequences described below. This discussion does not discuss the potential effects, whether adverse or beneficial, of any proposed regulations or legislation that, if enacted, could be applied on a retroactive basis.
U.S. Holders and non-U.S. Holders
For purposes of this discussion, all references to ‘holders’ are to beneficial owners of IsoTis Swiss Shares or IsoTis US Shares, as the case may be. The U.S. federal income taxation of a holder will vary significantly depending on whether a holder is a ‘U.S. holder’ or a ‘non-U.S. holder’. For purposes of this discussion, a U.S. holder means a holder who for U.S. federal income tax purposes is:
•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
A non-U.S. holder is any holder that is not a U.S. holder.
U.S. Federal Income Tax Consequences of the Exchange Offer
This section of the discussion applies to both U.S. holders and non-U.S. holders. For U.S. federal income tax purposes, the Offeror intends to treat the Exchange Offer as a non-taxable transaction under one of two alternatives: (a) a contribution by the exchanging Shareholders of their IsoTis

Swiss Shares to the Offeror in exchange for IsoTis US Shares, or (b) the acquisition by the Offeror, in exchange solely for IsoTis US Shares, of IsoTis Swiss Shares, in each case with no gain required to be recognized by the exchanging Shareholders as a result thereof. Additionally, there is a possibility the transaction may qualify as non-taxable under a third alternative, a forward subsidiary tax-free reorganization. In either of these non-taxable transactions (a) or (b), your tax basis in the IsoTis US Shares you receive generally will equal that of the IsoTis Swiss Shares you exchanged, subject to certain adjustments, and your holding period for the IsoTis US Shares you receive generally will include your holding period in the IsoTis Swiss Shares you exchanged. The basis of the IsoTis Swiss Shares in the hands of the Offeror generally will equal the basis of such IsoTis Swiss Shares in the hands of the Shareholder who exchanged such IsoTis Swiss Shares, increased by the amount of any gain recognized for U.S. federal income tax purposes by such Shareholder as a result of the Exchange Offer; however, in the case of (a), such basis may be limited in certain situations to the fair market value of the IsoTis Swiss Shares exchanged.
The IRS is not precluded from characterizing the Exchange Offer as a taxable transaction. Additionally, the Exchange Offer will not qualify for treatment under (b) above (and, as a result, may be taxable) if less than all of the Shareholders accept the Exchange Offer such that the Offeror immediately following the Exchange Offer does not own IsoTis Swiss Shares possessing at least 80% of the total combined voting power of all classes of IsoTis stock entitled to vote and at least 80% of the total number of shares of all other classes of IsoTis stock. Moreover, the Exchange Offer will not qualify for treatment under (b) above (and, as a result, may be taxable) if there is any consideration other than voting shares of the Offeror or cash in lieu of fractional shares. If the Exchange Offer were, contrary to the Offeror’s position, treated as a taxable transaction, exchanging Shareholders who were U.S. holders generally would be subject to treatment as described below under ‘U.S. Holders-Sale, Exchange, or Other Disposition’ and ‘U.S. Holders-Information Reporting and Backup Withholding’. Generally, such holders would recognize a capital gain or loss equal to the difference between such Shareholder’s adjusted tax basis in its IsoTis Swiss Shares and the proceeds received by such Shareholder. A holder’s adjusted basis in stock owned by such holder generally will equal the amount paid for such stock. The proceeds received for such stock will include the amount of any cash and the fair market value of any other property received for the stock, which in the Exchange Offer would include the IsoTis US Shares. Exchanging Shareholders who were non-U.S. holders generally would be subject to treatment as described below under ‘Non-U.S. Holders-Sale, Exchange, or Other Disposition’ and ‘Non-U.S. Holders-Information Reporting and Backup Withholding’.
To the extent a holder receives cash in lieu of fractional IsoTis US Shares, such holder generally must recognize capital gain in an amount equal to the lesser of the cash so received or such holder’s gain realized in the Exchange Offer. For this purpose, the holder’s gain realized in the Exchange Offer is equal to the fair market value, at the time of the exchange, of the IsoTis US Shares received, less the holder’s adjusted tax basis in the IsoTis Swiss Shares, which basis generally is equal to the amount the holder paid for such IsoTis Swiss Shares. As a result, U.S. holders generally would be subject to U.S. federal income tax on any such gain pursuant to the discussion below under ‘U.S. Holders-Sale, Exchange, or Other Disposition’ and ‘U.S. Holders-Information Reporting and Backup Withholding’. Non-U.S. holders generally would be subject to treatment as described below under ‘Non-U.S. Holders-Sale, Exchange, or Other Disposition’ and ‘Non-U.S. Holders-Information Reporting and Backup Withholding’.
U.S. Federal Income Taxation of a U.S. Corporation
This section discusses in very general terms certain aspects of the U.S. federal income taxation of a U.S. corporation. If the transaction contemplated by the Exchange Offer occurs, the Offeror, a U.S. corporation, will become the parent corporation of IsoTis. As a U.S. corporation, the Offeror is subject to these general principles of U.S. federal income taxation.
A U.S. corporation is taxed on its worldwide income. Therefore, a U.S. corporation potentially is subject to double-taxation on income earned outside the U.S., except to the extent the U.S. corporation qualifies for a credit for non-U.S. income taxes paid or accrued.
The earnings of foreign corporations owned by U.S. shareholders, such as the Offeror, generally are not exposed to U.S. federal income tax until such earnings are actually returned to U.S. shareholders as dividends or other gains constituting currently taxable income. This generally results in the deferral of U.S. income tax on such earnings. However, the U.S. imposes current tax on U.S. shareholders of foreign corporations under complex anti-deferral regimes. Certain income of foreign corporations controlled by U.S. shareholders is subject to this rule of current U.S. taxation. Such income includes, for example, passive investment income (e.g., interest) and dividends from such foreign corporations deemed paid due to certain investments in the U.S. by the foreign corporation, such as loans to the U.S. shareholder. Also, a U.S. shareholder is denied the benefits of deferral related to certain non-U.S. entities a large portion of whose income or assets is passive. One or more of such anti-deferral regimes may operate to deny a U.S. shareholder the benefit of deferral with respect to income of foreign corporations. As noted, regardless of whether deferral is available, such income may subject a U.S. shareholder to double-taxation to the extent not offset by a foreign tax credit.
A U.S. corporation may qualify for a credit against its U.S. tax liability for non-U.S. income taxes paid or accrued by the U.S. corporation or certain of its foreign subsidiaries. However, due to a complex set of limitations, the amount of the credit generally is not sufficient to offset all of the non-U.S. taxes paid or accrued by the U.S. corporation. To the extent not wholly offset by this credit, the foreign earnings of a U.S. corporation may be subject to double-taxation.
THE U.S. HAS A VERY COMPLEX FEDERAL TAX REGIME GOVERNING A U.S. PARENT CORPORATION THAT OWNS U.S. AND FOREIGN SUBSIDIARIES. AS A RESULT OF THIS REGIME, THE ISOTIS GROUP MAY BE SUBJECT TO A HIGHER OVERALL TAX BURDEN AFTER THE EXCHANGE OFFER.
U.S. Federal Income Taxation of Holders of IsoTis US Shares
U.S. Holders
Distributions on IsoTis US Shares

The Offeror does not anticipate paying cash distributions on IsoTis US Shares in the foreseeable future. See paragraph 7.8 ( ‘Future Dividend Policy’). However, if distributions are made on IsoTis US Shares, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. For individuals, dividends generally currently are taxed at a maximum rate of 35%. Certain dividends paid before 2011 to non-corporate U.S. holders should be eligible for a reduced rate of tax, provided that certain holding period requirements are satisfied. Any dividends paid on IsoTis US Shares that are not eligible for the preferential rate will be taxed as ordinary income to a non-corporate U.S. holder. Dividends paid on IsoTis US Shares to corporate U.S. holders may be eligible for the dividends received deduction. If a distribution exceeds the current and accumulated earnings and profits of the Offeror, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to the amount of such holder’s adjusted tax basis in the IsoTis US Shares (reducing, but not below zero, such basis in the amount of such tax-free return). Any remaining excess will be treated as capital gain, subject to the tax treatment described below in ‘U.S. Holders—Sale, Exchange, or Other Disposition’.
Sale, Exchange, or Other Disposition
U.S. holders generally will recognize capital gain or loss on the sale, exchange, or other disposition of stock. This gain or loss will equal the difference between such holder’s adjusted tax basis in the stock and the proceeds received by such holder. The gain or loss will be long-term capital gain or loss if the U.S. holder held the stock for more than one year. The deductibility of capital losses may be subject to limitation.
Information Reporting and Backup Withholding
A backup withholding tax (currently 28%) will apply to dividends paid on, and to proceeds from the disposition of, IsoTis US Shares held by a U.S. holder, unless such holder complies with specific reporting and certification procedures. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the U.S. holder’s actual U.S. federal income tax liability and the U.S. holder timely files with the IRS an appropriate claim.
Non-U.S. Holders
Distributions on IsoTis US Shares
The Offeror does not anticipate paying cash distributions on IsoTis US Shares in the foreseeable future. See paragraph 7.8 (‘Future Dividend Policy’). However, if the Offeror pays distributions on the IsoTis US Shares, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the current and accumulated earnings and profits of the Offeror, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to the amount of such holder’s tax basis in the IsoTis US Shares (reducing, but not below zero, such basis in the amount of such tax-free return). Any remaining excess will be treated as capital gain, subject to the tax treatment described below in ‘Non-U.S. Holders—Sale, Exchange, or Other Disposition’.

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount, or any lower rate that may be specified by an applicable income tax treaty if the non-U.S. holder complies with applicable compliance and certification requirements. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.
Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the U.S., generally are exempt from U.S. withholding tax provided that the non-U.S. holder complies with applicable certification and disclosure requirements, and instead generally are taxed in the manner applicable to U.S. persons. In addition, dividends received by a non-U.S. holder that is a corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or any lower rate as may be specified in an applicable income tax treaty.
Sale, Exchange, or Other Disposition
A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of shares unless any one of the following is true:
•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an applicable tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., in which case the gain generally will be subject to tax in the manner applicable to U.S. persons and, if the non-U.S. holder is a corporation, the additional branch profits tax discussed above under ‘Non-U.S. Holders—Distributions on IsoTis US Shares;’

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or a reduced rate under an applicable treaty) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•	the Offeror is or has been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a ‘U.S. real property holding corporation’ and certain other conditions exist, in which case, subject to the discussion below, the gain generally will be subject to tax in the manner described in the first bullet paragraph above.
Although there can be no assurance, the Offeror believes that it has not been and is not currently, and it does not anticipate it becoming in the future, a ‘U.S. real property holding corporation’ for U.S. federal income tax purposes. However, because the determination of whether the Offeror is a ‘U.S. real property holding corporation’ depends on the fair market value of its ‘U.S. real property interests’ relative to the fair market value of its other business assets, there can be no assurance that the Offeror will not become a ‘U.S. real property holding corporation’ in the future. Even if the Offeror becomes a ‘U.S. real property holding corporation’, as long as IsoTis US Shares are regularly traded on an established securities market, a condition about which there can be no assurance, such stock will be treated as ‘U.S. real property interests’ with respect to a non-U.S. holder only if such holder actually or constructively holds more than 5% of IsoTis US Shares.
Backup Withholding and Information Reporting
The Offeror generally must report annually to the IRS the gross amount of the distributions on IsoTis US Shares paid to a non-U.S. holder, such holder’s name and address, and the tax withheld, if any, with respect to such distributions. A similar report generally is sent to such holder. These information reporting requirements apply even if withholding was not required.
Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to dividends on IsoTis US Shares. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder’s status in accordance with the applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in ‘Non-U.S. Holders-Distributions on IsoTis US Shares,’ generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding generally will apply to the proceeds of a disposition of IsoTis US Shares by a non-U.S. holder effected by or through the U.S. office of any foreign broker or any office of a U.S. broker, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the U.S. However, for information reporting purposes, certain non-U.S. brokers with specified connections with the U.S. will be treated in a manner similar to U.S. brokers.
Under the provisions of an applicable income tax treaty or agreement, copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

14.4 Canadian tax aspects of the Exchange Offer
Certain Canadian federal income tax considerations for Canadian individuals
The following summarizes the principal Canadian federal income tax considerations generally applicable to participation in the Exchange Offer by a Shareholder (i) who, for purposes of the Income Tax Act (Canada) (the Canadian Tax Act) and at all relevant times is an individual resident solely in Canada, holds the IsoTis Swiss Shares and will hold the IsoTis US Shares as capital property, and deals and will deal at arm’s length with the Offeror, and provided that (ii) neither the Shareholder nor persons or entities not dealing at arm’s length with the Shareholder, alone or together, will control the Offeror or beneficially own IsoTis US Shares having a fair market value of more than 50% of the fair market value of all outstanding IsoTis US Shares immediately after the exchange and that (iii) neither IsoTis nor the Offeror is or will be a “foreign affiliate” in respect of the Shareholder, all for purposes of the Canadian Tax Act. The summary does not deal with special situations, such as those of traders or dealers, or otherwise.
Shareholders meeting all of the foregoing requirements are referred to as Canadian Holder or Canadian Holders herein, and this summary only addresses such Canadian Holders except where expressly otherwise stated.
The summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, all proposed amendments to the Canadian Tax Act and regulations publicly announced by the Minister of Finance (Canada) to the date hereof, and our understanding of the current administrative practice of the Canada Revenue Agency. It has been assumed that all currently proposed amendments to the Canadian Tax Act and regulations will be enacted as proposed and that there will be no other relevant change in any governing law or administrative policy, although no assurance can be given in these respects. This summary does not take into account provincial, U.S., state or other foreign income tax considerations. In addition, for purposes of the summary, it has been assumed without verification that, for purposes of the Canadian Tax Act and at all relevant times, (i) IsoTis is and will remain resident only in Switzerland, (ii) the Offeror is and will remain resident only in the U.S., and (iii) the IsoTis Swiss Shares did not, immediately before the exchange, constitute “specified participating interests”. The summary depends on the validity of the assumptions made above or stated elsewhere in the summary and no legal opinion regarding these assumptions has been sought or obtained. The discussion below is qualified accordingly.
The summary is not exhaustive of all possible Canadian income tax consequences. It is not intended as legal or tax advice to any particular Canadian Holder and should not be so construed. The tax consequences to a Canadian Holder will depend on the holder’s particular circumstances.
Accordingly, all Canadian Holders should consult their own tax advisors with respect to the tax consequences applicable to them having regard to their own particular circumstances. The discussion below is qualified accordingly.

Share Exchange without cash component
A Canadian Holder who participates in the Exchange Offer and exchanges his or her IsoTis Swiss Shares solely for IsoTis US Shares (and does not receive any cash in lieu of a fractional share of the IsoTis US Shares) is not required to recognize any capital gain under the Canadian Tax Act.
Unless such Canadian Holder chooses to include any portion of capital gain or loss otherwise determined in respect of the exchange in computing the Canadian Holder’s income for the year of the exchange, the Canadian Holder is deemed to have disposed of the exchanged IsoTis Swiss Shares for proceeds of disposition equal to the Canadian Holder’s adjusted cost base of those IsoTis Swiss Shares immediately before the exchange, and to have acquired the IsoTis US Shares at a cost equal to that amount.
If the Canadian Holder does choose to include any portion of capital gain (or loss) otherwise determined in respect of the exchange in computing the Canadian Holder’s income for the year of the exchange, the whole taxable capital gain (or allowable capital loss) must be so included in computing the Canadian Holder’s income for that year. Canadian Holders considering recognition of such gain or loss for purposes of the Canadian Tax Act should consult with their own tax advisors in this regard.
Share exchange with cash component for fractional IsoTis Swiss Shares
Canadian Holders should note that while they have the choice of receiving cash in lieu of any fractional IsoTis Swiss Shares, they will not receive any such cash unless they choose to receive such cash.
From a Canadian tax perspective, Canadian Holders who do not wish to recognize any capital gain or loss in respect of the Exchange Offer should generally not choose to accept any cash in lieu of any fractional IsoTis Swiss Shares unless they have first discussed this with their Canadian tax advisors. The ability to obtain the tax deferral as described above under “Share Exchange without cash component” under the Canadian Tax Act in general depends in part on a Canadian Holder receiving no amount of cash or other consideration for the holder’s IsoTis Swiss Shares, other than IsoTis US Shares, and it is not clear whether the Canada Revenue Agency would adopt an alleviating assessing policy where any amount of cash is received as part of the Exchange Offer. Canadian Holders who do choose to receive any cash in lieu of any fractional IsoTis Swiss Shares may in certain circumstances have to recognize capital gain or loss in respect of all IsoTis Swiss Shares tendered under the Exchange Offer.
This summary does not further address Shareholders who choose to receive any cash in lieu of any fractional IsoTis Swiss Shares, and all Shareholders considering receiving such cash should consult in advance with their Canadian tax advisors.
Subsequent acquisition transactions
Insofar as this summary of Canadian federal income tax considerations addresses Canadian Holders participating in the Exchange Offer, holders who choose not to participate in the Exchange

Offer should consult with their own legal and tax advisors. In particular, such holders should consider the legal and tax considerations applicable to them in their own particular circumstances in the context of a Subsequent Merger or other subsequent acquisition transaction as described in paragraph 7.5 (‘Future legal structure’) and paragraph 7.5.1 (‘Subsequent acquisition transaction under Canadian rules’). For example, whether or not the Subsequent Merger affords holders any opportunity for tax deferral will depend on various factors including the precise form of merger, and may be open to interpretation, and no definitive statement in this regard is offered at this time.
The timing and details of any subsequent acquisition transaction will necessarily depend on a variety of factors, and the tax consequences to holders may differ significantly from the tax consequences applicable to Canadian Holders who accept the Exchange Offer. Holders who do not participate in the Exchange Offer should consult with their own legal and tax advisors in this regard.
Holding and Disposition of IsoTis US Shares
A Canadian Holder who receives or is deemed to receive dividends (if any) on IsoTis US Shares must include the full amount thereof in computing income for the taxation year. The gross-up and dividend tax credit rules under the Canadian Tax Act will not apply. In appropriate circumstances the Canadian Holder may qualify for a deduction or tax credit, or partial deduction or partial tax credit, in respect of United States withholding tax imposed on these amounts, and should consult with his or her own Canadian tax advisors in this regard.
A Canadian Holder will in general terms be subject to the normal rules under the Canadian Tax Act in respect of the computation and realization of any capital gain or loss on a disposition or deemed disposition of IsoTis US Shares, and should consult with his or her own Canadian tax advisors in this regard.
RRSP Eligibility
For purposes of this part of the summary, it is assumed that the NASDAQ Global Market will be considered as part of the National Association of Securities Dealers Automated Quotation System, and a prescribed stock exchange, for purposes of the Canadian Tax Act by the Canada Revenue Agency, although no tax ruling in this regard has been sought or obtained.
Based on this assumption and provided that the IsoTis US Shares are fully listed on the NASDAQ Global Market at the time such IsoTis Swiss Shares are issued to and received by a trust governed by a Registered Retirement Savings Plan (RRSP), the Shares will be a qualified investment for the RRSP.
Shareholders not participating in the Exchange Offer should consult with their own tax advisors regarding the status of IsoTis Swiss Shares for RRSP purposes.

15 OTHER INFORMATION
15.1 Available documents
Copies of this Offer Memorandum and the annual financial statements (jaarrekeningen) of IsoTis for the Financial Year 2003, the Financial Year 2004 and the Financial Year 2005, as adopted by the General Meeting of Shareholders, which documents are incorporated by reference in, and form an integral part of, this Offer Memorandum, are available free of charge at the offices of the Company and the Exchange and Paying Agents, and can be obtained by contacting the Company or the Exchange and Paying Agents (the Netherlands: ABN AMRO Bank N.V., Canada/U.S.: RBC Capital Markets, and Switzerland: Bank Sarasin & Co. Ltd) at the addresses below.
Copies of the Articles of Incorporation, the IsoTis Bylaws, the Certificate of Incorporation, the Offeror Bylaws and the Offeror’s 2006 Incentive Award Plan may be obtained free of charge from the Dutch Exchange and Paying Agent, the Canadian/U.S. Soliciting Dealer or the Company. Copies of any of the aforementioned documents are also available on the Company’s website at: http://investors.isotis.com.

Dutch Exchange and Paying Agent:
ISOTIS SA	ABN AMRO Bank N.V.
Attn. Robert J. Morocco	Attn. Servicedesk MF 7020
2 Goodyear	Kemelstede 2
Suite B	4817 ST Breda
Irvine, California 92618	The Netherlands
Telephone: +1 949 595 8710	Telephone: +31 76 579 9455
Fax: +1 949 595 8711	Fax: +31 76 579 9643
Email: infous@isotis.com	Email: so.servicedesk.wcs@nl.abnamro.com

Rue de Sébeillon 1-3
1004 Lausanne, Switzerland
Telephone: +41 21 620 6000
Fax: +41 21 620 6060
Email: investor.relations@isotis.com

Swiss Exchange and Paying Agent:	Canadian/U.S. Soliciting Dealer:
Bank Sarasin & Co. Ltd	RBC Capital Markets
Löwenstrasse 11	277 Front Street West
8022 Zürich	5th Floor
Switzerland	Toronto, Ontario
Telephone: +41 44 213 96 79	M5V 2X4 Canada
Fax: +41 44 213 9698	Telephone: +1 416 842 5349
Email: corporate.finance@sarasin.ch	Fax: +1 416 313 6066
Email: distribution@rbcds.com

The Swiss Offer Memorandum can be obtained, free of charge, from Bank Sarasin & Co. Ltd and the Swiss Offer Memorandum and this Offer Memorandum are also made available on the Company’s website at http://investors.isotis.com.
Digital copies of this Offer Memorandum are also available on Euronext Amsterdam’s website at www.euronext.com (Dutch residents only) and on the website of System for Electronic Document Analysis and Retrieval at www.sedar.com.
15.2 Exchange and Paying Agents
ABN AMRO Bank N.V., Bank Sarasin & Co. Ltd and RBC Capital Markets, Inc. are designated as the Dutch Exchange and Paying Agent, the Swiss Exchange and Paying Agent and the Canadian/U.S. Exchange and Paying Agent, respectively, with respect to the Exchange Offer.
15.3 Statutory rights
Securities legislation in certain of the provinces and territories of Canada provides security holders with, in addition to any other rights they may have at law, rights to rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their jurisdiction for particulars of those rights or consult with a lawyer.
15.4 Directors’ approval
The Offer Memorandum constitutes the take-over bid circular and directors’ circular required under Canadian provincial securities legislation with respect to the Exchange Offer. The contents of the Offer Memorandum have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of IsoTis and the Offeror.
15.5 Material contracts
The following are the material contracts entered into by the Company in the two years preceding the date of this Offer Memorandum:
1.	Termination Agreement dated 17 March 2005 between ISOTIS SA and James Hogan (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

2.	Consulting Services Agreement dated 17 May 2005 between IsoTis OrthoBiologics, Inc. and Barbara D. Boyan (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

3.	Director Agreement dated 24 June 2005 between ISOTIS SA and James Hart (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

4.	Employment Agreement dated 1 July 2005 between ISOTIS SA and Pieter Wolters (see paragraph 10.10.1 ‘Management agreements and termination contracts);

5.	Consultancy Agreement dated 1 July 2005 between IsoTis OrthoBiologics, Inc. and James Hart (see paragraph 10.10.1 ‘Management agreements and termination contracts);

6.	Employment Agreement dated 26 July 2005 between ISOTIS SA and Robert Morocco (see paragraph 10.10.1 ‘Management agreements and termination contracts);

7.	Employment Agreement dated 26 July 2005 between ISOTIS SA and William Franklin (see paragraph 10.10.1 ‘Management agreements and termination contracts);

8.	Employment Agreement dated 26 July 2005 between ISOTIS SA and Kathryn Liljestrand (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

9.	Separation Agreement dated 15 September 2005 between IsoTis OrthoBiologics, Inc. and James Abraham (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

10.	Extension Letter dated 1 December 2005 between IsoTis OrthoBiologics, Inc. and John F. Kay (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

11.	Letter Agreement dated 17 February 2006 between IsoTis OrthoBiologics, Inc. and Alan Donze (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

12.	Separation and General Release Agreement dated 26 May 2006 between IsoTis OrthoBiologics, Inc. and William A. Franklin (see paragraph 10.10.1 ‘Management agreements and termination contracts’);

13.	Employment Agreement dated 5 July 2006 between ISOTIS SA and Jim Poser (see paragraph 10.10.1 ‘Management agreements and termination contracts);

14.	Private Label Agreement dated 11 July 2006 between ISOTIS SA and Alphatec Holdings, Inc. (see paragraph 10.2.11 ‘Sales and marketing’);

15.	Asset Purchase Agreement dated 16 August 2006 between ISOTIS SA and Keystone Dental, Inc. (see paragraph 10.6.2.1 (‘Revenue and revenue recognition’); and

16.	Loan and Security Agreement dated 31 August 2006 between IsoTis OrthoBiologics, Inc. and Silicon Valley Bank (see note 5 in paragraph 21.2 (‘Notes to condensed consolidated financial statements of ISOTIS SA (unaudited)’).
Copies of the material contracts can be reviewed at the Company’s Swiss headquarters, located at Rue de Sébeillon 1-3, 1004 in Lausanne, Switzerland and the offices of its subsidiary, IsoTis N.V., at Prof. Bronkhorstlaan 10-D, 3723 MB in Bilthoven, the Netherlands or by contacting the Canadian/U.S. Soliciting Dealer on the address provided in this Offer Memorandum.

16 CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDITOR’S CONSENT
We have read the Offer Memorandum dated December 14, 2006 relating to the exchange offer by IsoTis, Inc. for all the issued and outstanding shares of IsoTis SA (the Company). We have complied with United States of America generally accepted standards for an auditor’s involvement with offering documents.
We consent to the reference to our firm under the caption “Important Information” and to the use of our report to the board of directors and shareholders of the Company on the unaudited condensed consolidated interim financial statements of IsoTis SA for the nine-month periods ended September 30, 2006 and 2005, dated December 11, 2006; on the balance sheet of IsoTis, Inc. as of November 3, 2006, dated December 11, 2006; on the unaudited consolidated pro forma balance sheet of IsoTis, Inc. as of September 30, 2006 and the unaudited consolidated pro forma statement of operations for the nine-month period ended September 30, 2006 and for the year ended December 31, 2005, dated December 11, 2006; and our report with respect to the consolidated financial statements of IsoTis SA for the year ended December 31, 2005, in the Offer Memorandum of IsoTis, Inc., dated March 21, 2006.
/s/ Ernst & Young LLP
Irvine, California
United States of America
December 11, 2006

AUDITOR’S CONSENT
We have read the Offer Memorandum dated December 14, 2006 relating to the exchange offer by IsoTis, Inc. for all the issued and outstanding shares of IsoTis SA (the Company). We have complied with United States of America generally accepted standards for an auditor’s involvement with offering documents.
We consent to the use in the above-mentioned Offer Memorandum of our report to the board of directors and shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003. Our report is dated April 15, 2005.
Ernst & Young Ltd
/s/ Mark Hawkins               /s/ Laurent Bludzien
Geneva, Switzerland
December 11, 2006

AUDITOR’S CONSENT
We have read the Offer Memorandum dated December 14, 2006 relating to the exchange offer by IsoTis, Inc. for all the issued and outstanding shares of IsoTis SA (the Company). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the use in the above-mentioned Offer Memorandum of our report to the board of directors and shareholders of the Company on the consolidated balance sheet of the Company as at December 31, 2004 and the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2004. Our report is dated April 15, 2005.

/s/ Ernst & Young

Toronto, Canada
December 11, 2006	Chartered Accountants

17 REPORT OF CHIEF FINANCIAL OFFICER
I, Robert J. Morocco, Chief Financial Officer of ISOTIS SA, certify that
I have reviewed the Interim Financial Statements of ISOTIS SA as at and for the nine month periods ended 30 September 2006 and 2005 (the “Interim Financial Statements”) and included in the Offer Memorandum dated 14 December 2006 relating to the offer made by IsoTis, Inc. to the holders of the common shares of ISOTIS SA.
Based on my knowledge, it is my opinion that the Interim Financial Statements present fairly the financial position of ISOTIS SA and the results of its operations for the periods set out in the Interim Financial Statements.

DATED: 14 December 2006

/s/ Robert J. Morocco

Robert J. Morocco
Chief Financial Officer
ISOTIS SA

18 CERTIFICATE OF ISOTIS, INC. AND ISOTIS SA
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Exchange Offer within the meaning of the Securities Act (Québec).

14 December 2006

/s/ Pieter Wolters	/s/ Robert J. Morocco
Chief Executive Officer	Chief Financial Officer

On behalf of the board of directors:

/s/ James Trotman	/s/ Aart Brouwer
Director	Director

19 PRESS RELEASES
19.1 Press release – 6 November 2006
IsoTis proposes to become a U.S. Company with a single NASDAQ listing in Q1 2007
LAUSANNE, Switzerland, IRVINE, CA, USA – November 6, 2006 — ISOTIS S.A. (“IsoTis” or the “Company”), the orthobiologics company whose shares are currently listed on SWX Swiss Exchange (ISON), Euronext Amsterdam (ISON) and the Toronto Stock Exchange (ISO), today announced its intention to become a U.S. company with a single listing on the NASDAQ Global Market during the first quarter of 2007, with the purpose of enabling additional growth and facilitating a fair market valuation to its shareholders.
Pieter Wolters, President and CEO of IsoTis said: “We have always been clear on the logic to streamline our stock market listings and become a U.S. listed company: it is a natural next step after the streamlining of IsoTis organization, product offering and technology pipeline that we executed in the last years. We believe the benefits of a single listing are obvious and that our growth momentum – 8 quarters of strong revenue growth – and our cash position provide a sound basis for simplifying our capital structure. A more straightforward capital structure is an important condition to further accelerate our growth. With over 90% of our employees and over 75% of our revenues in the U.S., a NASDAQ listing alongside our peers provides a natural market for our shares. We believe that many shareholders share our vision and are confident that the required majority of 67% will accept the exchange offer to benefit from an enhanced value proposition.” IsoTis believes that becoming a U.S. company listed on NASDAQ is the next logical step in its continued progression and expects that this transaction will enable additional growth and should provide additional benefits to stockholders by:
•	Increasing visibility to institutional investors. IsoTis’ peer companies trade on U.S. stock markets and not on any of the international exchanges where IsoTis shares currently trade. A NASDAQ listing among peer companies should assist investors in evaluating IsoTis by providing direct, easily accessible comparables. The improved visibility offered by a U.S. listing should help to increase U.S. analyst coverage, and thereby bring the Company’s valuation more in line with that of its peers. IsoTis also believes that a listing on NASDAQ will lead to improved access to U.S. institutional investors focused on medical device and growth companies, who may be prohibited from investing in IsoTis as a non-U.S. listed stock.

•	A single U.S. exchange, more liquidity, less complexity. IsoTis’ shares currently trade on SWX Swiss Exchange, Euronext Amsterdam and the Toronto Stock Exchange. IsoTis believes that a single listing will enable investors to obtain accurate and reliable information regarding company performance and relative valuation. Additionally, IsoTis believes that consolidating its existing listings onto a single exchange, in particular the NASDAQ Global Market, where numerous life sciences companies are listed, will increase the liquidity of IsoTis shares, which should be beneficial for IsoTis shareholders. Lastly, IsoTis believes that listing on a single stock exchange will reduce the complexity of the Company’s current legal and securities compliance requirements and reduce its related expenses.

•	Facilitating access to capital markets. IsoTis believes that by establishing a presence on NASDAQ, increasing the Company’s visibility to investors and analysts and increasing the liquidity of the Company’s shares, the Company will be positioning itself to have better access to the global capital markets. Improved access to capital markets should, in turn, enable additional growth in the Company by facilitating the Company’s ability to raise additional capital through the issuance of stock or the Company’s ability to acquire or invest in complementary technologies or products using its stock.

•	Aligning stock exchange listing with primary market and primary location of operations. IsoTis believes that by becoming a U.S. company with a NASDAQ listing, it will demonstrate its commitment to the U.S. orthopedics market, the largest single orthopedic market in the world, its U.S. customers and its U.S. staff. At the same time IsoTis will continue to serve its fast growing contingent of international customers through its Swiss sales and marketing organization out of Lausanne and from its headquarters in Irvine, CA.
In order to become a U.S. company listed on NASDAQ, IsoTis has formed a new U.S. company, IsoTis, Inc., which is a wholly-owned subsidiary of IsoTis. IsoTis, Inc. intends to make a public offer to all IsoTis shareholders within six weeks from the date of this publication to exchange their current IsoTis shares for shares of IsoTis, Inc. on a 10 (IsoTis shares with a nominal value of CHF 1.00) for 1 (IsoTis, Inc. share with a nominal value of USD 0.0001) basis. Fractional entitlements to IsoTis, Inc. shares resulting from the exchange ratio will be compensated in cash by IsoTis, Inc. at CHF 1.5667 (respectively EUR 0.9849 and CAD 1.4266) per corresponding IsoTis share, which amount corresponds to the 30 days’ average opening price for IsoTis shares on the SWX Swiss Exchange during the 30 trading days preceding the date of this press release. IsoTis, Inc. intends to apply to list its shares on the NASDAQ Global Market concurrently with the closing of the intended exchange offer. When made, the exchange offer by IsoTis, Inc. will be subject to certain customary conditions, including the condition that at least 67% of all issued and outstanding IsoTis shares (on a fully diluted basis) be tendered and that the IsoTis, Inc. shares be approved for listing on NASDAQ. Today, IsoTis published a pre-announcement including additional details regarding the expected exchange offer in accordance with Swiss law. A copy of the pre-announcement is posted on the Company’s website under: http:\\investors.isotis.com. Swiss law provides that, as a consequence of the publication of the pre-announcement, the exchange offer will have to be launched within six weeks (or later if an extension has been granted by the Swiss Takeover Board in this respect).
Intended Timeline
1.	Within six weeks from the date of this announcement, presumably on or about 15 December 2006: – launch of the exchange offer and publication of the offer memorandum containing the terms of the exchange offer;

2.	On or about January 10, 2007: shareholder information meetings in the Netherlands and Switzerland;

3.	First quarter 2007: settlement of the exchange offer and NASDAQ listing of IsoTis, Inc. shares; NASDAQ trading begins.

Assuming the exchange offer is successful and the IsoTis, Inc. shares are approved for listing on NASDAQ, IsoTis intends to take the necessary steps to delist IsoTis SA shares from each of the non-U.S. stock exchanges as soon as possible thereafter. Subsequently, all trading of IsoTis’ equity will occur through the listing of IsoTis, Inc. on NASDAQ.
Conference call
At 4:30 p.m. CET today, November 6 (10:30 a.m. ET, 7:30 a.m. PT) the Company will host a conference call to discuss the intended exchange offer. Dial: +41 91 610 5609 (Europe); +44 20 7107 0613 (UK); +1 866 865 5144 (toll free dial in U.S./Canada); no password required. Digital playback is available for 24 hours after the conference starting at 6:30 p.m. until November 7, 2006, 7 p.m. CET, dial: +41 91 612 4330 (Europe); +44 20 7108 6233 (UK); +1 866 416 2558 (U.S./Canada); playback ID: 711#. The call will also be webcast live on the IsoTis website at www.isotis.com. The webcast will remain available on IsoTis’ website through February 28, 2007.
Other documents on www.isotis.com – investor center – exchange offer

•	Additional details regarding the expected exchange offer (including a list of the expected closing conditions) can be found in the official Pre-Announcement published by IsoTis in accordance with the Swiss Stock Exchange Act, a copy of which is posted in English, French and German on the Company’s website under http: investors.isotis.com.

•	Copies of this press release have been released in English, French, German and Dutch.

•	A webcast interview with Pieter Wolters, President and CEO of IsoTis OrthoBiologics can also be consulted on the Company’s website under http: investors.isotis.com.

For information contact IsoTis:

Europe	U.S. & Canada:
Hans Herklots, Director IR	Rob Morocco, CFO
Tel: +41(0)21 620 6011	+1 949 855 7155
hans.herklots@isotis.com	robert.morocco@isotis.com

Or its Investor Relations advisors:

Rochat & Partners, Switzerland
Christophe Lamps
Tel: +41 22 718 3746
clamps@rochat-pr.ch

Hill & Knowlton, The Netherlands	Hill & Knowlton, US & Canada
Edwin van Wijk	Ian Blair
Tel: +31 20 404 47 07	Tel: +1 416 413 4694
evwijk@hillandknowlton.com	ianblair@hillandknowlton.ca

Or its Exchange Agents:

The Netherlands:	Switzerland:
ABN AMRO Bank NV, Amsterdam	Bank Sarasin & Co. Ltd, Zurich
Astrid de Vries-Paeper	Alexander Cassani
Tel: +31 20 383 6778	Tel: +41 44 213 96 73
astrid.de.vries.paeper@nl.abnamro.com	alexander. cassani@sarasin.com
General information:
Switzerland – 0800 375 737 (outside Switzerland +41 800 375 737)
The Netherlands – (+31) 020 – 64 27 909
U.S. & Canada – (+1)-800-565-4535
This press release is a public announcement as meant within article 9b paragraph 1 and paragraph 2 under a of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).
The Swiss Takeover Board, the Dutch Authority for the Financial Markets (stichting Autoriteit Financiële Markten) and Euronext Amsterdam N.V. have been informed of the intended exchange offer.
This press release is not intended to and does not constitute, or form part of, an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to purchase any securities, pursuant to the exchange offer or otherwise. If the exchange offer were to occur, the exchange offer would be made solely by the offer memorandum and the accompanying form of acceptance, which would contain the full terms and conditions of the exchange offer, including details of how the exchange offer would be able to be accepted. The offer memorandum and the form of acceptance would be made available to all IsoTis shareholders at no charge to them. If the exchange offer is made, IsoTis shareholders are advised to read the offer memorandum and the form of acceptance when these documents are sent to them because they will contain important information.
When commenced, the exchange offer will not be made to any IsoTis shareholders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the securities laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the offer memorandum. However, acceptances of the exchange offer by IsoTis shareholders not resident in the Netherlands, Canada or Switzerland will be accepted by the IsoTis, Inc., if such acceptances comply with the acceptance procedure set out in the offer memorandum.
The exchange offer shall be made for the shares of IsoTis, a Swiss company, that are listed on the SWX Swiss Exchange, on Euronext Amsterdam N.V. and the Toronto Stock Exchange. The exchange offer will be subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements are different from those of the United States. It may be difficult for U.S. shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since IsoTis and some of its officers and directors are located in a foreign country. U.S. shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders should be aware that, to the extent permissible, IsoTis, Inc. may purchase IsoTis Swiss Shares otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” “could,” ‘may,” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, failure to obtain sufficient shareholder support for the exchange offer, inability to list the IsoTis, Inc. shares on NASDAQ in a timely manner, if at all, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (e.g., EMEA, CE), market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies or technologies, the terms of any future strategic alliances, the need for additional capital and the inability to obtain or meet conditions imposed for the required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to IsoTis’ Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005, filed with the SEC and to IsoTis’ reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX).

19.2 Press release – 9 November 2006
IsoTis Reports Third Quarter Results
Revenues Grow 25% to $10.2 Million
LAUSANNE, Switzerland, IRVINE, CA, USA, — November 9, 2006 – IsoTis SA (SWX/Euronext: ISON) (TSX: ISO), the orthobiologics company, today reported its results for the third quarter and nine months ended September 30, 2006. Revenues were $10.2 million for the third quarter of 2006, representing a 25% increase over revenues of $8.1 million for the third quarter of 2005. For the first nine months of 2006, revenues were $30.8 million, representing a 31% increase over revenues of $23.5 million for the same period in 2005.
Revenue Analysis
IsoTis’ chief distribution channels are its U.S. network of independent agents and its network of international distributors, while the remaining portion of its revenues is derived from private label agreements. In the third quarter of 2006, revenues from the U.S. network grew 19% to $6.0 million compared to $5.0 million in the third quarter of 2005, while in the nine months of 2006, revenues from the U.S. network grew 18% to $18.0 million, compared to $15.2 million in the first nine months of 2005. In the third quarter of 2006, international revenues grew 44% to $2.4 million compared to $1.7 million in the third quarter of 2005, while in the nine months of 2006 international revenues grew 43% to $7.4 million, compared to $5.2 million in the nine months of 2005.
Results Comparison & Cash Position
The loss from operations for the third quarter of 2006 was $3.1 million, compared to $2.3 million for the third quarter of 2005. In the nine months of 2006, the loss from operations was $7.8 million, compared to $7.1 million in the nine months of 2005. Net loss for the third quarter of 2006 totaled $1.9 million or $0.03 per diluted share as compared with a net loss of $1.5 million or $0.02 per diluted share for the third quarter of 2005. The net loss for the nine months ended September 30, 2006 was $11.9 million or $0.17 per share due in part to the $4.6M negative impact of foreign currency movements on intercompany loans. For the nine months ended September 30, 2005 net income was $2.4 million or $0.03 per share which was primarily due to an $8.6 million favorable impact of foreign currency movements on intercompany loans.
At September 30, 2006, IsoTis had cash and cash equivalents and restricted cash of $20.0 million.
Highlights Third Quarter
•	Sale of dental assets to Keystone Dental Inc. for $7.4 million

•	Secured $5 million credit line with SVB Silicon Valley Bank

•	Appointed Gene Reu. as VP of Operations

•	Private label agreement with Alphatec Spine

Pieter Wolters, President and CEO of IsoTis said, “I am pleased with our performance in the third quarter. We are reporting our eighth consecutive quarter of revenue growth. With the sale of our dental assets and the credit line, we have considerably strengthened our cash position. We believe our continued growth and our improved financial position provide a solid foundation for our intention to become a U.S. company with a single listing on NASDAQ that we announced earlier this week. We believe that the NASDAQ listing, will allow us to continue to accelerate and sustain our growth. Meanwhile, we reiterate our 2006 guidance of achieving between 25% and 30% revenue growth.”
Business Outlook for 2006
•	IsoTis anticipates total revenues for full year 2006 to grow by between 25% and 30%

•	IsoTis continues its product and business development efforts aimed at introducing new products

•	IsoTis intends to become a U.S. company with a single NASDAQ listing in Q1 of 2007
Conference Call
IsoTis will conduct a conference call today at 4.30 p.m. CET/10.30 a.m. ET/7.30 a.m. PT. Dial: +41 91 610 5609 (Europe); +44 20 7107 0613 (UK); +1 866 865 5144 (toll free dial in US/Canada); no password required. Digital playback is available for 24 hours after the conference starting at 6.30 p.m. until November 10, 2006, 6.30 p.m. CET, dial: +41 91 612 4330 (Europe); +44 20 7108 6233 (UK); +1 866 416 2558 (US/Canada); playback ID: 711#. The call will also be webcast live on the IsoTis website at www.isotis.com. The webcast will remain available on IsoTis’ website through December 31, 2006.
IsoTis has a product portfolio with several innovative and proprietary natural and synthetic bone graft substitutes on the market and others in development, an established North American independent distribution network and an expanding international presence. IsoTis’ main commercial operations are based in Irvine, California, and its international sales headquarters are based in Lausanne, Switzerland.

For information contact:

Hans Herklots, Director IR	Rob Morocco, CFO
Tel: +41(0)21 620 6011	+1 949 855 7155
E-mail: hans.herklots@isotis.com	robert.morocco@isotis.com
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, failure to obtain sufficient shareholder support for the exchange offer, inability to list the IsoTis Inc, shares on NASDAQ in a timely manner, if at all, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (a.o. EMEA, CE), market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies and/or technologies, the terms of any future strategic alliances, the need for additional capital, the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to IsoTis’ Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the SEC and to IsoTis’ reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX).

IsoTis S.A.
Consolidated Statements of Operations-Unaudited
US Dollars

	Three Months Ended		Nine Months Ended
	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05
Revenues
Product sales	$10,161,972	$8,146,900	$30,729,113	$23,450,049
Other revenue	—	—	35,816	38,825

Total revenues	10,161,972	8,146,900	30,764,929	23,488,874

Operating expenses
Costs of sales	3,630,693	3,261,653	11,304,813	9,183,912
Research and development	1,983,751	1,735,114	5,591,768	4,171,131
Marketing and selling	4,667,770	3,315,938	13,200,975	9,310,025
General and administrative	2,978,011	2,152,586	8,445,734	7,938,321

Total operating expenses	13,260,225	10,465,291	38,543,290	30,603,389

Loss from operations	(3,098,253)	(2,318,391)	(7,778,361)	(7,114,515)
Interest income	161,784	131,427	440,021	385,975
Interest expense	(75,735)	(31,807)	(132,219)	(156,555)
Foreign exchange gain/(loss)	941,506	301,706	(4,568,038)	8,625,190
Other	146,019	431,548	142,100	663,351

Net (loss) income before taxes	(1,924,679)	(1,485,517)	(11,896,497)	2,403,446
Provision for income taxes	—	—	—	—

Net (loss) income	$(1,924,679)	$(1,485,517)	$(11,896,497)	$2,403,446

Basic and diluted net (loss) income per share	$(0.03)	$(0.02)	$(0.17)	$0.03

Weighted average common shares outstanding
Basic	70,940,713	70,681,023	70,918,356	70,349,586
Diluted	70,940,713	70,681,023	70,918,356	72,407,899

IsoTis S.A.
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$16,909,442	$15,714,442
Restricted cash	1,634,357	2,184,063
Trade receivables, net	7,548,822	6,306,518
Inventories	12,921,460	10,020,906
Unbilled receivables	74,069	295,115
Value added tax receivable	120,944	95,505
Prepaid expenses and other current assets	979,227	761,355

Total current assets	40,188,321	35,377,904

Non-current assets:
Restricted cash	1,500,000	2,250,000
Property, plant and equipment, net	3,420,410	1,359,280
Goodwill	16,383,069	16,383,069
Intangible assets, net	11,659,113	13,585,250

Total non-current assets	32,962,592	33,577,599

Total assets	$73,150,913	$68,955,503

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$5,234,565	$2,910,114
Accrued liabilities	7,727,924	6,680,989
Deferred revenue	1,342,797	344,719
Current portion of interest-bearing loans and borrowings	2,217,473	1,015,471

Total current liabilities	16,522,759	10,951,293

Non-current liabilities:
Interest-bearing loans and borrowings	2,083,692	2,043,781
Deferred revenue	5,132,910	—
Other long term liabilities	133,266	—

Total non-current liabilities	7,349,868	2,043,781

Common stock	50,716,173	50,644,949
Additional paid in capital	106,655,281	106,212,297
Accumulated other comprehensive income	17,631,722	12,932,003
Accumulated deficit	(125,724,890)	(113,828,820)

Total shareholders’ equity	49,278,286	55,960,429

Total liabilities and shareholders’ equity	$73,150,913	$68,955,503

IsoTis S.A.
Consolidated Statements of Cash Flows-Unaudited
US Dollars

	Nine Months Ended
	30-Sep-06	30-Sep-05
Cash flows from operating activities

Net (loss) income from continuing operations	$(11,896,497)	$2,403,446

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,516,901	2,405,608
Bad debt expense	213,709	141,535
Gain (loss) on sale of assets	17	(659,898)
Stock-based compensation expense	413,598	479,719
Foreign currency transaction (gain) loss	4,568,038	(8,625,190)
Change in operating assets and liabilities:
Inventories	(2,863,302)	(204,946)
Trade receivables	(1,399,926)	(1,895,226)
Other current assets	47,521	646,321
Deferred revenue	(414,257)	136,910
Trade and other payables	2,854,413	(833,008)
Other long term liabilities	133,266
Restructuring provision	—	(673,197)

Net cash flows used in operating activities	(5,826,519)	(6,677,926)

Cash flows from investing activities

Purchase of property, plant and equipment	(2,633,905)	(439,516)
Proceeds from sale of dental assets	6,984,277
Proceeds from sale of property, plant and equipment and assets	22,411	2,590,700
Change in restricted cash	1,378,164	1,381,372

Net cash flows provided by investing activities	5,750,947	3,532,556

Cash flow from financing activities

Proceeds from issuance of common shares	100,610	865,689
Proceeds from interest-bearing loans and borrowings	2,000,000	—
Repayment of interest-bearing loans and borrowings	(762,090)	(6,190,650)

Net cash flows provided by (used in) financing activities	1,338,520	(5,324,961)

(Loss) on cash held in foreign currency	(67,948)	(30,701)

Net increase/(decrease) in cash and cash equivalents	1,195,000	(8,501,032)
Cash and cash equivalents at the beginning of the period	15,714,442	25,539,602

Cash and cash equivalents at the end of the period	$16,909,442	$17,038,570

19.3 Press release — 1 December 2006
IsoTis’ Intended Exchange Offer on Schedule
LAUSANNE, Switzerland, IRVINE, CA, USA — 1 December 2006 — With reference to the press release dated 6 November 2006, ISOTIS SA (“IsoTis” or the “Company”), the orthobiologics company whose shares are currently listed on SWX Swiss Exchange (ISON), Euronext Amsterdam (ISON) and the Toronto Stock Exchange (ISO), and its wholly-owned U.S. subsidiary, IsoTis, Inc., jointly announce that the preparations of the intended public exchange offer by IsoTis, Inc. to all shareholders of IsoTis to exchange their current IsoTis shares for shares of IsoTis, Inc. are well under way. IsoTis, Inc. currently expects to make the exchange offer by making the offer memorandum available on or about 15 December 2006.
If the exchange offer is launched each IsoTis shareholder will be offered a consideration of one (1) share of IsoTis, Inc. in exchange for each ten (10) IsoTis shares tendered. Following the intended exchange offer and assuming all IsoTis shares are tendered, IsoTis shareholders will hold an ownership in IsoTis, Inc. in the same respective percentage as their former ownership in IsoTis. Fractional entitlements to IsoTis, Inc. shares resulting from the exchange ratio will be compensated in cash by IsoTis, Inc. at CHF 1.5667 (respectively EUR 0.9849 and CAD 1.4266) per corresponding IsoTis share, which amount corresponds to the 30 days’ average opening price for IsoTis shares on SWX Swiss Exchange during the 30 trading days preceding the date of the initial press release dated 6 November 2006.
IsoTis, Inc. has applied to list its shares on the NASDAQ Global Market concurrently with the closing of the intended exchange offer. When made, the exchange offer by IsoTis, Inc. will be subject to certain customary conditions, including the condition that at least 67% of all issued and outstanding IsoTis shares (on a fully diluted basis) will be tendered and that the IsoTis, Inc. shares will be approved for listing on NASDAQ.
Intended Timeline
1.	On or about 15 December 2006: launch the exchange offer and publish the offer memorandum containing the terms of the exchange offer.

2.	On or about 9, 10 and 11 January 2007: IsoTis to hold shareholder information meetings in the Netherlands and Switzerland.

3.	First quarter 2007: settlement of the exchange offer and NASDAQ listing and trading of IsoTis, Inc. shares.
Assuming the intended exchange offer is declared unconditional and the IsoTis, Inc. shares are approved for listing on NASDAQ, IsoTis intends to take the necessary steps to delist IsoTis shares from each of the non-U.S. stock exchanges as soon as possible thereafter. Subsequently, all trading of IsoTis’ equity will occur through the listing of IsoTis, Inc. on NASDAQ.
Other documents on www.isotis.com — investors — The Road to NASDAQ

•	Additional details regarding the intended exchange offer (including a list of the expected closing conditions) can be found in the official Pre-Announcement, published in accordance with the Swiss Stock Exchange Act, and in the initial press release regarding the intended exchange offer, both issued on 6 November 2006 by IsoTis and posted on the Company’s website at http://investors.isotis.com.

•	A webcast interview with Pieter Wolters, President and CEO of IsoTis, can also be found on the Company’s website at http://investors.isotis.com.

For information contact IsoTis:
Europe	U.S. & Canada
Hans Herklots, Director IR	Rob Morocco, CFO
Tel: +41(0)21 620 6011	Tel: +1 949 855 7155
hans.herklots@isotis.com	robert.morocco@isotis.com

Or its Investor Relations advisors:
Rochat & Partners,	Hill & Knowlton, the	Hill & Knowlton, US & Canada
Switzerland	Netherlands	Ian Blair
Christophe Lamps	Edwin van Wijk	Tel: +1 416 413 4694
Tel: +41 22 718 3746	Tel: +31 20 404 47 07	ianblair@hillandknowlton.ca
clamps@rochat-pr.ch	evwijk@hillandknowlton.com

Or its Exchange Agents:
The Netherlands:	Switzerland
ABN AMRO Bank NV	Bank Sarasin & Co. Ltd, Zurich
Attn. Servicedesk MF 7020	Attn. Alexander Cassani
Tel: +31 76 579 9455	Tel: +41 44 213 96 79
so.servicedesk.wcs@nl.abnamro.com	corporate.finance@sarasin.ch
General information:
Switzerland — 0800 375 737 (outside Switzerland +41 800 375 737)
The Netherlands — (+31) 020 — 64 27 909
U.S. & Canada — (+1)-800-565-4535
This press release is a public announcement as meant within article 9b paragraph 1 and article 9g paragraph 1 under a of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).
The Swiss Takeover Board, the Dutch Authority for the Financial Markets (stichting Autoriteit Financiële Markten) and Euronext Amsterdam N.V. have been informed of the intended exchange offer.
This press release is not intended to and does not constitute, or form part of, an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to purchase any securities, pursuant to the exchange offer or otherwise. If the exchange offer were to occur, the exchange offer would be made solely by the offer memorandum and the accompanying form of acceptance, which would contain the full terms and conditions of the exchange offer, including details of how the exchange offer would be able to be accepted. The offer memorandum and the form of acceptance would be made available to all IsoTis shareholders at no charge to them. If the exchange offer is made, IsoTis shareholders are advised to read the offer memorandum and the form of acceptance when these documents are sent to them because they will contain important information.
When commenced, the exchange offer will not be made to any IsoTis shareholders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the securities laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the offer memorandum. However, acceptances of the exchange offer by IsoTis shareholders not resident in the Netherlands, Canada or Switzerland will be accepted by IsoTis, Inc. if such acceptances comply with the acceptance procedure set out in the offer memorandum.
The exchange offer shall be made for the shares of IsoTis, a Swiss company, that are listed on SWX Swiss Exchange, on Euronext Amsterdam N.V. and the Toronto Stock Exchange. The exchange offer will be subject to disclosure requirements of Switzerland, the

Netherlands and Canada, which requirements are different from those of the United States. It may be difficult for U.S. shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since IsoTis and some of its officers and directors are located in a foreign country. U.S. shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders should be aware that, to the extent permissible, IsoTis, Inc. may purchase shares of IsoTis otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” “could,” ‘may,” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, failure to obtain sufficient shareholder support for the exchange offer, inability to list the IsoTis, Inc. shares on NASDAQ in a timely manner, if at all, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (e.g., EMEA, CE), market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies or technologies, the terms of any future strategic alliances, the need for additional capital and the inability to obtain or meet conditions imposed for the required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to IsoTis’ Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005, filed with the SEC and to IsoTis’ reports filed from time to time with Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX).

20 NEDERLANDSE SAMENVATTING VAN HET BOD
20.1 Beperkingen
Dit Ruilbod wordt niet uitgebracht aan enige Aandeelhouder in enige jurisdictie waarin het uitbrengen of het accepteren daarvan niet in overeenstemming is met de in de desbetreffende jurisdictie geldende wetgeving omtrent effecten of enig andere wet- en regelgeving of waarvoor enige registratie, goedkeuring of neerlegging bij enige toezichthoudende instantie is vereist, die niet uitdrukkelijk is voorzien in dit Biedingbericht. Acceptaties van het Ruilbod door Aandeelhouders die niet woonachtig zijn in Zwitserland, Nederland, de Verenigde Staten of Canada, zullen door de Bieder evenwel worden aanvaard indien dergelijke acceptaties in overeenstemming zijn met de in dit Biedingsbericht of het Zwitserse biedingsbericht opgenomen acceptatieprocedure. Zie paragraaf 6.2 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext’) en paragraaf 6.3 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada’).
Personen die dit Biedingsbericht ontvangen, dienen zorgvuldig kennis te nemen van en te handelen in overeenstemming met zulke beperkingen en iedere noodzakelijk autorisatie, goedkeuring of instemming te verkrijgen. De Bieder, IsoTis en hun adviseurs sluiten iedere aansprakelijkheid terzake van overtredingen van voornoemde beperkingen uit. Een persoon (inclusief, maar niet beperkt tot bewaarders, gevolmachtigden en beheerders) die dit Biedingsbericht of enig verwant document naar enige jurisdictie buiten Nederland, Zwitserland, de Verenigde Staten of Canada wenst door te sturen of van plan zou zijn dit te doen, dient zorgvuldig dit gedeelte te lezen voordat enige actie wordt ondernomen. De distributie van dit document naar andere jurisdicties dan de Zwitserse, Nederlandse, Amerikaanse of Canadese zou beperkt kunnen zijn bij wet en daarom dienen personen die in het bezit van dit document komen zich te laten informeren over deze beperkingen en tevens deze beperkingen in acht te nemen. Het niet voldoen aan enige van deze beperkingen zou een overtreding van de effectenwetgeving in deze jurisdicties kunnen opleveren.
Dit Ruilbod wordt gedaan op aandelen van een Zwitserse vennootschap, die genoteerd zijn aan SWX, Euronext Amsterdam en TSX. Het Ruilbod is onderworpen aan de openbaarmakingsvereisten van Zwitserland, Nederland en Canada, die zouden kunnen verschillen van de openbaarmakingvereisten van de Verenigde Staten. Het kan voor Amerikaanse Aandeelhouders moeilijk zijn om hun rechten en enige vordering die zij zouden kunnen krijgen onder de federale effectenwetgeving af te dwingen, omdat IsoTis en sommige van haar functionarissen en directeuren in het buitenland zijn gevestigd. Voor Amerikaanse Aandeelhouders kan het niet mogelijk zijn om een buitenlandse vennootschap of haar functionarissen of directeuren voor een buitenlandse rechtbank te dagen wegens het overtreden van Amerikaanse effectenwetgeving. Het kan moeilijk zijn om een buitenlandse vennootschap en haar filialen te dwingen zich te onderwerpen aan het vonnis van een Amerikaanse rechtbank.
Amerikaanse Aandeelhouders moeten zich ervan bewust zijn dat de Bieder, voor zover toegestaan, effecten mag kopen op andere wijze dan onder het Ruilbod, zoals in de open markt of door eigen onderhandelde aankopen.

De Bieder is opgericht naar het recht van een niet Canadese jurisdictie en is gevestigd buiten Canada. Hoewel de Bieder een rechtsvertegenwoordiger heeft aangewezen in Canada, kan het voor investeerders niet mogelijk zijn om op de Bieder vonnissen te verhalen die zijn verkregen van de rechtbanken van Canada.
Het Ruilbod wordt in Zwitserland uitgebracht volgens het Zwitserse Biedingsbericht dat voldoet aan Zwitsers recht. Ondanks de beschikbaarheid van het Zwitserse Biedingsbericht wordt het Ruilbod gedaan aan alle Aandeelhouders op dezelfde bepalingen en voorwaarden.
20.2 Belangrijke informatie
In dit hoofdstuk 20 wordt een samenvatting gegeven van de belangrijkste elementen uit het Biedingsbericht. Deze Nederlandse samenvatting maakt deel uit van het Biedingsbericht, maar vervangt dit niet. Deze Nederlandse samenvatting is niet volledig en bevat niet alle informatie die voor de Aandeelhouders van belang is om een afgewogen oordeel te kunnen vormen over het Ruilbod. Het bestuderen van deze Nederlandse samenvatting mag derhalve niet worden beschouwd als een alternatief voor het bestuderen van het volledige Biedingsbericht. De Aandeelhouders wordt geadviseerd het volledige Biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing zijn opgenomen) zorgvuldig te bestuderen en zo nodig onafhankelijk advies in te winnen ten einde zich een afgewogen oordeel te kunnen vormen over het Ruilbod en de beschrijving daarvan in het Biedingsbericht. In geval van verschillen tussen deze Nederlandse samenvatting en de Engelse tekst van het Biedingsbericht prevaleert de Engelse tekst van het Biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing zijn opgenomen).
Aandeelhouders wordt aangeraden om dit Biedingsbericht zorgvuldig te lezen en, indien nodig, om onafhankelijk advies in te winnen, opdat door hen een gemotiveerde beslissing kan worden genomen omtrent het Ruilbod en datgene wat is beschreven in dit Biedingsbericht.
De informatie in Hoofdstuk 8 (‘Recommendation by the Board’), Hoofdstuk 9 (‘Letter to the Shareholders’), Hoofdstuk 10 (‘Information regarding IsoTis’) en Hoofdstuk 21 (‘Financial statements of IsoTis’) van dit Biedingsbericht en de overeenstemmende paragrafen in de Engelse en Nederlandse samenvattingen, is uitsluitend verstrekt door IsoTis. De informatie in Hoofdstuk 1, (‘Restrictions’), Hoofdstuk 6 (‘Invitation to the Shareholders’), Hoofdstuk 7 (‘Explanation and background to the Exchange Offer’), Hoofdstuk 11 hierboven(‘Information regarding the Offeror’), Hoofdstuk 12 (‘Risk factors’), Hoofdstuk 14 (‘Tax aspects of the Exchange Offer’) en Hoofdstuk 22 (‘Financial statements of the Offeror’) van dit Biedingsbericht en de overeenstemmende paragrafen in de Engelse en Nederlandse samenvatting en in de Franse vertaling, zijn uitsluitend verstrekt door de Bieder. De goedkeurende verklaringen in Hoofdstuk 16 (‘Consents of independent registered public accounting firm’) zijn verstrekt door Ernst & Young LLP, Ernst & Young Ltd. en Ernst & Young Canada. De accountantsverklaring en beoordelingsverklaring in Hoofdstuk 21 (‘RestrictionsFinancial statements of IsoTis’) en 22 (‘Financial statements of the Offeror’)van dit Biedingsbericht zijn verstrekt door Ernst & Young LLP, Ernst & Young Ltd. en Ernst & Young Canada. De informatie in de andere hoofdstukken van dit Biedingsbericht zijn verstrekt door IsoTis en de Bieder tezamen.

IsoTis en de Bieder zijn uitsluitend verantwoordelijk voor de juistheid en volledigheid van de informatie in dit Biedingsbericht, ieder afzonderlijk voor de informatie die door respectievelijk IsoTis en de Bieder is verstrekt, en gezamenlijk voor de informatie die door hen gezamenlijk is verstrekt. Ernst & Young LLP, Ernst & Young Ltd. en Ernst & Young Canada zijn uitsluitend verantwoordelijk voor de juistheid en volledigheid van hun accountantsverklaring en beoordelingsverklaring in Hoofdstuk 21 (‘Financial statements of IsoTis’) van dit Biedingsbericht. IsoTis en de Bieder verklaren ieder dat, op de datum van dit Biedingsbericht, de informatie die door hen als hierboven omschreven en in dit Biedingsbericht is verstrekt, naar hun beste weten in welk wezenlijk opzicht juist en in overeenstemming is met de werkelijkheid, en dat er geen informatie achterwege is gelaten waardoor enige verklaring in dit Biedingsbericht in enig wezenlijk opzicht misleidend zou worden. Ernst & Young LLP en Ernst & Young Ltd. bevestigen dat de informatie in Hoofdstuk 21 (‘Financial statements of IsoTis’) en Hoofdstuk 22 (‘Financial statements of the Offeror’) identiek is aan de accountantsverklaring en beoordelingsverklaring afgegeven door Ernst & Young LLP en Ernst & Young Ltd. aan de Vennootschap.
De informatie in dit Biedingsbericht geeft de situatie weer op de datum van dit Biedingsbericht. Onder geen beding houdt de uitgifte en verspreiding van dit Biedingsbericht in dat de hierin opgenomen informatie ook na de publicatiedatum van dit Biedingsbericht juist en in overeenstemming met de werkelijkheid is.
Met uitzondering van de Bieder en IsoTis (en zonder af te doen aan de accountantsverklaringen en beoordelingsverklaringen van Ernst & Young LLP, Ernst & Young Ltd. en Ernst & Young Canada opgenomen in dit Biedingsbericht) is geen enkele persoon bevoegd om welke informatie dan ook te verschaffen over, dan wel mededelingen te doen in verband met, het Ruilbod en de informatie als opgenomen in dit Biedingsbericht. Indien dergelijke informatie of mededelingen derhalve wordt verstrekt door partijen anders dan IsoTis of de Bieder, dan dient zulks niet te worden beschouwd als te zijn verstrekt of gedaan door of namens de Bieder of IsoTis. Iedere informatie of mededeling, die niet in dit Biedingsbericht is opgenomen, dient niet te worden beschouwd als te zijn verstrekt of gedaan door of namens de Bieder of IsoTis.
Het belangrijkste doel van het Ruilbod is om IsoTis een Amerikaanse onderneming te laten worden, waarvan de aandelen zijn genoteerd aan NASDAQ Global Market en ervoor te zorgen dat bestaande Aandeelhouders aandelen in deze Amerikaanse onderneming krijgen. IsoTis zal een dochtervennootschap van de Bieder worden en de Bieder zal geen andere onderneming voeren dan de onderneming (aandelen) van IsoTis verworven middels dit Ruilbod. Als gevolg daarvan zal de onderneming en de financiële toestand van de Bieder na het Ruilbod bijna identiek zijn aan die van IsoTis voorafgaand aan het Ruilbod verminderd met de kosten en uitgaven in verband met het vervolbrengen van het Ruilbod en het noteren van de IsoTis Amerikaanse Aandelen aan de NASDAQ Global Market. Hoe dan ook, het aanmelden van de IsoTis Zwitserse Aandelen in ruil voor de Biedprijs ingevolge het Ruilbod houdt een investering in de Bieder in. Gezien de rechten verbonden aan de IsoTis Amerikaanse Aandelen houdt een dergelijke investering een bepaalde mate van risico in en is alleen geschikt voor investeerders die kennis en ervaring hebben in en van financiële zaken, die nodig is om hen in staat te stellen de risico’s en essenties van een investering in IsoTis Amerikaanse Aandelen te doorgronden. Aandeelhouders moet de geschiktheid van een investering in IsoTis Amerikaanse Aandelen beoordelen in het licht van hun eigen financiële, fiscale, reglementaire en overige omstandigheden. Een bespreking van de risicofactoren die houders van IsoTis Amerikaanse Aandelen kunnen betreffen is opgenomen in Hoofdstuk 12 (‘Risk factors’).
Het Ruilbod en alle rechten en verplichtingen voortkomende uit of in verband met dit Ruilbod, worden beheerst door en uitgelegd naar het recht van Zwitserland. Alle geschillen die ontstaan naar aanleiding van of in verband met dit Ruilbod zullen bij uitsluiting worden beslecht door de rechtbank, afdeling handelszaken, van het kanton Zurich (Handelsgericht des Kantons Zurich), Zwitserland met het recht van beroep bij het Zwitserse federale hof (Schweizerisches Bundesgericht) in Lausanne als voorzien in de wet, wiens vonnis definitief beslissend zal zijn, voor alle doeleinden in verband met dit Ruilbod.
De Bieder is op dit moment niet van plan om IsoTis Zwitserse Aandelen in de markt te kopen.
20.3 Definities
Gedefinieerde termen in deze Nederlandse samenvatting zullen de volgende betekenis hebben.

Aandeelhouder(s)	Een of meer houder(s) van IsoTis Zwitserse Aande(e)l(en);

Aangesloten Instelling bij Euronext	Aangesloten instelling die is aangesloten bij Euronext Amsterdam;

Aanmeldingstermijn	De periode, gedurende welke de Aandeelhouders hun IsoTis Zwitserse Aandelen bij de Bieder onder het Ruilbod kunnen aanmelden, beginnend op 15 december 2006 om 09.00 uur CET (00.00 uur PST of 03.00 uur EST) en eindigend op de Sluitingsdatum om 16.00 uur CET (07.00 uur PST of 10.00 uur EST);

Betaaldag	Eerste Betaaldag en/of Tweede Betaaldag;

Bieder	IsoTis, Inc., een Delaware vennootschap;

Biedingsbericht	Dit biedingsbericht dat het Ruilbod beschrijft, gedateerd op 14 december 2006;

Biedprijs	Eén (1) IsoTis Amerikaans Aandeel in ruil voor iedere tien (10) IsoTis Zwitserse Aandelen rechtsgeldig aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) en geleverd onder de bepalingen en voorwaarden van het Ruilbod, welke prijs inclusief het eventueel over het Boekjaar 2006 en Boekjaar 2007 betaalbaar te stellen dividend is;

Boekjaar 2003	Het boekjaar van IsoTis eindigend op 31 december 2003;

Boekjaar 2004	Het boekjaar van IsoTis eindigend op 31 december 2004;

Boekjaar 2005	Het boekjaar van IsoTis eindigend op 31 december 2005;

Boekjaar 2006	Het boekjaar van IsoTis eindigend op 31 december 2006;

Boekjaar 2007	Het boekjaar van IsoTis eindigend op 31 december 2007;

Bte 1995	Besluit toezicht effectenverkeer 1995;

Canadese/Amerikaanse	RBC Capital Markets, gevestigd in Canada en de
Soliciting Dealer	Verenigde Staten;

Datum van Gestanddoening	De datum waarop het Ruilbod gestand wordt gedaan, zijnde niet later dan op de vierde Handelsdag na de Sluitingsdatum;

DGCL	Delaware Algemeen Vennootschapsrecht;

Eerste Betaaldag	De datum waarop, in overeenstemming met de bepalingen en voorwaarden van het Ruilbod, de Aandeelhouders die hun IsoTis Zwitserse Aandelen rechtsgeldig hebben aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) en geleverd onder het Ruilbod, de Biedprijs zullen ontvangen met betrekking tot deze aangemelde IsoTis Zwitserse Aandelen, onder de voorwaarde dat het Ruilbod gestand wordt gedaan;

Euronext Amsterdam	Euronext Amsterdam N.V. of Eurolist by Euronext Amsterdam afhankelijk van de context;

Exchange and Paying Agent	De Nederlandse Exchange and Paying Agent, de Zwitserse Exchange and Paying Agent en de Canadese/Amerikaanse Soliciting Dealer gezamenlijk;

Handelsdag	Een dag waarop Euronext Amsterdam, SWX en TSX geopend zijn voor handel;

IsoTis Amerikaanse Aandelen	Eén of meer gewone aandelen in het aandelenkapitaal van de Bieder, met een nominale waarde van USD 0,0001 per aandeel, dat door de Bieder zal worden uitgegeven volgens het Ruilbod;

IsoTis of de Vennootschap	ISOTIS SA, een Zwitserse vennootschap (Aktiengesellschaft) volgens artikel 620 en verder van het Zwitserse Wetboek van Verplichtingen (Schweizerisches Obligationenrecht), met statutaire zetel in Lausanne, Zwitserland, en/of één of meer van haar verbonden vennootschappen en haar groeps-vennootschappen;

IsoTis Zwitserse Aandeel(en)	Eén of meer uitgegeven en uitstaande aande(e)l(en) op naam in het aandelenkapitaal van IsoTis, met een nominale waarde van CHF 1 elk;

Materieel Negatief Effect	Elke gebeurtenis welke, naar de mening van een door de Bieder aangewezen reputabele, onafhankelijke accountant of investeringsbank, alleen of tezamen met andere gebeurtenissen mogelijk, op jaarlijkse basis, tot een vermindering van (i) de inkomsten (dan wel een vergroting van het verlies) voor rente en belasting (EBIT) van USD 303.000 of meer, (ii) de geconsolideerde opbrengsten van USD 3.200.000 of meer, of (ii) het geconsolideerde vermogen van USD 11.200.000, kan leiden;

Na-Aanmeldingstermijn	De termijn, na de Datum van Gestanddoening, die zal bestaan uit tien (10) Handelsdagen, gedurende welke Aandeelhouders die hun IsoTis Zwitserse Aandelen niet hebben aangemeld onder het Ruilbod in de gelegenheid worden gesteld dit alsnog te doen op dezelfde wijze en onder dezelfde bepalingen en voorwaarden als omschreven in dit Biedingsbericht;

Nederlandse Exchange and Paying Agent	ABN AMRO Bank N.V.;

Raad van Bestuur	De raad van bestuur van IsoTis;

Ruilbod	Het vast openbaar ruilbod uitgebracht door de Bieder op alle IsoTis Zwitserse Aandelen zoals beschreven in dit Biedingsbericht;

SESTA	Federale Wet op de Aandelenbeurzen en Effectenhandel (Bundesgesetz über die Börsen und den Effektenhandel) van 24 maart 1995, als van tijd tot tijd gewijzigd;

Sluitingsdatum	De Handelsdag waarop de Aanmeldingstermijn eindigt, zijnde om 16.00 uur CET (07.00 uur PST of 03.00 uur EST) op 19 januari 2007, tenzij verlengd in overeenstemming met artikel 9o, sub 5 van het Besluit toezicht effectenverkeer 1995, in welk geval de Sluitingsdatum een later tijdstip en datum is;

SWX	SWX Swiss Exchange, Zurich;

TSX	Toronto Stock Exchange;

Tweede Betaaldag	De datum waarop, in overeenstemming met de bepalingen en voorwaarden van het Ruilbod, de Aandeelhouders die hun IsoTis Zwitserse Aandelen rechtsgeldig hebben aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) en geleverd onder het Ruilbod, gedurende de Na-Aanmeldingstermijn de Biedprijs zullen ontvangen met betrekking tot deze IsoTis Zwitserse Aandelen;

Voorwaarden	De opschortende voorwaarden voor het gestand doen van het Ruilbod, als opgenomen in paragraaf 6.6 (‘Exchange Offer Conditions’);

USD	De Amerikaanse dollar;

Zwitserse Biedingsbericht	Het Zwitserse biedingsbericht dat voldoet aan Zwitsers recht en dat het Ruilbod beschrijft, gedateerd op 14 december 2006;

Zwitserse Exchange and Paying Agent	Bank Sarasin & Co. Ltd; en

Zwitsers Wetboek van Verplichtingen	Zwitsers Wetboek van Verplichtingen van 30 maart 1911 (Schweizerisches Obligationenrecht) als van tijd tot tijd gewijzigd.
20.4 Uitnodiging aan de Aandeelhouders
De Bieder brengt een vast openbaar Ruilbod uit op alle IsoTis Zwitserse Aandelen. Aandeelhouders aan wie dit Ruilbod is gericht volgens dit Biedingsbericht wordt geadviseerd het volledige Biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing zijn opgenomen) en in het bijzonder Hoofdstuk 1 (‘Restrictions’) zorgvuldig te bestuderen en zo nodig onafhankelijk advies in te winnen teneinde zich een weloverwogen oordeel te kunnen vormen over het Ruilbod. Onder verwijzing naar alle verklaringen, bepalingen, voorwaarden en beperkingen als opgenomen in het Biedingsbericht, worden Aandeelhouders hierdoor uitgenodigd hun IsoTis Zwitserse Aandelen onder het Ruilbod volgens dit Biedingsbericht aan te melden op de wijze en onder de bepalingen en voorwaarden als hieronder uiteengezet.
Aandeelhouders die woonachtig zijn in Zwitserland of hun IsoTis Zwitserse Aandelen verhandelen via SWX worden uitgenodigd hun IsoTis Zwitserse Aandelen aan te melden middels het Zwitserse Biedingsbericht.
20.5 Het Ruilbod
In ruil voor iedere tien (10) IsoTis Zwitserse Aandelen, aangemeld conform de bepalingen en voorwaarden van het Ruilbod, biedt de Bieder de Biedprijs van één (1) IsoTis Amerikaans Aandeel, welke prijs inclusief het eventueel over het Boekjaar 2006 en het Boekjaar 2007 betaalbaar te stellen dividend is. Na het Ruilbod en ervan uitgaande dat alle IsoTis Zwitserse Aandelen onder het

Ruilbod worden aangemeld, zal IsoTis een volledige dochtervennootschap van de Bieder worden en de Aandeelhouders zullen 100% van de Bieder bezitten in dezelfde relatieve percentages als hun voormalig bezit in IsoTis. Ervan uitgaande dat alle 70,946,612 IsoTis Zwitserse Aandelen worden aangemeld onder het Ruilbod, zal, gebaseerd op het totale aantal IsoTis Zwitserse Aandelen per 30 November 2006, het totaal van 7,094,661 IsoTis Amerikaanse Aandelen uitgegeven onder het Ruilbod 100% van de uitstaande aandelen en stemrechten in de Bieder vertegenwoordigen. Het totale aan de Aandeelhouders uitgegeven aantal IsoTis Amerikaanse Aandelen zal 100% bedragen van het uitstaande aandelenkapitaal en stemrechten van de Bieder na de laatste Betaaldag en volgend op het intrekken van de 100 IsoTis Amerikaanse Aandelen gehouden door IsoTis vertegenwoordigen. Volgend op het Ruilbod, kan de Bieder additionele aandelen uitgeven in een transactie teneinde kapitaal bijeen te brengen, welke uitgifte het percentage van het belang van een Aandeelhouder in de Bieder zou kunnen verminderen. Zie ook paragraaf 12.3 (‘Risks relating to the IsoTis US Shares’).
Rechten op fracties van IsoTis Amerikaanse Aandelen als gevolg van de ruiverhouding zullen niet worden geleverd, maar zullen door de Bieder worden gecompenseerd in contanten voor EUR 0,9849 of CAD 1,4266 (respectievelijk CHF 1,5667 als betaalbaar onder het Zwitserse Biedingsbericht) voor ieder daarmee overeenstemmend IsoTis Zwitsers Aandeel, welk bedrag overeenkomt met de gemiddelde openingsprijs van de IsoTis Zwitserse Aandelen op de SWX gedurende de 30 Handelsdagen voorafgaand aan de eerste openbare mededeling van het Ruilbod en de publicatie van de Zwitserse vooraankondiging op 6 november 2006.
Canadese Aandeelhouders kunnen afstand doen van het ontvangen van contanten in plaats van rechten op fracties van IsoTis Amerikaanse Aandelen om bepaalde negatieve belastinggevolgen als omschreven in paragraaf 14.4 (‘Canadian tax aspects of the Exchange Offer’) te vermijden. Canadese Aandeelhouders moeten zich realiseren dat, terwijl zij de keuze hebben om of contanten of rechten op fracties van IsoTis Amerikaanse Aandelen te ontvangen, zij geen contanten zullen ontvangen tenzij zij daarvoor kiezen. Zie ook paragraaf 6.1 (‘Consideration’) en paragraaf 7.3’( Substantiation and motivation of the Consideration’).
Het belangrijkste doel van het Ruilbod is om IsoTis een Amerikaanse onderneming te laten worden, waarvan de aandelen zijn genoteerd aan NASDAQ Global Market en ervoor te zorgen dat bestaande Aandeelhouders aandelen in deze Amerikaanse onderneming krijgen. Om dit te bewerkstelligen heeft IsoTis een dochtermaatschappij opgericht in de staat Delaware en ervoor gezorgd dat de Bieder een Ruilbod doet op alle uitstaande IsoTis Zwitserse Aandelen. Om te voldoen aan de noteringsvereisten ten behoeve van NASDAQ Global Market biedt de Bieder één (1) IsoTis Amerikaans Aandeel voor iedere tien (10) IsoTis Zwitserse Aandelen. Echter, omdat iedere Aandeelhouder, relatief gezien hetzelfde aantal IsoTis Amerikaanse Aandelen zal ontvangen in ruil voor zijn of haar IsoTis Zwitserse Aandelen, ervan uitgaande dat alle IsoTis Zwitserse Aandelen worden aangemeld onder het Ruilbod, zullen de Aandeelhouders 100% van de Bieder houden en iedere Aandeelhouder zal, procentueel gezien, hetzelfde belang in de Bieder houden als dat het hield in IsoTis vóór het Ruilbod.

20.6	Aanmelding door Aandeelhouders die IsoTis Zwitserse Aandelen houden via een Aangesloten Instelling bij Euronext
Aandeelhouders die hun IsoTis Zwitserse Aandelen houden via een Aangesloten Instelling bij Euronext wordt verzocht niet later dan 16.00 uur CET op de Sluitingsdatum hun aanmelding bekend te maken via hun bank of commissionair. De Aandeelhouder’s bank of commissionair kan een eerdere sluitingsdatum stellen voor de berichtgeving door de Aandeelhouders teneinde de Aandeelhouder’s bank of commissionair in de gelegenheid te stellen de aanmeldingen tijdig aan de Nederlandse Exchange and Paying Agent over te brengen. De Aangesloten Instellingen bij Euronext mogen IsoTis Zwitserse Aandelen slechts schriftelijk aanmelden aan uitsluitend de Nederlandse Exchange and Paying Agent (ABN AMRO Bank N.V., attn. Servicedesk MF 7020, Kemelstrede 2, 4817 ST Breda, tel. + 31 76 579 9455, fax: +31 76 579 9643). Bij het aanmelden van de IsoTis Zwitserse Aandelen moeten de Aangesloten Instellingen bij Euronext verklaren dat (i) zij de IsoTis Zwitserse Aandelen hebben aangemeld onder hun bewaring, (ii) elke Aandeelhouder die het Ruilbod aanvaardt verklaart en garandeert zonder voorbehoud dat de IsoTis Zwitserse Aandelen, die door hem of haar zijn aangemeld, worden aangemeld in overeenstemming met de beperkingen als uiteengezet in Hoofdstuk 1 (‘Restrictions’) en (iii) zij op zich nemen om de IsoTis Zwitserse Aandelen te leveren aan de Bieder op de Betaaldag, op voorwaarde dat het Ruilbod gestand wordt gedaan.
20.7	Achtergrond van het Ruilbod
De Raad van Bestuur is van mening dat het overbrengen van de Vennootschap naar de Verenigde Staten een volgende logische stap is in haar verdere ontwikkeling. De Raad van Bestuur verwacht dat het transformeren van IsoTis naar de Verenigde Staten verdere groei mogelijk zal maken en haar Aandeelhouders additionele voordelen zal brengen door de volgende factoren:
•	Beter zichtbaar voor institutionele beleggers. Vergelijkbare ondernemingen die actief zijn in hetzelfde marktsegment als IsoTis worden verhandeld op Amerikaanse beurzen, en niet op de internationale beurzen waar IsoTis momenteel wordt verhandeld. Een NASDAQ-notering temidden van deze vergelijkbare bedrijven helpt beleggers bij de waardering van IsoTis door rechtstreekse en eenvoudig toegankelijke vergelijkingsmaatstaven te bieden. De verbeterde zichtbaarheid als gevolg van een notering in de Verenigde Staten zou moeten leiden tot meer aandacht van Amerikaanse analisten en daarmee tot een waardering van IsoTis die meer in lijn is met die van soortgelijke ondernemingen. IsoTis gelooft ook dat een notering aan NASDAQ zal leiden tot een betere ingang bij Amerikaanse institutionele beleggers, die zich richten op medische apparatuur en groeiende ondernemingen en nu vaak niet in IsoTis mogen beleggen omdat het niet op een Amerikaanse beurs is genoteerd.

•	Een enkele Amerikaanse beursnotering, meer liquiditeit, minder complexiteit. IsoTis Zwitserse Aandelen worden momenteel verhandeld op de SWX, Euronext Amsterdam en de TSX. IsoTis gelooft dat een enkele beursnotering beleggers in staat zal stellen om accurate en betrouwbare informatie te verkrijgen over de prestaties van het bedrijf en de relatieve waardering van haar aandelen. Bovendien is IsoTis van mening dat door het consolideren van de huidige noteringen in een enkele beursnotering aan de NASDAQ Global Market, waar talrijke bedrijven uit de life sciences sector zijn genoteerd, de liquiditeit van de IsoTis Zwitserse Aandelen zal toenemen hetgeen in het voordeel zal zijn van beleggers. Ten slotte gelooft

IsoTis dat een enkele beursnotering de complexiteit van de huidige juridische en effectenrechtelijke regelgeving, waaraan zij moet voldoen, vermindert en derhalve de daarmee gemoeide kosten.

•	Toegang tot kapitaalmarkten vergemakkelijken. IsoTis gelooft dat door haar aanwezigheid op NASDAQ Global Market, het verhogen van de zichtbaarheid van de onderneming bij beleggers en analisten en het vergroten van de verhandelbaarheid van haar aandelen de onderneming een betere toegang tot de wereldwijde kapitaalmarkten zullen verschaffen. Dit zal op haar beurt verdere groei mogelijk maken doordat het bedrijf hierdoor additioneel kapitaal kan aantrekken door het uitgeven van nieuwe aandelen of door middel van haar aandelenkapitaal in complementaire technologieën of producten te investeren.

•	Het op één lijn brengen van beursnotering met de belangrijkste commerciële markt en bedrijfslocatie. IsoTis is van mening dat het als Amerikaanse onderneming met een notering op NASDAQ Global Market blijk geeft van haar betrokkenheid bij de Amerikaanse orthopedische markt die de grootste ter wereld is, haar Amerikaanse afnemers en haar Amerikaanse personeel. Tegelijkertijd zal IsoTis haar snelgroeiende internationale klantengroepen blijven bedienen via haar Zwitserse verkoop- en marketingorganisatie vanuit Lausanne en haar hoofdkantoor in Irvine, California.
Zie ook paragraaf 7.2 (‘Rationale for the Exchange Offer’).
20.8 Aanbeveling door de Raad van Bestuur
De Raad van Bestuur heeft grondig de strategische, financiële en sociale aspecten van het Ruilbod tegen elkaar afgewogen en is tot de conclusie gekomen dat het Ruilbod in het belang van IsoTis, de Aandeelhouders en alle overige “stakeholders” van IsoTis is. Om die reden ondersteunt de Raad van Bestuur het Ruilbod volledig en beveelt het Ruilbod aan de Aandeelhouders unaniem aan ter acceptatie. Zie ook Hoofdstuk 8 (‘Recommendation by the Board’).
Iedere Aandeelhouder zal één (1) IsoTis Amerikaanse Aandeel ontvangen in ruil voor elke tien (10) IsoTis Zwitserse Aandelen, en, ervan uitgaande dat alle IsoTis Zwitserse Aandelen worden aangemeld onder het Ruilbod, de Aandeelhouders zullen, na aanvaarding van het Ruilbod, 100% van de Bieder bezitten en iedere Aandeelhouder zal, procentueel gezien, hetzelfde belang houden in de Bieder als dat het hield in IsoTis vóór het Ruilbod.
Om die reden is de Raad van Bestuur van oordeel dan het niet nodig is en niet in het belang van de Vennootschap en haar Aandeelhouders is om aanzienlijke kosten te maken teneinde een ‘fairness opinion’ te verkrijgen.
20.9 Voorwaarden, aanmeldingstermijn, gestanddoening, verlenging en afwikkeling
Voorwaarden
Het Ruilbod wordt gedaan onder voorbehoud van vervulling van de volgende Voorwaarden:
(a)	op de Sluitingsdatum vertegenwoordigen de IsoTis Zwitserse Aandelen die zijn aangemeld onder het Ruilbod, tezamen met de door de Bieder op de Sluitingsdatum direct of indirect gehouden IsoTis Zwitserse Aandelen, ten minste 67% van het op de Sluitingsdatum uitstaande aandelenkapitaal van de Vennootschap, zulks inclusief het maximum aantal IsoTis Zwitserse Aandelen dat uitgegeven zou kunnen worden op basis van IsoTis’ voorwaardelijk aandelenkapitaal[4];
(b)	op of voorafgaande aan de Sluitingsdatum:
(i)	zullen de IsoTis Amerikaanse Aandelen zijn toegelaten tot notering op de NASDAQ Global Market;

(ii)	zal geen gerechtelijke instantie of overheidsorgaan een vonnis of besluit hebben uitgebracht die het Ruilbod belemmert, verbiedt of in strijd met de wet verklaart;

(iii)	alle wachtperioden welke op grond van antikartelwetgevingen van toepassing zijn op de overname van de Vennootschap door de Bieder zijn verstreken of opgeheven en alle nationale, internationale en supranationale fusie autoriteiten hebben hun goedkeuring en/of toestemming verleend aan de overname van de Vennootschap door de Bieder zonder dat de Vennootschap, de Bieder of hun groepvennootschappen worden verplicht om voorwaarden of verplichtingen na te leven die een Materieel Negatief Effect op de Vennootschap en/of de Bieder kunnen hebben;
(c)	op of voorafgaande aan de Sluitingsdatum is er geen aanzegging van de Autoriteit Financiële Markten ontvangen inhoudende dat het Ruilbod is uitgebracht in strijd met hoofdstuk IIA van het Bte 1995, in welk geval door de effecteninstellingen die zijn betrokken bij het Ruilbod op grond van artikel 32a van het Bte 1995 geen medewerking aan de uitvoering van en afwikkeling van het Ruilbod mag worden verleend.
De Bieder behoudt zich het recht voor om afstand te doen van deze Voorwaarden, met dien verstande dat van de Voorwaarden opgenomen in paragraaf 6.6 (b)(i) en (c) van het Biedingsbericht geen afstand kan worden gedaan.

[4]	Het percentage van 67% heeft betrekking op een totaal van 78.940.713 IsoTis Zwitserse Aandelen en bestaat uit 70.946.612 uitgegeven en uitstaande IsoTis Zwitserse Aandelen plus het maximum aantal van 7.994.101 IsoTis Zwitserse Aandelen dat kan worden uitgegeven op basis van IsoTis’ voorwaardelijk aandelenkapitaal. Vorengenoemde getallen zijn actueel en correct per 30 November 2006. Ten aanzien van Zwitserse vennootschappen zoals IsoTis, wordt het voorwaardelijk aandelenkapitaal met name gebruikt in relatie tot werknemersparticipatieplannen, opties en converteerbare obligaties. De algemene vergadering van aandeelhouders kan in dat verband een besluit tot verhoging van het aandelenkapitaal onderwerpen aan bijvoorbeeld de opschortende voorwaarde dat aan werknemers opties worden toegekend. Voorwaardelijk aandelenkapitaal betreft derhalve aandelenkapitaal dat voorwaardelijk is uitgegeven en dat daadwerkelijk beschikbaar komt indien de betrokken voorwaarde, zoals bijvoorbeeld toekenning van optierechten – is vervuld. Indien en voorzover de betrokken opties bijvoorbeeld op enig moment daarna worden uitgeoefend, zullen de aandelen uit het voorwaardelijk aandelenkapitaal daadwerkelijk beschikbaar komen c.q. als uitgegeven en uitstaand kunnen worden beschouwd.

Aanmeldingstermijn
De Aanmeldingstermijn begint op 15 december 2006 om 09.00 uur (00.00 uur PST of 03.00 uur EST) en eindigt, behoudens verlenging zoals bedoeld in artikel 9o, lid 5 van het Besluit toezicht effectenverkeer 1995 en de regels met betrekking tot de SESTA en de aanvullende verordeningen daarop en de van toepassing zijnde Canadese effectenwetgeving, op 22 januari 2007 om 16.00 uur CET (07.00 uur PST of 10.00 uur EST). Zie ook paragraaf 6.7 (‘Acceptance Period’).
In het geval aan één of meer van de Voorwaarden niet wordt voldaan, mag de Bieder de Aanmeldingstermijn verlengen totdat aan alle Voorwaarden is voldaan of, waar toegestaan, van de Voorwaarden is afgezien. Gedurende een verlenging van de Aanmeldingstermijn blijven alle aangemelde en niet ingetrokken IsoTis Zwitserse Aandelen onderworpen aan het Ruilbod, behoudens het recht van iedere Aandeelhouder om de IsoTis Zwitserse Aandelen die hij of zij reeds heeft aangemeld in te trekken, conform de voorwaarden van het Ruilbod. Zie ook paragraaf 6.9 (‘Extension’).
Gestanddoening
Indien aan alle Voorwaarden is voldaan of, waar toegestaan, daarvan is afgezien, zal de Bieder alle IsoTis Zwitserse Aandelen accepteren die rechtsgeldig zijn aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) en niet eerder zijn ingetrokken, conform de bepalingen van het Ruilbod en in overeenstemming met de procedures beschreven in paragraaf 6.2 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext’) en paragraaf 6.3 (‘Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada’).
De Bieder zal binnen vier Handelsdagen na de Sluitingsdatum, welke de Datum van Gestanddoening is, vaststellen of aan de Voorwaarden is voldaan of dat de Bieder afstand doet van één of meer Voorwaarden en zal aankondigen of (i) het Ruilbod gestand is gedaan, (ii) er nog onzekerheid is of aan alle Voorwaarden is voldaan, of (iii) dat het Ruilbod is beëindigd doordat niet aan de Voorwaarden is voldaan en daarvan geen afstand is gedaan door de Bieder, in overeenstemming met artikel 9t, lid 4 van het Besluit toezicht effectenverkeer 1995 en de regels met betrekking tot de SESTA en de aanvullende verordeningen daarop en de van toepassing zijnde Canadese effectenwetgeving, Zie ook paragraaf 6.8 (‘Declaring the Exchange Offer unconditional (gestanddoening)’).
Verlenging
De Bieder mag het Ruilbod verlengen na de Sluitingsdatum zodat de (verlengde) Aanmeldingstermijn in het totaal 40 Handelsdagen bedraagt (of zoveel langer als goedgekeurd door de Zwitserse Take-over Board), in welk geval alle verwijzingen in dit Biedingsbericht naar de ‘Sluitingsdatum’ of naar ‘16.00 uur CET (07.00 uur PST of 03.00 uur EST), op 22 januari 2007’ tenzij de context anders vereist, verplaatst zullen worden naar de laatste datum en tijd tot wanneer het Ruilbod verlengd is. De betrokken Aandeelhouder’s bank of commissionair kan mogelijk een eerdere sluitingsdatum stellen voor de berichtgeving door de Aandeelhouders ten einde de Aandeelhouder’s bank of commissionair in de gelegenheid te stellen de aanmeldingen tijdig aan de Nederlandse Exchange and Paying Agent over te brengen.
Indien de Aanmeldingstermijn verlengd wordt, zodanig dat de verplichting zoals bedoeld in artikel 9t van het Besluit toezicht effectenverkeer 1995 om aan te kondigen of het Ruilbod gestand gedaan wordt, is uitgesteld, zal een openbare aankondiging daarvan gedaan moeten worden niet later dan de derde Handelsdag volgend op de relevante Sluitingsdatum, zulks in overeenstemming met het bepaalde in artikel 9o, lid 5 van het Besluit toezicht effectenverkeer 1995. Zie ook paragraaf 6.9 (‘Extension’).
IsoTis Zwitserse Aandelen aangemeld op of vóór de Sluitingsdatum mogen worden ingetrokken gedurende enige verlenging van de Aanmeldingstermijn zoals bedoeld in artikel 9o, lid 5 van het Besluit toezicht effectenverkeer 1995.
Afwikkeling
In het geval dat de Bieder aankondigt dat het Ruilbod gestand is gedaan, zullen Aandeelhouders die hun IsoTis Zwitserse Aandelen hebben aangemeld en geleverd voor aanmelding gedurende de Aanmeldingstermijn, volgens het Biedingsbericht op de Eerste Betaaldag de Biedprijs in ruil voor de rechtgeldig (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) aangemelde en geleverde IsoTis Zwitserse Aandelen ontvangen, vanaf welk moment, intrekking van een Aandeelhouder’s aanmelding of levering niet langer is toegestaan. Zie ook paragraaf 6.11 (‘Settlement’).
20.10 De Bieder
De Bieder is opgericht in de staat Delaware, Verenigde Staten naar DGCL op 3 november 2006. Zie ook Hoofdstuk 11 (‘Information regarding the Offeror’).
20.11 Beursnotering
Mocht het Ruilbod gestand worden gedaan dan is de Bieder van plan om IsoTis’ beursnotering aan SWX, Euronext Amsterdam en TSX zo spoedig mogelijk te beëindigen. Mocht het Ruilbod erin resulteren dat de Bieder minder dan 90% van de IsoTis Zwitserse Aandelen verwerft, dan heeft de Bieder de intentie alleen de notering aan SWX te handhaven en in overleg met Euronext

Amsterdam en TSX de Vennootschap van Euronext Amsterdam en TSX te halen. Na het vervolbrengen en de afwikkeling van het Ruilbod zullen de IsoTis Amerikaanse Aandelen, die in ruil zijn aangeboden voor de IsoTis Zwitserse Aandelen, worden genoteerd aan NASDAQ Global Market. Op voorwaarde van gestanddoening van het Ruilbod, wordt de handel van de IsoTis Amerikaanse Aandelen aan de NASDAQ Global Market verwacht te beginnen op de Eerste Betaaldag.
20.12 Juridische structuur van IsoTis na het Ruilbod
De Bieder houdt zich het recht voor om alle wettelijk toegestane mogelijkheden te benutten om 100% van de IsoTis Zwitserse Aandelen te verkrijgen. Hiertoe zal de Bieder, in het geval dat de Bieder 98% of meer van de IsoTis Zwitserse Aandelen (de hieraan verbonden stemrechten) heeft verworven, mogen verzoeken om de IsoTis Zwitserse Aandelen, die worden gehouden door de betrokken minderheid, te annuleren. Een dergelijk verzoek moet worden ingediend in overeenstemming met artikel 33 SESTA. Onder Zwitsers recht geldt dat een bieder, die een bod heeft gedaan om aandelen van een genoteerde doelvennootschap aan te melden, de rechtbank mag verzoeken om de resterende aandelen te vernietigen. Het verzoek moet worden ingediend tegen de doelvennootschap binnen drie maanden na het einde van de biedingstermijn. De resterende aandeelhouders mogen zich in de procedure voegen. Als de rechtbank besluit tot het vernietigen van de resterende aandelen, zal de doelvennootschap opnieuw aandelen uitgeven en die leveren aan de Bieder tegen voldoening van het bod ten behoeve van de houders van de vernietigde aandelen.
In het geval de Bieder minder dan 98% maar meer dan 90% van de IsoTis Zwitserse Aandelen (i.e. de daaraan verbonden stemrechten) verwerft, mag de Bieder fuseren met een vennootschap die wordt gecontroleerd door de Bieder waarbij de resterende minderheids-Aandeelhouders een vergoeding ontvangen, niet zijnde een eigendomsbelang in de verblijvende vennootschap (zoals IsoTis Amerikaanse Aandelen).
Aandeelhouders zullen hetzelfde aantal IsoTis Amerikaanse Aandelen ontvangen als zij zouden hebben ontvangen als zij hun IsoTis Zwitserse Aandelen onder het Ruilbod zouden hebben aangemeld. Bovendien moeten Aandeelhouders zich realiseren dat een dergelijke vergoeding onderhevig kan zijn aan aanzienlijke belastingheffing.
Het tijdsvak en details van een dergelijke fusie zullen noodzakelijkerwijs afhangen van een aantal verschillende factoren, waaronder het aantal IsoTis Zwitserse Aandelen dat is verworven onder het Ruilbod en er kan niet worden verzekerd dat een dergelijke transactie zal worden voorgesteld of, indien voorgesteld, zal worden uitgevoerd.
Als de Bieder minder dan 90%, maar meer dan 67% van de IsoTis Zwitserse Aandelen (i.e. de daaraan verbonden stemrechten) verwerft, zal het niet mogelijk zijn om 100% van de IsoTis Zwitserse Aandelen te verwerven door middel van de wet. In dat geval zullen de niet-aanmeldende Aandeelhouders van IsoTis blijven, maar zullen zij een minderheidspositie hebben en zal de Bieder IsoTis controleren. De Bieder heeft de intentie alleen de SWX notering van de (niet aangemelde) IsoTis Zwitserse Aandelen te behouden. In het geval de Bieder minder dan 90%

van de stemrechten in IsoTis verwerft, behoudt zij zich het recht voor om de resterende minderheidsaandeelhouders te compenseren door andere middelen, waaronder door middel van een onderhands of openbaar bod, onder de prijsregels die van toepassing kunnen zijn onder de geldende wet- en regelgeving. Zie ook paragraaf 7.5 (‘Future legal structure’).
20.13 Dividendbeleid
De Bieder heeft nooit dividend betaalbaar gesteld of betaald op haar aandelenkapitaal en de Bieder verwacht geen dividend betaalbaar te stellen of te betalen op de IsoTis Amerikaanse Aandelen in de nabije toekomst. De Bieder verwacht alle beschikbare middelen en alle toekomstige verdiensten aan te wenden ter ondersteuning van haar bedrijfsvoering en ter financiering van de groei en ontwikkeling van haar onderneming.
20.14 Organisatorische en maatschappelijke consequenties
Het belangrijkste doel van het Ruilbod is om IsoTis een Amerikaanse onderneming te laten worden en ervoor te zorgen dat de bestaande Aandeelhouders aandelen ontvangen in een Amerikaanse vennootschap, die zijn genoteerd aan NASDAQ Global Market (de IsoTis Amerikaanse Aandelen). In aansluiting daarop zal het doel, de onderneming, het karakter en de bedrijfscultuur van IsoTis worden voorgezet en zullen de bestaande dienstverbanden en arbeidsvoorwaarden binnen de organisatie van de Vennootschap niet negatief worden beïnvloed als gevolg van het Ruilbod. Zie ook paragraaf 7.9 (‘Organizational and social consequences’).
20.15 Samenstelling van de Raad van Bestuur
De raad van bestuur van de Bieder bestaat uit dezelfde leden als de Raad van Bestuur, met één uitzondering, zijnde, Henjo Hielkema. Aldus bestaat de raad van bestuur van de Bieder uit: James Trotman, Aart Brouwer, Barbara Boyan, Darrell Elliot, Davil Gill (die Henjo Hielkema vervangt), James Hart, Daniel Kollin en Pieter Wolters. Het is de gedachte dat op de Betaaldag de raad van bestuur van de Vennootschap zal bestaan uit dezelfde leden. De heer Hielkema, die niet is gekozen tot lid van de raad van bestuur van de Bieder, blijft lid van de raad van bestuurd van de Vennootschap. Zie ook paragraaf 7.12 (‘Future composition of the Board’).
20.16 Aankondigingen
Elke aankondiging die met betrekking tot het Ruilbod moet worden verricht, zal in ieder geval worden gepubliceerd in de Officiële Prijscourant van Euronext Amsterdam en elke advertentie die met betrekking tot het ruilbod moet worden verricht, zal in elk geval worden gepubliceerd in een landelijk verspreid Nederlands dagblad.
20.17 Voorgenomen tijdsplanning

Verwachte datum en tijd	Gebeurtenis

08.00 uur CET, 14 december 2006 (23.00 uur CET, 13 december 2006) (02.00 uur CET, 14 december 2006)	Publicatie van de aankondiging dat het Biedingsbericht beschikbaar is en de aanvang van de Aanmeldingstermijn voor het Ruilbod op 15 december 2006, als bedoeld in artikel 9o, lid 2 van het Besluit toezicht effectenverkeer 1995.

09.00 uur CET, 14 december 2006	Begindatum, eerste dag van de Aanmeldingstermijn.
(00.00 uur PST, 03.00 uur EST)

Verwachte datum en tijd	Gebeurtenis

18.00 uur CET, 9 januari 2007 (09.00 uur PST, 12.00 uur EST)	Eerste informatiebijeenkomst in Nederland, waarin het Ruilbod zal worden besproken.

18.00 uur CET, 10 januari 2007 (09.00 uur PST, 12.00 uur EST)	Tweede informatiebijeenkomst in Nederland, waarin het Ruilbod zal worden besproken.

12.00 uur CET, 11 januari 2007 (03.00 uur PST, 06.00 uur EST)	Eerste Informatiebijeenkomst in Zwitserland, waarin het Ruilbod zal worden besproken.

18.00 uur CET, 11 januari 2007 (09.00 uur PST, 11 januari 2007) (12.00 uur EST, 11 januari 2007)	Tweede Informatiebijeenkomst in Zwitserland, waarin het Ruilbod zal worden besproken.

16.00 uur CET, 19 januari 2007 (07.00 uur PST, 10.00 uur EST) behoudens verlening met inachtneming van toepasselijk recht	Sluitingsdatum Sluitingsdatum voor Aandeelhouders die hun IsoTis Zwitserse Aandelen wensen aan te melden.

22 januari 2007	De dag waarop de Bieder het voorlopige aantal gedurende de Aanmeldingstermijn aangemelde IsoTis Zwitserse Aandelen openbaar zal aankondigen, zijnde de eerste Handelsdag volgend op de Sluitingsdag, zulks in overeenstemming met Zwitsers recht.

25 januari 2007	Datum van Gestanddoening
De dag waarop de Bieder openbaar zal aankondigen of het Ruilbod gestand wordt gedaan, zijnde niet later dan vier Handelsdagen na de Sluitingsdatum, in overeenstemming met toepasselijk recht.

08.00 uur CET, 25 januari 2006 (23.00 uur CET, 24 januari 2006) (02.00 uur CET, 25 januari 2006)	Na-Aanmeldingstermijn
Als het Ruilbod gestand is gedaan zullen Aandeelhouders die hun IsoTis Zwitserse Aandelen nog niet hebben aangemeld onder het Ruilbod gedurende tien Handelsdagen in de gelegenheid wordt gesteld dit alsnog te doen, op dezelfde wijze en onder dezelfde voorwaarden als omschreven in het Ruilbod.

26 januari 2007	Eerste Betaaldag
De dag waarop, in overeenstemming met de bepalingen en voorwaarden van het Ruilbod, de Bieder de Biedprijs zal betalen aan de Aandeelhouders die hun IsoTis

Verwachte datum en tijd	Gebeurtenis

Zwitserse Aandelen rechtsgeldig (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) hebben aangemeld en geleverd onder het Ruilbod, onder voorwaarde van gestanddoening van het Ruilbod, zijnde de eerste Handelsdag volgend op de Datum van Gestanddoening.

26 januari 2007	Aanvangsdatum handel IsoTis Amerikaanse Aandelen op de NASDAQ Global Market.

16.00 uur CET, 7 februari 2007 (07.00 uur PST, 10.00 uur EST)	Einde Na-Aanmeldingstermijn Sluitingsdatum voor Aandeelhouders die hun IsoTis Zwitserse Aandelen wensen aan te melden gedurende de Na-Aanmeldingstermijn.

8 februari 2007	De dag waarop de Bieder openbaar het voorlopige aantal gedurende de Aanmeldingstermijn en de Na-Aanmeldingstermijn aangemelde IsoTis Zwitserse Aandelen zal aankondigen, zijnde de eerste Handelsdag volgend op het einde van de Na-Aanmeldingstermijn, zulks in overeenstemming met Zwitsers recht.

13 februari 2007	De dag waarop de Bieder openbaar het definitieve aantal gedurende de Aanmeldingstermijn en de Na-Aanmeldingstermijn aangemelde IsoTis Zwitserse Aandelen zal aankondigen.

14 februari 2007	Tweede Betaaldag
De dag waarop, in overeenstemming met de bepalingen en voorwaarden van het Ruilbod, de Bieder de Biedprijs zal betalen aan de Aandeelhouders die hun IsoTis Zwitserse Aandelen rechtsgeldig (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin heeft aanvaard) hebben aangemeld en geleverd gedurende de Na-Aanmeldingstermijn, zijnde de eerste Handelsdag volgend op dag waarop de Bieder het definitieve totaal aantal aangemelde IsoTis Zwitserse Aandelen openbaar heeft aangekondigd.

21 FINANCIAL STATEMENTS OF ISOTIS
21.1 Unaudited condensed consolidated financial information for the nine month period ended 30 September 2006
Condensed consolidated statements of operations-unaudited

	Nine months ended 30 September
(in USD, except per share data)	2006	2005

Revenues
Product sales	30,729,113	23,450,049
Other revenue	35,816	38,825

Total revenues	30,764,929	23,488,874

Operating expenses
Costs of sales	11,304,813	9,187,304
Research and development	5,591,768	4,199,551
Marketing and selling	13,200,975	9,388,251
General and administrative	8,445,734	7,914,839

Total operating expenses	38,543,290	30,689,945

Loss from operations	(7,778,361)	(7,201,071)

Interest income	440,021	385,975
Interest expense	(132,219)	(156,555)
Foreign exchange (loss) gain	(4,568,038)	8,625,190
Other	142,100	663,351

Net (loss) income before taxes	(11,896,497)	2,316,890
Provision for income taxes	—	—

Net (loss) income	(11,896,497)	2,316,890

Basic and diluted net (loss) income per share	(0.17)	0.03
Weighted average common shares outstanding
Basic	70,918,356	70,349,586
Diluted	70,918,356	72,407,899
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated statements of cash flows-unaudited

	Nine months ended 30 September
(in USD)	2006	2005

Cash flows from operating activities
Net (loss) income from continuing operations	(11,896,497)	2,316,890
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,516,111	2,616,549
Bad debt expense	213,785	33,190
Gain on sale of assets	17	(682,814)
Stock-based compensation expense	413,598	479,719
Foreign currency transaction loss (gain)	4,568,055	(8,614,093)
Change in operating assets and liabilities:
Inventories	(2,863,302)	(343,992)
Trade receivables	(1,687,287)	(1,697,592)
Other current assets	47,521	596,177
Deferred revenue	(386,106)	136,910
Trade and other payables	3,031,919	(682,855)
Other long term liabilities	133,266	—
Restructuring provision	—	(673,197)

Net cash flows used in operating activities	(5,908,920)	(6,515,108)

Cash flows from investing activities

Purchase of property, plant and equipment	(2,636,306)	(439,516)
Change in restricted cash	1,378,164	1,381,372
Proceeds from sale of property, plant and equipment and assets	6,981,624	2,584,304

Net cash flows provided by investing activities	5,723,482	3,526,160
Cash flow from financing activities
Proceeds from issuance of common shares	100,610	690,975
Proceeds from interest-bearing loans and borrowings	2,000,000	—
Repayment of interest-bearing loans and borrowings	(762,090)	(6,190,650)

Net cash flows provided by (used in) financing activities	1,338,520	(5,499,675)
Gain (loss) on cash held in foreign currency	41,918	(12,409)

Net increase (decrease) in cash and cash equivalents	1,195,000	(8,501,032)

Cash and cash equivalents at the beginning of the period	15,714,442	25,539,602

Cash and cash equivalents at the end of the period	16,909,442	17,038,570

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed consolidated balance sheet

	As of the nine months		Year ended
	ended 30 September		31 December
	2006	2005	2005
(in USD)	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	16,909,442	17,038,570	15,714,442
Restricted cash	1,634,357	3,412,021	2,184,063
Trade receivables, net	7,548,822	5,989,987	6,306,518
Inventories	12,921,460	9,497,351	10,020,906
Unbilled receivables	74,069	314,104	295,115
Value added tax receivable	120,944	22,417	95,505
Prepaid expenses and other current assets	979,227	1,150,908	761,355

Total current assets	40,188,321	37,425,358	35,377,904
Non-current assets:
Restricted cash	1,500,000	2,500,000	2,250,000
Property, plant and equipment, net	3,420,410	1,454,960	1,359,280
Goodwill	16,383,069	16,383,069	16,383,069
Intangible assets, net	11,659,113	14,241,301	13,585,250

Total non-current assets	32,962,592	34,579,330	33,577,599

Total assets	73,150,913	72,004,688	68,955,503

Liability and shareholders’ equity
Current liabilities:
Trade payables	5,234,565	3,388,880	2,910,114
Accrued liabilities	7,727,924	6,465,676	6,680,989
Deferred revenue	1,342,797	193,808	344,719
Current portion of capital lease obligations	—	3,973	—
Current portion of interest-bearing loans and borrowings	2,217,473	1,015,483	1,015,471

Total current liabilities	16,522,759	11,067,820	10,951,293

Non-current liabilities:
Interest-bearing loans and borrowings	2,083,692	2,298,636	2,043,781
Deferred revenue	5,132,910	—	—
Other long term liabilities	133,266	—	—

Total non-current liabilities	7,349,868	2,298,636	2,043,781

	As of the nine months		Year ended
	ended 30 September		31 December
(in USD)	2006	2005	2005
Common stock	50,716,173	50,602,244	50,644,949
Additional paid in capital	106,655,281	106,105,806	106,212,297
Accumulated other comprehensive income	17,631,722	14,351,044	12,932,003
Accumulated deficit	(125,724,890)	(112,420,862)	(113,828,820)

Total shareholders’ equity	49,278,286	58,638,232	55,960,429

Total liabilities and shareholders’ equity	73,150,913	72,004,688	68,955,503

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.
21.2 Notes to condensed consolidated financial statements of ISOTIS SA (unaudited)
1. Business Activities and Basis of Preparation
ISOTIS SA (the Company or IsoTis) is a life sciences company specializing in orthobiologics, a fast growing segment of the overall orthopedics market. The Company manufactures, markets and sells a range of innovative bone graft substitutes that are used to enhance the repair and regeneration of bone in spinal and trauma surgery and total joint replacements. The Company has its registered headquarters in Lausanne, Switzerland, and is a public company with an indefinite duration incorporated under the laws of Switzerland. Its corporate offices and executive management team are located in Irvine, California in the United States (‘US‘). Research and development, clinical development, manufacturing, regulatory affairs, internal operations, sales and marketing and finance and administration activities are performed in the United States. The Company maintains an international sales office in Switzerland and a manufacturing and development team in the Netherlands.
On 3 December 2002, the merger of IsoTis NV (‘pre-merger IsoTis‘) and Modex Therapeutiques S.A. (‘Modex‘) became unconditional and Modex acquired 98.1% of the shares of pre-merger IsoTis. For accounting and financial reporting purposes, pre-merger IsoTis was deemed to acquire all of the issued and outstanding shares of Modex through a reverse acquisition using the purchase method of accounting. During 2003 and 2004, the Company purchased the remaining 1.9% of the shares of pre-merger IsoTis.
On 27 October 2003, the Company acquired 100% of the shares of GenSci OrthoBiologics, Inc. (‘GenSci OrthoBiologics’), a wholly-owned subsidiary of GenSci Regeneration Sciences Inc. The acquired company was renamed IsoTis OrthoBiologics, Inc. and the consolidated financial statements reflect the historical results of IsoTis OrthoBiologics, Inc. from the date of the acquisition.
The condensed consolidated financial statements have been prepared in accordance with US generally accepted accounting principles and include the following consolidated subsidiaries:

Company	Location	Ownership
IsoTis NV	The Netherlands	100%
IsoTis TE Facility BV	The Netherlands	100%
IsoTis OrthoBiologics, Inc.	United States	100%
EpiSource SA	Switzerland	100%
Modex Therapeutics GmbH	Germany	100%
The condensed consolidated financial statements include all companies in which the Company has more than 50% of the voting rights over which it exercises control. All intercompany balances and transactions have been eliminated.
These accompanying unaudited condensed consolidated financial statements have omitted footnote disclosures that would substantially duplicate the disclosures contained in our annual audited financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the audited consolidated financial statements and the notes in our 31 December 2005 Annual Report on Form 20-F filed with the Securities and Exchange Commission (‘SEC‘) on 20 April 2006.
The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, needed to present fairly the financial results for these interim periods. The unaudited condensed consolidated results of operations presented for the interim periods are not necessarily indicative of the results for a full year.
The Company is in the process of legally dissolving IsoTis TE Facility BV, EpiSource SA and Modex Therapeutics GmbH. These entities are inactive and the liquidations, which are expected to be concluded during 2007, are not expected to have a material impact on the results of operations. The Company’s reporting currency is the US dollar.
2. Recently Issued Accounting Pronouncements
In November 2005, the Financial Accounting Standards Board (‘FASB’) issued FASB Staff Position 123(R)-3 (‘FSP 123R-3‘), “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, that provides an elective alternative transition method of calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (‘SFAS 123(R)‘) (the ‘APIC Pool‘) to the method otherwise required by paragraph 81 of SFAS 123R. The Company may take up to one year from the effective date of this FSP to evaluate its available alternatives and make its one-time election. We are currently evaluating the alternative methods. Until and unless the Company elects the transition method described in this FSP, the Company will follow the transition method described in paragraph 81 of SFAS 123(R).
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (‘FIN 48‘). FIN 48, an interpretation of FASB Statement 109, “Accounting for Taxes,” prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties.
FIN 48 is effective for the Company beginning 1 January 2007. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. As this guidance was recently issued, the Company has not yet determined the impact, if any, of adopting the provisions of FIN 48 on its financial position, results of operations and liquidity.
In September 2006, the SEC staff issued Staff Accounting Bulletin (‘SAB‘) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (‘SAB 108‘). SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.
In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. The Company currently uses, and has historically applied, the dual method for quantifying identified financial statement misstatements.
The Company will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending 31 December 2006. The Company is currently evaluating SAB 108, but does not expect the adoption of SAB 108 to have a significant effect on its financial position, results of operations, or cash flows.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (‘SFAS 157‘), which establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS 157 is effective for fiscal years beginning after 15 November 2007. The Company is currently evaluating the impact that adopting FASB 157 will have on its operations and financial condition.

3. Share-Based Payment
Adoption of SFAS 123 (R)
Effective 1 January 2006, the Company adopted SFAS 123(R) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company’s previous accounting under SFAS No. 123, “Accounting for Stock-Based Compensation” (‘SFAS 123‘) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued SAB 107 relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).
The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of 1January 2006, the first day of the Company’s fiscal year 2006. The Company’s condensed consolidated financial statements as of and for the nine months ended 30 September 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).
The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility and expected option life. We amortize the fair value of the awards on a straight-line basis. All options grants are amortized over the requisite service period of the awards. Expected volatility is based on historical volatility. The expected life of options granted is calculated using the simplified method based on the terms and conditions of the options as provided in SAB 107. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant. The forfeiture rate is based on historical data and we record share-based compensation expense only for those awards that are expected to vest.
Prior to 1 January 2006, the Company based its risk free interest rate on US Treasury securities in effect at the time of grant. Expected volatility was based on historical volatility of the Company’s stock. The expected life of the options was an estimate based on the contractual terms of the options and historical employment behavior.
Stock-based compensation expense recognized in the Company’s condensed consolidated statement of operations for the nine month period ended 30 September 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of 31 December 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to 31 December 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Stock-based compensation expense recognized in the accompanying unaudited condensed consolidated statement of operations for the first nine months of fiscal 2006 has been based on awards ultimately expected to vest and reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
SFAS 123(R) requires the cash flows resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the nine month periods ended 30 September 2006 and 30 September 2005. Prior to the adoption of SFAS 123(R), those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.
4. Divestiture of Dental Assets
In August 2006, the Company completed the sale of its dental assets to Keystone Dental, Inc. (‘Keystone‘). The sale of the IsoTis dental business to Keystone was structured as an asset purchase and license transaction. Under the agreement, Keystone acquired IsoTis’ dental assets and obtains an exclusive right to market and sell IsoTis’ bone graft substitute product portfolio in the field of dentistry. IsoTis received an upfront cash payment of USD 7.4 million. The parties also entered into a manufacturing and supply agreement for a period of five years. In connection with the agreement, the Company recorded the net proceeds from the sale of the assets as deferred revenue and will recognize the amount equally over the five year term of the manufacturing and supply agreement.
5. Credit Agreement
On 31 August 2006, IsoTis OrthoBiologics, Inc. entered into a Credit Agreement with SVB Silicon Valley Bank. The Credit Agreement provides for a revolving credit facility in the principal amount of up to USD 5.0 million which includes a USD 1.0 million term loan, at the prime rate +1.75% on the revolver (10% at 30 September 2006) and the prime rate +2% (10.25% at 30 September 2006) on the term loan. In September 2006, IsoTis OrthoBiologics, Inc. borrowed USD 2.0 million under the credit facility.
The Credit Agreement has an initial two-year maturity on the revolver and a three year maturity on the term loan. The term loan will be due and payable if the revolving line is not renewed at final maturity. The Credit Agreement also contains tangible net worth covenants with which IsoTis OrthoBiologics, Inc. was in compliance at 30 September 2006.
6. Shareholders’ Equity
Share Capital
In conjunction with the merger described in Note 1, the Company was recapitalized in accordance with the articles of incorporation of Modex. As of 30 September 2006 and 2005, the nominal value of the Company’s common shares is CHF 1 each.

On 23 June 2005, the Company’s shareholders approved a resolution authorizing the Board of Directors (the ‘Board’) to increase the share capital by 7,800,000 shares, with a nominal value of CHF 1 each, until 23 June 2007. The Board is also authorized to determine the issuance price, the type of contributions as well as the date from which the newly issued registered shares will be entitled to dividends.
A total of 7,000,000 conditional shares were created pursuant to the exercise of stock option rights to be granted to employees and Board members of the Company and its subsidiaries according to the Company’s stock option plans. On 18 May 2006, the conditional shares were increased by 2,622,320. Out of these conditional shares, 93,302 and 817,919 were issued during the nine months ending September 30, 2006 and 2005, respectively. 8,000,000 conditional shares remain available for issuance at September 30, 2006 (5,377,680 shares at 31 December 2005).
Under the Swiss Code of Obligations, any share issue, whether for cash or non-cash consideration, is subject to prior approval at the shareholders’ meeting. The Company’s shareholders have certain pre-emptive rights to subscribe for new issues of shares in proportion to the nominal amount of shares previously held by them. A resolution adopted at a shareholders’ meeting with a two-thirds majority may, however, limit or suspend pre-emptive rights in certain limited circumstances.
The components of authorized shares at 30 September 2006 (unaudited) and 31 December 2005 are as follows:

	Issued Shares			Conditional Capital(1)
		In		Authorized		Authorized
	Outstanding	treasury	Total	capital(1)	Stock options	shares
31 December 2005	70,613,344	234,067	70,847,411	7,800,000	5,377,680	84,025,091
Change	93,302	—	93,302	—	2,622,320	—

30 September 2006 (unaudited)	70,706,646	234,067	70,940,713	7,800,000	8,000,000	84,025,091

(1)	As defined by Swiss law.
Stock Option Plans
In connection with the business combination in 2002 with Modex, the Company terminated its existing stock option plan and cancelled all previously outstanding options. The Company adopted a new stock option plan whereby the remuneration committee of the Board may grant options to employees and consultants. As of 30 September 2006, no options have been issued to consultants. At 30 September 2006, a total of 1,629,160 options (at 31 December 2005: 931,028 options) were available for issuance under the plan. In connection with the business combination with GenSci, the Company established an option plan for North American employees; the terms of this plan are similar to the existing IsoTis plans.

Options vest based on the terms established in the individual grant agreement. Such terms are established by the remuneration committee and typically vest over a period of four years. Certain options issued under the plan are subject to profit-retribution provisions. Such provisions entitle the Company to receive a portion of the profits upon sale of the shares to a third party, calculated as the difference between the total proceeds from the sale of shares and the aggregate exercise price. The portion of any profits to be remitted to the Company decreases ratably over a period of three years. Options generally expire over a period of 4 to 10 years, or upon earlier termination of employment with the Company. Subsequent to the 2003 business combination with GenSci, the Company granted 700,000 options, which were in addition to the 1,627,335 that were issued to previous holders of GenSci stock options, under a newly formed plan that is equivalent to the existing plan. The options granted to previous holders of GenSci stock options were treated as modifications to the original options issued under SFAS 123. Under SFAS 123, the fair value of the newly issued options is included in the purchase price allocation which approximated the fair value of the GenSci share options exchange.
Subsequent to the 2002 business combination, the Company granted 2,783,322 options, of which 1,987,387 were issued to previous holders of IsoTis stock options. The options granted to previous holders of IsoTis stock options were treated as modifications to the original options issued under SFAS 123. Under SFAS 123, the fair value of the newly issued options, in excess of the fair value of the original option revalued at the date of exchange is recognized over the remaining vesting period of the modified award, in addition to any unrecognized expense from the original stock option grant. Exercise prices are denominated in CHF. The exchange rate at 30 September 2006 and 31 December 2005 from CHF to US dollars was 1.2506 and 1.3161, respectively.

The Company accounts for its employee stock options under the fair value method in accordance with SFAS No. 123(R), “Accounting for Stock-Based Compensation”. As described in Note 3 above, the fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Nine months ended 30 September
(in USD)	2006	2005
Risk-free interest rate	4.32% to 5.07%	3.80% to 3.87%
Expected dividend yield	—	—
Expected volatility	57.90% to 60.47%	63.07% to 64.46
Expected life (years)	6.00	6.00
A summary of stock option activity for the Company’s stock option plans are as follows:

		Weighted Average
	Number of Options	Exercise Price
Balance at January 1, 2005	4,552,098	CHF 1.68
Granted	1,052,500	CHF 1.79
Forfeited	(293,261)	CHF 1.75
Exercised	(817,919)	CHF 1.32

Balance at September 30, 2005 (unaudited)	4,493,418	CHF 1.77
Granted	85,000	CHF 1.95
Forfeited	(75,563)	CHF 1.47
Exercised	(56,203)	CHF 1.00

Balance at January 1, 2006	4,446,652	CHF 1.78
Granted	2,012,500	CHF 1.73
Forfeited	(88,312)	CHF 1.80
Exercised	(93,302)	CHF 1.41

Balance at September 30, 2006 (unaudited)	6,277,538	CHF 1.77

The following table summarizes information about the Company’s stock options outstanding at 30 September 2006:

		Weighted			Weighted
	Outstanding	average			average
	options at 30	remaining	Weighted		price of
	September	contractual	average	Exercisable	exercisable
(in USD)	2006	life (years)	option price	options	options
CHF 1.00	702,833	3.07	CHF 1.00	702,833	CHF 1.00
CHF 1.01 – 1.50	350,000	3.58	CHF 1.36	137,500	CHF 1.33
CHF 1.51 – 2.00	3,119,507	7.87	CHF 1.76	485,674	CHF 1.75
CHF 2.01 – 2.50	1,917,948	1.21	CHF 2.02	1,917,948	CHF 2.02
CHF 2.51 – 3.00	76,750	1.89	CHF 2.65	38,375	CHF 2.65
CHF 3.01 – 3.31	110,500	2.16	CHF 3.17	80,250	CHF 3.12

Outstanding at end of period	6,277,538	4.91	CHF 1.77	3,362,580	CHF 1.77

Stock-Based compensation expense is included in the unaudited condensed consolidated statements of operations as follows:

(Unaudited)	Nine months ended 30 September
(in USD)	2006	2005
Costs of sales	23,476	32,888
Research and development	30,896	28,420
Marketing and selling	126,305	52,020
General and administrative	232,921	191,677

	413,598	305,005

7.	Computation of net income per share
Basic net income per share is computed using the weighted average number of shares outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock outstanding and potential dilutive shares of common stock. The following is a reconciliation of the numerator (net income) and denominator (number of shares) used in the calculation of basic and diluted net income per share (in thousands USD, except per share data).

	Nine months ended 30
(Unaudited)	September
(in USD)	2006	2005
Net (loss) income	(11,896)	2,317

Basic:

Weighted average shares outstanding	70,918	70,350

Basic net income per share	(0.17)	0.03

Diluted:

Weighted average shares outstanding used in basic calculation	70,918	70,350

Dilutive effect of options	—	2,058

Weighted average shares and equivalents	70,918	72,408

Diluted net income per share	(0.17)	0.03

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of ISOTIS SA
We have reviewed the condensed consolidated balance sheets of ISOTIS SA and subsidiaries as of September 30, 2006 and 2005, and the related condensed consolidated statements of operations and cash flows for the nine-month periods ended September 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of ISOTIS and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended and in our report dated March 21, 2006, we expressed an unqualified opinion on those consolidated financial statements.
/s/ Ernst & Young LLP
Irvine, California
December 11, 2006

21.3	Consolidated financial information for the years 2005, 2004 and 2003

21.3.1	Consolidated balance sheets

	31 December
(in USD)	2005	2004	2003
Assets
Current assets:
Cash and cash equivalents	$15,714,442	$25,539,603	$50,104,682
Restricted cash	2,184,063	3,030,402	1,629,802
Trade receivables, net of allowances for doubtful accounts of USD 392,025, USD 319,020 and USD 279,828 in 2005, 2004 and 2003, respectively	6,306,518	4,414,341	3,588,780
Inventories	10,020,906	9,295,435	6,366,588
Unbilled receivables	295,115	435,116	1,732,402
Value added tax receivable	95,505	137,122	476,651
Prepaid expenses and other current assets	761,355	2,297,876	1,073,284

Total current assets	$35,377,904	$45,149,895	$64,972,189
Non-current assets:
Restricted cash	2,250,000	4,605,623	6,519,385
Property, plant and equipment, net	1,359,280	3,270,707	5,113,851
Goodwill	16,383,069	16,383,069	16,383,069
Intangible assets, net	13,585,250	16,236,065	23,134,485

Total non-current assets	$33,577,599	$40,495,464	$51,150,790

Total assets	$68,955,503	$85,645,359	$116,122,979

The accompanying notes are an integral part of these consolidated financial statements.

	31 December
(in USD)	2005	2004	2003
Liability and shareholders’ equity
Current liabilities:
Trade payables	$2,910,114	$3,571,784	$4,007,873
Accrued liabilities	6,680,989	8,468,782	7,292,133
Deferred revenue	344,719	62,042	98,893
Current portion of capital lease obligations	—	39,877	631,783
Current portion of interest-bearing loans and borrowings	1,015,471	6,796,899	6,213,502

Total current liabilities	$10,951,293	$18,939,384	$18,244,184

Non-current liabilities:
Capital lease obligations	—	—	36,140
Interest bearing loans and borrowings	2,043,781	3,067,722	4,079,341

Total non-current liabilities	$2,043,781	$3,067,722	$4,115,481

Commitments and contingencies (note 16)
Shareholders equity:
Common stock –84,025,091, 76,225,091 and 79,043,069 authorized in 2005, 2004 and 2003, respectively; 70,847,411, 69,973,289 and 69,265,881 (which includes 234,067 of treasury shares in 2005, 2004 and 2003) issued and outstanding in 2005, 2004 and 2003, respectively	50,644,949	49,955,146	49,389,612
Additional paid in capital	106,212,297	105,598,590	104,287,562
Accumulated other comprehensive income	12,932,003	22,822,269	17,591,842
Accumulated deficit	(113,828,820)	(114,737,752)	(77,505,702)

Total shareholders’ equity	$55,960,429	$63,638,253	$93,763,314

Total liabilities and shareholders’ equity	$68,955,503	$85,645,359	$116,122,979

The accompanying notes are an integral part of these consolidated financial statements.

21.3.2	Consolidated statements of operations

	Year ended 31 December
(in USD, except per share data)	2005	2004	2003
Revenues
Product sales	$32,063,461	$25,268,629	$5,852,632
Other revenues	38,825	171,861	351,095

Total revenues	32,102,286	25,440,490	6,203,727
Operating expenses
Costs of sales	13,114,233	12,254,210	4,759,779
Research and development	6,330,136	12,159,409	16,594,437
Marketing and selling	13,140,497	13,989,841	5,755,342
General and administrative	9,424,863	15,588,846	9,674,542
Impairment of property, plant and equipment and intangible assets	—	4,743,458	1,140,052

Total operating expenses	42,009,729	58,735,764	37,924,152
Loss from operations	(9,907,443)	(33,295,274)	(31,720,425)
Interest income	546,021	461,535	996,850
Interest expense	(406,111)	(319,489)	(467,275)
Foreign exchange gain (loss)	9,981,769	(5,977,977)	(5,372,030)
Other income	694,696	1,899,155	—

Net income (loss) before taxes, minority interest and discontinued operations	908,932	(37,232,050)	(36,562,880)
Provision for income taxes	—	—	—
Minority interest	—	—	45,240

Net income (loss) from continuing operations	908,932	(37,232,050)	(36,517,640)
Net loss from discontinued operations	—	—	(697,868)

Net income (loss)	$908,932	$(37,232,050)	$(37,215,508)

Basic and diluted net income (loss) per share
- continuing operations	$0.01	$(0.54)	$(0.79)
- discontinued operations	—	—	(0.01)

Basic and diluted net income (loss) per share	$0.01	$(0.54)	$(0.80)

Weighted average common shares outstanding
- basic	70,464,330	69,548,046	46,289,021
- diluted	72,447,640	—	—
The accompanying notes are an integral part of these consolidated financial statements.

21.3.3	Consolidated statements of Shareholders’ equity

		Common Shares
				Accumulated
			Additional	other		Total
			paid-in	comprehensive	Accumulated	Shareholder’s
(in USD, except share data)	Shares	Amount	capital	income (loss)	deficit	equity
Balance at 1 January 2003	41,221,760	$28,074,631	$89,123,749	$6,105,281	$(40,290,194)	$83,013,467
Comprehensive loss:
Net loss	—	—	—	—	(37,215,508)	(37,215,508)
Foreign currency translation adjustment	—	—	—	11,486,561	—	11,486,561

Total comprehensive loss	—	—	—	—	—	(25,728,947)
Issuance of common shares	481,401	365,889	1,427,836	—	—	1,793,725
Exercise of stock options	40,790	31,003	18,602	—	—	49,605
Issuance of shares for acquisition, net of share issuance costs	27,521,930	20,918,089	10,581,845	—	—	31,499,934
Stock-based compensation	—	—	3,135,530	—	—	3,135,530

Balance at 31 December 2003	69,265,881	$49,389,612	$104,287,562	$17,591,842	$(77,505,702)	$93,763,314
Comprehensive loss:
Net loss	—	—	—	—	(37,232,050)	(37,232,050)
Foreign currency translation adjustment	—	—	—	5,230,427	—	5,230,427

Total comprehensive loss	—	—	—	—		(32,001,623)
Exercise of stock options	707,408	565,534	46,978	—	—	612,512
Acquisition of minority interest	—	—	57,157	—	—	57,157
Reversal of share issuance costs	—	—	522,916	—	—	522,916
Stock-based compensation	—	—	683,977	—	—	683,977

Balance at 31 December 2004	69,973,289	$49,955,146	$105,598,590	$22,822,269	$(114,737,752)	$63,638,253
Comprehensive loss:
Net income	—	—	—	—	908,932	908,932
Foreign currency translation adjustment	—	—	—	(9,890,266)	—	(9,890,266)

Total comprehensive loss	—	—	—	—	—	(8,981,334)
Exercise of stock options	874,122	689,803	202,248	—	—	892,051
Stock-based compensation	—	—	411,459	—	—	411,459

Balance at 31 December 2005	70,847,411	$50,644,949	$106,212,297	$12,932,003	$(113,828,820)	$55,960,429
The accompanying notes are an integral part of these consolidated financial statements.

21.3.4	Consolidated statements of cash flows
Consolidated statements of cash flows

	Year ended 31 December
(in USD)	2005	2004	2003
Cash flows from operating activities
Net income (loss) from continuing operations	908,932	(37,232,050)	(36,517,640)
Adjustments to reconcile net income (loss) from continuing operations to net cash used in operating activities (net of effect of business combination):
Depreciation and amortization:	3,408,066	5,364,935	3,964,948
- Bad debt expense	240,923	129,654	139,632
- Gain of sale of assets	(653,580)	(1,587,057)	—
- Impairment of property, plant and equipment	—	622,210	1,140,052
- Impairment of intangible assets	—	4,121,248	—
- Stock-based compensation expense	411,459	683,977	3,135,530
- Foreign currency transaction (gain) loss	(9,981,769)	5,977,977	5,372,030
- Minority interest	—	—	(45,240)
Change in operating assets and liabilities:
- Inventories	(890,949)	(2,826,859)	2,080,092
- Trade receivables	(2,411,000)	(816,312)	215,328
- Other current assets	928,732	1,190,633	580,430
- Deferred revenue	288,940	(40,562)	(277,011)
- Trade and other payables	(835,099)	(417,827)	(5,181,775)
- Restructuring provision	(673,197)	564,583	869,119

Net cash flows used in operating activities	(9,258,542)	(24,265,450)	(24,524,505)
Cash flows from investing activities
Purchase of intangible assets	—	(441,753)	(1,448,571)
Purchase of property, plant and equipment	(555,876)	(851,000)	(483,273)
Proceeds from sale of intangible assets	250,000	996,402	—
Proceeds from sale of assets	2,532,202	—	—
Cash acquired in business combination	—	—	572,480
Change in restricted cash	2,820,277	748,154	(8,149,187)
Change in minority interest	—	(57,157)	(150,702)
Change in non-current deposits	—	—	87,089
Payment of business combination transaction costs	—	—	(6,170,931)

Net cash flows provided by (used in) investing activities	5,046,603	394,646	(15,743,095)
Cash flow from financing activities
Proceeds from issuance of common shares	892,051	612,512	49,605
Proceeds from interest-bearing loans and borrowings	—	162,120	1,697,243
Repayments of interest-bearing loans and borrowings	(6,448,281)	(1,625,365)	(4,056,356)
Net cash flows used in by financing activities	(5,556,230)	(850,733)	(2,309,508)
Gain (loss) on cash held in foreign currency	(56,992)	156,458	7,666,389

Net decrease in cash and cash equivalents from continuing operations	(9,825,161)	(24,565,079)	(34,910,719)

	Year ended 31 December
(in USD)	2005	2004	2003
Cash flows from discontinued operations
Cash flows from operating activities	—	—	(1,596,135)
Cash flows from investing activities	—	—	1,215,455
Cash flow from financing activities	—	—	—

Net decrease in cash and cash equivalents from discontinued operations	—	—	(380,680)

Net decrease in cash and cash equivalents	(9,825,161)	(24,565,079)	(35,291,399)
Cash and cash equivalents at the beginning of the year	25,539,603	50,104,682	85,396,081

Cash and cash equivalents at the end of the year	15,714,442	25,539,603	50,104,682
Cash paid during the year for:
Interest	246,958	287,254	467,275
Supplemental disclosure of non-cash investing activities:
Acquisitions:
Short term investment	—	—	—
Trade receivables	—	—	2,718,349
Inventories	—	—	8,049,174
Property, plant and equipment	—	—	920,435
Other current assets	—	—	577,457
In-process research and development	—	—	800,000
Patent technology	—	—	7,550,000
Intangibles	—	—	14,450,000
Goodwill	—	—	16,383,069
Interest bearing loans and borrowings	—	—	(7,825,000)
Trade and other payables	—	—	(6,952,307)
Fair value of assets acquired (other than cash)	—	—	36,671,177
The accompanying notes are an integral part of these consolidated financial statements.

21.3.5	Explanatory notes to the consolidated statements for the Financial Year 2005
21.3.5.1 Business activities and basis of preparation
ISOTIS SA (the Company or IsoTis) is a life sciences company specializing in orthobiologics, a fast growing segment of the overall orthopedics market. The Company manufactures, markets and sells a range of innovative bone graft substitutes that are used to enhance the repair and regeneration of bone in spinal and trauma surgery, total joint replacements and in craniomaxillofacial and dental applications. The Company’s corporate offices and executive management team are located in Irvine, California in the United States. Its registered headquarters are in Lausanne, Switzerland, and it is a public company with an indefinite duration incorporated under the laws of Switzerland. Research and development, clinical development, manufacturing, regulatory affairs, internal operations, sales and marketing and finance and administration activities are performed in the United States. The Company maintains an international sales office in Switzerland and a manufacturing and development team in the Netherlands.
On 3 December 2002, the merger of IsoTis N.V. (pre-merger IsoTis) and Modex Thérapeutiques S.A. (Modex) became unconditional and Modex acquired 98.1% of the shares of pre-merger IsoTis. For accounting and financial reporting purposes, pre-merger IsoTis was deemed to acquire all of the issued and outstanding shares of Modex through a reverse acquisition using the purchase method of accounting. During 2003 and 2004, the Company purchased the remaining 1.9% of the shares of pre-merger IsoTis.
On 27 October 2003, the Company acquired 100% of the shares of GenSci OrthoBiologics, Inc. (GenSci OrthoBiologics), a wholly-owned subsidiary of GenSci Regeneration Sciences Inc. The acquired company was renamed IsoTis OrthoBiologics, Inc. and the consolidated financial statements reflect the historical results of IsoTis OrthoBiologics, Inc. from the date of the acquisition.
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the following consolidated subsidiaries:

Company	Location	Ownership
IsoTis N.V.	The Netherlands	100%
IsoTis TE Facility B.V.	The Netherlands	100%
IsoTis OrthoBiologics, Inc.	United States	100%
EpiSource SA	Switzerland	100%
Modex Therapeutics GmbH	Germany	100%
The consolidated financial statements include all companies in which the Company has more than 50% of the voting rights over which it exercises control. All intercompany balances and transactions have been eliminated.

The Company is in the process of legally dissolving IsoTis TE Facility B.V., EpiSource SA and Modex Therapeutics GmbH. These entities are inactive and the liquidations, which are expected to be concluded during 2006, are not expected to have a material impact on the results of operations.
The Company’s reporting currency is the U.S. dollar.
21.3.5.2	Summary of significant accounting policies
Cash and cash equivalents
Cash and cash equivalents are defined as cash on hand, demand deposits and short-term highly liquid investments with maturities of three months or less from the date of purchase.
Accounts receivable
Accounts receivable are shown at their net realizable value, which approximates their fair value. The collectibility of accounts receivable is assessed based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current economic conditions and the Company’s historical experience. At 31 December 2005, 2004 and 2003, the allowance for doubtful accounts reserve was USD 392,025, USD 319,020 and USD 279,828, respectively.
Financial instruments
The Company’s financial instruments include primarily cash and cash equivalents, trade receivables, other receivables, trade payables and short term and long term borrowings. These financial instruments, other than long term borrowings, are short term in nature and therefore their carrying values approximate fair values. The carrying values of the Company’s long term borrowings also approximate fair values as variable rates approximate current market or federal judgment rates at 31 December 2005.
Inventories
Inventories are carried at the lower of cost or net realizable value. Cost is calculated on a first-in, first-out (FIFO) basis. The cost of work-in-progress and finished goods includes materials, direct labor and an appropriate portion of variable and fixed overhead, the latter being allocated on the basis of normal operating capacity.
Long-lived assets and definite lived intangible assets
Property, plant and equipment comprise laboratory and office facilities, furniture and fixtures and computers and laboratory equipment. These tangible fixed assets are valued at cost and are depreciated on a straight-line basis over the estimated useful lives as follows:

Laboratory and office facilities	5 years
Furniture and fixtures	5 years
Laboratory equipment	5 years
Computers and software	3 years
Property, plant, and equipment under construction are not depreciated until construction is complete and assets are placed in production.
Intangible assets are comprised of acquired unpatented technology, patent rights and a distribution network. Such rights are valued at cost less accumulated amortization. Acquired unpatented technology is amortized over 8 years. Acquired patent rights are amortized in accordance with the expected useful life of each patent, generally between 8 and 13 years and the acquired distribution network is amortized over 5 years.
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets might not be recoverable. Events or circumstances that would necessitate an impairment review primarily include, but are not limited to an impairment of goodwill, a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if the assets’ carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. The Company recognized an impairment charge to operations of USD 622,210 and USD 1,140,052 related to property and equipment for the years ended 31 December 2004 and 2003, respectively. No impairment charges related to property and equipment were recognized for the year ended 31 December 2005. In addition, the Company recognized an impairment charge to operations of USD 4,121,248 related to intangible assets for the year ended 31 December 2004. No impairment charges related to intangible assets were recognized for the years ended 31 December 2005 and 2003.
Goodwill
In accordance with SFAS No. 142, Goodwill and other Intangible Assets, the Company does not amortize goodwill. The Company completed the annual impairment test for goodwill required by SFAS 142. SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The first phase identifies a potential impairment; while the second phase, if necessary, measures the amount of impairment. The Company recorded goodwill (see paragraph 21.3.5.3 (‘Business Combination’) in the fourth quarter of 2003 related to the acquisition of GenSci OrthoBiologics. The Company conducted the first phase of its annual impairment test during the fourth quarter of 2005 and found no impairment to goodwill.
Revenue recognition
The Company recognizes revenue from sales of products when there is evidence of an agreement, possession of the product has passed and there has been a transfer of the significant risks and rewards, which is generally when the delivery of the product has occurred, collection is reasonably assured and there are no continuing performance obligations. Shipping and handling fees are included in revenue and related costs are included in cost of sales.
Certain private label sales agreements provide for upfront non-refundable fees. The Company generally recognizes revenues from these fees over the period of its continuing performance obligations.
Other revenue includes government grants, royalties and research and development contracts. In prior years, the Company received certain government grants, which support the Company’s research effort in defined research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the underlying grant agreement. Revenues in respect of grants include contributions towards the costs of research and development. Such revenues are recognized when costs under each grant are incurred in accordance with the terms and conditions of the grant and the collection of the receivable is deemed probable.
The Company recognizes revenue from royalties when they become fixed and payable and when collection is reasonably assured.
For contract research and development revenues, milestone payments are recognized as revenue upon the completion of the milestone when the milestone event was substantive, its achievability was not reasonably assured at inception and the Company’s performance obligations after milestone achievement will continue to be funded at a comparable level before the milestone achievement. The Company defers revenue recognition until performance obligations have been completed and collectibility is reasonably assured.
Advertising
The Company expenses all advertising costs as such costs are incurred. Advertising expenses were USD 126,719, USD 202,234 and USD 74,133 for the years ended 31 December 2005, 2004 and 2003, respectively.
Research and development expenses
Research and development costs are expensed as incurred in performing research and development activities. These costs are primarily comprised of salaries and benefits, including stock-based compensation expense, facility costs and outsourced research and development activities.
Stock-based compensation
The Company accounts for stock-based compensation under the fair-value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company values options issued based upon the Black-Scholes option pricing model and recognizes this value as an expense on a straight line basis over the future periods in which options vest. Stock based compensation recorded as expense for the years ended 31 December 2005, 2004 and 2003 was

USD 411,459, USD 683,977 and USD 3,135,530, respectively. (See paragraph 21.3.5.10 (‘Shareholders Equity’) for expense by category).
Foreign currency translation
The Company’s reporting currency is the U.S. dollar. The functional currency for the Company’s legal entities in Switzerland is the Swiss Franc (denoted as “CHF”) and for all other European entities the Euro. The Company’s functional currency for its U.S. entity is the U.S. dollar. Assets and liabilities are translated at the exchange rate in effect at the end of the period. All statement of operations accounts are translated at the average exchange rate during the period. The resulting translation adjustment is recorded as other comprehensive income (loss), a separate component of shareholders’ equity. All transactions in currencies other than the functional currency of the respective entity are remeasured into the functional currency at the rate prevailing at the time of the transaction and are included in the Consolidated Statement of Operations in the year to which they relate.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the estimated future effects of tax loss carry-forwards. Deferred tax assets and liabilities are measured using currently enacted statutory tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the Consolidated Statements of Operations in the period in which the changes are enacted. The Company determines the need for a valuation allowance based on available evidence to reduce its deferred tax assets to the amount that is more likely than not to be realized.
Financial market risks
The Company is exposed to market risks primarily related to foreign exchange rates and interest rates. The Company’s currency risk is derived from potential changes in functional currency values of the Company’s non-functional currency denominated assets, liabilities and cash flows. The Company’s most significant currency exposures relate to U.S. dollar denominated cash and intercompany loans in entities that have the Euro and the Swiss Franc as their functional currency. The Company’s indebtedness creates interest rate risk. The Company monitors these risks on an ongoing basis. The Company had no derivative financial instruments at 31 December 2005 and 2004.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk are primarily cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in the form of bank and money market accounts with financial institutions that management believes are creditworthy. The Company has no financial instruments with off-balance sheet risk of accounting loss.

Risks and uncertainties
The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Net income/loss per share
Basic net income or loss per share is computed based on the weighted-average number of common shares outstanding during the period. Diluted net income or loss per share is computed based on the weighted-average number of common shares outstanding including the dilutive effect of stock options, if any. The Company has no other potentially dilutive securities other than stock options. Dilutive shares relating to stock options were 1,983,310 for the year ended 31 December 2005. There is no difference in basic and diluted net loss per share recorded by the Company for the years ending 31 December 2004 and 2003 because the impact of stock options outstanding is anti-dilutive. The potential shares of commons stock that have not been included in the diluted net income (loss) per share calculation totaled 2,463,342, 4,552,098, and 4,964,084 for the years ended 31 December 2005, 2004 and 2003, respectively.
Employee benefit plans
The Company maintains defined contribution pension plans in Switzerland, The Netherlands and the United States. In addition, the Swiss and Dutch employees benefit from the mandatory retirement plans in their respective countries. The terms of the company plans vary per country. The Company is required to contribute to the plans in Switzerland and The Netherlands. In general, employees may contribute a percentage of their base salaries, subject to certain limitations. The Company recognized expense of USD 394,187, USD 563,587 and USD 550,695, respectively, for the years ended 31 December 2005, 2004 and 2003. The pension plans are fully funded through annual premiums paid to independent insurance companies. As of 31 December 2005, all amounts payable to the pension plans were recorded in the financial statements. There are no additional funding requirements as of 31 December 2005.
Reclassification
Certain reclassifications have been made to the prior period’s financial statements in order to conform to current year classifications.
Recent accounting pronouncements
In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after 15 June 2005. The Company currently believes that the adoption of SFAS 151 will not have a material effect on its consolidated financial position or results of operations.

In December 2004, the FASB issued a revision of FASB statement No. 123, Accounting for Stock-Based Compensation (SFAS 123(R)). This statement supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123(R) addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using the intrinsic method and generally requires that such transactions be accounted for using a “fair-value"-based method and recognized as expense in the consolidated statement of operations. SFAS 123(R) is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. The adoption of SFAS 123(R) will not have an impact on the statement of operations for stock options granted and the related expense to be recorded prior to adoption and the Company does not believe the adoption of SFAS 123(R) will result in significant differences in valuing and expensing stock options as the Company currently recognizes expense in the Consolidated Statements of Operations in accordance with SFAS 123.
In June 2005, the Emerging Issue Task Force of the FASB issued EITF 05-6 Determining the Amortization Period for Leasehold Improvements Purchased Lease Inception or Acquired in a Business Combination”. On 15 September 2005 the Emergency Issue Task Force reached consensus on how to amortize leasehold improvements that are placed in service significantly after and not contemplated at the beginning of the lease term. Leasehold improvements acquired in reporting periods beginning after 29 June 2005 should be amortized over the shorter of the useful life of the asset or a term that includes required lease periods and renewals that are deemed to be reasonably assured. The Company does not believe the adoption of EITF 05-6 will have a significant impact on the Company’s financial statements.
21.3.5.3	Business combination
2003 acquisition
On 27 October 2003, the acquisition of GenSci OrthoBiologics, Inc., by ISOTIS SA closed and the Company acquired 100% of the outstanding shares of GenSci OrthoBiologics, Inc. from GenSci Regeneration Sciences Inc. (GenSci) in exchange for 27,521,930 common shares of the Company. As a result of the acquisition, GenSci OrthoBiologics was renamed IsoTis OrthoBiologics, Inc. GenSci and the shareholders of pre-merger GenSci became shareholders of the Company. After the transaction, GenSci and the pre-transaction GenSci shareholders owned approximately 40% of the then outstanding stock of the Company.
The acquisition was accounted for under the purchase method of accounting. The results of operations of IsoTis OrthoBiologics have been included only from 1 November 2003. The historical financial statements prior to 1 November 2003 are those of pre-acquisition IsoTis.

The aggregate purchase price of USD 37,243,657 includes the 27,521,930 shares of IsoTis valued at USD 30,549,342 plus 1,689,070 common stock options of IsoTis valued at USD 1,123,375 and merger costs of USD 5,570,939. The fair value of IsoTis shares was derived using the average market price per share of IsoTis stock of USD 1.11, which was based on an average of the closing prices for a range of trading days around 3 June 2003, the date the acquisition was announced. The purchase price has been allocated, based upon an independent valuation of intangible assets and in-process research and development, to the assets acquired and liabilities assumed based on fair values. The Company identified net liabilities acquired of USD 1,889,412, intangible assets of USD 21,950,000 and in-process research and development of USD 800,000. The weighted average amortization period for the acquired intangible assets was 7.5 year as of the acquisition date.
Acquired in-process research and development has no alternative future use as defined by Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs. The Company determined that the acquired in-process research and development had no alternative future use because in the event of failure to achieve regulatory approval, should the identical technology be proposed for an alternate use, it would be subjected to the risk of another series of clinical trials. The amount of the purchase price allocated to in-process research and development was determined using the income method by estimating the stage of development of the research and development projects at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects and discounting the net cash flows back to their present value using a discount rate of 15%. These projections are based on management’s best estimates of market size and growth.
The aggregate purchase price exceeded the fair value of identified net assets acquired by USD 16,383,069. This excess of identifiable net assets over purchase price, resulted in the Company recognizing Goodwill of USD 16,383,069 in 2003.
Unaudited pro forma results
The following unaudited pro forma financial information for the year end 31 December 2003 has been prepared assuming that the acquisition of GenSci had taken place at 1 January 2002. The unaudited pro forma financial information is not necessarily indicative of the combined results of operations that would have occurred had these acquisitions taken place at the beginning of each period, nor is it necessarily indicative of the results that may occur in the future.
Amounts in thousands USD except per share numbers

Year ended
31 December 2003
Total revenues	24,243
Loss from operations	(31,012)
Net loss	(36,524)
Net loss per share – basic and diluted	(0.58)

21.3.5.4	Discontinued operation
On 14 May 2003, the Company sold its entire 89.8% ownership interest in Chienna B.V. to Octoshare B.V. for aggregate consideration of USD 3,182,676 (EUR 2,817,623), resulting in a net loss on disposal of USD 213,368 (EUR 188,895). In accordance with the terms of the agreement, the Company is entitled to receive incremental payments from Octoshare B.V. with respect to commercial development milestone payments by other parties to Octoshare B.V. during a 36 month period following the consummation of the transaction. Based on the nature of the milestone payments, the Company is entitled to receive between 30% and 60% or from 30% to 60% of the aggregate payments received by Octoshare B.V. Also, the terms of the arrangement entitle the Company to receive royalties ranging from 7.5% to 20% of Octoshare’s operating results, based upon the aggregate net operating result achieved by Octoshare B.V.
During the year ended 31 December 2003, Chienna had revenues of USD 38,631 (EUR 34,200) and a net loss of USD 484,500 (EUR 428,928). Chienna was incorporated in July 2002 and therefore did not have operating activities prior to such date.

Year ended
(in USD)	31 December 2003
Discontinued operations:
Net loss from discontinued operations	(484,500)
Net loss on disposal	(213,368)

Net loss from discontinued operations	(697,868)

Cash flows from discontinued operations:
Cash flows from operating activities	(1,596,135)
Cash flows from investing activities	1,215,455
Cash flow from financing activities	—

Net cash used in discontinued operations	(380,680)
In 2005, the Company revised its presentation of cash flows from discontinued operation in the Consolidated Statement of Cash Flows to disclose the operations, investing and financing portions of the cash flows attributable to its discontinued operations, which in prior periods were reported on a combined basis as a single amount. These amounts were previously disclosed in the Notes to the Consolidated Financial Statements.
21.3.5.5	Gain on sale of assets
During 2002, the Company decided to cease its tissue engineered skin program and halted construction of its tissue engineering facility in Heerlen, The Netherlands. In order to finance construction of the building, the Company had obtained a 12 year mortgage facility. During the first quarter of 2005, the Company decided to actively market the sale of the Heerlen facility. During 2005, the Company sold the facility for USD 1,624,412 (EUR 1,350,000), which resulted in a gain of USD 411,596 (EUR 342,065). The mortgage facility was repaid from sale proceeds. The gain on sale of assets is included in other income in the Consolidated Statement of Operations.

During 2005, the Company sold its proprietary property rights related to its Encapsulated Cell Technology (ECT). The sales price was USD 250,000 (CHF 298,875) resulting in a net gain of USD 229,516 (CHF 274,410). The gain on sale of assets is included in other income in the Consolidated Statement of Operations.
During 2005, the Company sold miscellaneous equipment for proceeds of USD 192,910, resulting in a net gain of USD 12,468. The gain on sale of assets is included in other income in the Consolidated Statement of Operations.
During 2004, in connection with the Company’s decision to reduce the size of its operations in Switzerland, the Company sold property, plant and equipment from its facility. In addition, in December 2004, the Company sold its wound management activities to DFB Pharmaceuticals, Inc. In total, these asset sales resulted in a gain of USD 1,587,057. USD 714,880 of the proceeds related to these 2004 sales were received in 2005. The gain on the sale of assets is included in other income in the Consolidated Statement of Operations.
21.3.5.6	Intangible assets
Intangible assets are as follows:

	As of 31 December 2005			As of 31 December 2004			As of 31 December 2003
	Gross		Net	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(in USD)	Value	Amortization	Value	Value	Amortization	Value	Value	Amortization	Value
Unpatended technology	8,937,000	(2,682,871)	6,254,129	8,937,000	(1,625,744)	7,311,256	11,050,000	(230,208)	10,819,792
Patents	8,935,206	(3,169,990)	5,765,216	9,071,695	(2,253,553)	6,818,142	10,012,629	(984,603)	9,028,026
Distribution network	2,900,000	(1,334,095)	1,565,905	2,900,000	(793,333)	2,106,667	3,400,000	(113,333)	3,286,667
	20,772,206	(7,186,956)	13,585,250	20,908,695	(4,672,630)	16,236,065	24,462,629	(1,328,144)	23,134,485
In 2004, in accordance with FAS 144, the Company completed an impairment test of intangible assets with finite lives that were recorded as part of the purchase of the U.S. Operations of GenSci. This analysis resulted in the recognition of an impairment of certain unpatented and patented technology and the distribution network acquired totaling USD 2,882,001 to reduce the value of intangible assets to their respective fair values. Fair value was determined using discounted estimated cash flows. In 2005, the Company completed its annual impairment test of intangible assets and determined that there was no additional impairment.
During the first quarter of 2004, the Company entered into a contract with a provider of synthetic products. The contract granted marketing rights over a bone cement product. During 2004, the Company subsequently decided to cease distribution of the bone cement product based on poor market acceptance and competitive disadvantage relative to other competing products on the market. Accordingly, a write-off of USD 384,338 was recorded in 2004 for the upfront license fee paid by the Company associated with this contract.

Under the terms of the agreement between GenSci and IsoTis signed prior to the acquisition, GenSci assigned to IsoTis a license agreement with BioInterfaces, Inc (BioInterfaces) for the use of certain proprietary technology. In accordance with an asset purchase agreement between IsoTis and BioInterfaces effective 27 October 2003, IsoTis exercised its option, granted under the license agreement, to purchase the proprietary technology for cash consideration of USD 950,000. In 2004, the Company determined that this asset was fully impaired in connection with a decision to terminate any plans to market such products. An impairment charge was recorded for the remaining book value of USD 854,909 in 2004.
Aggregate amortization expense for intangible assets for the years ended 31 December 2005, 2004 and 2003 was USD 2,575,306, USD 3,308,457 and USD 1,803,628, respectively. Estimated amortization expense (in USD) is as follows for the next five years ending 31 December:

2006	2,596,031
2007	2,596,031
2008	2,513,240
2009	2,046,466
2010	2,046,466

11,798,234

21.3.5.7	Property, plant and equipment
Property, plant and equipment consist of the following:

	As of 31 December
(in USD)	2005	2004	2003

Non-operating property, plant and equipment	—	1,364,819	1,347,776
Operating property, plant and equipment	1,359,280	1,905,888	3,766,075

	1,359,280	3,270,707	5,113,851

Non-operating property, plant and equipment
In conjunction with the Company’s plan to restructure certain operating activities during 2002, ISOTIS SA announced plans to cease its tissue engineered skin program and, therefore, to cease construction of its tissue engineering facility in Heerlen, The Netherlands. The sale of this facility was completed in July 2005. In prior years, the Company considered that the decision to close the facility be an indicator that the carrying amount of the related assets might not be recoverable. In evaluating the fair value of all of its long-lived assets, the Company determined the carrying value of certain plant and equipment related to the tissue engineering facility exceeded its fair value. Based on the Company’s determination of fair value, which considered the estimated cash flows expected to be generated from leasing the facility, an impairment of USD 2,279,949 was charged to operations in 2002. An additional impairment of USD 1,100,486 related to the Heerlen facility was charged to operations in 2003 due to a continued decline in real estate market conditions. During the first quarter of 2005 the Company decided to actively market the sale of the Heerlen facility. In July 2005, as discussed in Note 5 to the Consolidated Financial Statements, the Company sold this facility. As of 31 December 2004, the book value of the Heerlen facility was USD 1,364,819, consisting of USD 547,725 of land and USD 817,094 of property, plant and equipment. As of 31 December 2005, the sale had been completed and no balance remained.
Operating property, plant and equipment
The composition of operating property, plant and equipment, net of USD 9,163,522, USD 9,703,900 and USD 6,904,745 in accumulated depreciation as of 31 December 2005, 2004 and 2003, respectively, is as follows:

	As of 31 December
(in USD)	2005	2004	2003

Laboratory and office facilities	229,942	425,810	1,039,618
Furniture and fixtures	167,703	197,882	243,664
Computer equipment and software	331,596	280,244	404,536
Laboratory equipment	547,196	863,498	1,880,522
Property, plant and equipment under construction	82,843	138,454	197,735

	1,359,280	1,905,888	3,766,075

Depreciation and impairment expense for property, plant and equipment including assets under capital leases are as follows:

	Year ended 31 December
(in USD)	2005	2004	2003
Depreciation expense	832,760	2,056,478	2,161,320
Impairment recognized	—	622,210	1,140,052
As of 31 December 2005, there are no assets under capital lease. As of 31 December 2004 and 2003, respectively, the net book value of assets included above under capital leases were USD 37,517 and USD 446,932, net of accumulated amortization of USD 150,809 and USD 1,343,697, respectively.
Assets under capital leases were primarily furniture and fixtures, computer and laboratory equipment.
21.3.5.8	Related party transactions
In June 2003, the Company licensed certain technology from GenSci Regeneration, for cash consideration of USD 400,000. Additional payments of USD 300,000 were paid to GenSci Regeneration upon the Company’s achievement of certain milestones and royalty payments were due upon the commercialization of qualifying products. The license was amortized over three months, prior to the Company’s acquisition of GenSci OrthoBiologics.
On 27 October 2003, the Company paid USD 950,000 to purchase and license certain technologies from BioInterfaces, Inc., a company that is partially owned by a previous consultant of GenSci who is now an officer of the Company. In 2004, the Company determined that this asset was fully impaired as the Company had not put on the market any products using this technology and had no plans to market any such products.
On 15 January 2004, the Company entered into a consulting agreement with Dr. James Trotman, a board member, which provides that in consideration of his consulting services, the Company will pay reasonable out-of-pocket expenses for such services. This agreement was renewed in October 2004 and remains effective as long as Dr. Trotman is a member of the Board. Payments relating to the consulting arrangement to Dr. Trotman in 2005 and 2004 totaled USD 1,733 and USD 1,319 respectively.
On 24 June 2005, the Company entered into a board and consultancy agreement with James Hart, a board member, which provides that in consideration of his consulting services, the Company will pay a fee of USD 2,500 per day, with a minimum of one day per month, and reasonable out-of-pocket expenses for such services. Payments relating to the consulting arrangement to Jim Hart in 2005 totaled USD 33,000.
There were no other significant transactions with related parties during the years ended 31 December 2005, 2004 and 2003.
21.3.5.9	Inventory
At 31 December 2005, 2004 and 2003 all inventory relates to finished goods, raw materials and work in progress. Inventory, net of allowance for slow moving and obsolete inventory of USD 1,091,570, USD 691,568 and USD 651,746 is comprised of the following:

	As of 31 December
(in USD)	2005	2004	2003
Raw materials and deferred processing costs	4,691,287	4,608,488	2,953,776
Work in progress	1,761,202	2,106,272	1,914,374
Finished goods	3,568,417	2,580,675	2,150,184

	10,020,906	9,295,435	7,018,334

21.3.5.10	Shareholders’ equity
Share Capital
In conjunction with the merger described in Note 1 to the Consolidated Financial Statements, the Company was recapitalized in accordance with the articles of incorporation of Modex Thérapeutiques S.A. As of 31 December 2005, 2004 and 2003, the nominal value of the Company’s common shares is CHF 1 each.

On 23 June 2005, the Company’s shareholders approved a resolution authorizing the Board of Directors (the “Board”) to increase the share capital by 7,800,000 shares, with a nominal value of CHF 1 each, until 23 June 2007. The Board is also authorized to determine the issuance price, the type of contributions as well as the date from which the newly issued registered shares will be entitled to dividends.
During 2003, the Company acquired 343,858 additional shares of IsoTis N.V. to bring its ownership interest to 99.86% from 98.12% at 31 December 2002. The IsoTis N.V. shareholders received a total of 481,401 shares of the Company or 1.4 for one share exchange, the same ratio as in the original transaction. On 15 December 2003, the Company initiated buy-out proceedings to acquire the remaining 0.14% (28,420 shares) of the outstanding IsoTis N.V. shares by requesting the Enterprise Section of the Amsterdam Court of Appeals (Ondernemingskamer) to order the remaining shareholders to transfer their shares against payment of a reasonable buy-out price. On 3 June 2004, as no minority shareholders appeared in court, the buy-out price was established by the Enterprise Section of the Amsterdam Court of Appeals at USD 3.42 (EUR 2.52). On 22 June 2004, the Company transferred USD 97,148 (EUR 71,770) to the designated escrow account (consignatiekas) of the Dutch Ministry of Finance in the name of the remaining (unknown) minority shareholders, and thereby became the beneficial shareholder of the last outstanding shares of IsoTis N.V.
A total of 7,000,000 conditional shares were created pursuant to the exercise of stock option rights to be granted to employees and Board members of the Company and its subsidiaries according to the Company’s stock option plans. Out of these 7,000,000 conditional shares, 874,122 and 707,408 were issued during 2005 and 2004, respectively. 5,377,680 conditional shares remain available for issuance at 31 December 2005 (6,251,802 shares at 31 December 2004).
Under the Swiss Code of Obligations, any share issue, whether for cash or non-cash consideration, is subject to prior approval at the shareholders’ meeting. The Company’s shareholders have certain pre-emptive rights to subscribe for new issues of shares in proportion to the nominal amount of shares previously held by them. A resolution adopted at a shareholders’ meeting with a two-thirds majority may, however, limit or suspend pre-emptive rights in certain limited circumstances.
The components of authorized shares at 31 December 2005, 2004 and 2003 are as follows:

	Issued shares			Conditional capital(1)
				Authorized	Stock	Authorized
	Outstanding	In Treasury	Total	Capital	Options	Shares
31 December 2003	69,031,814	234,067	69,265,881	2,818,599	6,959,210	79,043,690
Change	707,408	—	707,408	(2,818,599)	(707,408)	(2,818,599)

31 December 2004	69,739,222	234,067	69,973,289	—	6,251,802	76,225,091
Change	874,122	—	874,122	7,800,000	(874,122)	7,800,000

31 December 2005	70,613,344	234,067	70,847,411	7,800,000	5,377,680	84,025,091

(1)	as defined by Swiss law.

Stock option plans
In connection with the business combination in 2002 with Modex Thérapeutiques S.A., the Company terminated its existing stock option plan and cancelled all previously outstanding options. The Company adopted a new stock option plan whereby the remuneration committee of the Board may grant options to employees and consultants. As of 31 December 2005, no options have been issued to consultants. At 31 December 2005, 2004 and 2003, a total of 931,028, 1,699,704, and 1,995,126 options respectively) were available for issuance under the plan. In connection with the business combination with GenSci, the Company established an option plan for North American employees; the terms of this plan are similar to the existing IsoTis plans.
Options vest based on the terms established in the individual grant agreement. Such terms are established by the remuneration committee and typically vest over a period of four years. Certain options issued under the plan are subject to profit-retribution provisions. Such provisions entitle the Company to receive a portion of the profits upon sale of the shares to a third party, calculated as the difference between the total proceeds from the sale of shares and the aggregate exercise price. The portion of any profits to be remitted to the Company decreases ratably over a period of three years. Options generally expire over a period of 4 to 10 years, or upon earlier termination of employment with the Company. Subsequent to the 2003 business combination with GenSci, the Company granted 700,000 options, which were in addition to the 1,627,335 that were issued to previous holders of GenSci stock options, under a newly formed plan that is equivalent to the existing plan. The options granted to previous holders of GenSci stock options were treated as modifications to the original options issued under SFAS 123. Under SFAS 123, the fair value of the newly issued options is included in the purchase price allocation which approximated the fair value of the GenSci share options exchange.
Subsequent to the 2002 business combination, the Company granted 2,783,322 options, of which 1,987,387 were issued to previous holders of IsoTis stock options. The options granted to previous holders of IsoTis stock options were treated as modifications to the original options issued under SFAS 123. Under SFAS 123, the fair value of the newly issued options, in excess of the fair value of the original option revalued at the date of exchange is recognized over the remaining vesting period of the modified award, in addition to any unrecognized expense from the original stock option grant. Exercise prices are denominated in CHF. The exchange rate at 31 December 2005, 2004 and 2003 from CHF to USD was 1.3161, 1.1412 and 1.2380 respectively.
The Company accounts for its employee stock options under the fair value method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Year ended 31 December
	2005	2004	2003
Risk-free interest rate	3.80% to 4.17%	3.01% to 3.89%	2.94% to 3.24%
Expected dividend yield	—	—	—
Expected volatility	61.72% to 64.46%	64.65% to 65.71%	66.23% to 67.66%
Expected life (years)	6.00	4.00	4.00
The weighted average fair value of options noted above which were granted during the year ended 31 December 2005, 2004 and 2003, respectively, are as follows:
Stock price greater than exercise price	CHF 1.93	—	CHF 1.22
Stock price equal to exercise price	CHF 1.46	CHF 2.25	CHF 1.56
Stock price less than exercise price	CHF 1.89	CHF 3.31	—
The risk free interest rate is based on U.S. Treasury securities in effect at the time of grant. Expected volatility is based on historical volatility of the Company’s stock. The expected life of the options is an estimate based on the contractual terms of the options and historical employment behavior.
A summary of stock option activity for the Company’s stock options plans are as follows:

		Weighted average
	Number of options	exercise price
Balance at 1 January 2003	2,783,322	CHF 1.90
Granted	2,425,835	CHF 1.12
Forfeited	(204,283)	CHF 1.72
Exercised	(40,790)	CHF 1.60

Balance at 1 January 2004	4,964,084	CHF 1.54
Granted	313,000	CHF 2.45
Forfeited	(17,578)	CHF 1.69
Exercised	(707,408)	CHF 1.08

Balance at 1 January 2005	4,552,098	CHF 1.68
Granted	1,137,500	CHF 1.80
Forfeited	(368,824)	CHF 1.70
Exercised	(874,122)	CHF 1.30

Balance at 31 December 2005	4,446,652	CHF 1.78

The following table summarizes information about the Company’s stock options outstanding at 31 December 2005:

	Outstanding	Weighted			Weighted
	options at	average			average
	31	remaining	Weighted		price of
	December	contractual	average	Exercisable	exercisable
	2005	life (years)	option price	options	options
CHF 1.00	731,916	3.83	CHF 1.00	731,916	CHF 1.00
CHF 1.01 – 1.50	375,000	4.05	CHF 1.36	125,000	CHF 1.32
CHF 1.51 – 2.00	1,234,351	2.14	CHF 1.82	298,601	CHF 1.61
CHF 2.01 – 2.50	1,917,948	1.96	CHF 2.02	1,917,948	CHF 2.02
CHF 2.51 – 3.00	76,937	2.12	CHF 2.65	21,873	CHF 2.67
CHF 3.01 – 3.31	110,500	3.22	CHF 3.17	65,125	CHF 3.08

Outstanding at end of year	4,446,652	2.53	CHF 1.78	3,160,463	CHF 1.74

Stock based compensation expense is included in the Consolidated Statements of Operations as follows:

	Year ended 31 December
(in USD)	2005	2004	2003
Cost of sales	42,089	7,663	113,497
Research and development	33,984	10,984	1,665,810
Marketing and selling	74,974	24,440	180,509
General and administrative	260,412	640,890	1,175,714

	411,459	683,977	3,135,530

21.3.5.11	Accrued liabilities
Components of accrued liabilities that exceed 5% of total current liabilities are as follows:

	As of 31 December
(in USD)	2005	2004	2003
Accrued salary and benefits	1,988,208	2,129,086	1,995,371
Accrued claims	2,369,234	2,453,670	1,165,134
Accrued commissions	569,559	373,982	—
Other	1,753,988	3,512,044	4,131,628

	6,680,989	8,468,782	7,292,133

21.3.5.12	Interest-bearing loans and borrowings and capital lease obligations
Interest-bearing loans and borrowings consist of the following:

	As of 31 December
(in USD)	2005	2004	2003
Mortgage facility	—	5,780,399	5,200,171
Capital lease obligations	—	39,877	667,923
Structured debt payments	3,000,000	4,000,000	5,000,000
Promissory note	59,252	84,222	92,672

	3,059,252	9,904,498	10,960,766

Less current maturities	(1,015,471)	(6,836,776)	(6,845,285)

Long term portion	2,043,781	3,067,722	4,115,481

Maturities of long term debt at 31 December 2005 are as follows for the years ending 31 December:

(in USD)
2006	1,015,471
2007	1,016,596
2008	1,017,803
2009	9,382

3,059,252

Mortgage facility
Upon the sale of the Company’s tissue engineering facility in Heerlen, the Netherlands, during 2005, the Company repaid the mortgage facility it had obtained for the construction of the facility. Interest on the outstanding mortgage balance was based on the 1-month Euribor tariff plus 125 basis points (average interest rate for 2005, 2004 and 2003 were 3.36%, 3.33% and 3.64%, respectively). Based on the Company’s decision to cease construction of the tissue engineering facility, the full amount of the mortgage facility became due upon the demand of the issuer. Accordingly, the outstanding balance of the mortgage facility at 31 December 2004 of USD 5,780,399 (EUR 4,270,385) was included in current liabilities.
Capital lease obligations
The Company leased a portion of its fixed assets, notably furniture and fixtures and computer and lab equipment. These leases were fully paid in 2005.

Structured debt payments
With the 27 October 2003 acquisition of GenSci OrthoBiologics, the Company assumed scheduled debts as per the GenSci Chapter 11 Plan of Reorganization. As of 31 December 2005 the remaining balance of these debts recorded as liabilities was USD 3,000,000, which is backed by a letter of credit of USD 3,250,000 that is in turn backed by restricted cash of USD 3,250,000. Principal and interest are due annually through 2008. This debt bears interest at the U.S. Federal Judgment Rate up to a maximum rate of 3.0% (average interest rate for 2005, 2004 and 2003 were 3.0%, 2.0% and 1.3%, respectively).
Promissory note
The long-term borrowing is payable at an interest rate of 7.5% and matures in 2009.
21.3.5.13 Income taxes
The provision (benefit) for taxes based on income (loss) from continuing operations was nil as of 31 December 2005, 2004 and 2003.
The provision (benefit) for taxes based on income (loss) from continuing operations differs from the amount obtained by applying the statutory tax rate as follows:

	Year ended 31 December
(in USD)	2005	2004	2003
Income tax provision (benefit) at statutory rate	318,000	(13,031,000)	(12,781,000)
Increase (decrease) in taxes resulting from:
Income tax credits	(39,000)	(137,000)	(13,000)
Permanent items	274,000	20,000	146,000
In-process research & development	—	—	280,000
Increase (decrease) in valuation allowance	(553,000)	13,148,000	12,368,000

	—	—	—

Deferred tax assets and liabilities determined in accordance with FASB No. 109, Accounting for Income Taxes, reflect the impact of temporary differences between amounts of assets and liabilities for tax and financial reporting purposes. The laws measure such amounts and the expected future tax consequences of net operating loss carry forwards. Temporary differences and net operating loss carry forwards, which give rise to deferred tax assets and liabilities recognized in the balance sheet, are as follows:

	As of 31 December
(in USD)	2005	2004	2003
Deferred tax assets:
Foreign net operating loss carry forwards	39,161,000	48,701,000	44,332,000
Federal and state net operating loss carry forwards	10,935,000	9,226,000	6,600,000

	As of 31 December
(in USD)	2005	2004	2003
Accrued settlement costs	1,201,000	1,601,000	2,159,000
Accruals not currently deductible for tax purposes and other	4,394,000	2,448,000	1,780,000
Tax credit carry forwards	685,000	877,000	661,000
Stock compensation	186,000	—	—
Fixed and other intangible assets	—	21,000	—
Valuation allowance	(49,224,000)	(56,016,000)	(44,697,000)

Total deferred tax assets	7,338,000	6,858,000	10,835,000

Deferred tax liabilities:
Purchased intangibles	5,244,000	6,251,000	8,580,000
Foreign accruals and other	2,068,000	607,000	2,046,000
Fixed and other intangible assets	26,000	—	209,000

Total deferred tax liabilities	7,338,000	6,858,000	10,835,000

Net deferred tax assets	—	—	—

In assessing the realizability of deferred tax assets, management considers whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carryback years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. During the years ended 31 December 2005 and 2004, due to uncertainties surrounding the realization of the cumulative federal and state net operating losses sustained during 2005 and 2004, the Company has recorded a valuation allowance against all of the net deferred tax assets.
At 31 December 2005, the Company has foreign, federal and state net operating loss carry forwards totaling approximately USD 147,000,000, USD 29,700,000 and USD 13,000,000, respectively. Foreign net operating loss carry forwards begin to expire in 2006, federal net operating loss carry forwards begin to expire in 2009, while state net operating loss carry forwards begin to expire in 2006. Approximately USD 81.9 million of the foreign net operating loss carry forwards are related to the Company’s operations in the Netherlands. A portion of the net operating loss carry forwards in the Netherlands may be limited due to the merger with the IsoTis N.V. during 2002.
The Company has not provided for any deferred income taxes or any applicable withholding taxes related to its foreign subsidiaries. The Company has determined that the earnings (if any) will be indefinitely reinvested.

Approximately USD 700,000 of the net deferred tax assets relate to the Company’s acquisition of GenSci OrthoBiologics (see paragraph 21.3.5.3 (‘Business Combination’). For financial reporting purposes, a valuation has been recorded to offset the deferred tax assets. When realized, the tax benefit related to the acquired deferred tax assets will be applied to reduce goodwill related to the acquisition of GenSci OrthoBiologics. The Company has realized approximately USD 100,000 of tax deductions related to employee stock option exercises. The stock options exercised were issued in connection with the acquisition of GenSci OrthoBiologics. When realized, the tax benefit related to the employee stock option exercises will be applied to reduce goodwill related to the acquisition of GenSci Orthobiologics.
At 31 December 2005, the Company has federal and state income tax credit carry forwards of approximately USD 816,000, which begin to expire in 2006.
The Company did not pay any income taxes during 2005, 2004 and 2003.
Due to the “change of ownership” provision of the Tax Reform Act of 1986, utilization of the Company’s federal and state net operating loss and credit carry forwards are subject to an annual limitation against taxable income in future periods. The Company has had two “change of ownership” events that limit the utilization of net operating loss and credit carry forwards. The ownership changes occurred on 16 January 1997 and 27 October 2003. The annual net operating loss limitations are USD 1,082,000 and USD 1,765,000, respectively. Any subsequent “change of ownership” events could further limit the utilization of net operating loss and credit carry forwards. Additional limitations may result in a portion of these carry forwards expiring before ultimately becoming available to reduce future income tax liabilities.
The Company operates within multiple taxing jurisdictions and is subject to income tax, VAT and other audits in these jurisdictions. These audits can involve complex issues that may require an extended period of time to resolve and can potentially result in tax payments.
In 1996, when the Company was established in Switzerland, the Swiss authorities granted an exemption for 10 years from all Cantonal and Communal taxes. The exemption covered the activities of a company in its start-up phase. The ruling expired at the end of 2005. The Company is currently negotiating a new exemption to cover its present and planned activities.
United States and foreign earnings (losses) from continuing operations before income taxes are as follows:

	Year ended 31 December
(in USD)	2005	2004	2003
United States	(10,556,733)	(15,816,337)	(4,426,000)
Foreign	11,465,665	(21,415,713)	(32,091,640)

	908,932	(37,232,050)	(36,517,640)

21.3.5.14	Restructuring
2004 Restructuring
In 2004, the Company announced a plan to shutdown most of its Bilthoven operations, excluding limited production of its products. As a result, the Company recorded USD 1,664,882 in restructuring costs related to employee severance costs. These costs are included in research and development, marketing and sales and general & administrative in the Consolidated Statement of Operations based on the function of the individual employees involved. As of 31 December 2004, USD 1,100,299 of the severance costs has been paid. As of 31 December 2005, the severance costs have been fully paid.
2003 Restructuring
In the context of defining the strategy for the combination of IsoTis and GenSci OrthoBiologics, the Board approved plans to exclusively focus on products with “medical device” regulatory characteristics and to no longer pursue cell-based product development. As a result of the plan, the Company recognized a charge of USD 563,169 in 2003 relating to the termination of 19 employees in The Netherlands. These costs are included in research and development, marketing and sales and general & administrative in the Consolidated Statement of Operations based on the function of the individual employees involved. The Company accounted for these costs in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. As of 31 December 2004, the severance costs have been fully paid.
21.3.5.15 Geographic information
The Company operates in one reportable segment. The Company currently has geographical locations in Switzerland, the Netherlands, and the United States. Product sales by geographic location are as follows:

	Year ended 31 December
(in USD)	2005	2004	2003
The Netherlands	6,027,287	4,687,800	2,132,702
Switzerland	3,777	134,672	140,917
United States	26,032,397	20,446,157	3,579,013

	32,063,461	25,268,629	5,852,632

Long-lived assets by geographic location are as follows:

	As of 31 December
(in USD)	2005	2004	2003
The Netherlands	510,610	2,480,606	4,464,132
Switzerland	107,702	163,980	1,242,632
United States	14,326,218	16,862,186	22,541,572

	14,944,530	19,506,772	28,248,336

21.3.5.16	Commitments and contingencies
Government Grant
In 2000, the Company received a grant for the development of certain biomedical technology. The grant reimbursed the Company for allowable expenses up to a maximum amount of USD 2,776,467 (EUR 2,204,237) and expired on 31 December 2002. During 2003, the Company commercialized products as defined by the agreement, as a result, all or a portion of grant proceeds will become repayable at an interest rate of 5.7%. Grant repayments are payable based on a royalty of 4% of net sales from related products and services, commencing as of 1 January 2003 and continuing through 2012 or earlier, based on the amount of royalties paid. After 2012, no additional royalty payments are due. The Company is in negotiation regarding a possible increase in the royalty rate which would be applied to all previous and future sales of the commercialized products as defined by the agreement. As of 31 December 2005, the Company has recorded a liability based on its best estimate of the outcome of this negotiation. If future royalty payments are not adequate to repay the grant, the Company has no future obligation to pay the remaining balance. Due to the early stage of the commercialized products, the projection of future royalty payments is not determinable at 31 December 2005.
Purchase commitments
On 25 March 2004, the Company entered into a purchase agreement with a supplier of synthetic calcium phosphate bone cement products for marketing and sale by IsoTis under private label. The agreement, which runs for 5 years, requires the Company to meet minimum purchase requirements during the first 3 years of the agreement. Failure to meet these requirements will result in penalties in accordance with the relevant conditions in the agreement. During the first year of the agreement, the Company met the requirements. However, during the second year of the agreement from March 2005 to March 2006, the Company failed to meet the necessary purchase requirements. According to current market projections, the Company considers it unlikely it will be able to meet the minimum purchase requirements for the third year of the agreement. Accordingly, the Company has accrued its estimated liability under this arrangement as of 31 December 2005. Any penalties are not expected to be significant to the ongoing operations of the Company.
Operating lease commitments
Future minimum rentals under non-cancelable operating leases are as follows at 31 December 2005:

(in USD)
2006	985,097
2007	699,590
2008	147,123
2009	2,141

1,833,951

The Company has certain obligations under an operating lease agreement to return the premises of its Bilthoven facility to its original state at the end of the lease period in March 2008. Management has prepared an analysis of the anticipated costs to remove various leasehold improvements, taking into consideration various scenarios, including the lessor’s ability to find a suitable tenant to lease the facility in its current state. Based on the Company’s analysis and subject to the estimation process involved in quantifying the future costs, the Company believes the likelihood is remote that any sum it may be required to pay in connection with the retirement obligations will have a material effect on the Company’s financial position, results of operations or cash flows.
Rent expense for the years ended 31 December 2005, 2004 and 2003 was USD 1,052,860, USD 1,414,041 and USD 1,337,080, respectively.
Restricted cash
The Company has bank guarantees for payment obligations held by the Company and other arrangements resulting in the restriction of cash totaling USD 4,434,063, USD 7,636,025 and USD 8,149,187 at 31 December 2005, 2004 and 2003, respectively.
Collaborative agreement
Certain ongoing longer-term internal research and development programs are being pursued under a four-year cooperation agreement between the Company and Twente University. For a fixed financial investment, the Company has the exclusive right to further inventions by the original scientific founders of the Company and a group of researchers including 15 scientists formerly employed by the Company who were transferred to Twente University during 2003. The Company has the following non-cancelable commitments which are recorded in relation to this research and development agreement as of 31 December 2005:

(in USD)
2006	1,260,257
2007	39,015

1,299,272

Option wage tax claim
The Company is addressing a claim by the Dutch tax authorities regarding the wage withholding tax consequences of the granting of employee options prior to the initial public offering of IsoTis N.V. on 6 October 2000. The tax authorities issued an additional wage withholding tax assessment in connection with these option grants. The initial claim has been reduced by the tax authorities and the Company has accrued for the potential liability, including interest and penalties. Court proceedings have commenced and remain ongoing.
AFM claim
The AFM in had imposed on ISOTIS SA and IsoTis N.V., a fine in the amount of USD 386,843 (EUR 326,715), as the result of an alleged violation of the obligation provided for in article 9v of the

Securities Transactions Supervision Decree 1995 during the merger between Modex Thérapeutiques S.A. and IsoTis N.V. in the second half of 2002. AFM has rejected a complaint in which the Company denies the alleged violation. AFM’s decision was upheld by the Administrative Court in Rotterdam, the Netherlands. We have filed an appeal with the High Administrative Court in The Hague (College van Beroep voor het bedrijfsleven), which is the court of highest instance to rule on this matter. The Company plans to vigorously defend itself in this matter, however a liability was deemed probable and management’s best estimate has been recorded.
Epidex claim
The Company acquired all the shares of a German company, Modex Therapeutics GmbH in an agreement with the two owners entered into on 7 November 2000. The share purchase agreement provided that, should more than a certain number of Epidex products be sold within a certain period, the purchase price would increase. The former owners have filed a claim for the additional purchase price. The Company disagrees with this claim, maintaining that the conditions for an increase in the purchase price have not been met. The Company plans to vigorously defend itself in this matter, however a liability was deemed probable and management’s best estimate has been recorded.
Contingencies
In the ordinary course of business, the Company is involved in various legal actions and claims. Although it is not possible to predict with certainty the outcome or costs of these matters, the Company believes the likelihood is remote that individually or in the aggregate any sum required to be paid in connection with liabilities recorded related to these matters will have a material adverse affect on its financial position, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm
The Board of Directors and stockholders of ISOTIS SA
We have audited the accompanying consolidated balance sheet of ISOTIS SA as of December 31, 2005, and the related consolidated statement of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISOTIS SA at December 31, 2005, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Irvine, California
March 21, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of ISOTIS SA
We have audited the accompanying consolidated balance sheets of ISOTIS SA as of 31 December 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended 31 December 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISOTIS SA at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young Ltd.
Geneva, Switzerland
April 15, 2005

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
ISOTIS SA
We have audited the accompanying consolidated balance sheet of IsoTis SA as at 31 December 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IsoTis SA at December 31, 2004 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.
The consolidated financial statements of ISOTIS SA as at December 31, 2003 and for the years ended December 31, 2003 and 2002 were reported on without qualification on February 14, 2004 by Ernst & Young Ltd., Geneva, Switzerland.

Toronto, Canada	/s/ Ernst & Young LLP
April 15, 2005	Chartered Accountants

22	FINANCIAL STATEMENTS OF THE OFFEROR
IsoTis, Inc. was incorporated on 3 November 2006. Therefore no financial statements exist and no dividends have been paid since its incorporation.
22.1	Opening balance sheet IsoTis, Inc.
BALANCE SHEET
3 November 2006
in U.S. Dollar

ASSET
Cash	1,000

SHAREHOLDERS’ EQUITY
Common Stock, USD 0.0001 par value; 100 shares
issued and outstanding on 3 November 2006	—
Additional paid in capital	1,000

22.1.1	Note to balance sheet of IsoTis, Inc. as of 3 November 2006
Formation of IsoTis, Inc.
Incorporated on 3 November 2006, under the laws of the State of Delaware, IsoTis, Inc. (IsoTis, Inc.) is a wholly owned subsidiary of ISOTIS SA (IsoTis), a public company incorporated under the laws of Switzerland. IsoTis, Inc. was created in order to purchase, via a securities exchange takeover bid, all of the issued and outstanding shares of common stock with a par value of CHF 1.00 of IsoTis (IsoTis Shares) in exchange for IsoTis, Inc. shares of common stock on a one for ten basis. Concurrently with the Exchange Offer, IsoTis, Inc. intends to exchange each outstanding option to acquire IsoTis Shares for a similar option to acquire IsoTis, Inc. shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer.
In November 2006, IsoTis initiated an internal reorganization to domicile in the United States of America. The reorganization is to be accomplished via a securities takeover bid by IsoTis’ wholly-owned Delaware subsidiary, IsoTis, Inc., as described above.
Upon completion of the contemplated transaction, IsoTis, Inc. will become the parent company of IsoTis, and via a substitutional listing, IsoTis, Inc. shares of common stock will be listed to trade on the NASDAQ Global Market and will cease to be listed or posted for trading on the Main Board of the SWX Swiss Exchange, the Official Market segment of Euronext Amsterdam N.V. and the Toronto Stock Exchange.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of IsoTis, Inc.
We have audited the accompanying balance sheet of IsoTis, Inc. as of November 3, 2006 (the date of incorporation). This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of IsoTis, Inc. at November 3, 2006, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Irvine, California
December 11, 2006

22.2 Consolidated pro forma balance sheet and statement of operations of IsoTis, Inc.
ISOTIS, INC.
CONSOLIDATED PRO FORMA BALANCE SHEET
As of 30 September 2006
(In USD)

			Pro forma
	IsoTis, Inc.	ISOTIS SA	adjustments	Pro forma
ASSETS
Current assets:

Cash and cash equivalents	—	16,909,442	—	16,909,442
Restricted cash	—	1,634,357	—	1,634,357
Trade receivables, net	—	7,548,822	—	7,548,822
Inventories	—	12,921,460	—	12,921,460
Unbilled receivables	—	74,069	—	74,069
Value added tax receivable	—	120,944	—	120,944
Prepaid expenses and other current assets	—	979,227	—	979,227

Total current assets	—	40,188,321	—	40,188,321

Non-current assets:
Restricted cash	—	1,500,000	—	1,500,000
Property, plant and equipment, net	—	3,420,410	—	3,420,410
Goodwill	—	16,383,069	—	16,383,069
Intangible assets, net	—	11,659,113	—	11,659,113

Total non-current assets	—	32,962,592	—	32,962,592

Total assets	—	73,150,913	—	73,150,913

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Trade payables	—	5,234,565	—	5,234,565
Accrued liabilities	—	7,727,924	—	7,727,924
Deferred revenue	—	1,342,797	—	1,342,797
Current portion of capital Lease obligations	—	—	—	—
Current portion of interest-bearing loans and borrowings	—	2,217,473	—	2,217,473

Total current liabilities	—	16,522,759	—	16,522,759
Non-current liabilities:
Interest-bearing loans and borrowings	—	2,083,692	—	2,083,692

ISOTIS, INC.
CONSOLIDATED PRO FORMA BALANCE SHEET
As of 30 September 2006
(In USD)

			Pro forma
	IsoTis, Inc.	ISOTIS SA	adjustments	Pro forma
Deferred revenue	—	5,132,910	—	5,132,910
Other long term liabilities	—	133,266	—	133,266

Total non-current liabilities	—	7,349,868	—	7,349,868

Common stock	—	50,716,173	—	50,716,173
Additional paid in capital	—	106,655,281	—	106,655,281
Accumulated other comprehensive income	—	17,631,722	—	17,631,722
Retained earnings	—	(125,724,890)	—	(125,724,890)

Total shareholders’ equity	—	49,278,286	—	49,278,286

Total liabilities and shareholders’ equity	—	73,150,913	—	73,150,913
The accompanying notes are an integral part of these consolidated pro forma financial statements.

ISOTIS, INC.
CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
For the nine months ending 30 September 2006
(In USD, except share data)

	IsoTis, Inc.	ISOTIS SA	Adjustments	Pro forma
Revenues	—	—	—	—
Product sales	—	30,729,113	—	30,729,113
Other revenue	—	35,816	—	35,816

Total revenues	—	30,764,929	—	30,764,929

Operating expenses
Costs of sales		11,304,813		11,304,813
Research and development	—	5,591,768	—	5,591,768
Marketing and selling	—	13,200,975	—	13,200,975
General and administrative	—	8,445,734	—	8,445,734

Total operating expenses	—	38,543,290	—	38,543,290

Loss from operations	—	(7,778,361)	—	(7,778,361)

Interest income	—	440,021	—	440,021
Interest expense	—	(132,219)	—	(132,219)
Foreign exchange loss	—	(4,568,038)	—	(4,568,038)
Other	—	142,100	—	142,100

Net loss before taxes	—	(11,896,497)	—	(11,896,497)
Provision for income taxes	—	—	—	—

Net loss	—	(11,896,497)	—	(11,896,497)

Basic and diluted net loss per share	—	(0.17)	—	(0.17)

Weighted average common shares outstanding:
Basic	—	70,918,356		70,918,356
Diluted	—	70,918,356		70,918,356
The accompanying notes are an integral part of these consolidated pro forma financial statements.

ISOTIS, INC.
CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
For the year ended 31 December 2005
(In USD)

	IsoTis, Inc.	ISOTIS SA	Adjustments	Pro forma
Revenues
Product sales	—	32,063,461	—	32,063,461
Other revenue	—	38,825	—	38,825

Total revenues	—	32,102,286	—	32,102,286

Operating expenses
Costs of sales	—	13,114,233	—	13,114,233
Research and development	—	6,330,136	—	6,330,136
Marketing and selling	—	13,140,497	—	13,140,497
General and administrative	—	9,424,863	—	9,424,863

Total operating expenses	—	42,009,729	—	42,009,729

Loss from operations	—	(9,907,443)	—	(9,907,443)

Interest income	—	546,021	—	546,021
Interest expense	—	(406,111)	—	(406,111)
Foreign exchange gain/(loss)	—	9,981,769	—	9,981,769
Other	—	694,696	—	694,696

Net income before taxes	—	908,932	—	908,932
Provision for income taxes	—	—	—	—

Net income	—	908,932	—	908,932

Basic and diluted net income per share	—	0.01	—	0.01

Weighted average common shares outstanding
Basic	—	70,464,330		70,464,330
Diluted	—	72,447,640		72,447,640
The accompanying notes are an integral part of these consolidated pro forma financial statements.

22.2.1	Notes to the pro forma consolidated financial statements
As of and for the nine month period ended 30 September 2006 and for the year ended 31 December 2005
(In USD, unless otherwise noted)
(Unaudited)
1.	Basis of Presentation
The accompanying pro forma consolidated balance sheet and pro forma consolidated statements of operations are of IsoTis, Inc., a corporation incorporated under the laws of the State of Delaware (IsoTis, Inc.). The statements give effect to the internal reorganization as described below.
The pro forma consolidated financial statements should be read in conjunction with the description of the reorganization transaction between IsoTis, Inc. and ISOTIS SA, a corporation incorporated under the laws of Switzerland (IsoTis), disclosed elsewhere in the Offering Memorandum.
The accompanying pro forma consolidated balance sheet has been prepared from information derived from the balance sheet of IsoTis as of 30 September 2006. The pro forma consolidated statements of operations for the nine months ended 30 September 2006 and for the year ended 31 December 2005 have been prepared from information derived from the statements of operations of IsoTis for the respective periods. The accounting policies used in the preparation of the pro forma consolidated financial statements are those disclosed in the audited consolidated financial statements of IsoTis prepared in accordance with United States (U.S.) generally accepted accounting principles. For purposes of the pro forma consolidated financial statements, the internal reorganization has been accounted for using a continuity of interests method of accounting.
There were no pro forma consolidated adjustments recorded in preparing the pro forma consolidated financial statements.
2.	Description of IsoTis, Inc.
IsoTis, Inc. is offering to purchase, via a securities exchange takeover bid, all of the issued and outstanding shares of common stock with a par value of CHF 1.00 of IsoTis (IsoTis Shares)’ in exchange for IsoTis Inc. shares of common stock on a one for ten basis. Concurrently with the Exchange Offer, IsoTis, Inc. intends to exchange each outstanding option to acquire IsoTis Shares for a similar option to acquire IsoTis, Inc. shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer.

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS
The Board of Directors and Shareholder of IsoTis, Inc.
We have read the accompanying unaudited pro forma balance sheet of IsoTis, Inc. (a corporation incorporated under the laws of the state of Delaware) (the “Company”) as of September 30, 2006 and unaudited pro forma statements of operations for the nine months then ended and for the year ended December 31, 2005, and have performed the following procedures:
1.	Compared the figures in the columns captioned ISOTIS SA (defined as IsoTis SA, a corporation incorporated under the laws of Switzerland) to the unaudited financial statements of IsoTis SA as of September 30, 2006 and for the nine months then ended and the audited financial statements of IsoTis SA for the year ended 31 December 2005, respectively, and found them to be in agreement.
2.	Made inquiries of certain officials of the Company who have responsibility for financial and accounting matters about:
a.	the basis for determination of the pro forma adjustments; and

b.	whether the pro forma financial statements comply as to form in all material respects with regulatory requirements.

The officials:

a.	described to us the basis for determination of the pro forma adjustments, and

b.	stated that the pro forma statements comply as to form in all material respects with regulatory requirements.
3.	Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.
4.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned IsoTis, Inc. (a corporation incorporated under the laws of the state of Delaware) and IsoTis SA (a corporation incorporated under the laws of Switzerland) as of September 30, 2006 and for the nine months then ended, and for the year ended December 31, 2005, and found the amounts in the column captioned “Pro forma” to be arithmetically correct.
A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is an expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.
/s/ Ernst & Young
Irvine, California
United States of America
December 11, 2006

23	ADVISERS TO THE OFFEROR AND ISOTIS
Legal advisers

U.S. counsel	Swiss counsel
Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 U.S.A.	Niederer, Kraft & Frey Bahnhofstrasse 13 CH-8001 Zurich Switzerland

Dutch counsel Loyens & Loeff N.V. Fred Roeskestraat 100 1076 ED Amsterdam The Netherlands	Canadian counsel Lang Michener LLP Royal Centre 1055 West Georgia Street, Suite 1300 Vancouver, B.C. V6E 4N7 Canada
Tax Advisers

Swiss counsel Niederer, Kraft & Frey Bahnhofstrasse 13 CH-8001 Zurich Switzerland	Dutch counsel Loyens & Loeff N.V. Fred Roeskestraat 100 1076 ED Amsterdam The Netherlands	Canadian counsel Lang Michener LLP Royal Centre 1055 West Georgia Street, Suite 1300 Vancouver, B.C. V6E 4N7 Canada
Accountant
Ernst & Young LLP
18111 Von Karman Avenue
Suite 1000
Irvine, CA 92612
U.S.A.
Exchange and Paying Agents

Swiss Exchange and Paying Agent	Dutch Exchange and Paying Agent	Canadian/U.S. Soliciting Dealer
Bank Sarasin & Co. Ltd Löwenstrasse 11 8022 Zurich Switzerland	ABN AMRO Bank N.V. Attn. ECM HQ 7006 Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands	RBC Capital Markets 277 Front Street West 5th Floor Toronto, Ontario M5V 2X4 Canada